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As filed with the Securities and Exchange Commission on August 12, 2004.

Registration No. 333-113226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 11
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Archipelago Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6200 (Primary Standard Industrial Classification Code Number)	36-4298373 (I.R.S. Employer Identification No.)

100 South Wacker Drive, Suite 1800
Chicago, IL 60606
(312) 960-1696

(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Kevin J.P. O'Hara, Esq.
Chief Administrative Officer,
General Counsel and Corporate Secretary
Archipelago Holdings, Inc.
100 South Wacker Drive, Suite 1800
Chicago, IL 60606
(312) 960-1696

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Evangelakos, Esq. Catherine M. Clarkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	John W. White, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated August 12, 2004.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

11,000,000 Shares

Archipelago Holdings, Inc.

Common Stock

        This is an initial public offering of shares of common stock of Archipelago Holdings, Inc.

        Archipelago is offering 5,500,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 5,500,000 shares, which include 4,199,452 shares being offered by certain underwriters or their affiliates. Archipelago will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be $11.50. The common stock has been approved for listing on the Pacific Exchange, Inc. for trading on the Archipelago Exchange, or ArcaEx®, under the symbol "AX," subject to official notice of issuance.

        See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Archipelago	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        To the extent that the underwriters sell more than 11,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,650,000 shares from Archipelago and the selling stockholders at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                          , 2004.

Goldman, Sachs & Co.	JPMorgan
Banc of America Securities LLC
Credit Suisse First Boston
Lehman Brothers
Merrill Lynch & Co.
Piper Jaffray

Prospectus dated                          , 2004.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors," and the consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.

Archipelago Holdings, Inc.

        We operate the Archipelago Exchange, or ArcaEx®, the first open all-electronic stock market in the United States. Through our alliance with the Pacific Exchange, Inc., or PCX, we operate ArcaEx as the exclusive equities trading facility of PCX Equities, Inc., a wholly owned subsidiary of the Pacific Exchange. Through ArcaEx, our customers can trade over 8,000 equity securities, including securities listed on the NYSE, Nasdaq, AMEX and PCX. During 2003, our customers executed 295.1 million transactions in U.S. equity securities through ArcaEx, and we handled 24.6% of the total trading volume in Nasdaq-listed securities. For the six months ended June 30, 2004, our customers executed 200.8 million transactions in U.S. equity securities through ArcaEx, and we handled 25.6% of the total trading volume in Nasdaq-listed securities.

        We believe that we have promoted significant change and market innovation in the securities trading industry in recent years. We were the first to link traders to multiple U.S. market centers without market intermediaries. We accomplished this by developing an "outbound" routing capability that directs customers' orders to other market centers that display a better price than our trading system. We refer to this process as our "best execution" model. By bringing together buy orders and sell orders in this manner, we were able to increase the liquidity of our trading platform—i.e., the number and range of buy orders and sell orders available to our customers. We have also introduced trading platforms and services designed to enhance the speed and quality of trade execution for our customers. Our trading platforms provide our customers with fast electronic execution and open, direct and anonymous market access. In addition to our core execution services, we provide customers with market data on a real-time and on a summary basis and, through our alliance with PCX, we offer companies and index providers that list on PCX a trading venue for their equity securities, exchange-traded funds and other structured products. We are committed to expanding and enhancing our suite of product and service offerings for both trading clientele and listed companies. Our revenues consist predominantly of transaction fees and market data fees generated by securities transactions executed on or through our trading platforms, which together represented 99.9% of our total revenues for the year ended December 31, 2003 and the six months ended June 30, 2004. We generated $458.3 million in total revenues for the year ended December 31, 2003 and $275.5 million in total revenues for the six months ended June 30, 2004.

        Trading Platforms and Services.    ArcaEx's electronic trading system enables buyers and sellers to meet directly in an electronic environment. Unlike the NYSE, Nasdaq and other market centers that require market intermediaries to link buyers and sellers, ArcaEx is designed to search across multiple market centers, including the NYSE and other exchanges, Nasdaq and electronic communications networks, or ECNs, to achieve best execution for each order. The rules governing trading on ArcaEx require automatic execution of orders, without discretion, in accordance with the principles of openness, fairness and equal access. The technological capabilities of our trading systems, together with our trading rules, have allowed us to create a large pool of liquidity available to our customers internally on ArcaEx or externally through other market centers.

        During 2003, our customers executed 295.1 million transactions in U.S. equity securities through ArcaEx; 80.6% of the volume represented by these transactions was executed within our internal liquidity pool—i.e., the matching buy and sell orders were posted on ArcaEx—without routing to other market centers. We refer to these customer orders as "customer orders matched internally," and to customer orders that we route to other market centers as "customer orders routed out." During 2003, we handled 24.6% of total trading volume in Nasdaq-listed securities (of which 16.8% was matched internally and 7.8% was routed to other market centers). During the six months ended June 30, 2004, we handled 25.6% of total trading volume in Nasdaq-listed securities (of which 19.3% was matched internally and 6.3% was routed to other market centers). We refer to the Nasdaq-listed shares handled on our trading platforms that are executed within our internal liquidity pool as "handled shares matched internally" and to shares handled on our trading platforms that are executed by routing to other market centers as "handled shares routed out."

        Our transaction volumes in 2003 represented approximately 104.3 billion shares of Nasdaq-listed securities, 4.9 billion shares of NYSE-listed securities and 7.6 billion shares of AMEX-listed securities. For a discussion of the method by which we calculate our market share, our trading volumes and selected operating measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Statistical Information."

        Market Data Products.    Through the Pacific Exchange, we participate in the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities. We receive market data fees, based on the level of trading activity on ArcaEx, for providing data to centralized aggregators that in turn sell the data to third-party consumers such as Thomson Financial Inc. and Bloomberg, L.P. We also offer customers informational and decision-making tools. In the spring of 2004 we launched a new product on a pilot basis, known as ArcaVisionSM, in response to demand for detailed and analytic market trading information. For the year ended December 31, 2003 and the six months ended June 30, 2004, we derived $29.5 million and $24.2 million, respectively, in revenues from market data fees.

        Agency Brokerage Services.    Through our wholly-owned subsidiary, Wave Securities, L.L.C., we also offer agency brokerage services to institutional customers seeking to access ArcaEx and other U.S. market centers electronically. Typically, these institutional customers are not registered as broker-dealers and therefore may not access ArcaEx or other market centers directly. Wave also provides access to ArcaEx for broker-dealers that may be seeking to maintain anonymity of their trades. For the year ended December 31, 2003 and the six months ended June 30, 2004, we generated $49.1 million and $28.2 million, respectively, in revenues from our agency brokerage business operations.

Our Competitive Strengths

        We believe that the competitive strengths set forth below provide us with opportunities for continued growth and increased revenues.

  Exchange Facility & Market Structure

        As the operator of ArcaEx, the first open all-electronic stock market in the United States, we believe we have business flexibility and the opportunity to increase our revenues. We believe these advantages, together with our efficient regulatory structure, will enable us to improve our competitive position. For example:

  •
  Although our operations are regulated by the Pacific Exchange, we do not control, and we are not controlled by, the Pacific Exchange. We believe that this regulatory structure reduces the potential for conflicts of interest between ArcaEx and our customers.

  •
  ArcaEx operates largely without market intermediaries such as specialists on the NYSE or market makers on Nasdaq whom customers are forced to rely on, and may compete with, for trade execution. We believe that this lack of conflicting interests allows us to respond more quickly and efficiently to changes in the marketplace.

  •
  Our status as the operator of a facility of PCX Equities allows us to generate revenues from two additional sources, market data fees and listing fees, which we were ineligible to earn as an ECN. Our operation of ArcaEx has also allowed us to reduce our costs since clearing charges are not incurred for trades matched internally on ArcaEx. Accordingly, we believe our right to operate ArcaEx as the exclusive equities trading facility of PCX Equities allows us to compete more effectively with Nasdaq, the NYSE and ECNs.

  Trading Technology Platform

        Our technologically-advanced trading platform offers:

  •
  functionality—our systems have been designed to offer our customers increased functionality through features such as our outbound routing capability;

  •
  performance—our systems provide fast electronic execution and are designed with substantial surplus capacity—we currently execute approximately two million trades per day and have capacity to execute up to six million trades per day, which we believe we can quickly increase to accommodate a maximum capacity of up to ten million trades per day; and

  •
  reliability—we believe our systems satisfy core requirements consistently with minimal disruption.

        We believe our technology has been and will continue to be a major factor in the development and growth of our business.

  Management Team with Track Record of Success and Innovation

        Led by Gerald D. Putnam, our Chairman and Chief Executive Officer, we have a strong and dedicated management team with significant experience in the securities trading industry and technology sector. These individuals have worked together closely since we partnered with PCX to create ArcaEx in 2000. We believe that through their leadership we have successfully recognized and responded to market opportunities and adapted to numerous changes in our operating and regulatory environment, while continuing to grow our business. We believe we have demonstrated our ability to innovate and execute successfully our business objectives.

        For information related to litigation and regulatory proceedings involving Mr. Putnam and a dispute over the termination of his prior employment, see "Business—Legal Proceedings—Matters Relating to Mr. Putnam."

  Customer Focus

        We are committed to building strong relationships with our customers, and believe we have been successful in doing so through:

  •
  bringing to market new products and services that serve our customers' trading objectives;

  •
  developing a highly trained and experienced sales team that is responsive to our customers' trading needs; and

  •
  investing resources to establish connectivity between our trading platforms and the desktops and trading systems of our customers, enabling them to do business with us more easily.

        We believe that the strong relationships we have forged with our customers, together with this connectivity, make ArcaEx the preferred trading platform of many of our customers.

        Although we believe that our competitive strengths distinguish us from other market centers and trading platforms in the securities trading industry, we operate in a highly competitive business environment. We compete with a number of entities on several different bases, including the cost, quality and speed of our trade execution, the functionality and ease of use of our trading platforms, the range of our products and services, our technological innovation and adaptation and our reputation. In addition, we operate in a highly regulated industry and changes to those regulations or to interpretations of those regulations could impede our business.

Our Growth Strategy

        We are committed to becoming the leading destination for equity securities trading in the United States. We seek to use our status as the operator of ArcaEx and our technology platform to take advantage of growth opportunities in the securities trading industry resulting from evolving regulatory, market and technology conditions. The principal elements of our strategy include the following:

  •
  Sustain and grow market share in our key markets.

  •
  Diversify and grow revenues by expanding our business.

  •
  Selectively pursue strategic alliances and acquisitions to enhance our business.

Recent Developments

        In November 2003, GAP Archa Holdings, Inc., an investment entity affiliated with General Atlantic Partners, LLC, agreed to make a $125 million equity investment in Archipelago, consisting of a $50 million purchase of preferred membership interests in Archipelago and a $75 million purchase of membership interests from our then-current investors, including an $8.9 million interest in our company from GSP, LLC, an entity controlled by Gerald D. Putnam, our Chairman and Chief Executive Officer, and a $13.4 million interest in our company from affiliates of Goldman, Sachs & Co. In addition, the following investors, either directly or through affiliates, sold interests in our company to GAP Archa Holdings: the Pacific Exchange, our regulator, sold $3.0 million in interests; Virago Enterprises, L.L.C., an entity controlled by Stuart and MarrGwen Townsend, two of our co-founders, sold $8.9 million in interests; Charles Schwab & Co., Inc. sold $17.3 million in interests; E*TRADE Group, Inc. sold $12.5 million in interests; Banc of America Securities LLC sold $1.6 million in interests; and Terra Nova Trading, L.L.C., a broker-dealer in which Mr. Putnam and his wife have an indirect 40% ownership interest and Stuart and MarrGwen Townsend have an additional indirect 40% ownership interest, sold $1.2 million in interests. As a result of this investment, GAP Archa Holdings acquired in the aggregate a 23.4% equity interest in Archipelago. See "Business—Evolution of Archipelago: From Leading ECN to Facility of PCX Equities." Under the terms of Archipelago's limited liability company agreement, we are required to issue additional shares to affiliates of GAP Archa Holdings (collectively "GAP") if the initial public offering price per share is $11.50 in this offering. At an assumed initial public offering price per share of $11.50, we would be required to issue 717,349 additional shares to GAP upon the consummation of this offering. In addition, GAP, which holds a 23.4% equity interest in our company prior to the offering, has advised the underwriters that it is considering acquiring shares from the underwriters in this offering. If GAP places an order for shares, the underwriters expect to sell up to 500,000 shares to GAP in this offering. If GAP purchases 500,000 shares in this offering, and giving effect to our obligation to issue to GAP 717,349 additional shares assuming an initial public offering price per share of $11.50, GAP will hold 22.8% of our outstanding shares after completion of this offering. See "Underwriting."

General

        Our business was founded in December 1996. In 1997, we began trading operations on the Archipelago® Electronic Communications Network, or the Archipelago® ECN, the precursor to ArcaEx, which we operated until April 2003 (together with ArcaEx, the "Archipelago system"). Since our formation, our business has grown substantially and we have received equity investments from a number of investors in the institutional and retail financial services sectors, including investments (either directly or through affiliates) from Goldman, Sachs & Co. and J.P. Morgan Securities Inc., the lead underwriters for this offering. We also received investments from Merrill Lynch & Co., Inc., an underwriter for this offering. Through our merger with REDIBook ECN LLC, a competing ECN operated by Spear, Leeds & Kellogg, L.P. (a subsidiary of The Goldman Sachs Group, Inc.), we expanded our investor base to include additional investors from the financial services sector. Of these investors, Spear, Leeds & Kellogg, Fleet Securities, Inc., Credit Suisse First Boston, Lehman Brothers Inc. and Bank of America Corporation are underwriters or affiliates of underwriters for this offering. Prior to this offering, the underwriters named in this prospectus in the aggregate owned, directly or through affiliates, a 41.9% equity interest in our company and following this offering in the aggregate will own, directly or through affiliates, approximately 27.0% of our common stock. See "Principal and Selling Stockholders."

        The conduct rules of the National Association of Securities Dealers require that the initial public offering price for our common stock be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Piper Jaffray & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

        We expect that five named underwriters in this offering (either directly or through their affiliates) will be selling stockholders in this offering. These institutions, and the respective number of shares and corresponding percentage interest in our company they will sell, include: 2,284,563 shares (5.7%) by affiliates of Goldman, Sachs & Co.; 411,941 shares (1.0%) by J.P. Morgan Securities Inc. and one of its affiliates; 561,331 shares (1.4%) by Merrill Lynch L.P. Holdings, Inc.; 870,801 shares (2.2%) by Credit Suisse First Boston Next Fund, Inc.; and 70,817 shares (0.2%) by affiliates of Banc of America Securities LLC.

        Our principal executive offices are located at 100 South Wacker Drive, Suite 1800, Chicago, Illinois 60606. The telephone number for our principal executive offices is 312-960-1696. Our Internet address is www.archipelago.com. This Internet address is provided for informational purposes only. The information at this Internet address is not a part of this prospectus.

Our Reorganization

        On August 11, 2004, we converted our company from a Delaware limited liability company (Archipelago Holdings, L.L.C.) to a Delaware corporation (Archipelago Holdings, Inc.). As a result of the completion of the conversion and related transactions, all limited liability company interests of Archipelago Holdings, L.L.C. held by our members were converted into common stock of Archipelago Holdings, Inc. As approved by our board of managers on July 16, 2004, we made a cash distribution to our members immediately prior to the incorporation transactions. In accordance with the terms of the limited liability company agreement of Archipelago Holdings, L.L.C., the cash distribution provided funds to our members to permit them to pay the taxes that the members will owe for their share of Archipelago's profits in 2004 as a limited liability company through the date of the incorporation transactions, calculated primarily based on the highest federal and state income tax rate applicable for tax withholding purposes to an individual. The cash distribution was approximately $24.6 million. See "Certain Relationships and Related Transactions—Incorporation Transactions."

Risk Factors

        We face risks in operating our business, including risks that may prevent us from achieving our growth strategy. You should consider these risks before investing in our company. For a discussion of the significant risks associated with operating our business or with investing in our common stock, you should read the section entitled "Risk Factors" beginning on page 10 of this prospectus.

The Offering

Common stock offered by Archipelago	5,500,000 shares
Common stock offered by the selling stockholders	5,500,000 shares(1)(2)
Total common stock offered	11,000,000 shares(1)(2)
Shares outstanding as adjusted for the offering:
Shares issued in the incorporation transactions	39,901,322 shares
Shares offered by Archipelago	5,500,000 shares
Shares outstanding as adjusted for the offering	46,310,865 shares (1)(3)(4)(5)
Use of proceeds
We will receive net proceeds from our sale of common stock in the offering of approximately $53.0 million. We intend to use the net proceeds for general corporate purposes, including to provide additional funds for our operations and to expand and diversify our product and service offerings. Pending specific application, we expect to use the net proceeds to purchase short-term marketable securities. See "Use of Proceeds."
We will not receive any of the proceeds from sales of common stock by the selling stockholders in the offering.
Dividends
The holders of our common stock will share proportionately on a per share basis in all dividends and other distributions declared by our board of directors. We currently do not intend to pay any dividends. See "Dividend Policy."
Voting rights	The holders of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders.
Pacific Exchange symbol for trading on ArcaEx	"AX"
Certain relationships and related transactions	Please read "Certain Relationships and Related Transactions" for a discussion of business relationships between us and related parties, including the underwriters.
Risk factors	Please read "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)
Does not include 1,650,000 shares of common stock that may be sold by us and the selling stockholders if the underwriters choose to exercise in full their option to purchase additional shares. See "Underwriting." Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters' option to purchase additional shares is not exercised.

(2)
Of these shares, 4,199,452 shares of common stock will be offered by underwriters in this offering or their affiliates. See "Principal and Selling Stockholders."

(3)
Includes 717,349 shares of common stock we will issue to GAP upon completion of this offering in accordance with the terms of Archipelago's limited liability company agreement based on an assumed initial public offering price per share of $11.50. Unless otherwise indicated, the information contained in this prospectus assumes that we will issue 717,349 shares of common stock to GAP upon completion of the offering. See "Business—Evolution of Archipelago: From Leading ECN to Facility of PCX Equities."

(4)
Does not include 4,634,912 shares of common stock reserved for issuance under our 2000 Long-Term Incentive Plan, 2003 Long-Term Incentive Plan, 2004 Stock Incentive Plan and Employee Stock Purchase Plan, under which options to purchase or rights to acquire approximately 2.0 million shares of common stock will be outstanding upon consummation of this offering. See "Management—Board of Directors—Benefit Plans."

(5)
Includes approximately 192,194 shares of common stock we will issue upon completion of this offering in accordance with the terms of Archipelago's limited liability company agreement. These shares will be issued to members of Archipelago Holdings, L.L.C. that became members in connection with the REDIBook merger or through the acquisition of limited liability company interests from such a member.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

        The following summary consolidated financial and operating data should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations." On August 11, 2004, we converted from a Delaware limited liability company (Archipelago Holdings, L.L.C.) to a Delaware corporation (Archipelago Holdings, Inc.). See "Certain Relationships and Related Transactions—Incorporation Transactions." Except as otherwise described below, the summary consolidated financial and operating data relate to Archipelago Holdings, L.L.C. and its consolidated subsidiaries. The financial information as of and for the years ended December 31, 2001, 2002 and 2003 set forth below was derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus, except for pro forma data. The financial information as of and for the years ended December 31, 1999 and 2000 set forth below was derived from our audited consolidated financial statements that are not included in this prospectus, except for pro forma data. The financial information for the six months ended June 30, 2003 and as of and for the six months ended June 30, 2004 set forth below was derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus, except for pro forma data. The historical financial and operating information may not be indicative of our future performance.

	For the year ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(1)	2003(1)	2003 (unaudited)	2004 (unaudited)
	(in thousands, except per share data)
Results of Operations
Revenues(2):
Transaction fees	$30,415	$80,598	$172,253	$355,618	$428,427	$191,239	$251,078
Market data fees(3)	—	—	—	1,483	29,461	8,466	24,172
Listing fees(4)	—	—	—	310	450	383	205

	30,415	80,598	172,253	357,411	458,338	200,088	275,455
Equity entitlements(5)	—	(20,514)	(17,022)	—	—	—	—

Total revenues	30,415	60,084	155,231	357,411	458,338	200,088	275,455

Cost of revenues(2):
Liquidity payments(6)	—	—	—	45,784	152,834	61,439	101,456
Routing charges	10,869	21,840	63,914	151,473	115,050	61,770	48,512
Clearance, brokerage and other transaction expenses	10,896	20,564	29,094	90,273	65,717	36,941	23,425

Total cost of revenues	21,764	42,404	93,008	287,530	333,601	160,150	173,393

Gross margin	8,651	17,680	62,223	69,881	124,737	39,938	102,062

Indirect expenses(2):
Employee compensation and benefits	3,504	13,202	21,678	24,320	39,986	19,233	21,164
Depreciation and amortization	196	2,462	10,115	17,681	30,529	9,544	16,252
Communications	3,366	11,128	26,838	23,695	20,687	11,558	9,159
Marketing and promotion	717	18,627	24,455	19,078	8,268	3,130	4,482
Legal and professional	4,368	8,529	6,450	7,511	8,610	5,433	5,876
Occupancy	258	1,146	2,003	2,704	4,156	2,108	1,986
General and administrative	715	2,848	8,107	9,216	11,668	6,179	4,555

Total indirect expenses	13,125	57,942	99,645	104,205	123,904	57,185	63,474

Net operating income/(loss)(7)	(4,474)	(40,262)	(37,422)	(34,324)	833	(17,247)	38,588

Interest and other(8)	10,151	8,466	3,269	1,386	940	119	712
Unrealized gain/(loss) on investment owned	11,406	(7,397)	(3,865)	(2,702)	—	—	—

Net income/(loss)(7)	17,083	(39,193)	(38,018)	(35,640)	1,773	(17,128)	39,300
Unaudited pro forma income tax provision (benefit)(9)	6,833	(15,677)	(15,207)	(14,256)	709	(6,851)	15,720

Unaudited pro forma net income (loss)(9)	$10,250	$(23,516)	$(22,811)	$(21,384)	$1,064	$(10,277)	$23,580

Unaudited pro forma earnings (loss) per share—basic(10)	$1.04	$(1.54)	$(1.41)	$(0.68)	$0.03	$(0.28)	$0.65
Unaudited pro forma earnings (loss) per share—diluted(10)	$1.04	$(1.54)	$(1.41)	$(0.68)	$0.03	$(0.28)	$0.58
Unaudited pro forma weighted average shares—basic	9,859,350	15,270,654	16,197,738	31,221,794	36,169,443	36,169,443	36,169,443
Unaudited pro forma weighted average shares—diluted	9,859,350	15,270,654	16,197,738	31,221,794	36,979,728	36,169,443	40,942,626

						For the six months ended June 30,
	For the year ended December 31,
						2004 (unaudited)
	1999	2000	2001	2002(1)	2003(1)
	(in thousands, except per share data)
Balance Sheet (at end of period):
Cash and cash equivalents(11)	$170,934	$99,102	$54,752	$48,964	$111,815	$166,796
Receivables from brokers, dealers and customers(12)	3,559	10,081	20,842	25,662	38,666	41,820
Receivables from Members and affiliates(12)(13)	3,221	4,358	10,092	18,595	38,548	34,370
Total assets	194,729	238,597	234,355	376,419	465,892	525,436
Members' equity(13)	$188,430	$216,754	$195,758	$302,822	$303,293	$342,669
	For the year ended December 31,			For the six months ended June 30
	2001	2002(1)	2003(1)	2003	2004
Statistical Data(14)
Our total U.S. market volume (millions of shares)	29,966	81,587	116,800	51,032	71,345
Our share of total U.S. market volume(15)	3.48%	8.86%	12.61%	11.27%	14.02%
Our total volume of Nasdaq-listed securities (millions of shares)	27,356	74,781	104,312	45,688	59,866
Our share of total volume of Nasdaq-listed securities	5.89%	17.24%	24.57%	22.70%	25.58%
% of handled shares matched internally	2.42%	10.37%	16.78%	14.17%	19.28%
% of handled shares routed out	3.47%	6.87%	7.79%	8.53%	6.30%
Our volume in NYSE-listed securities (millions of shares)	2,040	4,146	4,904	2,480	3,703
Our share of total volume of NYSE-listed securities(15)	0.56%	0.94%	1.12%	1.11%	1.57%
Our total volume of AMEX-listed securities (millions of shares)	570	2,659	7,585	2,864	7,775
Our share of total volume of AMEX-listed securities(15)	1.80%	5.53%	12.18%	10.05%	19.86%
Our ETF volume (millions of shares)	535	2,543	6,349	2,411	6,829
% of customer order volume matched internally	48.7%	65.9%	80.6%	75.9%	85.9%
% of customer order volume routed out	51.3%	34.1%	19.4%	24.1%	14.1%

(1)
In March 2002, we completed a merger with REDIBook ECN LLC, a competing ECN, as a result of which we significantly increased our trading volumes in Nasdaq-listed securities.

(2)
We engage in a significant amount of business with related parties in the ordinary course of our business. For a presentation of our operating results attributable to related party transactions for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, see "Consolidated Statements of Operations" and accompanying notes.

(3)
Following the launch of ArcaEx in March 2002, we began earning revenues from market data fees, based on the level of trading activity on ArcaEx. As the operator of ArcaEx, the equities trading facility of PCX Equities, we became eligible to participate through PCX in the sale of market data to centralized aggregators of this information.

(4)
We corrected the way we recognize initial listing fees and additional share listing fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Revenue Recognition."

(5)
In January 2000, we implemented an equity entitlement program, under which participating customers became eligible to earn "equity entitlements" based on the volume of order flow on our trading platforms. Equity entitlements were converted into Class B shares of Archipelago Holdings, L.L.C. without additional consideration. These shares will be converted into shares of our common stock in the incorporation transactions.

(6)
We began paying liquidity payments in 2002 for non NYSE-listed securities.

(7)
As a limited liability company, all income taxes were paid by our members. As a corporation, we will be responsible for the payment of all federal and state corporate income taxes.

(8)
Includes a $5.7 million realized gain on investments sold in 1999 and a $0.2 million realized gain on investments sold in 2003.

(9)
The unaudited pro forma data presented gives effect to our conversion into a Delaware corporation as if it occurred at the beginning of the period presented. The unaudited pro forma income tax provision (benefit) represents a combined federal and state effective tax rate of 40% and does not consider potential tax loss carrybacks, carryforwards or the realizability of deferred tax assets. The unaudited pro forma net income (loss) represents our net income (loss) for the periods presented as adjusted to give effect to the pro forma income tax provision (benefit).

(10)
The unaudited pro forma earnings (loss) per share is based on the weighted average number of shares of common stock outstanding for each period after giving effect to our conversion to corporate form, the issuance of 192,194 shares of common stock to former members of Archipelago Holdings, L.L.C. that became members in connection with the REDIBook merger, and the issuance of 717,349 additional shares of common stock to GAP under the terms of Archipelago's limited liability company agreement based upon the assumed initial public offering price of $11.50 per share.

(11)
As approved by our board of managers on July 16, 2004, we made a cash distribution to our members immediately prior to the incorporation transactions. The cash distribution provided funds to our members to permit them to pay taxes that the members will owe for their share of Archipelago's profits in 2004 as a limited liability company through the date of the incorporation transactions, calculated primarily based on the highest federal and state income tax rate applicable for tax withholding purposes to an individual. The cash distribution was approximately $24.6 million and resulted in a corresponding reduction to cash and cash equivalents.

(12)
Receivables from brokers, dealers and customers and receivables from members and affiliates include Section 31 fees, which consist of transaction fees charged to customers and remitted to the SEC in connection with sales of securities transacted on the Archipelago system.

(13)
As used in this table, "Members" refers to owners of Archipelago Holdings, L.L.C.

(14)
Our market share is calculated based on the number of shares handled on the Archipelago system as a percentage of total volume as reported in the consolidated tape. For a discussion of the method by which we calculate our market share, our trading volumes and selected operating measures, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Key Statistical Information."

(15)
For the percentage (%) of handled shares matched internally and routed out, see "Selected Consolidated Financial Information."

RISK FACTORS

        You should carefully consider the following risks and all of the information set forth in this prospectus before investing in our common stock.

Risks Relating to Our Business

Our lack of revenue diversification may adversely affect our operating results and place us at a competitive disadvantage.

        We derived 99.9% of our total revenues from our transaction-based business for the year ended December 31, 2003 and for the six months ended June 30, 2004. Our transaction-based revenues consist of fees we earn for trade execution on the Archipelago system ("transaction fees"), whether the trade is executed internally on ArcaEx or routed out to another market center, and fees we receive for market data we provide to centralized aggregators based on trading activity on ArcaEx ("market data fees"). If we fail to diversify our product and service offerings, our operating results and future profitability will depend on our transaction-based business. The occurrence of any event that reduces the amount of transaction fees or market data fees we receive, whether as a result of fee reductions, declines in trading volumes or regulatory changes, will have a direct and significant impact on our operating results and future profitability.

        In addition, our dependence upon revenues derived solely from our transaction-based business may place us at a competitive disadvantage. Some of our competitors derive their revenues from more than one source as a result of more diversified product and service offerings. For example, Nasdaq realizes substantial revenue from listing fees. As a result, lower transaction fees or market data fees may impact our operating results and future profitability more significantly than our competitors', providing them with a competitive advantage in pricing their products and services or withstanding a reduction in trading volume.

        If the amount of trading volume on ArcaEx decreases, we will lose both transaction fees and market data fees. If our share of total trading volumes decreases relative to our competitors, we may be less attractive to market participants as a source of liquidity and we may lose trading volume and associated transaction fees and market data fees as a result. Other securities exchanges, Nasdaq and ECNs compete vigorously with us for trading volume. For a discussion of the factors that may impact trading volumes, see "—Factors beyond our control can cause trading volumes to fluctuate, which could significantly reduce demand for our services and harm our business."

We have operated at a loss for most of our history and we may operate at a loss in the future.

        We experienced net losses in each of 2000, 2001 and 2002 of $(39.2) million, $(38.0) million and $(35.6) million, respectively. Although we earned net income of $1.8 million in 2003 and $39.3 million in the first six months of 2004, we may operate at a loss in the future. Our operating results may fluctuate significantly in the future as a result of a variety of factors, including:

  •
  decreases in trading volumes on ArcaEx;

  •
  increased competition from the NYSE and Nasdaq, as well as from ECNs and other alternative trading systems, which may impact our market share, increase price competition or decrease our market data fees;

  •
  our ability to compete with exchanges and Nasdaq for new listings and products and services;

  •
  regulatory changes and increased compliance costs;

  •
  changes in market structure;

  •
  our ability to diversify our sources of revenues and implement our growth strategy;

  •
  our ability to use our capital efficiently and raise capital when necessary;

  •
  our ability to respond to technological changes in the market; and

  •
  general market and economic conditions.

        For example, although our total revenues increased by 14.6% and net income increased from $1.5 million to $17.3 million for the three months ended June 30, 2004 compared to the three months ended June 30, 2003, our total revenues decreased by 12.2% and net income decreased by 21.2% for the three months ended June 30, 2004 compared to the three months ended March 31, 2004. These decreases were primarily due to an 11.1% decline in total U.S. market volume between the quarterly periods. During both the three months ended March 31, 2004 and the three months ended June 30, 2004, our share of the total U.S. market volume was unchanged at 14.0% and our gross margin remained constant at 37.1% of total revenues.

        As a result of these factors and our limited operating history, it is difficult to predict our future earnings, if any, and we may experience significant losses in the future.

We face substantial competition that could negatively impact our market share and our profitability.

        We operate in a highly competitive business environment. We compete with a number of entities on several different bases, including the cost, quality and speed of our trade execution, the functionality and ease of use of our trading platforms, the range of our products and services, our technological innovation and adaptation and our reputation. Our principal competitors include the NYSE, Nasdaq and Instinet Group Incorporated, or Instinet, which operates the INET ATS, the single electronic trading platform formed from the consolidation of the Instinet ECN and the Island ECN. We also compete to a lesser extent with other ECNs and alternative trading systems. Some of our competitors are better capitalized and substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Some of our competitors, particularly with regard to public company listings, offer a wider range of services, have broader name recognition and have a larger customer base than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can, and may be able to undertake more extensive promotional activities. In addition, broker-dealers can internally match their customers' buy orders and sell orders instead of sending them to market centers for execution, thus decreasing trading volume. If we are unable to compete successfully in the future, our business, financial condition and operating results will be adversely affected. For a discussion of the competitive environment in which we operate, see "Business—Our Business—Competition."

  Price competition has impacted, and may continue to impact, our business.

        The securities trading industry is characterized by intense price competition. In recent years, the pricing model for trade execution for equity securities has changed in response to competitive market conditions. For example, beginning in late 2001 and early 2002, Nasdaq, Island and Instinet aggressively reduced prices by introducing a reduced fee schedule for market participants "taking liquidity" from their systems (by matching, or executing against, buy orders or sell orders posted on their systems). In addition, Instinet offered to make payments to market participants providing liquidity to its system (by posting buy orders or sell orders on its system that were matched, or executed against, by a liquidity taker). As a result of increased price competition, beginning in April 2002, we aggressively reduced our transaction fees to match our competitors and began making liquidity payments to customers adding liquidity to the Archipelago system in selected securities. As a result, our revenues per transaction executed on the Archipelago system declined and the growth of our transaction fees was significantly lower than the growth in our trading volumes over this period. For example, in 2002 our transaction fees increased by 107%, although our trading volumes increased by over 170% in the same period. Similarly, in 2003 our transaction fees increased by 20.5%, although our trading volumes increased by over 40% in the same period.

        Our revenues derived from market data fees are also subject to price competition. We currently rebate to our customers 50% of the market data fees we receive for trading in exchange-listed securities, and many of our competitors offer their customers similar rebates. Price competition with respect to market data rebates could attract trading volume away from ArcaEx, leading to loss of market share and decreased revenues.

        Since April 2002, we have continued to experience significant price competition for trade execution. It is likely that we will continue to experience significant pricing pressures and that some of our competitors will seek to increase their market share by further reducing their transaction fees, by offering higher liquidity payments or by offering another form of financial or other incentive. In the event that our competitors engage in any of these activities, our operating results and future profitability could be adversely affected. For example, we could lose a substantial percentage of our market share if we are unable to price our transactions in a similar manner, or our margins could decline if we do reduce our pricing in response. In addition, one or more competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time to capture market share. This environment could lead to loss of market share and decreased revenues, and could adversely affect our operating results.

        On April 12, 2004, Nasdaq announced a new pricing schedule for its SuperMontage trading platform that will increase the amount it pays high-volume customers (customers providing more than a daily average of 20 million shares) for "providing liquidity" to its platform. In addition, Nasdaq announced that it will increase the amount it charges all customers for "taking liquidity" from its platform based on the average daily shares of liquidity provided by each customer. As a result of these changes, Nasdaq has reduced significantly the spread between the amount it charges high-volume customers and the amount it pays them, and reduced the amount per share it earns for these customers' trading activity. These changes are likely to make Nasdaq's trading platform more attractive to customers that are able to satisfy the high volume threshold. The new price schedule took effect April 15, 2004. We rely on high-volume market participants for a significant portion of our trading volumes and revenues. If Nasdaq's new pricing schedule succeeds in encouraging high-volume market participants to shift trading activity from ArcaEx to Nasdaq, our trading volumes and our revenues will be materially and adversely affected.

        On April 15, 2004, Nasdaq announced that effective May 1, 2004 it would no longer charge market participants for "taking liquidity" in NYSE-listed securities from its SuperMontage trading platform. We currently charge our customers a $0.001 per share fee for taking liquidity from ArcaEx in NYSE-listed securities. This change could shift trading in NYSE-listed securities away from ArcaEx to Nasdaq, which would adversely affect our trading volumes in NYSE-listed securities.

  Competition for products and services within our industry could adversely affect our business and we may be unable to attract new exclusive or dual listings.

        We operate in a business environment that has undergone significant and rapid technological change. To remain competitive, we must be capable of identifying and responding to customers' demands and evolving industry standards and regulations. For example, to achieve their trading objectives, our customers may demand new order types and enhanced order routing technology, which we may not be able to develop successfully. If we are unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis, our inability may have a material adverse effect on our business, financial condition and operating results. Moreover, even if we are able to develop and introduce new products and services on a timely and cost-efficient basis, our products and services may not achieve market acceptance.

        In addition, we will face significant challenges as we seek to diversify our product and service offerings. We intend, for example, to diversify our business by competing with the NYSE, other exchanges and Nasdaq for listing fees from new market entrants. We will face substantial competition from these market centers, which have greater brand recognition than we do and a substantial number of listings. Many of these competitors also offer a broader range of services to accompany their listings than we currently offer. We currently generate approximately 0.1% of our total revenues from listing fees. Almost all of our listing fee revenue is derived from dual listed NYSE-issuers that selected the Pacific Exchange as an additional listing venue prior to our launch of ArcaEx. Only two issuers have listed their equity securities on the Pacific Exchange following our launch of ArcaEx, and both listings resulted in little or no trading activity. In addition, the media recently reported that Nasdaq has launched a campaign targeted towards a significant number of NYSE-listed issuers to encourage them to obtain a dual listing on Nasdaq. As a result, we may be further challenged, or unsuccessful, in attracting new listings to the Pacific Exchange for trading on ArcaEx. Accordingly, we may not be able to increase our revenues or to compete successfully by diversifying our product and service offerings.

        Recent media reports indicate that the NYSE intends to increase its focus on its electronic trading capabilities. We believe our electronic trading model has significant advantages over the NYSE's current floor-based model. Accordingly, a move to enhance market participants' ability to engage in automated electronic trading on the NYSE could undermine one of our competitive advantages and may negatively impact our business.

  Recent changes in the eligibility criteria of the Nasdaq-100 Index could negatively affect our ability to attract new listings.

        On January 30, 2004, Nasdaq filed an amended registration statement with the Securities and Exchange Commission to modify the eligibility requirements for inclusion in the Nasdaq-100 Index, traded as "QQQ," one of the most widely-traded exchange-traded funds. This amendment limits the eligibility for inclusion in the index to companies that either are listed exclusively on Nasdaq or were dually-listed on another U.S. market prior to January 1, 2004. Nasdaq-listed companies that obtain a dual listing on the Pacific Exchange after January 1, 2004 will be ineligible to be included in the index. This amendment could create a significant disincentive to obtaining a dual listing on the Pacific Exchange for companies that desire to be included in the Nasdaq-100 Index.

  Consolidation and alliances among our competitors could impair our competitive position.

        In recent years, the securities trading industry has witnessed increased consolidation among market participants. Consolidations and alliances among our current competitors may create larger internal liquidity pools than we offer. The resulting larger liquidity pools may attract orders away from us, leading to reductions in trading volume and liquidity on ArcaEx, and therefore to decreased revenues. In addition, consolidations or alliances among our current competitors may achieve cost reductions or other increases in efficiency, which may allow them to offer better prices or customer service than we do.

        On November 3, 2003, Instinet announced that its ECN, the INET ATS, would begin displaying orders on Nasdaq's SuperMontage trading platform. Nasdaq separately announced that it intends to offer Instinet's routing technology to SuperMontage participants. We cannot predict the competitive impact of these arrangements at this time. We expect they may increase the liquidity of Nasdaq and Instinet and, as a result, may attract orders away from ArcaEx. Similarly, the media recently reported that there have been proposals to merge the NYSE and Nasdaq.

        On May 25, 2004, Nasdaq announced that it has entered into a definitive agreement to acquire Brut, LLC, the owner and operator of a competing ECN. This transaction represents further consolidation among securities trading venues, which will likely increase competition among ArcaEx, Instinet and Nasdaq for increased market share of Nasdaq-listed securities. In addition, the increasing consolidation eliminates potential acquisition targets or strategic partners.

We are dependent on the members of our senior management team and other key personnel.

        We are highly dependent upon our co-founder and Chief Executive Officer, Gerald D. Putnam. Mr. Putnam's talents and leadership have been, and continue to be, critical to our success. The diminution or loss of the services of Mr. Putnam for any reason, and any negative market or industry perception arising from that diminution or loss, would have a material adverse effect on our business. We have entered into a three-year employment agreement with Mr. Putnam. This agreement is currently set to expire in December 2005, and will renew automatically for successive one-year terms each December unless advance notice is provided by either party to the contrary. This agreement is important to the future of our business, and if we were to lose our rights under this agreement for any reason, including as a result of Mr. Putnam's voluntary resignation or retirement, our business would be materially adversely affected. For a discussion of Mr. Putnam's employment agreement and a recent stock sale, see "Management—Employment Agreements" and "Business—Evolution of Archipelago: From Leading ECN to Facility of PCX Equities," respectively. For information related to litigation and regulatory proceedings involving Mr. Putnam and certain matters relating to a dispute over the termination of his prior employment, see "Business—Legal Proceedings—Matters Relating to Mr. Putnam."

        Our success also depends largely on the efforts and abilities of the other key members of our senior management team. These individuals have worked together closely since we partnered with the Pacific Exchange to create ArcaEx in 2000. With the exception of Mr. Putnam, we do not have employment agreements with any member of our senior management team. Accordingly, it is possible that one or more members of our senior management team will resign to work elsewhere. Because each member of our senior management team has a different area of specialization, the departure of any one of these individuals could create a deficiency in one of the core aspects of our business. In addition, we may be unable to attract and retain qualified management and personnel in the future.

        Our success also depends on the efforts of our qualified and highly trained sales personnel and on our ability to recruit and retain highly skilled and often specialized personnel, particularly in light of the rapid pace of technological advances. The level of competition in our industry for individuals with this level of experience or these skills is intense. Significant losses of key personnel, particularly to competitors, could make it difficult for us to compete successfully in the securities trading industry.

Our highly regulated environment may significantly restrict our business flexibility.

        The regulations applicable to ArcaEx as a facility of PCX Equities are different from, and in some respects more restrictive than, those governing ECNs. As a result, the regulatory structure applicable to ArcaEx may impact our operational flexibility in ways that could have a material adverse effect on our business. In addition, many of the regulations applicable to our business may have the effect of limiting our future activities, including activities that may be profitable to us.

        Rules governing trading on ArcaEx, including any changes to those rules, must be approved by the SEC and the Pacific Exchange, our regulator and self-regulatory organization. Some rules are submitted for public notice and comment or considered for an extended period of time by the SEC. As a result, developing new functionality for ArcaEx that requires rule changes may be subject to significant regulatory delays, which could lead to loss of business opportunities. Some of our competitors may be able to develop new functionality with less regulatory difficulty or delay. Our competitive position could be significantly weakened if our competitors are able to obtain SEC and any required self-regulatory organization approval for new functionality faster and with less difficulty than we can.

        Our regulator, the Pacific Exchange, is also highly regulated as a self-regulatory organization by the SEC. In addition to regulatory changes the SEC may propose in the future, regulatory actions against the Pacific Exchange could adversely affect our business.

The "trade-through" rule of the Intermarket Trading System limits our ability to grow our market share in NYSE-listed securities trading.

        We may face substantial difficulties in attempting to increase our market share in NYSE-listed securities trading. Our ability to increase our market share in NYSE-listed securities trading may be limited by the "trade-through" rule of the Intermarket Trading System, or ITS, which we believe disadvantages electronic exchanges and trading platforms. This rule generally prohibits "trading through" a better price, which occurs when a market center ignores a better buy or sell order disseminated on a competing market center. We believe that the effect of this rule is often to delay the speed of execution and reduce execution quality. An order routed through ITS to another market center with a better price is known as a "commitment to trade." Under current rules, a market center generally has at least 30 seconds (and, in some cases, up to two minutes) to decide whether to execute a commitment to trade. However, during this time, the customer cannot cancel a buy or sell order once it has been placed. As a result of this time delay, there is a risk that the transaction will not be executed at all, or will not be executed on terms as favorable to those available at the time the order was entered and routed through ITS. Despite the requirement that market centers route orders through ITS to another market center, other market centers sometimes trade through better prices available on ArcaEx. We believe that the requirement to route commitments to trade through ITS has discouraged many of our customers from increasing the volume of NYSE-listed securities they execute on ArcaEx.

        We are actively involved in efforts to change this rule. Congress has held hearings to address the implications of the trade-through rule, and in February 2004, the SEC proposed "Regulation NMS." Regulation NMS would establish a uniform trade-through rule for all market centers that would reaffirm price priority and, thus, require self-regulatory organizations to establish procedures reasonably designed to prevent trade execution at a price inferior to the best bid or offer of each "order execution facility" that displays a quote in the consolidated quotation system. As proposed, a "fast" or "automated" market would be able to ignore a superior price on a slow market if the price at which the order is executed is one cent to five cents (depending upon the price of the stock) within the quoted national best bid or best offer. Investors deemed to be "informed" under the proposal could "opt-out" of application of the trade-through rule and receive trade executions that trade through the quoted national best bid or best offer. We cannot predict whether these changes will be made to the trade-through rule in their proposed form, a different form or at all.

        In September 2002, the SEC implemented a "de minimis" exemption to the trade-through rule for exchange-traded funds, or ETFs, tracking the Nasdaq-100 Index ("QQQs"), the Dow Jones Industrial Average ("DIAMONDs") and the Standard & Poor's 500 Index ("SPDRs") for trade throughs up to 3 cents. These ETFs represented approximately 85% of our total trading volume of ETFs on the Archipelago system during 2003. In 2003, we handled 6.3 billion shares of ETFs on ArcaEx. This exemption has been extended from time to time and most recently has been extended through December 4, 2004. We cannot predict whether the SEC will elect to extend the temporary de minimis exception beyond that date, propose a final rule or allow the exemption to lapse. If the de minimis exemption for ETFs is not extended, our trading volume of these ETFs could decrease, and our revenues could be adversely affected as a result.

The SEC's proposed "Regulation NMS" could significantly and adversely affect our revenues and our operating results.

        In February 2004, the SEC proposed "Regulation NMS," a series of market-reform proposals designed to modernize the regulatory structure of the U.S. equity markets. In addition to the proposed trade-through rule discussed above, Regulation NMS includes proposals that address intermarket access and market data fees. Although there is significant uncertainty involving the interpretation of the proposed regulations, if adopted as proposed, we believe that they could have a significant adverse effect on our revenues. For example:

  •
  Intermarket Access. As drafted, the proposed rule would impose a cap of $0.001 per share on the transaction fees charged by market centers to members (or customers) and non- members based on executions against the best bid or best offer displayed through the consolidated quote. The "consolidated quote" is the system that continuously provides the best bid quote and best offer quote in listed securities to the public. As a result, the transaction fees we charge for executions against displayed quotes would be capped, which could significantly decrease the amount of transaction fees we earn and prevent us from increasing our revenues by imposing higher pricing. Transaction fees represented 93.5% of our total revenues for the year ended December 31, 2003, and any decline could have a material adverse effect on our operating results. The imposition of a cap on access fees at this level would likely prevent us and our competitors from making liquidity payments. As a result, the overall market fee structure would likely change from the current model, which could have a material adverse affect on our business and results of operations.

  •
  Market Data. Regulation NMS would change the existing arrangements for collecting and formulas for allocating revenues derived from market data fees. Under the new formula, market data revenues would be equally divided between trading and quoting activity, rather than based solely on the number of trades executed at each market center, which is the current formula for exchange-listed securities, or based solely on trading and volume activity, which is the current formula for Nasdaq-listed securities. For the year ended December 31, 2003, market data fees represented approximately 6.4% of our total revenues. We are in the process of reviewing the proposals and, as a preliminary matter, believe that, if trading and quoting activity remained constant, our market data fees could potentially decline by a material amount if the proposal were adopted as drafted. Our competitors would also be subject under the proposal to the new formula, although unlike us, some of our competitors may in fact benefit from the changes.

        We cannot predict whether these proposed changes will be adopted by the SEC in their proposed form, a different form or at all. In addition, many interpretive questions have been raised regarding the proposals as drafted and many variables must be considered in analyzing their impact. Accordingly, we cannot predict or quantify with any level of certainty the impact these proposed rule changes will have on our business. However, we believe that if the SEC adopts a proposal that would reduce our revenues from trade execution or limit our operating margins by regulating pricing, our results of operations and future profitability would be adversely affected.

Regulatory changes and changes in market structure could have a material adverse effect on our business.

        We operate in a highly regulated industry. In recent years, the securities trading industry and, in particular, the securities markets, have been subject to significant regulatory changes. Regulatory changes are generally made in response to innovations in markets and technology or to address regulators' specific concerns, such as ensuring best execution for investors. Moreover, the securities markets have been the subject of increasing political and public scrutiny in the past year in response to a number of developments and inquiries. Any of these factors or events may result in future regulatory or other changes, although we cannot predict the nature of these changes or their impact on our business at this time.

        On June 23, 2004, the SEC adopted "Regulation SHO," which establishes procedures to allow the SEC to temporarily suspend the operation of the current "tick" test (under which a short sale may be made generally when the price of the security is rising), and any short sale price test of any exchange or national securities association, for specified securities. On July 28, 2004, the SEC established a pilot program under Regulation SHO, which will commence on January 3, 2005. The Company is considering the impact of the pilot program to its business. The SEC deferred consideration of the original proposal to replace the current "tick" test with a new uniform "bid test," which if adopted would allow short sales to be effected at a price one cent above the consolidated best bid. This proposal would apply to all exchange-listed securities and Nasdaq-listed securities, wherever traded. The SEC could take further action on these proposals after the completion of the pilot program. We cannot predict whether the pilot program will be continued or modified in some manner or whether the "bid test" proposal will be adopted by the SEC at a later date in its proposed form, in a different form or at all. Accordingly, we cannot predict the impact Regulation SHO would have on our business.

        Our customers also operate in a highly regulated industry. The SEC and other regulatory authorities could impose regulatory changes that could impact the ability of our customers to use ArcaEx. The loss of a significant number of customers or a reduction in trading activity on ArcaEx as a result of such changes could have a material adverse effect on our business.

We derive a significant percentage of our total revenues from customers who are also our investors.

        During 2003, eight of our top ten customers by revenues were also our investors. Revenues generated from our investors represented 37.3%, 49.6%, 38.4% and 37.1% of our total revenues, respectively, in 2001, 2002, 2003 and for the six months ended June 30, 2004. Transaction fees paid by The Goldman Sachs Group, Inc. and its subsidiaries, including Spear, Leeds & Kellogg L.P., accounted for 9.0%, 27.7%, 13.9% and 10.1% of our total revenues in 2001, 2002, 2003 and for the six months ended June 30, 2004, respectively. The loss of one or more of these significant customers who are also our investors could have a material adverse effect on our business and results of operations. For a discussion of transactions we have entered into with our affiliates, see "Certain Relationships and Related Transactions" and note 11 to our consolidated financial statements. In addition, several of our strategic investors, including Goldman Sachs, intend to sell a portion of their ownership interest in our company in this offering. See "Principal and Selling Stockholders." It is possible that the level of business activity generated by these investors could decline following a reduction in their ownership interest in this offering.

Factors beyond our control can cause trading volumes to fluctuate, which could significantly reduce demand for our services and harm our business.

        The volume of securities transactions and the demand for our products and services are directly affected by factors that are beyond our control, including:

  •
  general economic, political and market conditions;

  •
  broad trends in business and finance;

  •
  unforeseen market closures or other disruptions in trading;

  •
  the availability of short-term and long-term funding and capital;

  •
  the level and volatility of interest rates; and

  •
  inflation.

        The economic climate in recent years has been characterized by challenging business and economic conditions. During 2000 through early 2003, the major U.S. market indices experienced a severe decline and significant volatility. The weak and uncertain economic climate, together with corporate governance and accounting concerns, contributed to a reduction in corporate transactions, increased market volatility, and a generally more difficult business environment. Because a significant percentage of our revenues is tied directly to the volume of securities traded on ArcaEx, it is likely that a general decline in trading volumes would reduce our revenues and have a significant impact on our future profitability. An extension or worsening of the weak economic conditions that prevailed beginning in 2000 could result in a further decline in trading volumes and our revenues. For example, during the three months ended June 30, 2004, U.S. market volumes declined 11.1% compared to the three months ended March 31, 2004. Declining trading volumes and prices in the past have had, and in the future may again have, a significant adverse effect on our business, financial condition and results of operations.

        Our business may be affected by declines in trading volumes in technology-related securities. Equity securities of companies in the technology sector have in recent years experienced greater volatility, including fluctuations in trading volumes, than those in other sectors. We believe that Nasdaq is generally regarded as having a significant number of issuers that would be commonly considered as technology companies. Nasdaq-listed securities accounted for 91.7% and 89.3% of the trading activity handled on ArcaEx in 2002 and 2003, respectively. During the three months ended June 30, 2004, total trading volume in Nasdaq-listed equity securities declined 14.7% compared to the three months ended March 31, 2004. Based on historic volatility, we believe that a market-wide reduction in trading volumes could have a disproportionate impact on trading volumes in Nasdaq-listed securities, and on our operating results.

Seasonal fluctuations in our quarterly operating results may negatively affect the market price of our common stock.

        Our business experiences seasonal fluctuations, reflecting reduced trading activity during summer months, particularly in August. As a result, our operating results for the third quarter of any year may not be indicative of the results we expect for the full year. Our operating results may also fluctuate quarter to quarter due to a variety of factors beyond our control, including the factors discussed above under "—Factors beyond our control can cause trading volumes to fluctuate, which could significantly reduce demand for our services and harm our business."

Our business may be negatively affected if we no longer operate the exclusive equities trading facility of PCX Equities or if conflicts develop between our regulator, the Pacific Exchange, and us.

        We have entered into contractual arrangements with the Pacific Exchange and PCX Equities pursuant to which we have been granted the right to operate ArcaEx as the exclusive equities trading facility of PCX Equities. As a result, our ability to operate ArcaEx is dependent on the ability of the Pacific Exchange to retain its status as a national securities exchange and on the continued validity of our contractual rights with the Pacific Exchange and PCX Equities. For a discussion of the circumstances in which our rights may be terminated, see "Business—Our Business—Our Relationship with the Pacific Exchange."

        In addition, the Pacific Exchange and PCX Equities serve as our regulator. In the event that material conflicts of interest develop between our regulator and us, for example through a change of control or the bankruptcy of the Pacific Exchange, our operations could be adversely affected. On September 16, 2003, the Pacific Exchange announced that its board of governors had approved plans to demutualize and convert the not-for-profit membership organization into a for-profit shareholder-owned corporation. This plan became effective on June 15, 2004. We cannot predict what effect future developments at the Pacific Exchange may have on our business or on our operating results.

Insufficient systems capacity or systems failures could harm our business.

        Our business depends on the performance and reliability of the computer and communications systems supporting it. Notwithstanding our current capacity to execute up to six million trades per day, heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. If our systems cannot be expanded successfully to handle increased demand, or otherwise fail to perform, we could experience disruptions in service, slower response times, and delays in introducing new products and services.

        Our trading activities may be impacted by system failures of other trading systems, as a result of which we may be required to suspend trading activity in particular stocks or cancel previously executed trades under certain circumstances. These consequences could result in lower trading volumes, financial losses, decreased customer service and satisfaction, litigation, customer claims or regulatory sanctions. We have experienced occasional systems failures and delays in the past and, although we cannot predict the likelihood of these events in the future, we could experience future systems failures or delays.

        Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage or terrorism, computer viruses, intentional acts of vandalism, and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our service could impair our reputation, damage our brand name and negatively impact our revenues. We also rely on a number of third parties for systems support. Any interruption in these third-party services or deterioration in the performance of these services could also be disruptive to our business and have a material adverse effect on our business, financial condition and operating results. We cannot predict the likelihood that services provided by third parties may be interrupted.

We may have difficulty executing our growth strategy and managing our growth effectively.

        We have experienced significant growth in our business over the last three years through our merger with REDIBook ECN LLC, our acquisition of GlobeNet Securities, Inc. and our transition from operating an ECN to operating ArcaEx as the exclusive equities trading facility of PCX Equities.

        Continuing to grow our business will require increased investment in our facilities, personnel, and financial and management systems and controls. Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our gross margin, and our future profitability, will be adversely affected.

        As part of our growth strategy, we intend to continue to evaluate potential acquisition opportunities and strategic alliances in the future. Any such transaction may be effected quickly, may occur at any time and may be significant in size relative to our existing assets and operations. The market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the securities trading industry, which may adversely affect our ability to find acquisition candidates or strategic partners that fit our growth strategy and our investment parameters. These transactions involve numerous risks, including, among others:

  •
  failure to achieve financial or operating objectives;

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  failure to successfully and timely integrate any operations, products, services or technology we may acquire or combine with in a strategic alliance;

  •
  diversion of management's attention and of other key personnel;

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  failure to obtain necessary regulatory or other approvals;

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  potential loss of customers or personnel; or

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  failure to obtain necessary financing on acceptable terms.

        Failure to manage successfully any acquisition we may make in the future could adversely affect our growth strategy and our future profitability. We may face similar risks in managing future strategic alliances.

We may not be able to obtain additional financing if and when we need it.

        We depend on the availability of adequate capital to maintain and develop our business. Historically, our capital requirements have been met from internally generated funds and from funds raised from private investors from time to time. However, based on a variety of factors, including increased price competition, the cost of technology improvements and increased regulation, our ability to fund our capital requirements may vary from period to period. Additional capital may not be available to us on a timely basis, on favorable terms or at all.

Our inability to protect our intellectual property rights could adversely affect our business.

        To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, customers, strategic investors and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition and operating results.

        In the future we may be subject to intellectual property rights claims, which may be costly to defend, could require us to pay damages and could limit our ability to use certain technologies. We currently do not own any patents. However, some of our competitors currently own patents and have actively been filing patent applications in recent years. For example, since 2002 we believe Nasdaq has filed directly or indirectly a substantial number of patent applications which may be ripe for review by the patent office in the near future and which may relate to our trading platforms and business processes. As a result, we could in the future face allegations that we have infringed or otherwise violated the intellectual property rights of third parties. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. Successful challenges against us could require us to modify or change or discontinue use of the portions of our technology that are found to be infringing or violating the rights of others or to obtain licenses from third parties.

Our exposure to legal risks and claims may have an adverse effect on our business and results of operations.

        We face legal risks in our businesses. These risks include potential liability under securities or other laws for unauthorized or erroneous trade execution, breach of contract, unlicensed trading or materially false or misleading statements made in connection with securities and other transactions. Many of these risks may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses in defending against litigation, and we expect to continue to do so in the future.

        In addition, a former business partner of our co-founders (including Mr. Putnam, our Chairman and Chief Executive Officer) has alleged misappropriation of a corporate opportunity, among other claims. The plaintiff is seeking to have the proceeds of this offering placed in escrow pending the resolution of his claim. Although it is not entirely clear what other relief the plaintiff may seek, the plaintiff may seek specific performance to transfer a portion of Mr. Putnam's equity interest in Terra Nova Trading, L.L.C., which owns a 0.6% interest in our company. In addition, the plaintiff may seek revenues derived from Archipelago's use of certain software, including future revenues. Accordingly, we cannot determine the impact this litigation could have on our business. If the litigation were to be determined adversely to Mr. Putnam, the plaintiff may be entitled to monetary damages, including punitive damages, which Mr. Putnam may need to satisfy through the sale of a portion of his common stock. See "Business—Legal Proceedings" for a discussion of the material legal matters in which we or Mr. Putnam are currently involved.

Failures in our compliance systems could subject us to significant legal and regulatory costs.

        Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance, audit and risk management personnel. These systems and procedures may not be fully effective. We face the risk of intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. We have been subject to NASD disciplinary actions. Any failure to comply with applicable laws and rules could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

        We have adopted policies and procedures to identify, monitor and manage our risks. These policies and procedures, however, may not be fully effective. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our policies and procedures are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected. We have recently adopted new employee trading policies, and have limited experience monitoring and enforcing them. In addition, our insurance policies may not provide adequate coverage.

The loss of services provided by affiliated companies could adversely affect our business.

        We rely on services provided by several companies owned by or affiliated with senior management, our current board of directors and our strategic investors. For example, Spear, Leeds & Kellogg L.P., a subsidiary of The Goldman Sachs Group, Inc., or Goldman Sachs, provides us with clearing and settlement services. Townsend Analytics, indirectly owned in part by two of our co-founders, provides us with technological and administrative services. Several other related companies provide similar services. See "Certain Relationships and Related Transactions—Relationships with Directors, Officers, 5% Owners and Investors with Representatives on Our Board of Managers (Exclusive of Trading Activity)." If any of these suppliers were to breach their contractual obligations to us or in the event of any other disruption, we may be unable to make alternative arrangements for the supply of these services on comparable terms and conditions. As a result, our business, financial condition and operating results could be materially adversely affected.

Financial or other problems experienced by third parties could have an adverse effect on our business.

        We are exposed to credit risk from third parties, including customers, counterparties and clearing agents. For example, we are exposed to credit risk for transaction fees we bill to customers on a monthly basis in arrears. Our customers and other third parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Our exposure to credit risk may be further impacted by volatile securities markets that may affect the ability of our customers and other third parties to satisfy their contractual obligations to us. In addition, we may not be successful in managing our credit risk through reporting and control procedures or by maintaining credit standards. Any losses arising from such defaults or other credit losses could adversely affect our financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

Risks Relating to an Investment in Our Common Stock

        There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you purchase shares of common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined by negotiations between the underwriters and us. You may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

        Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates by us or by any securities analysts who might cover our stock;

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  conditions or trends in our industry, including trading volumes, regulatory changes or changes in the securities marketplace;

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  changes in the market valuations of other companies operating in our industry;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

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  announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

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  additions or departures of key personnel; and

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  sales of our common stock, including sales of our common stock by our directors and officers or our strategic investors.

We will be controlled by our strategic investors, whose interests may differ from those of other stockholders.

        Upon completion of this offering, our strategic investors, consisting primarily of our former members, will collectively own approximately 33,750,700 shares of common stock, or 72.9% of the total shares of common stock outstanding (or 34,250,700 shares, or 74.0%, if GAP purchases 500,000 shares in the offering). See "Underwriting." As a result, our strategic investors will have the ability to influence the election of our directors, the appointment of new management and the potential outcome of all matters submitted to a vote of our stockholders, including entering into mergers, the sale of substantially all of our assets and other extraordinary items. Many of our investors are also our significant customers and supply many services to us. See "Certain Relationships and Related Transactions." As a result, the interests of these investors could conflict with your interests as holders of our common stock in a number of ways. For example:

  •
  you may disagree with the structure and timing of future transfers by these stockholders of all or any portion of their ownership interests in us. The actual or potential sale by these stockholders of their holdings of our stock could cause the market price of our stock to decline significantly;

  •
  these stockholders may have or acquire an ownership interest in competing businesses (including exchanges or ECNs). They may make decisions that favor the competing enterprise over our company; and

  •
  many of these stockholders, as our customers and suppliers, have an incentive to favor commercial terms that may not be advantageous to our company, such as lower transaction fees, higher clearing charges and higher related business expenses.

        Accordingly, our strategic investors may have different business objectives as customers, suppliers, competitors or otherwise, any of which could adversely impact the market value of your shares.

Our common stock will be listed on the Pacific Exchange for trading on ArcaEx, and this offering represents the first initial public offering of its type to be traded on ArcaEx.

        We intend to list our common stock on the Pacific Exchange for trading on ArcaEx, which will be the first listing of its type. It is unique in that, unlike prior initial public offerings on the Pacific Exchange for trading on ArcaEx, an active secondary market including trading by market makers on ArcaEx is expected to develop following the completion of this offering. Those market makers will have limited experience in making markets on ArcaEx under similar circumstances. Issuers typically have the capacity to monitor after-market support of initial public offerings by checking with specialists or, if available, by monitoring attributed quote information. Attributed quotes refer to quotes that identify the quoting market participant. Our capability to provide attributed quotes is dependent upon users, including the underwriters for this offering, building the capacity to transmit and receive attributed quote information on their systems. Although the underwriters for this offering have assured us that they have this capacity, there is no assurance it will be fully functional or that these underwriters, or any other users, will build that capacity. Although we have recently trained users who are underwriters for this offering on the use of our system in connection with an initial public offering, there can be no assurance that users will be able to effectively engage in market-making activities with respect to our common stock. As a result, unforeseen problems may develop that could adversely affect the liquidity, volatility or trading price of our common stock. We cannot assure you that an active secondary market will develop for our common stock.

The trading market for our common stock could be adversely affected because legal rules will make it impracticable for Goldman, Sachs & Co., to make a market in our common stock.

        The significant equity ownership in our company that Goldman, Sachs & Co. will hold following completion of the offering will require it to comply with SEC rules governing purchases and sales of our common stock. See "Principal and Selling Stockholders." These rules will make it impracticable for Goldman, Sachs & Co. to make markets in our common stock after the completion of the offering. Goldman Sachs will be permitted to purchase shares of our common stock in the secondary market on behalf of the underwriting syndicate in connection with covering any short position established by the syndicate. Goldman Sachs also can execute unsolicited customer agency orders. See "Underwriting." Other members of the underwriting syndicate may engage in market-making activities with respect to our common stock. However, they are under no obligation to do so and may stop market-making activities at any time. Although these syndicate members may engage in market-making activities, restrictions on the ability of Goldman, Sachs & Co. to engage in market-making may adversely affect the trading market for our common stock.

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the market price of our common stock. These sales may also make it more difficult for us to raise capital through the issuance of equity securities at a time and at a price we deem appropriate. See "Shares Eligible for Future Sale" for a discussion of possible future sales of common stock.

        Upon completion of this offering, there will be 46,310,865 shares of common stock outstanding. Of these shares, 11,000,000 shares of common stock sold in the offering (or 10,500,000 shares, if GAP purchases 500,000 shares in the offering) will be freely transferable without restriction or further registration under the Securities Act of 1933. We expect that any shares purchased in the offering by GAP, an affiliate of Archipelago, will not be freely transferable. See "Underwriting." The remaining 35,310,865 shares of common stock available for future sale (or 35,810,865 shares, if GAP purchases 500,000 shares in the offering) will be "restricted securities" within the meaning of Rule 144 under the Securities Act and will be eligible for resale subject to the volume, manner of sale, holding period and other limitations of Rule 144. We have granted our former Class A members and their affiliates the right to require us to register their shares of our common stock, representing approximately 33,750,700 shares of our common stock following completion of this offering. Accordingly, the number of shares subject to registration rights is substantial and the sale of these shares may have a negative impact on the market price for our common stock. These shares, and the shares held by our other stockholders, are subject to lock-up agreements and may not be sold to the public during the 180-day period following the date of this prospectus without the prior written consent of Goldman, Sachs & Co.

        In addition to outstanding shares eligible for sale, approximately 2.0 million shares of our common stock will be issuable upon consummation of this offering under currently outstanding stock options and rights granted to several executive officers and employees under our 2000 and 2003 Long-Term Incentive Plans.

Provisions of our organizational documents may discourage an acquisition of Archipelago.

        Our organizational documents contain provisions that may have the effect of discouraging or delaying a change in control of us or unsolicited acquisition proposals that a stockholder might consider favorable. They contain ownership and voting limitations on our stockholders that may discourage any acquisition of our company. Generally, the provisions relating to ownership and voting limitations are intended to permit the Pacific Exchange, PCX Equities and the SEC to carry out their regulatory oversight responsibilities over ArcaEx as a facility of PCX Equities, and enable ArcaEx to operate in compliance with federal securities laws. Some of the provisions in our organizational documents will apply for so long as ArcaEx is a facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities is in effect, and some will apply until amended by our stockholders in accordance with the terms of our certificate of incorporation. These provisions generally include:

  •
  vesting the board of directors with sole power to set the number of directors;

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  limiting the persons who may call special stockholders' meetings;

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  limiting stockholder action by written consent;

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  requiring formal advance notice for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholders' meetings;

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  a limitation on any person (either alone or with its related persons) voting shares of stock representing more than 20% of the then outstanding votes entitled to be cast on any matter;

  •
  a limitation on any person (either alone or with its related persons) entering into any agreement not to vote shares of stock, the effect of which agreement would be to enable any person (either alone or with its related persons) to vote or cause the voting of shares of stock that represent in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter;

  •
  a limitation on any person (either alone or with its related persons) owning shares of stock representing more than 40% of the then outstanding votes entitled to be cast on any matter;

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  a limitation on any holder of an equity trading permit of PCX Equities (either alone or with its related persons) owning shares of stock representing more than 20% of the then outstanding votes entitled to be cast on any matter;

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  a limitation on any person (either alone or with its related persons) that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) owning shares of stock representing more than 20% of the then outstanding votes entitled to be cast on any matter; and

  •
  a requirement that any amendment to our organizational documents be submitted by our board of directors to the board of directors of the Pacific Exchange; if the board of directors of the Pacific Exchange determines that the amendment is required under the Exchange Act to be filed with, or filed with and approved by, the SEC, then the amendment will not take effect until it is so filed or filed and approved.

        In addition, Delaware law makes it difficult for stockholders who have recently acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors' wishes. Furthermore, under our organizational documents, our board of directors will have the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividends, liquidation rights and, possibly, voting rights. Our board's ability to issue preferred stock could also have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock. See "Description of Capital Stock—Anti-Takeover Effects of Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law" for a discussion of these provisions.

Provisions of our organizational documents impose voting and ownership limitations on holders of our common stock, require us to call shares in excess of the ownership limitations at $0.01 per share and may limit other rights of holders under Delaware law.

        As discussed above and set forth more fully in the exhibits to the registration statement of which this prospectus forms a part, our organizational documents contain voting and ownership limitations on our stockholders (either alone or with their related persons). Unless otherwise provided in the certificate of incorporation, we will disregard any votes cast in excess of the voting limitations. In addition, if a stockholder, either alone or with its related persons, owns shares of stock in excess of the applicable ownership limitations, we are required to call from that stockholder and its related persons shares of stock in excess of the applicable limitation at a price equal to $0.01 per share, representing the par value of our stock.

        Under our certificate of incorporation, we may require stockholders that we believe are subject to the voting or ownership limitations to provide us with complete information as to all shares of stock each such holder and its related persons beneficially own as well as to other factual matters we may reasonably request. In addition, our certificate of incorporation will limit the inspection rights of stockholders under Delaware law with respect to confidential materials contained in the books and records of the Pacific Exchange and PCX Equities that come into our possession. For a discussion of these provisions, see "Description of Capital Stock—Voting and Ownership Limitations" and "—Right to Information; Determinations by the Board of Directors."

Purchasers of our common stock will experience substantial and immediate dilution in the net tangible book value per share of their investment.

        Prior investors have paid substantially less per share for our common stock than the price in this offering. The assumed initial public offering price of our common stock is substantially higher than the net tangible book value per share of outstanding common stock immediately after this offering. You will incur immediate and substantial dilution of $7.22 per share in the net tangible book value of our common stock as of June 30, 2004 at an assumed initial public offering price of $11.50 per share. You will incur additional dilution if holders of options to purchase or rights with respect to shares of common stock, whether currently outstanding or subsequently granted, exercise the options or rights following this offering.

We do not currently intend to pay dividends on our common stock.

        You should not anticipate receiving dividends with respect to shares of common stock you purchase in the offering. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board or directors deems relevant. Accordingly, if you purchase shares in this offering, to realize a gain on your investment, the price of our common stock must appreciate. This may not occur. Investors seeking cash dividends should not purchase our common stock.

We will have broad discretion over the use of the proceeds we receive from this offering.

        We will have broad discretion to use the net proceeds we receive from this offering, and you will be relying on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for general corporate purposes, including to provide additional funds for our operations and to expand and diversify our product and service offerings, we have not allocated these net proceeds for specific purposes. See "Use of Proceeds."

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied, by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially and we undertake no ongoing obligation, other than that imposed by law, to update these statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are urged to carefully consider these factors and the "Risk Factors" that appear elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements. Forward-looking statements include, without limitation:

  •
  the statements in "The Offering" and "Dividend Policy" concerning our current intention not to pay any dividends;

  •
  the statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Development," "—Business Environment," "—Sources of Revenues," "—Components of Expenses," "—Results of Operations," and "—Quarterly Results" concerning management's expectations regarding the business environment in which it operates, trends in its operating results and financial condition and the continuation of those trends, the impact of regulatory proposals and competition;

  •
  the statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Reorganization" concerning the impact of our conversion to corporate form on our consolidated financial statements;

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  the statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" concerning our ability to meet our currently anticipated liquidity needs for the next twelve months;

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  the statements in "Business—Our Competitive Strengths—Exchange Facility & Market Structure" concerning the impact of our regulatory structure;

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  the statements in "Business—Strategy" and related summaries about our plans, goals, intentions, expectations and beliefs concerning growth of our market share in our key markets (including Nasdaq-listed securities, NYSE-listed securities and exchange-traded funds), diversification and growth of our revenues through expansion of our business (including the development of ArcaEx as a trading venue and the launch of our new market data product, ArcaVision) and pursuit of strategic alliances and acquisitions to enhance our business;

  •
  the statements in "Business—Our Business—Trading Platforms and Services" concerning the growth of our market share in NYSE-listed securities;

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  the statements in "Business—Our Business—Market Data Products—Real-time Data Feeds and Market Data Fees" and "Regulation—Overview" concerning potential changes in the regulatory environment affecting our business (including proposed Regulation NMS, possible changes in plans governing market data fees, reforms in the "trade-through" rule and changes in the pricing structure for trade execution, among others);

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  the statements in "Business—Our Business—Market Data Products—ArcaVision" concerning the launch of our new market data product, ArcaVision;

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  the statements in "Business—Our Business—Listing Fees" concerning our plans to promote ArcaEx as a trading venue and to diversify our revenues;

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  the statements in "Business—Our Business—Marketing" concerning our plan to achieve greater brand recognition through a broad range of marketing activities;

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  the statements in "Business—Legal Proceedings" concerning litigation and other proceedings involving our company or Gerald D. Putnam, our Chairman and Chief Executive Officer; and

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  the statements in "Trading on ArcaEx—Clearing" concerning our plans to develop self-clearing capabilities for Archipelago Securities, L.L.C. and Wave Securities, L.L.C.

USE OF PROCEEDS

        Based upon an assumed initial public offering price of $11.50 per share, we will receive net proceeds from the offering of approximately $53.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses, which are payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including to provide additional funds for our operations and to expand and diversify our product and service offerings, although we have not yet determined a specific use. As a result, we will retain broad discretion over the allocation of the net proceeds we receive in this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products and technologies, although we have no current agreements or commitments for any such acquisition. Pending specific application of the net proceeds, we intend to use them to purchase short-term marketable securities.

        We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders, 4,199,452 shares of which will be offered by certain underwriters or their affiliates.

DIVIDEND POLICY

        We currently do not intend to pay any dividends. We intend to retain all available funds and any future earnings to fund the continued development and growth of our business. Any payments of cash dividends in the future will be at the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual restrictions, and other factors our board of directors may deem relevant.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of common stock upon completion of this offering.

        As of June 30, 2004, our pro forma net tangible book value was approximately $145.4 million, or approximately $3.64 per share. "Pro forma net tangible book value per share" represents the amount of our total consolidated tangible assets minus the total consolidated liabilities, divided by the 39,901,322 shares of our outstanding common stock on a pro forma basis after giving effect to the incorporation transactions. After giving effect to the sale of 5,500,000 shares of our common stock in the offering at an assumed initial public offering price of $11.50 per share, the issuance of 717,349 additional shares to GAP under the terms of Archipelago's limited liability company agreement based upon the assumed initial public offering price of $11.50 per share, the issuance of 192,194 shares of common stock to former members of Archipelago Holdings, L.L.C. that became members in connection with the REDIBook merger, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, the adjusted pro forma net tangible book value of Archipelago as of June 30, 2004 would have been approximately $198.4 million, or approximately $4.28 per share of our common stock. This represents an immediate increase in net tangible book value of $0.64 per share to our existing stockholders and an immediate dilution in net tangible book value of $7.22 per share to new investors purchasing shares of common stock at the assumed initial public offering price.

        The following table illustrates this dilution on a per share basis:

Assumed initial offering price per share of common stock	$11.50
Pro forma net tangible book value per share as of June 30, 2004(1)	3.64
Increase in pro forma net tangible book value per share attributable to the sale of common stock in this offering	0.64
Adjusted pro forma net tangible book value per share after giving effect to this offering	4.28
Dilution in net tangible book value per share to new investors(2)	$7.22

(1)
Pro forma net tangible book value is calculated to give effect to the incorporation transactions.
(2)
Dilution is determined by subtracting adjusted pro forma net tangible book value per share after giving effect to the offering from the initial public offering price paid by a new investor.

        The following table as of June 30, 2004 summarizes the differences between our existing stockholders and new investors with respect to the number of shares of our common stock issued in this offering, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by new investors in this offering reflect an assumed initial public offering price of $11.50 per share and deduct estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	39,901,322	86.2%	$220,000,000	77.7%	$5.51
New investors	6,409,543	13.8%	$63,250,000	22.3%	$9.87

Total	46,310,865	100.0%	$283,250,000	100.0%	$6.12

        The discussion and tables set forth above assume that the incorporation transactions by which we converted from a limited liability company to a corporation on August 11, 2004 had occurred as of June 30, 2004. For a description of the incorporation transactions, see "Certain Relationships and Related Transactions—Incorporation Transactions."

        The discussion and tables set forth above also exclude:

  •
  approximately 1,954,000 shares of our common stock issuable upon the exercise of options and rights outstanding as of June 30, 2004; and

  •
  approximately 2,681,000 additional shares of common stock reserved for future grants under our equity compensation plans.

        To the extent outstanding options and rights are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operation plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of June 30, 2004:

  •
  on an actual basis;

  •
  on a "pro forma" basis to reflect the conversion of our company from a limited liability company to a corporation prior to the completion of this offering, based on a conversion ratio of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest (preferred and common) of Archipelago Holdings, L.L.C. (see "Certain Relationships and Related Transactions—Incorporation Transactions") and a $24.6 million cash distribution to our members immediately prior to the incorporation transactions. The cash distribution provided funds to our members to permit them to pay the taxes that the members will owe for their share of Archipelago's profits in 2004 as a limited liability company through the date of the incorporation transactions, calculated primarily based on the highest federal and state income tax rate applicable for tax withholding purposes to an individual. The cash distribution was approximately $24.6 million and resulted in a corresponding reduction to cash and cash equivalents pro forma; and

  •
  on an "as adjusted" basis to reflect the sale of 5,500,000 shares of our common stock offered by us in the offering at an assumed initial public offering price of $11.50 per share, after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us and after the issuance of 717,349 additional shares to GAP under the terms of Archipelago's limited liability company agreement based upon the assumed initial public offering price of $11.50 per share and the issuance of 192,194 shares of common stock to former members of Archipelago Holdings, L.L.C. that became members in connection with the REDIBook merger.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As of June 30, 2004
	Archipelago Holdings, L.L.C.	Archipelago Holdings, Inc.	Archipelago Holdings, Inc.
	Actual	Pro forma	As adjusted
	(in thousands, except share and per share data) (unaudited)
Cash and cash equivalents	$166,796	$142,196	$195,194
Redeemable convertible preferred shares	50,000	—	—
Equity:
Archipelago Holdings, L.L.C. members' equity	343,361	—	—
Archipelago Holdings, Inc. stockholders' equity:
Preferred Stock, par value $0.01 per share; 35,000,000 shares authorized, no shares issued and outstanding (pro forma as adjusted)	—	—	—
Common Stock, par value $0.01 per share; 165,000,000 shares authorized, 46,310,865 shares issued and outstanding (pro forma as adjusted)	—	368,069	421,067

Total stockholders' equity	342,669	368,069	421,067

Total capitalization	$392,669	$368,069	$421,067

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated financial data should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations." On August 11, 2004, we converted our company from a Delaware limited liability company (Archipelago Holdings, L.L.C.) to a Delaware corporation (Archipelago Holdings, Inc.). See "Certain Relationships and Related Transactions—Incorporation Transactions." Except as otherwise described below, the selected consolidated financial data relate to Archipelago Holdings, L.L.C. and its consolidated subsidiaries. The financial information as of and for the years ended December 31, 2001, 2002 and 2003 set forth below was derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus, except for pro forma data. The financial information as of and for the years ended December 31, 1999 and 2000 set forth below was derived from our audited consolidated financial statements that are not included in this prospectus, except for pro forma data. The financial information for the six months ended June 30, 2003 and as of and for the six months ended June 30, 2004 set forth below was derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus, except for pro forma data. The historical financial information may not be indicative of our future performance.

	For the year ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(1)	2003(1)	2003 (unaudited)	2004 (unaudited)
	(in thousands, except per share data)
Results of Operations
Revenues(2):
Transaction fees	$30,415	$80,598	$172,253	$355,618	$428,427	$191,239	$251,078
Market data fees(3)	—	—	—	1,483	29,461	8,466	24,172
Listing fees(4)	—	—	—	310	450	383	205

	30,415	80,598	172,253	357,411	458,338	200,088	275,455
Equity entitlements(5)	—	(20,514)	(17,022)	—	—	—	—

Total revenues	30,415	60,084	155,231	357,411	458,338	200,088	275,455

Cost of revenues(2):
Liquidity payments(6)	—	—	—	45,784	152,834	61,439	101,456
Routing charges	10,869	21,840	63,914	151,473	115,050	61,770	48,512
Clearance, brokerage and other transaction expenses	10,896	20,564	29,094	90,273	65,717	36,941	23,425

Total cost of revenues	21,764	42,404	93,008	287,530	333,601	160,150	173,393

Gross margin	8,651	17,680	62,223	69,881	124,737	39,938	102,062

Indirect expenses(2):
Employee compensation and benefits	3,504	13,202	21,678	24,320	39,986	19,233	21,164
Depreciation and amortization	196	2,462	10,115	17,681	30,529	9,544	16,252
Communications	3,366	11,128	26,838	23,695	20,687	11,558	9,159
Marketing and promotion	717	18,627	24,455	19,078	8,268	3,130	4,482
Legal and professional	4,368	8,529	6,450	7,511	8,610	5,433	5,876
Occupancy	258	1,146	2,003	2,704	4,156	2,108	1,986
General and administrative	715	2,848	8,107	9,216	11,668	6,179	4,555

Total indirect expenses	13,125	57,942	99,645	104,205	123,904	57,185	63,474

Net operating income/(loss)(7)	(4,474)	(40,262)	(37,422)	(34,324)	833	(17,247)	38,588

Interest and other(8)	10,151	8,466	3,269	1,386	940	119	712
Unrealized gain/(loss) on investment owned	11,406	(7,397)	(3,865)	(2,702)	—	—	—

Net income/(loss)(7)	17,083	(39,193)	(38,018)	(35,640)	1,773	(17,128)	39,300
Unaudited pro forma income tax provision (benefit)(9)	6,833	(15,677)	(15,207)	(14,256)	709	(6,851)	15,720

Unaudited pro forma net income (loss)(9)	$10,250	$(23,516)	$(22,811)	$(21,384)	$1,064	$(10,277)	$23,580

Unaudited pro forma earnings (loss) per share—basic(10)	$1.04	$(1.54)	$(1.41)	$(0.68)	$0.03	$(0.28)	$0.65
Unaudited pro forma earnings (loss) per share—diluted(10)	$1.04	$(1.54)	$(1.41)	$(0.68)	$0.03	$(0.28)	$0.58
Unaudited pro forma weighted average shares—basic	9,859,350	15,270,654	16,197,738	31,221,794	36,169,443	36,169,443	36,169,443
Unaudited pro forma weighted average shares—diluted	9,859,350	15,270,664	16,197,738	31,221,794	36,979,728	36,169,443	40,942,626

Revenues by segment:
Transaction execution services	$30,200	$46,918	$127,301	$317,388	$409,171	$177,470	$247,279
Agency brokerage services	215	13,166	27,930	40,023	49,167	22,618	28,176

Total revenues	$30,415	$60,084	$155,231	$357,411	$458,338	$200,088	$275,455

Balance Sheet (at end of period):
Cash and cash equivalents(11)	$170,934	$99,102	$54,752	$48,964	$111,815		$166,796
Receivables from brokers, dealers and customers(12)	3,559	10,081	20,842	25,662	38,666		41,820
Receivables from Members and affiliates(13)	3,221	4,358	10,092	18,595	38,548		34,370
Total assets	194,729	238,597	234,355	376,419	465,892		525,436
Members' equity(13)	$188,430	$216,754	$195,758	$302,822	$303,293		$342,669

(1)
In March 2002, we completed a merger with REDIBook ECN LLC, a competing ECN, as a result of which we significantly increased our trading volumes in Nasdaq-listed securities. Selected financial and operating data in 2002 and 2003 reflect this acquisition.

(2)
We engage in a significant amount of business with related parties in the ordinary course of our business. For a presentation of our operating results attributable to related party transactions for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, see "Consolidated Statements of Operations" and accompanying notes.

(3)
Following the launch of ArcaEx in March 2002, we began earning revenues from market data fees, based on the level of trading activity on ArcaEx. As the operator of ArcaEx, the equities trading facility of PCX Equities, we became eligible to participate through PCX in the sale of market data to centralized aggregators of this information.

(4)
We corrected the way we recognize initial listing fees and additional share listing fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Revenue Recognition."

(5)
In January 2000, we implemented an equity entitlement program, under which participating customers became eligible to earn "equity entitlements" based on the volume of order flow on our trading platforms. Equity entitlements were converted into Class B shares of Archipelago Holdings, L.L.C. without additional consideration. These shares will be converted into shares of our common stock in the incorporation transactions.

(6)
We began paying liquidity payments in April 2002 for non NYSE-listed securities.

(7)
As a limited liability company, all income taxes were paid by our members. As a corporation, we will be responsible for the payment of all federal and state corporate income taxes.

(8)
Includes a $5.7 million realized gain on investments sold in 1999 and a $0.2 million realized gain on investments sold in 2003.

(9)
The unaudited pro forma data presented gives effect to our conversion into a Delaware corporation as if it occurred at the beginning of the period presented. The unaudited pro forma income tax provision (benefit) represents a combined federal and state effective tax rate of 40% and does not consider potential tax loss carrybacks, carryforwards or the realizability of deferred tax assets. The unaudited pro forma net income (loss) represents our net income (loss) for the periods presented as adjusted to give effect to the pro forma income tax provision (benefit).

(10)
The unaudited pro forma earnings (loss) per share is based on the weighted average number of shares of common stock outstanding for each period after giving effect to our conversion to corporate form, the issuance of 192,194 shares of common stock to former members of Archipelago Holdings, L.L.C. that became members in connection with the REDIBook merger, and the issuance of 717,349 additional shares of common stock to GAP under the terms of Archipelago's limited liability company agreement based upon the assumed initial public offering price of $11.50 per share.

(11)
As approved by our board of managers on July 16, 2004, we made a cash distribution to our members immediately prior to the incorporation transactions. The cash distribution provided funds to our members to permit them to pay the taxes that the members will owe for their share of Archipelago's profits in 2004 as a limited liability company through the date of the incorporation transactions, calculated primarily based on the highest federal and state income tax rate applicable for tax withholding purposes to an individual. The cash distribution was approximately $24.6 million and resulted in a corresponding reduction to cash and cash equivalents.

(12)
Receivables from brokers, dealers and customers and receivables from members and affiliates include Section 31 fees, which consist of transaction fees charged to customers and remitted to the SEC in connection with sales of securities transacted on the Archipelago system.

(13)
As used in this table, "Members" refers to owners of Archipelago Holdings, L.L.C.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The statements in this discussion regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. You should read the following discussion together with the section entitled "Risk Factors" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

        We operate ArcaEx, the first open all-electronic stock market in the United States for trading in NYSE-, Nasdaq-, AMEX- and PCX-listed equity securities, exchange-traded funds and other exchange-listed securities. During 2003 and in the first six months of 2004, our customers executed 295.1 million and 200.8 million transactions in U.S. equity securities through ArcaEx, respectively. Our trading platforms and services have been designed to enhance the speed and quality of trade execution for our customers. Our trading platforms provide our customers with fast electronic execution and open, direct and anonymous market access. The technological capabilities of our trading systems, together with our trading rules, have allowed us to create a large pool of liquidity that is available to our customers internally on ArcaEx and externally through other market centers. In addition to operating ArcaEx and providing our core execution services, we provide customers with market data on a real-time and on a summary basis and, through our alliance with PCX, we offer companies and index providers that list on PCX a trading venue for their equity securities, exchange-traded funds and other structured products. Through our wholly-owned subsidiary, Wave Securities, L.L.C., we also offer agency brokerage services for institutional customers seeking to access ArcaEx and other U.S. market centers electronically. Our total revenues grew from $155.2 million in 2001 to $458.3 million in 2003 and to $275.5 million in the first six months in 2004.

Business Development

        Our business has grown substantially since we began trading operations in January 1997 on the Archipelago ECN, the precursor to ArcaEx. We attribute the growth in our business to the change in our business model and our organic and external growth. These developments included:

  •
  Our alliance with the Pacific Exchange. Beginning in March 2002, we began the migration of trading activities in exchange-listed securities to ArcaEx, which we extended to Nasdaq-listed securities on a phased basis in February 2003. During this transition period, we continued to operate the Archipelago ECN until we completed the migration of all Nasdaq-listed securities to ArcaEx in April 2003. We refer to the Archipelago ECN and ArcaEx, collectively, as the Archipelago system. As the operator of the exclusive equities trading facility of PCX Equities, we became eligible to earn revenues from two additional sources, market data fees and listing fees, and we also reduced our clearing costs.

  •
  Strategic Transactions. In 2002, we completed two strategic transactions: our merger with REDIBook ECN LLC, and our acquisition of GlobeNet Securities, Inc. REDIBook was a competing ECN that had a similar market share to our ECN at the time of the acquisition. The REDIBook acquisition allowed us to significantly increase our trading volume in Nasdaq-listed securities. In the GlobeNet acquisition, we acquired intangible technology assets including a matching engine technology platform that GlobeNet had used to develop an alternative trading system for bulletin board stocks. This acquisition increased our technology resources, which led to the development of software applications for our trading platform.

  •
  Growth in Trading Volumes and Increased Internal Match Rate. Through internal growth and the REDIBook merger, we have been able to increase our share volumes in U.S. equity securities traded on the Archipelago system. For example, our total U.S. share volume in Nasdaq-, NYSE- and AMEX-listed securities increased to 116.8 billion shares in 2003 from 30.0 billion shares in 2001. For the first six months of 2004, our total U.S. share volume in Nasdaq-, NYSE- and AMEX-listed securities reached 71.3 billion shares. In 2003, 89.3% of the shares handled on the Archipelago system were Nasdaq-listed securities. Our share of the total trading volume in Nasdaq-listed securities has increased from 5.9% in 2001 (of which 2.4% was matched internally and 3.5% was routed out) to 24.6% in 2003 (of which 16.8% was matched internally and 7.8% was routed out) and to 25.6% in the first six months of 2004 (of which 19.3% was matched internally and 6.3% was routed out), based on the number of shares handled on the Archipelago system. Our transaction fees earned from customers trading equity securities on the Archipelago system have represented, and we expect will continue to represent, a substantial part of our revenues. Our transaction fees accounted for 99.5% of our total revenues in 2002, 93.5% of our total revenues in 2003, and 91.1% of our total revenues in the first six months of 2004.

  As discussed above, in recent years, we have experienced significant growth in our trading volumes, which has exceeded our growth in revenues. This trend has resulted from declining revenue per transaction, which we believe has been driven by increased price competition and the resulting shift in the market fee structure. In addition to our growth in trading volumes, we have witnessed an increasing percentage of share volume (as well as of shares handled on ArcaEx) executed within our internal liquidity pool or "matched internally." We believe that this trend has been driven by: (i) industry consolidation, our acquisitions and a more competitive market environment; (ii) the migration of our trading operations to a more reliable trading platform in connection with the launch of ArcaEx, which we believe has attracted more customers to our system; and (iii) our sales and marketing efforts and our customers' pursuit of greater cost efficiencies, which has led them to rely on our technology and embed it in their infrastructure, enabling them to do business with us more easily. The trend of increased internally matched trades has contributed to our improved gross margin in absolute terms and as a percentage of our total revenues (due primarily to lower clearing costs for trades matched internally and increased revenues from market data fees generated by these types of trades), despite the decline in our average transaction-related gross margin per share until the first quarter of 2004. Management currently expects that these trends will continue in the short-term (without giving effect to Regulation NMS).

  In the future, we will continue to seek to increase our market share and trading volumes, particularly in NYSE-listed securities, although we may not be successful in doing so due to many factors, including the business environment in which we operate. See, for example, "Risk Factors—We face substantial competition that could negatively impact our market share and our profitability."

Business Environment

        The business environment in which we operate has been characterized in recent years by challenging business and economic conditions, intense competition among market participants and an increased focus on electronic trading due to technological advancements and regulatory changes, including the decimalization of security prices. Our business has been and will continue to be impacted by these key factors:

  •
  trading volumes in U.S. equity securities, which are driven by overall macroeconomic conditions;

  •
  competition (in terms of market share, pricing and product and service offerings); and

  •
  technological advancements and regulatory developments.

        The interplay of these factors will affect our future revenues, gross margin and profitability. Each factor is presented below and discussed elsewhere in this prospectus. See "—Sources of Revenues," "—Components of Expenses" and "—Results of Operations."

  Economic Conditions—Trading Volumes

        During 2000 through early 2003, the major U.S. market indices experienced a severe decline and significant volatility. The weak and uncertain economic climate, together with corporate governance and accounting concerns, contributed to lower equity prices, a reduction in corporate transactions, increased market volatility, and a generally more difficult business environment. These trends came after a period of tremendous growth throughout the late 1990s in the global equity markets. Beginning in the second half of 2001, through 2002, the growth rate in the volume of trading in U.S. equity markets began to slow, and in 2002, Nasdaq market volumes declined, although the U.S. exchange-listed securities still maintained moderate growth. In 2003, overall volume in U.S. equity markets increased slightly, although the total volume of Nasdaq-listed securities, which represents a significant portion of the trading volume on ArcaEx, continued to decline. Trading volume in U.S. equity markets increased in the first six months of 2004 versus the comparable period in 2003. For the six months ended June 30, 2004, average daily share volume traded in Nasdaq-listed equities increased by 16.3% compared to the six months ended June 30, 2003; however, during the three months ended June 30, 2004, the trading volume in Nasdaq-listed equities declined 14.7% compared to the three months ended March 31, 2004. In addition, to date, merger and acquisition activity and new stock issuance have increased with the upturn in economic activity.

  Competition

        We operate in a highly competitive business environment and have experienced intense price competition from other trading venues seeking to attract liquidity to their systems. To encourage investors to trade in their market centers, many of our competitors in the over-the-counter market reduced the transaction fees they charged customers for trade execution. They also offered to pay fees, referred to as "liquidity payments," to customers who added liquidity to their systems by posting buy orders or sell orders that were matched, or executed against, on their system by market participants purchasing or selling securities. We introduced liquidity payments in April 2002 as the competitive environment to attract liquidity intensified (as discussed below under "—Components of Expenses"). As a result of this competition, we also significantly reduced the transaction fees we charged our customers for trade execution (as described below under "—Sources of Revenues"). As a result of this pricing pressure, our revenues per transaction executed on the Archipelago system declined, offsetting increased revenues generated by increased trading volumes on the Archipelago system. In addition, increased competition has led to a number of consolidations among market participants, including our merger with REDIBook ECN LLC, Instinet's acquisition of the Island ECN and Nasdaq's recent acquisition of Brut, LLC.

  Technological Advancements and Regulatory Developments

        The securities trading industry has also experienced technological advancements and regulatory changes that have impacted our business environment. In particular, in 2000, the SEC mandated the quotation of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16) and required implementation for all securities by April 9, 2001. Because decimalization narrows average trading spreads (the difference between the price offered by a buyer and that asked by a seller), it has had a negative impact on the profitability of traditional market makers. One consequence of decimalization has been a move by market makers towards an electronic trading model, and away from higher-cost human brokers, resulting in an increase in trading on electronic venues like the Archipelago system. In 2004, a series of market reform proposals known as Regulation NMS was proposed by the SEC. These proposals were designed to modernize the regulatory structure of the securities trading industry. For a further discussion of regulatory, technological and other changes relevant to our business, see "Business—Industry Overview."

Our Reorganization

        On August 11, 2004, we converted from a Delaware limited liability company (Archipelago Holdings, L.L.C.) to a Delaware corporation (Archipelago Holdings, Inc.). The consolidated financial statements included elsewhere in this prospectus, which are the subject of the following discussion, are those of Archipelago Holdings, L.L.C. and its consolidated subsidiaries. We expect that our conversion to the corporate form of organization will not have any material effect on our consolidated financial statements. When we use the terms "Archipelago," "we" and "our" in the following discussion, we mean, prior to the conversion and related transactions described under "Certain Relationships and Related Transactions—Incorporation Transactions," Archipelago Holdings, L.L.C., a Delaware limited liability company, and its consolidated subsidiaries and, after the conversion and related transactions, Archipelago Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. For a discussion of the principal transactions in the reorganization, see "Certain Relationships and Related Transactions—Incorporation Transactions."

Income Taxes

        As a limited liability company, we have been treated as a partnership for federal, state and local income tax purposes. As a result, all items of income, expense, gain and loss of Archipelago were generally reportable on the tax returns of members of Archipelago Holdings, L.L.C. Accordingly, we made no provisions for income taxes at the company level.

        Following the conversion of our company to a corporation, our earnings will be subject to federal, state and local taxes at a combined rate of approximately 40%. We will not have any deferred tax assets related to our net operating loss carry forwards, as those losses were incurred when we were treated as a partnership for federal income tax purposes.

Segment Reporting

        For financial reporting purposes, our business is divided into two reportable segments: transaction execution services and agency brokerage services. Our transaction execution business includes trade execution on the Archipelago system as well as fees we receive for market data and from issuers listed on the Pacific Exchange for trading on ArcaEx. Our agency brokerage services are provided through Wave Securities, L.L.C., our broker-dealer subsidiary. For a discussion of our segments and related financial disclosure, see note 12 to our consolidated financial statements.

Sources of Revenues

  Transaction Execution Services

        In our transaction execution business, we derive revenues from three sources: transaction fees, market data fees and listing fees. Whether a trade is matched internally or routed out will not impact our revenues from transaction fees (net of the applicable liquidity payments or routing charges) because our operating margin is the same for either trade. However, whether a trade is matched internally or routed out will impact our market data fees and our clearing costs as discussed below under "—Market Data Fees" and "—Components of Expenses—Cost of Revenues."

        Transaction Fees.    Our revenues in our transaction execution services segment are derived primarily from transaction fees, which we charge customers for trade execution on the Archipelago system. We earn transaction fees for customer orders matched internally, as well as for customer orders routed out.

        We charge a per share fee (denominated in tenths of a cent per share) to each customer that executes against, or "hits," a buy order or sell order posted internally on the Archipelago system. We refer to these customers when they purchase or sell securities as "liquidity takers," as they remove liquidity from the Archipelago system. A liquidity taker may be either a purchaser or a seller, and is distinguished from a "liquidity provider" generally by the type of buy order or sell order it posts on our system. A liquidity provider will likely enter a non-marketable limit order on the Archipelago system (i.e., either a limit order to buy a security with a limit price below the best offer or a limit order to sell a security with a limit price above the best bid). Non-marketable limit orders are placed on the Archipelago limit order book and await execution. A liquidity taker, on the other hand, is likely to enter a marketable limit order (i.e., a limit order to buy a security with a limit price at or above the best offer or a limit order to sell a security with a limit price at or below the best bid for that security). Accordingly, liquidity providers generally "post" buy orders or sell orders that are subsequently "hit," or executed against, by the sell order or buy order, as the case may be, of a customer that is the liquidity taker. As discussed below, we pay liquidity providers a per share fee for posting buy orders and sell orders on our system.

        We also charge a per share fee (denominated in tenths of a cent per share) to customers whose orders are routed out to an external market center displaying the best buy order or sell order in the market for a particular security.

        The amount of transaction fees we earn in any period fluctuates based upon (i) transaction volumes and (ii) the prices we charge for trade execution. As a result of increased price competition, in the past we have reduced the amount per share we charge customers for taking liquidity from the Archipelago system, as well as for routing orders to an external market center. In addition, Instinet, one of our principal competitors, recently announced a price reduction for its outbound order routing services. Nasdaq has also recently announced a reduced fee schedule for market participants taking liquidity from its system. Given the competitive nature of our business, we expect to continue to experience pricing pressure from our principal competitors in establishing the rates at which we charge our customers for our execution services. Accordingly, in the future, we may change the amounts we charge our customers for trade execution.

        We expect that the amount of transaction fees we earn in the future could also depend on the outcome of certain regulatory proposals. In February 2004, the SEC proposed "Regulation NMS," which, among other things, would cap access fees, or transaction fees, charged by market centers and broker-dealers for access against displayed quotes. The proposal is now open for public comment, and we cannot predict the outcome of deliberations and discussions on the proposal or the final form that the proposed rule may take or whether any proposed rule will ultimately be approved. As drafted, the proposed rule imposes a cap of $0.001 per share on the transaction fees charged by market centers to members, or customers, and non-members who execute trades on these market centers. As a result, the transaction fees we charge our customers for "taking liquidity" from ArcaEx (discussed above) would be capped at $0.001 per share under the proposed rule when accessing the best bid or best offer displayed through ArcaEx. We are in the process of analyzing the potential impact of the proposed regulation to our business and results of operations. If the proposal is ultimately adopted in this form, we believe that the amount of transaction fees we earn, which represented over 93% of our total revenues for the year ended December 31, 2003, would potentially decrease by a material amount. Our preliminary analysis assumes, however, that trading volumes and our market share remain constant and does not give effect to changes investors may make in their trading patterns as a result of or in response to the proposed regulation. Under the proposed rule, we would be potentially unable to increase our revenues through higher pricing of transaction fees in the future, which could have a material adverse effect on our revenues and operating results. By capping transaction fees, the proposal would functionally eliminate or limit our ability and the ability of other market centers to pay customers for "providing liquidity" by posting non-marketable limit orders on ArcaEx. See also "—Components of Expenses—Cost of Revenues."

        A related provision of the proposal (as discussed in the next paragraph) would permit customers that display attributable quotes on ArcaEx or, as referred to in the proposed rule, on another "SRO order execution facility" to charge their own $0.001 per share fee to other market participants who execute against those quotes, bringing the total maximum per share charge for each execution to $0.002 ($0.001 for the executing market center and $0.001 for the customer whose attributable quote was executed against).

        As discussed above, the proposal would permit broker-dealer customers that display attributable quotes (i.e., quotes attributable to a particular broker-dealer, as distinguished from anonymous quotes) through a self-regulatory organization to charge their own fee of $0.001 per share to other market participants that execute against their displayed quotes. We believe this financial incentive would potentially encourage broker-dealers to trade on market centers with attributable quote functionality. Although we recently introduced attributable quote functionality on our system, our customers must make internal changes to their own systems to be able to display attributable quotes, and to date a number of our customers have not made these changes. It is possible that the proposed rule could encourage one or more of these customers to shift trading volume away from ArcaEx to market centers with fully developed attributable quote capability.

        Another provision of the proposal would permit ATSs that display bid and offer quotes through SRO order execution facilities to charge $0.002 per share for direct access to displayed quotes. Such ATSs (e.g., Instinet) would not be limited to the $0.001 per share fee to which the SRO order execution facilities, including ArcaEx, are limited. Accordingly, we believe the disparity in access fee caps as proposed could place ArcaEx at a competitive disadvantage relative to these ATSs. Because broker-dealers would not be able to charge $0.001 per share for execution against their attributable quotes displayed through an ATS (unlike attributable quotes that are displayed through an SRO), it is possible that ATSs would continue to offer liquidity rebates to encourage broker-dealers to place orders into their systems. Although this would potentially not impact our net revenues relative to our ATS competitors, the ability of ATSs to charge an access fee of $0.002 per share while ArcaEx is limited to $0.001 per share could have a negative impact on our revenues relative to our competitors.

        As discussed under "Risk factors—The SEC's proposed 'Regulation NMS' could significantly and adversely affect our revenues and our operating results," we believe that there is a significant amount of uncertainty regarding the interpretation of and issues raised by the proposed rules. We cannot predict whether the proposed changes will be adopted by the SEC in their proposed form, a different form or at all. In addition, many interpretive questions have been raised regarding the proposals and many variables must be considered in analyzing their impact. Accordingly, we cannot predict or quantify with any level of certainty the impact these proposed rule changes will have on our business. This applies equally to the discussion of market data fees below.

        Market Data Fees.    Following the launch of ArcaEx in March 2002, we began earning revenues from market data fees in connection with the sale of our market data, through the Pacific Exchange,

pursuant to the Consolidated Tape Association Plan, or CTA Plan, in the case of exchange-listed securities, and the Nasdaq OTC/UTP Plan, in the case of Nasdaq-listed securities. As an ECN, we were ineligible to participate in these Plans directly. Under the Plans, the information collected from all participants is sold to data vendors that in turn sell the data to third-party consumers such as Thomson Financial Inc. and Bloomberg, L.P. Under the CTA Plan, our market data fees are directly related to both the percentage of our trades in exchange-listed securities executed on ArcaEx that are reported through the CTA Plan and the size of the revenue sharing pool. Under the Nasdaq OTC/UTP Plan, through PCX we share revenues with Nasdaq and exchanges that are members of the Nasdaq OTC/UTP Plan and that trade Nasdaq-listed securities. The market data fees we receive through PCX under this plan are directly related to the total shares and trades that are executed on ArcaEx as a percentage of all shares and trades executed in Nasdaq-listed securities. For a description of the revenue sharing arrangements under these Plans, see "Business—Our Business—Market Data Products." We do not earn market data fees in connection with customer orders or shares handled that are routed out to an external market center for execution.

        Under proposed Regulation NMS, the existing arrangements for collecting and formulas for allocating revenues derived from market data fees would be changed. The SEC proposed a new formula that would divide market data fees equally between trading and quoting activity, rather than based solely on the number of trades executed at each market center for exchange-listed securities, or based solely on trading and volume activity, which is the current formula for Nasdaq-listed securities. Because this proposal would change the formula for allocating market data fees, it would also change the incentives created under existing market data plans. We cannot predict how other market centers would respond to these new incentives and, accordingly, whether trading and quoting activity—the elements that determine allocation of market data fees—would remain constant. In this dynamic environment, we cannot predict with certainty the effect the rules would have on our market data fees. However, our preliminary analysis of this proposal indicates that, if trading and quoting activity remained constant, our market data fees could potentially decline by a material amount if the proposal were adopted in its current form. We analyze the potential impact of proposed Regulation NMS to our business on an ongoing basis. The SEC recently extended the comment period and published a supplemental request for comment to address the developments that bear on many significant issues raised by the proposed rules.

        We also currently rebate 50% of the market data fees we receive under the CTA Plan to customers that trade exchange-listed securities, including exchange-traded funds, on ArcaEx based on their aggregate exchange-listed trading activity. We introduced this revenue rebate plan in the fourth quarter of 2002, and set the rate at 50% in response to competitive market conditions. In the future we may, at our discretion, change the percentage of fees we rebate or eliminate the plan. For financial reporting purposes, we record our market data fees net of amounts rebated to customers under this revenue rebate arrangement. We rebated approximately 50% and 25% of the total market data fees we received in 2002 and 2003, respectively. We initiated our revenue rebate plan to encourage customers to execute trades of exchange-listed securities on ArcaEx and to remain competitive with other market centers. The SEC does not permit market data fees generated under the Nasdaq OTC/UTP Plan to be rebated to participants in this manner.

        Listing Fees.    Under our facility services agreement with the Pacific Exchange, we are entitled as the operator of ArcaEx to all listing fees from issuers that list their equity securities on the Pacific Exchange. After launching ArcaEx in March 2002, we began receiving listing fees from legacy issuers that had selected the Pacific Exchange as a listing venue and maintained their listing following the creation of ArcaEx, as well as from new listings on PCX. Since the launch of ArcaEx in March 2002, there have been only two new listings of equity securities on the Pacific Exchange.

  Agency Brokerage Services

        Our revenues in our agency brokerage services segment are derived primarily from transaction fees. Institutional clients pay us for use of Wave's agency brokerage services. These transaction fees fluctuate based on share volumes and the prices Wave charges customers for access to ArcaEx, and are subject to greater variability than the fees we charge for our transaction execution services. Similar to fees charged by broker-dealers in the electronic direct access sector, the transaction fees charged per share are negotiated between Wave and the individual customers, and are subject to soft dollar arrangements discussed below.

  Quarterly Fluctuations

        In the securities trading industry, quarterly revenue fluctuations are common and are due primarily to variations in trading volumes, competition and technological and regulatory changes. Typically, revenues are lowest in the third quarter, primarily in August, due to reduced trading activity during the summer months. For a discussion of our quarterly operating results for the four most recent fiscal quarters, see "—Quarterly Results."

  Diversification of Revenues

        We generate revenues from a large number of customers. During 2002 and 2003, we generated revenues from over 700 customers.

  Related Party Revenues

        Some of our customers are also our investors. Revenues generated from our investors represented 37.3%, 49.6%, 38.4% and 37.1% of our total revenues, respectively, in 2001, 2002, 2003 and the six months ended June 30, 2004. We generated 9.0%, 27.7%, 13.9% and 10.1% of our total revenues, respectively, in 2001, 2002, 2003 and the six months ended June 30, 2004 from Goldman Sachs and its subsidiaries. For more information regarding our transactions with our investors as our customers, see "Certain Relationships and Related Transactions," and note 11 to our consolidated financial statements. For more information regarding our current investors' ownership in our company following this offering, see "Principal and Selling Stockholders."

Components of Expenses

  Cost of Revenues

        Our business is dependent on the liquidity of the Archipelago system (i.e., the number and range of buy orders and sell orders posted on our system and available to our customers). As a result, our most significant cost of generating revenues is the cost of liquidity, which we pay for in one of two ways. First, to enhance the liquidity of our system, we pay a small fee per share (denominated in tenths of a cent per share) to participants, referred to as "liquidity providers," that post buy orders and sell orders on the Archipelago system, when the quote is executed against, or "hit," by liquidity takers purchasing or selling securities internally on our system. We began incurring the cost of liquidity payments in April 2002. We do not pay these fees for orders posted in NYSE-listed securities. Second, as part of our best execution business model, we incur routing charges when the Archipelago system does not have the best buy or sell order in the market for a security that a customer is trying to buy or sell on our system. In that case, we will route the customer's order to the external market center that displays the best buy order or sell order. The external market center will charge us a fee per share (denominated in tenths of a cent per share) for routing to its system.

        As a general matter, the pricing model for transaction execution services has changed over time in response to increasing competition. As the amount of liquidity is determined by the number and ranges of buy or sell orders posted to a particular trading platform, the concept of paying liquidity providers developed to encourage these customers to place their orders on the trading system that paid them a per share fee to post their order. As discussed above, we began paying fees to liquidity providers in April 2002. Making liquidity payments and incurring routing charges are part of the costs we incur to generate revenues through increased liquidity on the Archipelago system. We seek to offset these costs by increased trade execution on the Archipelago system. Our cost of liquidity generally fluctuates based on (i) trading volumes and (ii) the per share fee we pay liquidity providers for trades executed internally on ArcaEx or the per share routing charge we pay to external market centers for outbound trades. Under proposed Regulation NMS, liquidity payments and routing charges could be functionally eliminated due to the cap that would be imposed on access fees.

        In addition to liquidity payments and routing charges, we also incur clearance, brokerage and related transaction expenses, which include transaction expenses paid to clearing entities for clearing and settlement, service fees paid per trade to exchanges for trade execution, costs incurred due to erroneous trade execution and charges we record from time to time for doubtful accounts, or bad debt, once we determine a receivable is not likely to be collected. As the operator of a facility of PCX Equities, we do not incur clearing charges for trades executed on ArcaEx by two independent market participants. As a result, our cost per trade is lower for trades executed internally on ArcaEx. If we route a trade to an external market center, we bear clearing and settlement costs.

        This category of expenses also includes soft dollar expenses incurred by Wave in providing agency brokerage services through its purchase of research products and other services from third parties for customers as part of the overall trade execution fees negotiated with them.

  Indirect Expenses

        In addition to our direct cost of revenues, we incur the following indirect expenses:

  •
  employee compensation and benefits expenses, which include salaries, incentive compensation and related employee benefits and taxes;

  •
  depreciation and amortization expenses, which result primarily from the depreciation of the fixed assets we purchase, including computer software and hardware used in the development of our trading systems;

  •
  communications expenses, which consist primarily of costs for our network connection with our customers and our data centers, as well as connectivity to various other market centers;

  •
  marketing and promotion expenses, which consist primarily of media, print and other advertising expenses as well as customer marketing expenses;

  •
  legal and professional expenses, which consist primarily of legal and accounting expenses;

  •
  occupancy expenses, which consist primarily of rental expenses; and

  •
  general and administrative expenses, which include travel and entertainment expenses and other administrative expenses and general office costs.

        As a public company, we will be subject to the requirements of the Sarbanes-Oxley Act of 2002, which will require us to incur significant expenditures in the near term to establish systems and hire and train personnel to comply with these requirements. In addition, as a public company, we may be required, pending the finalization of an exposure draft from the Financial Accounting Standards Board on accounting for stock compensation, to record compensation expense based on the fair value of options issued to employees. Currently, we are only required to record compensation expense to the extent that the fair value of our common stock exceeds the share price of the options at measurement date. See "—Recent Accounting Pronouncements."

Segments - Corporate Allocations

        Prior to January 2003, direct costs and certain indirect costs incurred by us but not directly paid by either segment were allocated based on each segment's volume. In addition, certain other indirect costs (including a portion of our management time, legal, accounting and other corporate functions as well as a portion of technology-related services) were allocated between the agency brokerage services segment and the transaction execution services segment based on management's estimate of the resources used during the period.

        During the year ended December 31, 2003, we allocated certain indirect costs incurred by us but not paid directly by either segment (i) based on our estimate of the expense attributable to each segment based on the amount of services provided to each; and (ii) to the extent we could not estimate the expense attributable to one segment over the other, based on the volume attributable to each segment. In 2004, we improved the method by which we allocate indirect expenses to each segment and reduced the amount of expenses allocated based on our estimates. This resulted primarily from the development of the infrastructure of our agency brokerage services segment separate from our transaction execution services segment. As the level of shared services between segments was reduced, we were able to more easily identify the expenses attributable between segments.

Key Statistical Information

        Our revenues and gross margin have been directly impacted by trading volumes of U.S. equity securities on the Archipelago system. Our profitability depends to a significant extent on our ability to attract and retain trading volumes, both in absolute terms and relative to other market centers. We derive revenues on both a per-share basis and a per-transaction basis, depending upon the source of revenue. The transaction fees we receive for trade execution and the payments we make to liquidity providers are determined on a per share basis. Market data fees for exchange-listed securities are determined on a per transaction basis, and market data fees for Nasdaq-listed securities are determined on a combination of share volume and transaction volume.

        The following table presents unaudited key transaction volume information, as well as selected operating information, for the periods presented. A description of how we calculate our market share, our trading volumes and other operating measures is set forth below.

	For the year ended December 31,			For the six months ended June 30,
	2001	2002	2003	2003	2004
Total U.S. market volume (millions of shares)(1)	860,930	920,863	926,500	452,685	508,847
Our total U.S. market volume (millions of shares)(1)	29,966	81,587	116,800	51,032	71,345
Our share of total U.S. market volume(1)(2)	3.48%	8.86%	12.61%	11.27%	14.02%
% of handled shares matched internally(3)	1.36%	5.17%	8.58%	6.98%	10.59%
% of handled shares routed out(3)	2.12%	3.69%	4.03%	4.29%	3.43%
Total volume of Nasdaq-listed securities (millions of shares)	464,655	433,791	424,607	201,299	234,071
Our total volume of Nasdaq-listed securities (millions of shares)	27,356	74,781	104,312	45,688	59,866
Our share of total volume of Nasdaq-listed securities(2)	5.89%	17.24%	24.57%	22.70%	25.58%
% of handled shares matched internally(3)	2.42%	10.37%	16.78%	14.17%	19.28%
% of handled shares routed out(3)	3.47%	6.87%	7.79%	8.53%	6.30%
Total volume of NYSE-listed securities (millions of shares)	364,613	438,989	439,608	222,888	235,621
Our volume in NYSE-listed securities (millions of shares)	2,040	4,146	4,904	2,480	3,703
Our share of total volume of NYSE-listed securities(2)	0.56%	0.94%	1.12%	1.11%	1.57%
% of handled shares matched internally(3)	0.08%	0.29%	0.54%	0.46%	0.96%
% of handled shares routed out(3)	0.48%	0.65%	0.58%	0.66%	0.62%
Total volume of AMEX-listed securities (millions of shares)	31,663	48,083	62,285	28,498	39,156
Our volume in AMEX-listed securities (millions of shares)	570	2,659	7,585	2,864	7,775
Our share of total volume of AMEX-listed securities(2)	1.80%	5.53%	12.18%	10.05%	19.86%
% of handled shares matched internally(3)	0.66%	2.93%	9.41%	7.20%	16.69%
% of handled shares routed out(3)	1.14%	2.60%	2.77%	2.85%	3.17%
Our ETF volume (millions of shares)	535	2,543	6,349	2,411	6,829
Our U.S. equity transaction volume (thousands of transactions)	64,588	183,471	295,107	125,234	200,831
Our average U.S. equity transaction size (shares per transaction)	464	445	396	407	355
Our average U.S. equity transactions per day (thousands of transactions)	256	728	1,176	1,010	1,620
Our average transaction-related revenue (per share)(4)	$0.0057	$0.0044	$0.0037	$0.0037	$0.0035
Our average U.S. equity cost of transaction-related revenue (per share)(5)	$0.0021	$0.0024	$0.0023	$0.0024	$0.0021
Our average transaction-related gross margin (per share)(6)	$0.0036	$0.0019	$0.0014	$0.0013	$0.0014
% of customer order volume matched internally(7)	48.7%	65.9%	80.6%	75.9%	85.9%
% of customer order volume routed out(7)	51.3%	34.1%	19.4%	24.1%	14.1%

(1)
U.S. market volume is calculated based on the number of shares of equity securities traded on the NYSE, AMEX and Nasdaq, including exchange-traded funds, as reported in the consolidated tape. The "consolidated tape" is the system that continuously provides the last sale price and volume of securities transactions in listed securities to the public.

(2)
Our market share is calculated based on the number of shares handled on the Archipelago system as a percentage of total volume.

(3)
Represents our share of the total volume of such securities handled on ArcaEx that was either matched internally on ArcaEx or routed out to an external market center.

(4)
The per share amount is calculated based on our total revenues derived from transaction fees of $172.3 million in 2001, $355.6 million in 2002, $428.4 million in 2003, $191.2 million in the six months ended June 30, 2003 and $251.1 million in the six months ended June 30, 2004 and our total U.S. market volume for the relevant period.

(5)
The per share amount is calculated based on our cost of revenues derived from transaction fees, which consist of routing charges and liquidity payments, of $63.9 million in 2001, $197.3 million in 2002, $267.9 million in 2003, $123.2 million in the six months ended June 30, 2003 and $150.0 million in the six months ended June 30, 2004 and our total U.S. market volume for the relevant period. The cost of revenue from transaction fees used in the per share computation does not include clearance, brokerage and other transaction expenses.

(6)
The per share amount is calculated based on our net revenues received from transaction fees, and our total U.S. market volume for the relevant period.

(7)
The percentage of customer order volume matched internally is calculated by dividing the volume of customer orders executed within our internal liquidity pool (including the volume of both buy orders and sell orders) by the total volume of customer orders (again including the volume of both buy orders and sell orders when such orders are matched internally). The percentage of customer orders routed out is calculated by dividing the volume of customer orders routed to other market centers by the total volume of customer orders.

        For purposes of calculating our volume, we include all shares that are "handled" on the Archipelago system. Handled shares include both shares that are bought or sold within our internal liquidity pool and shares that are routed to external markets for execution. We count every transaction handled by the Archipelago system exactly once; we do not count both sides of any transaction. For example, if a customer's 10,000 share buy order is matched with another customer's 10,000 share sell order in our internal liquidity pool, our handled volume will be 10,000 shares. As another example, if one of our customers sends us an order to buy 10,000 shares and the best price for that order is displayed at another market center, we will route that order to the other market center for execution. The other market center will report a 10,000 share transaction in the consolidated tape, and our handled volume will be 10,000 shares. As a result, the 10,000 shares we report as handled by us in this example are also handled by the external market center.

        Transactions in securities are reported in the consolidated tape, a high-speed system that continuously provides last sale price and volume in listed securities. Our handled volume is higher than our volume reported to the centralized aggregators for inclusion in the consolidated tape for two reasons. First, we do not report trades routed to another market center to the centralized aggregators of this data. Instead, the destination market center reports these trades. For example, if a customer's 10,000 share buy order is routed to another market center for execution, our handled volume will be 10,000 shares, but we will not report the trade. Second, our handled volume includes odd lot transactions—generally defined as trades of fewer than 100 shares—which, by rule, we do not report to the centralized aggregators for inclusion in the consolidated tape. For example, if one of our customers buys 50 shares, our handled volume will be 50 shares but we will not report this trade.

        For purposes of calculating our market share, we use the volume of shares that are handled on the Archipelago system (as described above) as the numerator, and the aggregate volume of shares reported by all securities exchanges and associations in the consolidated tape as the denominator. Our market share may be expressed as:

Number of shares handled on the Archipelago system
Overall market volume as reported in the consolidated tape

        As an alternative method of calculating market share, we could include in the numerator of the above formula only transactions that we report in the consolidated tape. This would exclude shares routed to other market centers and odd-lot transactions from our market share calculation.

        For purposes of calculating the percentage of handled shares matched internally or routed out, we count all shares that are "handled" on the Archipelago system as described above. We count every transaction handled by the Archipelago system exactly once; we do not count both sides of any transaction. Therefore, if five trades are executed on ArcaEx for 10,000 shares each, three of which are routed out, we will have handled 50,000 shares and our percentage of that share volume matched internally would be 40% and routed out would be 60%.

        Alternatively, for the purpose of calculating the percentage of customer order volume matched internally or routed out, we count each customer order exactly once. If two customers' orders are matched within our internal liquidity pool, we count the volume of both the buy order and the matched sell order. On the other hand, if a customer's order is routed to another market center and matched with an order posted at that other market center, we count only the volume of the order routed out.

Results of Operations

        The following table sets forth our consolidated statements of income data for the periods presented as a percentage of total revenue:

	Year ended December 31,			For the six months ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues:
Transaction fees	111.0%	99.5%	93.5%	95.6%	91.1%
Market data fees	—	0.4	6.4	4.2	8.8
Listing fees	—	0.1	0.1	0.2	0.1

	111.0	100.0	100.0	100.0	100.0
Equity entitlements	(11.0)	—	—	—	—

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenues:
Liquidity payments	—	12.8	33.4	30.7	36.8
Routing charges	41.2	42.4	25.1	30.9	17.6
Clearance, brokerage and other transaction expenses	18.7	25.2	14.3	18.4	8.5

Total cost of revenues	59.9	80.4	72.8	80.0	62.9

Gross margin	40.1%	19.6%	27.2%	20.0%	37.1%

Indirect expenses:
Employee compensation and benefits	14.0	6.8	8.7	9.6	7.7
Depreciation and amortization	6.5	5.0	6.7	4.8	5.9
Communications	17.3	6.6	4.5	5.8	3.3
Marketing and promotion	15.8	5.3	1.8	1.6	1.6
Legal and professional	4.2	2.1	1.9	2.7	2.1
Occupancy	1.3	0.8	0.9	1.0	0.7
General and administrative	5.2	2.6	2.5	3.1	1.7

Total indirect expenses	64.3%	29.2%	27.0%	28.6%	23.0%

Net operating income/(loss)	(24.2)%	(9.6)%	0.2%	(8.6)%	14.1%
Interest and other	2.1	0.4	0.2	0.1	0.2
Unrealized loss on investment owned	(2.5)	(0.8)	—	—	—

Net income/(loss)	(24.6)%	(10.0)%	0.4%	(8.5)%	14.3%
Unaudited pro forma income tax provision (benefit)	(9.8)%	(4.0)%	0.2%	(3.4)%	5.7%
Unaudited pro forma net income (loss)	(14.8)%	(6.0)%	0.2%	(5.1)%	8.6%

Revenues by segment:
Transaction execution services	82.0%	88.8%	89.3%	88.7%	89.8%
Agency brokerage services	18.0	11.2	10.7	11.3	10.2

	100.0%	100.0%	100.0%	100.0%	100.0%

Three Months Ended June 30, 2004 versus Three Months Ended June 30, 2003

  Overview

        Our net income increased from $1.5 million for the three months ended June 30, 2003 to $17.3 million for the comparable period in 2004. Our improved results of operations reflect the following principal trends:

  •
  Despite a 2.3% decline in total U.S. market volumes from 244.9 billion shares traded to 239.4 billion shares traded, our total volume increased 21.1% from 27.7 billion shares to 33.6 billion shares, resulting in our share of the total U.S. market volume increasing from 11.3% to 14.0%.

  •
  Increased percentage of customer order volume matched internally from 77.1% to 86.3% and reduced percentage routed to other markets, resulting in a change in the amount and mix of our cost of revenues:

  •
  liquidity payments increased $14.2 million and routing charges decreased $9.4 million;

  •
  clearance, brokerage and other transaction expenses decreased $4.7 million (from 14.7% of transaction revenue to 9.2%); and

  •
  gross margin improved by $16.3 million or 51.7%, and represented 37.1% of total revenues for the three months ended June 30, 2004, as compared to 28.0% for the same period a year earlier.

  •
  Increased market data revenue driven by higher trading volumes and a higher percentage of customer shares matched internally.

  •
  Reduced clearing costs per trade substantially due to the renegotiation of our clearing agreements.

  •
  Realized the full benefits of operating ArcaEx as a facility of PCX Equities compared to operating as an ECN effective April 11, 2003.

  •
  Increased total revenues by 14.6% while indirect expenses increased 2.0%, reflecting our ability to leverage our infrastructure.

        Although our total revenues increased by 14.6% and net income increased from $1.5 million to $17.3 million for the three months ended June 30, 2004 compared to the three months ended June 30, 2003, our total revenues decreased by 12.2% and net income decreased by 21.1% for the three months ended June 30, 2004 compared to the three months ended March 31, 2004. These decreases were primarily due to an 11.1% decline in total U.S. market volume between the quarterly periods. During both the three months ended March 31, 2004 and the three months June 30, 2004, our share of the total U.S. market volume was unchanged at 14.0% and our gross margin remained constant at 37.1% of total revenues.

  Revenues

        Our total revenues increased $16.5 million, or 14.6%, to $128.8 million for the three months ended June 30, 2004 from $112.3 million for the three months ended June 30, 2003. Revenue growth was driven by:

  •
  a $11.3 million, or 10.7%, increase in transaction fees, reflecting transaction volume growth on ArcaEx due to market share gains; and

  •
  a $5.3 million, or 74.8%, increase in market data fees, reflecting increased volumes and an increase in customer orders matched internally.

        The increase in transaction fees was driven by strong volume growth. Our total U.S. market volume in Nasdaq-, NYSE- and AMEX-listed securities increased by 21.1% to 33.6 billion shares in the second quarter of 2004 from 27.7 billion shares in the second quarter of 2003. For the three months ended June 30, 2004, we handled 25.6%, 1.5% and 22.2% of the total trading volume in Nasdaq-, NYSE- and AMEX-listed securities, respectively. This compares with 22.0%, 1.1% and 10.8%, respectively, for the same period in 2003. The growth in our trading volumes of AMEX-listed securities was driven by our strong volume growth in exchange-traded funds.

        Market data fees increased to $12.4 million for the three months ended June 30, 2004 from $7.1 million for the three months ended June 30, 2003. Market data fees derived from trading exchange-traded funds increased by $3.0 million to $4.8 million in the three months ended June 30, 2004, compared to $1.8 million in the three months ended June 30, 2003. This increase reflects our strong volume growth, partially offset by a lower average payment per printed trade.

        Revenues from listing fees decreased to $0.1 million for the three months ended June 30, 2004 from $0.3 million for the three months ended June 30, 2003.

        Our agency brokerage services segment contributed $12.6 million, or 9.8%, to our total revenues for the three months ended June 30, 2004, compared to $12.5 million, or 11.1%, for the three months ended June 30, 2003. The absolute increase in agency brokerage revenues was due primarily to an increase in the average rate earned from institutional clients, offset by a decrease in the transaction volume. Total volume and average per-share rate charged for this segment for the three months ended June 30, 2004 was approximately 0.9 billion shares and $0.014 per share (inclusive of soft dollar arrangements). Total volume and average rate charged for the three months ended June 30, 2003 was approximately 1.0 billion shares and $0.013 per share (inclusive of soft dollar arrangements). The decline in agency brokerage revenues as a percentage of our total revenues is due to relatively stronger growth within our core transaction execution services segment.

  Cost of Revenues

        Our total cost of revenues increased $0.2 million, or 0.2%, to $81.0 million for the three months ended June 30, 2004 from $80.8 million for the comparable period in the prior year. Although our cost of revenues remained relatively unchanged, it declined relative to total revenues from 72.0% to 62.9%. Additionally, the proportions of the components changed significantly reflecting our increased internal match rate and reduced clearing costs. Liquidity payments increased by $14.2 million, or 41.9%, offset by a $9.4 million, or 29.9%, decrease in routing costs and a $4.7 million, or 30.2%, decrease in clearing, brokerage and other transaction expenses.

        Our increased liquidity payments primarily reflect an increase in the percentage of customer order volume matched internally on ArcaEx and, to a lesser extent, the larger transaction volumes we achieved in the second quarter of 2004 compared to the second quarter of 2003. The amount we paid per share to customers for providing liquidity generally did not change during these periods. The percentage of customer order volume routed out to other markets for execution decreased to 13.7% for the three months ended June 30, 2004 from 22.9% for the comparable period in 2003 due to increased internal liquidity on the ArcaEx trading platform. This shift in trading behavior also resulted in the decline in routing charges we incurred. Clearing, brokerage and other transaction expenses decreased due to reduced clearing costs per trade that became effective in November 2003 and the migration of trading from Archipelago ECN to ArcaEx as a facility of PCX Equities (as a result of which we did not incur clearing charges for trades executed internally). In addition, the number of trades subject to clearing costs was reduced as a result of an increase in the percentage of customer order volume matched internally.

        In computing the percentage of customer order volume matched internally and the percentage of customer order volume routed out, we calculate the percentage based on the volume of individual customer orders, not the volume of matched trades (i.e., only counting one side of a matched transaction). For example, we calculate two customer orders matched internally on our system as two customer orders matched internally, and we include the volume of both the buy order and the sell order in computing our percentages of customer order volume matched internally and routed out. We calculate one customer order routed to an external market center (which will be matched with an order at that other market center) as one outbound trade or one customer order. We calculate one customer order routed to us from an external market center and matched with an order on our system as one inbound trade or one customer order.

        Our agency brokerage services segment accounted for $8.1 million, or 10.0%, of our total cost of revenues for the three months ended June 30, 2004, compared to $5.6 million, or 6.9%, for the three months ended June 30, 2003. For the three months ended June 30, 2004, total volume for this segment was approximately 0.9 billion shares, compared to 1.0 billion shares for the three months ended June 30, 2003. The increase in agency brokerage expenses as a percentage of our total cost of revenues is due to increased soft dollar expenditures.

  Gross Margin

        Gross margin increased $16.2 million to $47.7 million, or 37.1% of total revenues, for the three months ended June 30, 2004 from $31.5 million, or 28.0% of total revenues, for the comparable period in 2003. The overall improvement in gross margin reflects the increase in the percentage of customer order volume matched internally, lower cost of revenues, increased revenues due to volume growth and increased market data fees.

  Indirect Expenses

        Total indirect expenses increased $0.6 million, or 2.0%, to $30.7 million for the three months ended June 30, 2004 from $30.1 million for the three months ended June 30, 2003. This increase was due primarily to the following:

  •
  a $1.1 million increase in marketing and promotion;

  •
  a $0.7 million increase in employee compensation and benefits expenses as a result of increased staffing; and

  •
  a $0.3 million increase in depreciation and amortization.

        In May 2004, we vacated one of the floors in our headquarters and wrote off fixed assets with a net book value of $0.6 million in the aggregate. Such assets consisted primarily of leasehold improvements.

The increase in indirect expenses was partially offset by:

  •
  a $0.8 million decrease in communication expenses primarily associated with a reduction in customer connection costs, and

  •
  a $0.7 million decrease in general and administrative fees due primarily to reduced computer lease expenses.

  Interest and Other

        For the three months ended June 30, 2004, interest and other expenses represented income of $0.3 million, compared to $0.2 million for the same period in 2003. The increase was primarily due to higher average cash balances and interest-earning assets.

  Net Income

        As a result of the foregoing, we reported net income of $17.3 million for the three months ended June 30, 2004, a $15.8 million improvement from the $1.5 million net income reported for the three months ended June 30, 2003.

Six Months Ended June 30, 2004 versus Six Months Ended June 30, 2003

  Overview

        Our net income increased to $39.3 million for the six months ended June 30, 2004, a $56.4 million improvement from a $(17.1) million net loss for the comparable period in 2003. Our improved results of operations for the period reflect the following principal trends:

  •
  While total U.S. market volumes increased 12.4% from 452.7 billion shares traded to 508.8 billion shares traded, our total volume traded increased 39.8% from 51.0 billion shares to 71.3 billion shares, resulting in our share of the total U.S. market volume increasing from 11.3% to 14.0%.

  •
  Increased percentage of customer shares matched internally from 75.9% to 85.9% and reduced percentage routed to other markets, resulting in a change in the amount and mix of our cost of revenues:

  •
  liquidity payments increased $40.0 million and routing charges decreased $13.3 million;

  •
  clearance, brokerage and other transaction expenses declined from 18.5% of revenue to 8.5%; and

  •
  gross margin improved by $62.1 million or 155.5%, and represented 37.1% of total revenues for the six months ended June 30, 2004, as compared to 20.0% for the same period a year earlier.

  •
  Realized the full benefits of operating as ArcaEx as a facility of PCX Equities rather than an ECN or alternative trading system effective April 11, 2003, including increased market data revenues.

  •
  Reduced our clearing costs per trade substantially as a result of our transition to the exchange model and negotiations for reduced rates in our clearing agreements.

  •
  Increased total revenues by 37.6% while indirect expenses increased 11.0%, reflecting increased leverage of our infrastructure.

        Although our total revenues increased by 14.6% and net income increased from $1.5 million to $17.3 million for the three months ended June 30, 2004 compared to the three months ended June 30, 2003, our total revenues decreased by 12.2% and net income decreased by 21.1% for the three months ended June 30, 2004 compared to the three months ended March 31, 2004. These decreases were primarily due to an 11.1% decline in total U.S. market volume between the quarterly periods. During both the three months ended March 31, 2004 and the three months June 30, 2004, our share of the total U.S. market volume was unchanged at 14.0% and our gross margin remained constant at 37.1% of total revenues.

Revenues

        Our total revenues increased $75.4 million, or 37.7%, to $275.5 million for the six months ended June 30, 2004 from $200.1 million for the comparable period in 2003. Revenue growth was driven by:

  •
  a $59.8 million, or 31.3%, increase in transaction fees, reflecting transaction volume growth and expanded market share; and

  •
  a $15.7 million, or 185.5%, increase in market data fees, primarily reflecting our transition to the ArcaEx platform in April 2003, increased trading volume and an increase in customer orders matched internally.

        The increase in transaction fees was driven by volume growth. Our total U.S. market volume in Nasdaq-, NYSE- and AMEX-listed securities increased by 39.8% to 71.3 billion shares for the six months ended June 30, 2004 compared to 51.0 billion shares for the six months ended June 30, 2003. For the six months ended June 30, 2004, we handled 25.6%, 1.6%, and 19.9% of the total trading volume in Nasdaq-, NYSE- and AMEX-listed securities, respectively. This compares with 22.7%, 1.1% and 10.0% for the same period in 2003. The growth in our trading volume of AMEX-listed securities was driven by our volume growth in exchange-traded funds.

        Market data fees increased to $24.2 million for the six months ended June 30, 2004 from $8.5 million for the six months ended June 30, 2003. Market data fees derived from Nasdaq-listed securities increased by $9.7 million to $14.8 million for the six months ending June 30, 2004 compared to $5.1 million for the comparable period in 2003. During the six months ended June 30, 2004, we benefited from improved economics of operating ArcaEx as a facility of PCX Equities, which became fully transitioned for Nasdaq-listed securities in April 2003. As a facility of PCX Equities, we derive market data fees in transactions executed on ArcaEx that we did not receive when these transactions occurred on our ECN.

        Revenues from listing fees decreased to $0.2 million for the six months ended June 30, 2004 from $0.4 million for the six months ended June 30, 2003.

        Our agency brokerage services segment contributed $28.2 million, or 10.2%, to our total revenues for the six months ended June 30, 2004, compared to $22.6 million, or 11.3%, for the six months ended June 30, 2003. The absolute increase in agency brokerage revenues was due primarily to an increase in transaction volume and average per-share rate earned from institutional clients. Total volume and average rate charged for this segment for the six months ended June 30, 2004 was approximately 1.9 billion shares and $0.015 per share (inclusive of soft dollar arrangements). Total volume and average rate charged for the six months ended June 30, 2003 was approximately 1.7 billion shares and $0.013 per share (inclusive of soft dollar arrangements). The decline in agency brokerage revenues as a percentage of our total revenues is due to relatively stronger growth within our core transaction execution services segment.

Cost of Revenues

        Our total cost of revenues increased by $13.2 million, or 8.3%, to $173.4 million for the six months ended June 30, 2004 from $160.2 million for the same period a year earlier. As a percentage of total revenues, our cost of revenues declined from 80.0% to 62.9%. The composition of our cost of revenues changed significantly. Notably, liquidity payments increased while routing charges and clearance, brokerage and other expenses declined. These changes reflect our increased internal match rate, the full transition to operating ArcaEx as a facility of an exchange rather than as an ECN and reduced clearing rates per trade.

        Liquidity payments increased $40.0 million, or 65.1%, to $101.4 million for the six months ended June 30, 2004 from $61.4 million for the six months ended June 30, 2003. Our increased liquidity payments primarily reflect an increase in the percentage of customer order volume matched internally on ArcaEx and, to a lesser extent, the larger transaction volumes we achieved in the six months ended June 30, 2004.

        The percentage of customer order volume routed out to other markets for execution decreased to 14.1% for the six months ended June 30, 2004 from 24.1% for the comparable period in 2003. This shift in trading behavior resulted in the decline in routing charges of $13.3 million, or 21.5%, to $48.5 million for the six months ended June 30, 2004 from $61.8 million for the six months ended June 30, 2003.

        Clearing, brokerage and other transaction expenses declined $13.5 million, or 36.6%, to $23.4 million for the six months ended June 30, 2004 from $36.9 million for the six months ended June 30, 2003. This was the result of reduced clearing costs per trade that became effective in November 2003, the migration of trading from the Archipelago ECN to ArcaEx as a facility of PCX Equities (as a result of which we did not incur clearing charges for trades executed internally) and a reduction in the number of trades subject to clearing costs due to the lower percentage of orders routed out. As a percentage of total revenues, clearing costs declined from 18.4% to 8.5%.

        Clearing, brokerage and other transaction expenses for the six months ended June 30, 2003 included $4.5 million in costs related to fees charged by Spear, Leeds & Kellogg L.P., a subsidiary of The Goldman Sachs Group, Inc., under our service bureau agreement with them for development, operation, management and support services provided to the REDIBook ECN in connection with the integration of the REDIBook ECN into the Archipelago system. We did not incur these charges in 2004 due to the migration of trading of Nasdaq-listed securities from the Archipelago ECN to ArcaEx in April 2003.

        Our agency brokerage services segment accounted for $17.4 million, or 10.0%, of our total cost of revenues for the six months ended June 30, 2004, compared to $9.6 million, or 6.0%, for the six months ended June 30, 2003. For the six months ended June 30, 2004, total volume for this segment was approximately 1.9 billion shares, compared to 1.7 billion shares for the comparable period in 2003. The increase in agency brokerage expenses as a percentage of our total cost of revenues was due to increased soft dollar expenditures.

Gross Margin

        Gross margin increased $62.2 million, or 155.6%, to $102.1 million for the six months ended June 30, 2004 from $39.9 million for the six months ended 2003. As a percentage of total revenues, gross margin increased to 37.1% from 20.0%. The improvement in gross margin was driven in part by an increase in market data revenues as a percentage of total revenues to 8.8% for the six months ended June 30, 2004 from 4.2% for the comparable period in 2003. In addition, our gross margin improved due to the reduction in clearing costs we achieved in both absolute and relative terms. Our combined liquidity and routing expenses declined as a percentage of our total revenues from 61.6% for the six months ended June 30, 2003 to 54.4% for the six months ended June 30, 2004.

Indirect Expenses

        Total indirect expenses increased $6.3 million, or 11.0%, to $63.5 million for the six months ended June 30, 2004 from $57.2 million for the six months ended June 30, 2003. This increase was due primarily to the following:

  •
  a $1.9 million increase in employee compensation and benefits expenses as a result of increased staffing;

  •
  a $1.4 million increase in marketing and promotion expense due primarily to increased advertising, sponsorship and customer marketing expenses; and

  •
  a $6.7 million increase in depreciation and amortization.

        In June 2003, we determined that certain software and computer equipment would be retired by March 2004 and, therefore, we accelerated depreciation on these assets starting July 1, 2003. During the six months ended June 30, 2004, we recorded $2.6 million in incremental depreciation expense on these assets. As of March 31, 2004, the net book value of these assets was reduced to zero. In May 2004, we also vacated one of the floors in our headquarters and wrote off fixed assets with a net book value of $0.6 million in the aggregate. These assets consisted primarily of leasehold improvements.

        The increase in indirect expenses was partially offset by:

  •
  a $2.4 million decrease in communication expenses primarily associated with a reduction in customer connectivity costs; and

  •
  a $1.6 million decrease in general and administrative expenses due primarily to reduced computer lease expenses.

Interest and Other

        For the six months ended June 30, 2004, interest and other income was $0.7 million, compared to $0.1 million for the same period in 2003. The increase was primarily due to increased average cash balances and interest-earning assets.

Net Income

        As a result of the foregoing, we reported net income of $39.3 million for the six months ended June 30, 2004, representing a $56.4 million improvement from the $(17.1) million net loss we reported for the six months ended June 30, 2003.

Year Ended December 31, 2003 versus Year Ended December 31, 2002

  Overview

        Our net income improved from a $(35.6) million net loss for the year ended December 31, 2002 to $1.8 million in net income for the year ended December 31, 2003. Our improved results of operations for the period reflect the following principal trends:

  •
  The improved economics of operating ArcaEx as the equities trading facility of PCX Equities for a significant portion of the year:

  •
  Trading of Nasdaq-listed securities migrated from the Archipelago ECN to ArcaEx and fully integrated by April 2003;

  •
  Increased market data revenues reflecting the transition to ArcaEx; and

  •
  No clearing charges for trades matched internally on ArcaEx;

  •
  Increased revenues driven by strong volume growth, offset by reduced transaction fees due to increased price competition; and

  •
  Increased expenses, including increased liquidity payments due to higher trading volumes and higher payments per share, offset by decreased clearing costs and routing costs due to an increase in the percentage of customer orders matched internally on ArcaEx.

  Revenues

        Total Revenues.    Our total revenues increased $100.9 million, or 28.1%, to $458.3 million for the year ended December 31, 2003 from $357.4 million for the year ended December 31, 2002. Revenue growth was driven by a significant increase in transaction fees, reflecting transaction volume growth, and a significant increase in market data fees, reflecting the benefit of completing the transition of Nasdaq-listed trading from the Archipelago ECN to ArcaEx in April 2003. Our revenue growth for the year ended December 31, 2003 reflects our acquisition of REDIBook in March 2002, which resulted in higher transaction volumes. Our total revenues for the year ended December 31, 2003 reflect 12 months of increased volumes due to this acquisition, compared to nine months for the year ended December 31, 2002. Increased revenues in each period were offset by reduced fees per transaction due to increased price competition.

        Transaction fees increased $72.8 million, or 20.5%, to $428.4 million for the year ended December 31, 2003 from $355.6 million for the year ended December 31, 2002. The increase in transaction fees was driven by strong volume growth. Our total U.S. market volume in Nasdaq-listed, NYSE-listed and AMEX-listed securities increased by 43.1% to 116.8 billion shares in 2003 from 81.6 billion shares in 2002. We handled 24.6% of the total trading volume in Nasdaq-listed securities for the year ended December 31, 2003 (of which 16.8% was matched internally and 7.8% was routed out), compared to 17.2% for the prior year (of which 10.4% was matched internally and 6.8% was routed out). The number of shares handled on the Archipelago system as a percentage of the total trading volume in NYSE-listed securities remained relatively constant in both periods, representing 4.9 billion shares, or 1.1%, for the year ended December 31, 2003 (of which 0.5% was matched internally and 0.6% was routed out) and 4.1 billion shares, or 0.9%, for the prior year (of which 0.3% was matched internally and 0.7% was routed out). We handled 12.2% of the total trading volume of AMEX-listed securities for the year ended December 31, 2003, (of which 9.4% was matched internally and 2.8% was routed out) compared to 5.5% for the prior year (of which 2.9% was matched internally and 2.6% was routed out).

        Market data fees increased significantly to $29.5 million for the year ended December 31, 2003 from $1.5 million for the year ended December 31, 2002. We were ineligible to earn market data fees as an ECN, which we were still operating in 2002 and on which we executed approximately 95% of our total trading volume during that period. Although we launched ArcaEx in March 2002, the migration of exchange-listed securities from the Archipelago ECN to ArcaEx was not completed until August 2002, and the migration of Nasdaq-listed securities was not completed until April 2003.

        Revenues from listing fees increased $0.2 million to $0.5 million for the year ended December 31, 2003 from $0.3 million for the year ended December 31, 2002.

        Our agency brokerage services segment contributed $49.2 million, or 10.7%, to our total revenues for the year ended December 31, 2003, compared to $40.0 million, or 11.2%, for the year ended December 31, 2002. The absolute increase in agency brokerage revenues was due primarily to an increase in transaction volume and average rate charged to institutional clients. Total volume and average rate charged for this segment for the year ended December 31, 2003 was approximately 3.6 billion shares and $0.014 per share (inclusive of soft dollar arrangements). Total volume and average rate charged for the year ended December 31, 2002 was approximately 3.4 billion and $0.012 per share (inclusive of soft dollar arrangements). The decline in agency brokerage revenues as a percentage of our total revenues is due to relatively stronger growth within our core execution service segment.

  Cost of Revenues

        Our total cost of revenues increased $46.1 million, or 16.0%, to $333.6 million for the year ended December 31, 2003 from $287.5 million for the year ended December 31, 2002. This increase was due to a significant increase in liquidity payments, offset in part by decreased clearing, brokerage and other transaction expenses as well as decreased routing charges. Our increased liquidity payments reflected higher transaction volumes from the REDIBook acquisition. Our cost of revenues was generally impacted by an increase in the percentage of our customer orders matched internally and a corresponding decrease in the percentage of customer orders routed out. This change in trade behavior resulted in an increase in liquidity payments offset by a decrease in routing charges, and a decrease in clearing charges.

        Liquidity Payments.    Our liquidity payments increased significantly to $152.8 million for the year ended December 31, 2003 from $45.8 million for the year ended December 31, 2002. As a percentage of revenues, liquidity payments increased by 20.6% from 12.8% for the year ended December 31, 2002 to 33.4% for the year ended December 2003. The increase in liquidity payments was due primarily to an increase per share in the amount paid to liquidity providers (representing approximately $32.0 million of the increase) and an increase in the volume of buy orders and sell orders posted on the Archipelago system by liquidity providers that were executed against, or "hit," internally on the Archipelago system by liquidity takers buying or selling those securities (representing approximately $75.0 million of the increase). We began making liquidity payments in April 2002 (for non-NYSE-listed securities) and only made payments during part of the period. Our Nasdaq-listed share volume and our AMEX-listed share volume for the year ended December 31, 2003 increased by 44.4% to an aggregate of 111.9 billion shares (of which 81.4% was matched internally and 18.6% was routed out) from 77.5 billion shares for the prior period (of which 66.9% was matched internally and 33.1% was routed out).

        Routing Charges.    Routing charges decreased $36.4 million, or 24.0%, to $115.0 million for the year ended December 31, 2003 from $151.5 million for the year ended December 31, 2002. As a percentage of total revenues, routing charges decreased by 17.3% to 25.1% for the year ended December 31, 2003 from 42.4% for the year ended December 31, 2002. The decrease in routing charges was due primarily to an average per share decline of approximately $0.001 in fees charged by external market centers to execute orders originating from the Archipelago system, and to a decrease in the number of customer orders routed out during this period. The percentage of customer order volume routed out decreased to 19.4% of our total customer order volume for the year ended December 31, 2003 from 34.1% of our total customer order volume routed out for the prior year, resulting from increased internal liquidity on our system.

        Clearance, Brokerage and Other Transaction Expenses.    Clearance, brokerage and other transaction expenses decreased $24.6 million, or 27.2%, to $65.7 million for the year ended December 31, 2003 from $90.3 million for the year ended December 31, 2002. The decrease was due primarily to (i) the migration of trading from the Archipelago ECN to ArcaEx, as a result of which we did not incur clearing charges for trades executed on ArcaEx by two independent market participants; (ii) an increase in the percentage of customer order volume matched internally; and (iii) lower clearing charges per transaction. In addition, the decrease in these expenses was partially due to a smaller bad debt expense recorded for the year ended December 31, 2003, compared to the year ended December 31, 2002. We recorded a bad debt expense of $8.0 million for the year ended December 31, 2003 due to receivables acquired in connection with the REDIBook acquisition, continuing business and, to a lesser extent, receivables from non-subscribers who accessed our ECN via SelectNet, a Nasdaq order routing system. As the operator of a trading facility of PCX Equities, we no longer execute orders from non-subscribers via SelectNet.

        Our agency brokerage services segment accounted for $23.4 million, or 7.0%, of our total cost of revenues for the year ended December 31, 2003, compared to $13.4 million, or 4.7%, for the year ended December 31, 2002. The absolute increase in agency brokerage expenses was due to higher soft dollar expenses in 2003. For the year ended December 31, 2003 we incurred approximately $16.2 million in soft dollar expenses, compared to $6.9 million in 2002. The increase in agency brokerage expenses as a percentage of our total cost of revenues is primarily due to these increased soft dollar expenses.

  Gross Margin

        Gross margin increased $54.8 million, or 78.4%, to $124.7 million for the year ended December 31, 2003 from $69.9 million for the year ended December 31, 2002. As a percentage of revenues, gross margin increased to 27.2% for the year ended December 31, 2003 from 19.6% for the year ended December 31, 2002, driven substantially by improvements in our transaction execution services business segment. The improvement in gross margin reflects our shift in business from operating the Archipelago ECN to operating ArcaEx as the exclusive equities trading facility of PCX Equities. As the operator of an exchange facility, our per trade transaction costs declined by 28.0% due to reduced clearing costs, and we earned increased market data fees with the launch of our Nasdaq-listed platform in February 2003. The migration of Nasdaq-listed securities to ArcaEx was completed by April 2003. These improvements in gross margin were offset by a reduction in our per share transaction fees in April 2002, which reduced our revenues per trade for the year ended December 31, 2003.

  Indirect Expenses

        Total indirect expenses increased $19.7 million, or 18.9%, to $123.9 million for the year ended December 31, 2003 from $104.2 million for the year ended December 31, 2002. This increase was due primarily to increased employee compensation and benefits expenses, increased depreciation and amortization expenses and increased general administrative expenses, offset in part by decreased communications and marketing expenses for the period. However, as a percentage of total revenues, total indirect expenses decreased slightly to 27.0% for the year ended December 31, 2003 from 29.2% for the year ended December 31, 2002.

        Employee Compensation and Benefits.    Employee compensation and benefits expenses increased $15.7 million, or 64.4%, to $40.0 million for the year ended December 31, 2003 from $24.3 million for the year ended December 31, 2002. Increased compensation expenses were primarily due to increased staffing and related expenses.

        Depreciation and Amortization.    Depreciation and amortization expenses increased by $12.8 million, or 72.7%, to $30.5 million for the year ended December 31, 2003 from $17.7 million for the year ended December 31, 2002. The increase was due primarily to an accelerated depreciation charge we recorded beginning in the third quarter of 2003 after determining on June 30, 2003 that software and computer equipment relating to our original trading platform would be retired in March 2004. We decided to phase out the original platform after developing a new platform with technology acquired in the GlobeNet transaction. We discontinued using our original trading platform after successfully migrating our listed trading operations in the first quarter of 2004. As a result, we shortened the expected life of the old platform to reflect the expected completion of the migration in March 2004, resulting in the accelerated depreciation expense. We recorded $13.3 million in depreciation on these assets, compared to $7.6 million we would have recorded had the depreciation not been accelerated. The increase was also due to a lesser extent to the amortization of software developed for internal use and the depreciation of fixed assets purchased to develop our trading system.

        Communications.    Communications expenses decreased $3.0 million, or 12.7%, to $20.7 million for the year ended December 31, 2003 from $23.7 million for the year ended December 31, 2002. The decrease was primarily due to our cost containment efforts and a change in our customer connectivity policy. Effective April 2002, in connection with our reduction of transaction fees, we began passing through to our broker-dealer customers the charges for network connectivity to the Archipelago system, rather than incurring the line charges directly.

        Marketing and Promotion.    Marketing and promotion expenses decreased $10.8 million, or 56.7%, to $8.3 million for the year ended December 31, 2003 from $19.1 million for the year ended December 31, 2002. As a percentage of total revenues, marketing and promotion expenses decreased to 1.8% for the year ended December 31, 2003 from 5.3% for the year ended December 31, 2002. This substantial reduction was due to the suspension of our broad-based media advertising campaign in 2003 as we focused our resources on launching the ArcaEx trading platform. We expect our marketing and promotion spending in 2004 to return to or exceed historical levels as we intend to resume our broad-based media advertising campaign during this period.

        Legal and Professional.    Legal and professional expenses increased $1.1 million, or 14.6%, to $8.6 million for the year ended December 31, 2003 from $7.5 million for the year ended December 31, 2002. The increase was due to increased legal and consulting fees.

        Occupancy.    Occupancy expenses increased $1.5 million, or 55.6%, to $4.2 million for the year ended December 31, 2003 from $2.7 million for the year ended December 31, 2002. The increase was due primarily to an increase in the amount of office space leased during this period.

        General and Administrative.    General and administrative expenses increased $2.5 million, or 27.2%, to $11.7 million for the year ended December 31, 2003 from $9.2 million for the year ended December 31, 2002. The increase was due primarily to an increase in operating lease commitments during the period.

  Interest and Other

        Interest and other expenses decreased by $0.4 million, or 32.1%, to 0.9 million, due to reduced average cash balances and interest earning assets. The unrealized loss on investments in 2002 was due to the mark-to-market valuation of our investment in TradePoint Group LDC, or TradePoint, which represented our indirect investment in Virt-x Plc, a new pan-European blue chip market in which Tradepoint was a minority owner. In 2003, we disposed of our entire investment in Virt-x Plc.

  Net Income

        As a result of the foregoing, we recorded $1.8 million in net income for the year ended December 31, 2003, as compared to a $(35.6) million net loss for the year ended December 31, 2002.

Year ended December 31, 2002 versus Year ended December 31, 2001

  Overview

        Our net income improved from a $(38.0) million net loss for the year ended December 31, 2001 to a $(35.6) million net loss for the year ended December 31, 2002. Our improved results of operations for the period reflect the following principal trends:

  •
  Increased revenues due to the completion of our merger with REDIBook, which significantly increased our trading volumes in Nasdaq-listed securities, as well as continued organic growth;

  •
  Significant decrease in the per share transaction fee charged due to intense price competition in 2002;

  •
  Increased cost of revenues due to the introduction of liquidity payments in April 2002; and

  •
  Increased cost of revenues due to increased clearing costs and routing charges, despite a higher number of shares traded internally on the Archipelago system.

  Revenues

        Total Revenues.    Our total revenues increased $202.2 million, or 130.3%, to $357.4 million for the year ended December 31, 2002 from $155.2 million for the year ended December 31, 2001. Revenue growth was driven by increased transaction fees, reflecting the completion of our merger with REDIBook ECN LLC, effective March 18, 2002, which nearly doubled our trading volumes in Nasdaq-listed securities. The increase in our total revenues was offset by the reduction per share in the transaction fees we implemented in April 2002 due to intense price competition for transaction execution services among trading venues.

        To a lesser extent, our total revenues in 2001 were lower due to contra revenues of $17.0 million we recorded for the year ended December 31, 2001 in connection with the equity entitlement program. Under this program, participating customers were able to earn entitlements to our Class B shares based on their volume of order flow in eligible securities on the Archipelago system. We discontinued the program in 2002. For further information, see note 9 to our consolidated financial statements.

        Transaction fees increased $183.4 million, or 106.5%, to $355.6 million for the year ended December 31, 2002 from $172.3 million for the year ended December 31, 2001. The increase in transaction fees was driven by strong volume growth due to the completion of the REDIBook merger. Our total U.S. market volume in Nasdaq-listed, NYSE-listed and AMEX-listed securities increased by 172% to 81.6 billion shares in 2003 from 30.0 billion shares in 2001. We handled 17.2% of the total trading volume in Nasdaq-listed securities for the year ended December 31, 2002, compared to 5.9% for the prior year. The number of shares handled on the Archipelago system as a percentage of the total trading volume in NYSE-listed securities increased to 0.9%, or 4.1 billion shares, for the year ended December 31, 2002 from 0.6%, or 2.0 billion shares, for the prior year. We handled 5.5% of the total trading volume of AMEX-listed securities for the year ended December 31, 2002, compared to 1.8% for the prior year. In addition, our total trading volume of ETFs was 2.5 billion shares in 2002, the first year that ETFs were traded on ArcaEx.

        We also earned $1.5 million in market data fees for the year ended December 31, 2002, which we generated after trading commenced on ArcaEx of PCX-listed equity securities in March 2002. We continued to roll out exchange-listed securities through August 2002. During this period, Nasdaq-listed securities continued to trade on the Archipelago ECN. We were not eligible to earn market data fees for trading activities on our ECN.

        We earned $0.3 million in revenues from listing fees for the year ended December 31, 2002. We did not earn any revenues from listing fees for the year ended December 31, 2001 because we had not yet begun operating ArcaEx and receiving listing fees from issuers with equity securities listed on the Pacific Exchange.

        Our agency brokerage services segment contributed $40.0 million, or 11.2%, to our total revenues for the year ended December 31, 2002, compared to $27.9 million, or 18.0%, for the year ended December 31, 2001. The absolute increase in agency brokerage revenues was due primarily to an increase in transaction volume offset by a slight reduction in average rate charged to institutional clients. Total volume and average rate charged for this segment for the year ended December 31, 2002 was approximately 3.4 billion shares and $0.012 per share (inclusive of soft dollar arrangements). Total volume and average rate charged for the year ended December 31, 2001 was approximately 2.2 billion and $0.013 per share (inclusive of soft dollar arrangements). The decline in agency brokerage revenues as a percentage of our total revenues is due to relatively stronger growth within our core execution service segment.

  Cost of Revenues

        Our total cost of revenues increased $194.5 million, or 209.1%, to $287.5 million for the year ended December 31, 2002 from $93.0 million for the year ended December 31, 2001. As a percentage of revenues, our total cost of revenues increased significantly to 80.4% for the year ended December 31, 2002 from 59.9% for the year ended December 31, 2001. The increase in our cost of revenues was due primarily to the introduction of liquidity payments beginning in April 2002.

        Liquidity Payments.    We introduced liquidity payments in April 2002 in response to the changing competitive landscape and to encourage liquidity providers to post buy orders and sell orders on the Archipelago system. We recorded liquidity payments of $45.8 million for the year ended December 31, 2002.

        Routing Charges.    Routing charges increased $87.6 million, or 137.0%, to $151.5 million for the year ended December 31, 2002 from $63.9 million for the year ended December 31, 2001, primarily due to an increase in the number of shares traded on the Archipelago system. The percentage of orders routed to external market centers during this period decreased to 34.1% from 51.3% in the prior year, representing an increase of 17.2% in the percentage of customer orders matched internally. Increased routing charges were offset to a limited extent by reduced fees per share charged by external market centers, which took effect in April 2002. As a percentage of revenues, routing charges remained relatively constant for 2002 relative to 2001.

        Clearance, Brokerage and Other Transaction Expenses.    Clearance, brokerage and other transaction expenses increased $61.2 million, or 210.3%, to $90.3 million for the year ended December 31, 2002 from $29.1 million for the year ended December 31, 2001, primarily due to the overall growth in our business over the prior year. In addition, we recorded bad debt expense of $10.0 million for the year ended December 31, 2002, primarily due to uncollectable receivables from non-subscribers, who accessed our ECN via SelectNet. As the operator of an exchange facility, we no longer execute orders from non-subscribers routed via SelectNet. As a percentage of revenues, clearance, brokerage and other transaction expenses increased to 25.2% for the year ended December 31, 2002 from 18.7% for the year ended December 31, 2001.

        Our agency brokerage services segment accounted for $13.4 million, or 4.7%, of our total cost of revenues for the year ended December 31, 2002, compared to $9.2 million, or 9.9%, for the year ended December 31, 2001. The absolute increase in agency brokerage expenses was due to increased clearing and soft dollar charges caused by increased volume. Total volume for the year ended December 31, 2002 was approximately 3.4 billion shares and total volume for the year ended December 31, 2001 was approximately 2.2 billion shares. The decrease in agency brokerage expenses as a percentage of our total cost of revenues was due to lower routing costs incurred by the agency brokerage segment.

  Gross Margin

        Gross margin increased $7.7 million, or 12.4%, to $69.9 million for the year ended December 31, 2002 from $62.2 million for the year ended December 31, 2001. The improvement in margin reflects the completion of the REDIBook merger and continued organic growth in trading volumes. Gross margin as a percentage of revenues decreased to 19.6% for the year ended December 31, 2002 from 40.1% for the year ended December 31, 2001 due primarily to the impact of intense price competition that emerged in the second half of 2002, which resulted in increased liquidity payments and reduced transaction fees, partially offset by lower routing charges per share and clearing fees.

  Indirect Expenses

        Indirect expenses increased $4.6 million, or 4.6%, to $104.2 million for the year ended December 31, 2002 from $99.6 million for the year ended December 31, 2001 due primarily to the general growth of our business, including growth due to our acquisition of REDIBook, and related costs, partially offset by decreased communications and marketing and promotion expenses.

        Employee Compensation and Benefits.    Employee compensation and benefits expenses increased $2.6 million, or 12.2%, to $24.3 million for the year ended December 31, 2002 from $21.7 million for the year ended December 31, 2001. The increase in compensation expenses was due primarily to increased staffing and related expenses.

        Depreciation and Amortization.    Depreciation and amortization expenses increased by $7.6 million, or 74.8%, to $17.7 million for the year ended December 31, 2002 from $10.1 million for the year ended December 31, 2001 due primarily to increased depreciation of computer software and hardware.

        Communications.    Communications expenses decreased $3.1 million, or 11.7%, to $23.7 million for the year ended December 31, 2002 from $26.8 million for the year ended December 31, 2001. As a percentage of revenues, communications expenses decreased by 10.7% to 6.6% for the year ended December 31, 2002 from 17.3% for the year ended December 31, 2001.

The decrease was due primarily to the implementation of a billing policy in the second quarter of 2002 that charged customers for network connectivity, thereby reducing our communications expense.

        Marketing and Promotion.    Marketing and promotion expenses decreased $5.4 million, or 22.0%, to $19.1 million for the year ended December 31, 2002 from $24.5 million for the year ended December 31, 2001. As a percentage of revenues, marketing and promotion expenses decreased by 10.5% to 5.3% for the year ended December 31, 2002 from 15.8% for the year ended December 31, 2001. As a general matter, we engaged in less marketing activities in the period due to our focus on the competitive pricing environment in 2002 and on launching ArcaEx.

        Legal and Professional.    Legal and professional expenses increased $1.0 million, or 15.4%, to $7.5 million for the year ended December 31, 2002 from $6.5 million for the year ended December 31, 2001. The increase was primarily due to increased professional fees related to meeting exchange requirements.

        Occupancy.    Occupancy expenses increased $0.7 million, or 35%, to $2.7 million for the year ended December 31, 2003 from $2.0 million for the year ended December 31, 2002. The increase was due primarily to the overall growth of our business.

        General and Administrative.    General and administrative expenses increased $1.1 million, or 13.6%, to $9.2 million for the year ended December 31, 2002 from $8.1 million for the year ended December 31, 2001. The increase was due primarily to the overall growth in our business.

  Interest and Other

        Interest and other expenses decreased $1.9 million, or 57.6%, to $1.4 million for the year ended December 31, 2002 from $3.3 million for the year ended December 31, 2001. The unrealized loss on investments in each year was due to the mark-to-market valuation of our investment in Tradepoint.

  Net Loss

        As a result of the foregoing, our net loss decreased $2.4 million, or 6.3%, to a $(35.6) million net loss for the year ended December 31, 2002 from a $(38.0) million net loss for the year ended December 31, 2001.

Quarterly Results

        The following tables set forth selected unaudited consolidated quarterly statement of income data and selected unaudited consolidated operating data for the four quarters ended June 30, 2004. In management's opinion, this unaudited information has been prepared on substantially the same basis as the consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the unaudited consolidated quarterly data. The unaudited consolidated quarterly data should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period, and you should not rely on them as such.

	Quarter ended
	Sept. 30, 2003 (unaudited)	Dec. 31, 2003 (unaudited)	March 31, 2004 (unaudited)	June 30, 2004 (unaudited)
	(dollars in thousands)
Results of Operations:
Revenues:
Transaction fees	$116,015	$121,173	$134,873	$116,205
Market data fees	10,852	10,143	11,724	12,448
Listing fees(1)	24	43	88	117

Total revenues	126,891	131,359	146,685	128,770

Cost of revenues:
Liquidity payments	42,765	48,630	53,205	48,251
Routing charges	28,716	24,563	26,480	22,032
Clearance, brokerage and other transaction expenses	16,008	12,769	12,666	10,759

Total cost of revenues	87,489	85,962	92,351	81,042

Gross margin	39,402	45,397	54,334	47,728
Gross margin (% of revenues)	31.1%	34.6%	37.1%	37.1%

Indirect expenses:
Employee compensation and benefits	9,972	10,781	10,333	10,831
Depreciation and amortization	9,966	11,020	10,731	5,520
Communications	4,911	4,217	4,529	4,631
Marketing and promotion	2,391	2,747	1,746	2,736
Legal and professional	1,449	1,729	2,303	3,573
Occupancy	1,023	1,026	976	1,010
General and administrative	3,466	2,023	2,112	2,443

Total indirect expenses	33,178	33,543	32,730	30,744

Net operating income	6,224	11,854	21,604	16,984
Interest and other, net	269	553	374	338

Net income	6,493	12,407	21,978	17,322
Unaudited pro forma income tax provision	2,597	4,963	8,791	6,929

Unaudited pro forma net income	$3,896	$7,444	$13,187	$10,393

Other Operating Data(2)(3):
Average daily share volume (millions of shares):
Nasdaq-listed	443.3	472.7	520.0	445.6
NYSE-listed	18.4	19.4	31.8	27.9
ETFs	30.8	30.8	49.1	61.0
Total share volume (millions of shares):
Nasdaq-listed	28,369.7	30,253.4	32,238.9	27,627.4
NYSE-listed	1,179.4	1,244.5	1,971.9	1,731.4
ETFs	1,968.7	1,969.2	3,045.8	3,783.3
Trading data:
% of customer order volume matched internally	82.2%	85.5%	85.5%	86.3%
% of customer order volume routed out	17.8%	14.5%	14.5%	13.7%

	100%	100%	100%	100%

(1)
We corrected the way we recognize initial listing fees and additional share listing fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Revenue Recognition."

(2)
Market volume is calculated based on the number of shares of equity securities traded on the NYSE, AMEX and Nasdaq, including exchange-traded funds, as reported in the consolidated tape. The "consolidated tape" is the system that continuously provides the last sale price and volume of securities transactions in listed securities to the public. See "—Key Statistical Information."

(3)
Our market share is calculated based on the number of shares handled on the Archipelago system as a percentage of total volume.

        Our results for the quarters referenced above reflect the following principal trends:

  •
  Increased trading volumes on the Archipelago system until March 31, 2004 and a decrease in the second quarter of 2004;

  •
  The continued growth and economic benefits of operating the ArcaEx platform; and

  •
  An increase in the percentage of customer orders matched internally within the Archipelago system.

        The per share transaction fees we charged liquidity takers and the per share payments we made to liquidity providers for transactions in Nasdaq-listed securities and exchange-traded funds remained constant throughout these quarterly periods.

        The percentage of our customers' orders that were matched internally on the Archipelago system increased during these quarterly periods, resulting in lower routing charges. The increase in customer orders matched internally resulted in fewer orders being sent to other market centers for execution, reducing the total amount of routing charges in each quarter.

        The relatively low listing fees in the third and fourth quarters of 2003 was due to a greater number of secondary equity offerings by issuers with equity securities listed on the Pacific Exchange in the first and second quarters of 2003, which resulted in additional fees we received from these issuers to register additional shares.

        Our clearance, brokerage and other transaction expenses were highest in the quarter ended September 30, 2003 relative to the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 due to an increase in the percentage of customer orders matched internally within our liquidity pool in these subsequent quarters. As the operator of ArcaEx, a facility of PCX Equities, we do not incur clearing charges for customer orders matched internally. In addition, the decrease in clearance, brokerage and other transaction expenses in the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 resulted from a favorable renegotiation of our agreements with Spear, Leeds & Kellogg, which clears trades on behalf of our broker-dealer subsidiaries, resulting in a significantly lower fee per cleared trade.

        As a percentage of total revenues, our gross margins have increased from 31.1% in the quarter ended September 30, 2003 to 37.1% in the quarter ended June 30, 2004 due to increased market data revenue and a favorable change in the amount and mix of our cost of revenue. The steady increase of the percentage of customer order volume matched internally resulted in higher liquidity payments and lower routing charges and clearing costs. The favorable renegotiation of our clearing costs per trade and our operation as a facility of PCX Equities resulted in additional clearing cost reductions.

        Our legal and professional expenses have increased steadily as a result of our continued growth in business activities as well as costs incurred in relation to certain legal proceedings. See "Business—Legal Proceedings."

        Higher levels of depreciation and amortization expenses in the quarters ended September 30, 2003, December 31, 2003 and March 31, 2004 as compared to the quarter ended June 30, 2004 was due primarily to an accelerated depreciation charge we recorded in those quarters after determining on June 30, 2003 that software and computer equipment related to our original trading platform would be retired in March 2004.

        Although our total revenues increased by 14.6% and net income increased from $1.5 million to $17.3 million for the three months ended June 30, 2004 compared to the three months ended June 30, 2003, our total revenues decreased by 12.2% and net income decreased by 21.2% for the three months ended June 30, 2004 compared to the three months ended March 31, 2004. These decreases were primarily due to an 11.1% decline in total U.S. market volume between the quarterly periods. During both the three months ended March 31, 2004 and the three months June 30, 2004, our share of the total U.S. market volume was unchanged at 14.0% and our gross margin remained constant at 37.1% of total revenues.

        We have experienced, and expect to continue to experience, significant fluctuations in quarterly operating results as a result of a variety of factors, including:

  •
  trading volumes;

  •
  impact of competition;

  •
  changes in regulations;

  •
  our ability to retain and manage personnel and process trading activity;

  •
  the amount and timing of capital expenditures; and

  •
  general economic conditions.

        We may continue to make significant expenditures related to expansion of our services and the development of our businesses. Some of our product developments may require significant expenditures over long periods of time before they generate substantial revenues or net income, and our results of operations may be affected as a result.

        Due to all of the foregoing factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful, and these comparisons cannot be relied upon as indicators of future performance. In addition, we may not be able to sustain the rate of revenue growth that we have experienced in the past. For a discussion of factors that may affect our revenue growth, see "Risk Factors."

Liquidity and Capital Resources

        Historically, our primary sources of liquidity have been cash provided by operations and proceeds generated from the sale of our common equity and preferred shares.

        We received investments between January 1999 and June 30, 2004 in an aggregate amount of approximately $220.0 million. Our current investors and their affiliates have no obligations to make future investments in our business, and we do not anticipate they will do so.

        Our principal liquidity requirements are for working capital, capital expenditures and general corporate purposes. Our capital expenditures in 2001, 2002 and 2003 related primarily to developing our trading platforms, which included investments in software development and hardware, as well as building our data centers. We also incurred cash expenses related to our acquisitions of REDIBook and GlobeNet. Our capital expenditures in 2003 related primarily to the development of our integrated trading platforms for both exchange-listed and Nasdaq-listed securities and the development of ArcaVision, a market data product we launched on a pilot basis in the spring of 2004. We estimate that our capital expenditures for 2004 will be approximately $21.0 million for continued development of our trading platforms, the development of new products and services, including market data products, and the relocation of our data center currently located in New York, New York. For the six months ended June 30, 2004, capital expenditures amounted to $13.9 million.

        We believe that cash flows from operating activities, together with net proceeds from this offering, should be sufficient for us to fund our current operations for at least the next 12 months. We believe that the net proceeds we receive from this offering of approximately $53.0 million will strengthen our balance sheet and will provide us with available cash to pursue our business strategy of expanding our business by increasing our market share, developing new products and services and pursuing acquisitions and strategic alliances. To the extent we require additional capital to fund our working capital or capital expenditures, we may borrow under a credit facility entered into in October 2003 by our subsidiary, Archipelago Exchange, L.L.C., with J.P. Morgan Chase Bank. Under this facility, trade receivables of Archipelago Exchange, L.L.C. will be pledged as collateral in connection with any future borrowing. No amounts have been drawn under the credit facility and the full $20.0 million remains available for borrowing as of the date of this prospectus. If this proves insufficient, we intend to seek additional financing in the credit or capital markets, although we may be unsuccessful in obtaining additional financing on acceptable terms or at all.

        Our broker-dealer subsidiaries are subject to regulatory requirements intended to ensure their respective general financial soundness and liquidity, which require that they comply with certain minimum capital requirements. These regulations, which differ in the United States, the United Kingdom and Canada—the three countries in which our broker-dealer subsidiaries do business—generally prohibit a broker-dealer subsidiary from repaying borrowings from us or our affiliates, paying cash dividends, making loans to us or our affiliates or otherwise entering into transactions that would result in a significant reduction in its regulatory net capital position without prior notification or approval of its principal regulator. For a discussion of the regulations governing our broker-dealer subsidiaries, see "Business—Regulation." Our capital structure is designed to provide each of our subsidiaries with capital and liquidity consistent with its business and regulatory requirements.

  Summary Disclosures about Contractual Obligations and Off-Balance Sheet Arrangements

        The following table reflects a summary of our contractual cash obligations and other commercial commitments at June 30, 2004:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating leases	$17,217	$3,011	$6,258	$3,044	$4,904
Purchase obligations	2,412	2,412	—	—	—
Capital leases	2,532	2,008	524	—	—

Total	$22,161	$7,431	$6,782	$3,044	$4,904

Off-Balance Sheet Arrangements

        On June 29, 2004, pursuant to a lease agreement, we applied for a $350,000 irrevocable standby letter of credit, which expires on March 31, 2005. The beneficiary of this letter of credit is the landlord of the Company's headquarters.

Changes in Financial Condition

        At June 30, 2004, we had cash and cash equivalents of $166.8 million, an increase of $55.0 million as compared to December 31, 2003. As of June 30, 2004 and December 31, 2003, cash and cash equivalents included Section 31 fees (which consist of transaction fees collected from customers on sales of certain securities transacted on the Company's trading platform and subsequently remitted to the SEC) of $44.1 million and $34.6 million, respectively. As approved by our board of managers on July 16, 2004, we made a cash distribution to our members immediately prior to the incorporation transactions. The cash distribution provided funds to our members to permit them to pay the taxes that the members will owe for their share of Archipelago's profits in 2004 as a limited liability company through the date of the incorporation transactions, calculated primarily based on the highest federal and state income tax rate applicable for tax withholding purposes to an individual. The cash distribution was approximately $24.6 million and resulted in a corresponding reduction to cash and cash equivalents.

        In 2003, cash and cash equivalents increased $62.8 million to $111.8 million from $49.0 million at December 31, 2002. As of June 30, 2004, cash and cash equivalents represented approximately 32.0% of our total assets as compared to 24.0% and 13.0% at December 31, 2003 and 2002, respectively. The $55.0 million increase in cash and cash equivalents during the six months ended June 30, 2004 was primarily attributable to cash flows from operations, offset by capital expenditures, as well as costs incurred as part of our initial public offering and early repayment of a note payable. The increase in cash and cash equivalents in 2003 was due to the sale of preferred membership interests to GAP Archa Holdings, Inc., an investment entity affiliated with General Atlantic Partners, LLC, as well as cash flows from operations, offset by capital expenditures. Cash and cash equivalents decreased to $49.0 million as of December 31, 2002, from $54.8 million as of December 31, 2001. Cash and cash equivalents as a percentage of our total assets decreased to 13.0% from 23.4% in the same period. The decrease in cash and cash equivalents in 2002 was due primarily to our operating losses and capital expenditures.

        Receivables from brokers, dealers and customers increased to $29.4 million as of December 31, 2003 from $23.3 million as of December 31, 2002. Receivables from members and affiliates increased to $29.9 million as of December 31, 2003 from $17.6 million as of December 31, 2002. "Members" refers to owners of Archipelago Holdings, L.L.C. Section 31 fees receivable from brokers, dealers and customers increased to $9.3 million as of December 31, 2003 from $2.5 million as of December 31, 2002. Section 31 fees receivable from members and affiliates increased to $8.7 million as of December 31, 2003 from $1.0 million as of December 31, 2002. The increase in Section 31 fees receivable from brokers, dealers and customers was due primarily to the migration of trading from the Archipelago ECN to ArcaEx. Section 31 fees are paid to the SEC by exchanges and Nasdaq based on their level of securities trading activity. As an ECN, we were not required to collect Section 31 fees for trades executed within our internal liquidity pool. The Section 31 fees for these trades were billed directly to our customers by Nasdaq. We now are required to bill and collect from our customers Section 31 fees for all sell trades handled (executed within our internal liquidity pool or routed to other market centers for execution) on ArcaEx. As of June 30, 2004, receivables from brokers, dealers, customers, members and affiliates, including Section 31 fees receivable, amounted to $76.2 million in the aggregate, a $1.0 million decrease as compared to the $77.2 million receivable balance at December 31, 2003.

        Payables to brokers, dealers and exchanges decreased to $17.5 million as of December 31, 2003 from $23.1 million as of December 31, 2002. Payables to members and affiliates increased to $29.3 million as of December 31, 2003 from $26.7 million as of December 31, 2002. Section 31 fees payable to members increased to $34.6 million as of December 31, 2003 from $2.9 million as of December 31, 2002. As of June 30, 2004, payables to brokers, dealers, exchanges, members and affiliates, including Section 31 fees payable, amounted to $99.4 million in the aggregate, a $18.0 million increase as compared to the $81.4 million payable balance at December 31, 2003.

        Goodwill and our indefinite lived intangible asset remained at $129.6 million and $90.0 million, respectively, as of June 30, 2004, December 31, 2003 and December 31, 2002. As required under SFAS No. 142, "Goodwill and Other Intangible Assets," we performed annual impairment tests on goodwill and our indefinite lived intangible asset. Based on the results of valuation analyses prepared by an independent specialist, we determined that there was no impairment on our goodwill or our indefinite lived intangible asset.

        As of June 30, 2004, other assets amounted to $11.6 million, a $7.9 million increase from the $3.7 million balance at December 31, 2003, primarily due to $5.2 million of costs incurred in relation to our initial public offering as well as other expenses prepaid during the six-month period.

        Operating Activities.    Net cash provided by (used in) operating activities was $(8.8) million, $23.4 million and $31.4 million for the years ended December 31, 2001, 2002 and 2003, respectively. For the six months ended June 30, 2004, we generated $79.8 million of cash from operating activities, including net income of $39.3 million, adjusted for non-cash charges primarily consisting of depreciation and amortization of $15.8 million, and cash generated by working capital accounts of $24.7 million (of which $9.5 million represented an increase in Section 31 fees payable to the SEC).

        Cash provided by operating activities of $31.4 million for the year ended December 31, 2003 consisted of net income of $1.8 million, adjusted for non-cash charges primarily consisting of depreciation and amortization of $30.5 million and a provision for doubtful accounts of $8.0 million, offset by a slight increase in cash used for working capital.

        Cash provided by operating activities was $23.4 million for the year ended December 31, 2002. We had a net loss of $(35.6) million, offset by non-cash charges primarily consisting of depreciation and amortization of $17.7 million and a provision for doubtful accounts of $10.0 million. In addition, we were able to monetize net operating assets of approximately $28.6 million, primarily due to the acquisition for stock of $20.0 million of net operating assets from REDIBook.

        Cash used in operating activities of $(8.8) million for the year ended December 31, 2001 consisted of a net loss of $(38.0) million, adjusted for non-cash charges, primarily consisting of a charge for equity entitlements issued of $17.0 million, depreciation and amortization of $10.1 million and an unrealized loss on investment of $3.9 million, offset by a slight increase in cash used for working capital.

        Investing Activities.    Net cash used in investing activities was $35.5 million, $29.2 million and $21.2 million for the years ended December 31, 2001, 2002 and 2003, respectively. We used $13.9 million of cash in investing activities during the six months ended June 30, 2004. Investing activities in all periods consisted primarily of capital expenditures on fixed assets, except for 2002, when approximately $8.1 million of the expenditures related to costs incurred to acquire REDIBook and GlobeNet.

        On March 18, 2002, we completed a merger with REDIBook. In connection with the merger, former members of REDIBook received a 50% equity interest in our company. We accounted for the transaction using the purchase method of accounting. On August 20, 2002, we acquired GlobeNet. We accounted for the transaction as an asset acquisition.

        In November 2003, we completed an offering of preferred interests to GAP, as a result of which we received net proceeds of approximately $48.4 million. In connection with the incorporation transactions, these interests will be converted into shares of our common stock. GAP also acquired additional limited liability company interests from our investors for approximately $75.0 million. We did not receive any of the proceeds from our investors' sale of interests to GAP.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. We review our estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

  Revenue Recognition

        We recognize revenue in the form of transaction fees paid by customers for trade execution on the Archipelago system, whether the trade is executed internally or routed out to an external market center. We also simultaneously recognize an expense, in the form of either a liquidity payment or a routing charge, paid to the liquidity provider or the external market center, as the case may be. We recognize these fees and expenses on a gross basis in our consolidated financial statements in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Our application of EITF Issue No. 99-19 includes an evaluation of a number of factors deemed relevant by management in making its determination with respect to gross versus net reporting of revenue.

        Some of the key factors considered in making this determination include:

  •
  our assessment that we are a "primary obligor" to the transactions;

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  our latitude in establishing transaction fee prices;

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  the fact that our execution platform serves as the venue where the transactions are executed;

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  the fact that our execution platform allows for different trade specifications to meet user needs; and

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  our incurrence of credit risk on the collection of transaction fees.

We earn transaction fees upon execution of the transaction.

        We also earn market data fees from the sale of market data, and in turn rebate a portion of those fees to our customers. We recognize these fees as revenue net of the rebates provided to our customers. We recognize these fees and expenses on a net basis in our consolidated financial statements in accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Our application of EITF Issue No. 99-19 includes an evaluation of a number of factors deemed relevant by management in making its determination with respect to gross versus net reporting of revenue. While some of these factors suggest net reporting and others suggest gross reporting, we believe that the preponderance of the facts supports net reporting. In particular, we do not believe that we are the primary obligor in these transactions; in our assessment, we are acting in an agency capacity. In addition, we do not incur credit risk or market risk related to the fees, as we only pass the fees along to customers once we receive them and only at the agreed upon sharing percentage based on the actual fees received.

        We estimate the market data fees we earn each quarter based on the number of transactions executed on the Archipelago system in that quarter that qualify for payment under the various market data plans.

        Our listing fees consist of original listing fees, fees payable in connection with the listing of additional shares of equity securities and annual listing fees. We recognize annual listing fees ratably over the following twelve-month period. We corrected our financial statements to recognize initial listing fees and additional share listing fees over five-year estimated service periods, rather than in the period listing occurred or the additional shares were issued. The effect of the correction was a $460,000 increase in net loss for the year ended December 31, 2002, and a $137,000 and a $95,000 decrease in net income for the year ended December 31, 2003 and the six-month period ended June 30, 2004, respectively. We will recognize the resulting deferred revenue in future periods.

  Goodwill and Indefinite-Lived Intangible Assets

        As of December 31, 2003, we had approximately $129.7 million in goodwill. Under SFAS No. 142, Goodwill and Other Intangible Assets, management is required to perform a detailed review at least annually of the carrying value of our intangible assets, which includes goodwill and our right to operate as the exclusive equities trading facility of PCX Equities. In this process, management is required to make estimates and assumptions in order to determine the fair value of our assets and liabilities and projected future earnings using various valuation techniques, including a discounted cash flow model. Management uses its best judgment and information available to it at the time to perform this review, as well as the services of an expert valuation specialist. Because management's assumptions and estimates are used in the valuation, actual results may differ. If management determines that the fair value of the intangible assets is less than their carrying value, an impairment loss would be recognized in an amount equal to the difference between the fair value and the carrying value.

  Provision for Doubtful Accounts

        We evaluate the collectibility of accounts receivable based on the financial condition of our customers, the length of time a receivable is past due and our historical experience with the particular customer. If we know of a customer's inability to meet its financial obligations, we record a specific provision for doubtful accounts for estimated losses resulting from the inability of that customer to make payments. The amount of the provision will be charged against the amounts due to reduce the receivable to the amount we reasonably believe will be collected. If the financial condition of one of our customers were to deteriorate, resulting in an impairment of its ability to make payments, an additional provision could be required. Due to changing economic, business and market conditions, we review the provision monthly and make changes to the provision as appropriate.

  Stock-Based Compensation Arrangements

        We have elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our employee stock options. Under APB No. 25, we record compensation expense equal to the difference between the exercise price of the stock option and the fair market value of the underlying stock as of the measurement date, which may be on or after the date of the option grant. For disclosure purposes only, we also estimate the impact on our net income of applying the fair value method of measuring compensation cost on stock options with the fair value determined under the minimum value method as provided by SFAS No. 123, Accounting for Stock-Based Compensation as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. For stock issued or sold outright to employees, directors or third parties, we measure expenses as the difference between the price paid by the recipient and the fair market value of the stock on the date of issuance or sale. In the absence of a public market for our common stock, management and the board of directors estimate the market value of our common stock for all option grants and stock issuances based on recent sales of our equity securities and valuation opinions from independent valuation consultants.

  Related Party Transactions

        We have entered into significant transactions with our affiliates in the normal course of business. In the opinion of management, transactions and agreements with affiliates are made at prevailing market rates, terms and conditions, and do not involve more than the normal risk of collectibility or present other unfavorable features. For a discussion of transactions with our affiliates, see note 11 to our consolidated financial statements, "Related Party Transactions."

  Software Development

        We account for development costs of internal use software under SOP 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and other related guidance. We expense software development costs as incurred during the preliminary project stage, while we capitalize costs incurred during the application development stage, which are amortized using the straight-line method over the software's estimated useful life, generally three years. We begin to amortize these capitalized costs only when the software becomes ready for its intended use. We cease capitalization of costs when the post implementation/operation stage of the software development process is reached.

  Other Significant Accounting Policies

        Other significant accounting policies not involving the same level of measurement uncertainties as those described above are nevertheless important to an understanding of our consolidated financial statements. Policies related to income taxes and other accounting policies require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance.

Recent Accounting Pronouncements

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. We adopted the provisions of SFAS No. 144 at the beginning of the year ended December 31, 2003. The implementation of this standard did not have a significant impact on our financial position and results of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also established that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. Our adoption of SFAS No. 146 did not have a significant impact on our financial condition or results of operations.

        In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements for FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Our adoption of FIN No. 45 on January 1, 2003, did not have a material impact on our financial condition or results of operations.

        In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FAS 123. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for the fiscal years ending after December 15, 2002. SFAS No. 148's amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing consolidated financial statements for interim periods beginning after December 15, 2002.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of APB No. 51, Consolidated Financial Statements. This interpretation applies immediately to variable interest entities created after January 31, 2002 and to variable interest entities in which an enterprise obtains an interest after that date. It applies to the end of fiscal periods ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. This interpretation may be applied prospectively with a cumulative effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Our adoption of FIN No. 46 did not have an impact on our financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning June 15, 2003. We adopted the standard on July 1, 2003. Our adoption of SFAS No. 150 did not have an impact on our financial position or results of operations.

        In March 2004, the FASB issued an exposure draft of a proposed standard that, if adopted, will significantly change the accounting for employee stock options and other equity-based compensation. The proposed standard would require companies to expense the fair value of stock options on the grant date and would be effective at the beginning of our fiscal 2005. We will evaluate the requirements of the final standard, which is expected to be finalized in late 2004, to determine the impact on our results of operations.

Quantitative and Qualitative Disclosure about Market Risk

        We do not have material exposure to interest rate changes, commodity price changes, foreign currency fluctuations, or similar market risks. Furthermore, we have not entered into any derivative contracts to mitigate such risks. In addition, as the operator of an exchange facility and as an agency broker, we do not trade securities for our own account or maintain inventories of securities for sale, and therefore are not subject to equity price risk.

        We are exposed to credit risk from third parties, including customers, counterparties and clearing agents. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. In particular, our subsidiaries, Archipelago Securities, L.L.C. and Wave Securities, L.L.C., may be exposed to credit risk, due to the default of trading counterparties, in connection with the external routing and agency brokerage services we provide our customers. While we are not exposed to counterparty risk for trades executed on ArcaEx (which are cleared through the National Securities Clearing Corporation), we are exposed to counterparty risk in connection with trades executed by our outbound routing broker-dealer and our agency brokerage broker-dealer. These trades are cleared through broker-dealer affiliates of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Pursuant to our clearing agreements, we are required to reimburse these broker-dealers for any losses incurred due to a counterparty's failure to satisfy its contractual obligations, either by making payment or delivering securities, for trades executed by our broker-dealer subsidiaries. Adverse movements in the prices of securities that are subject of these transactions can increase our credit risk. However, we believe that our risk of loss is remote, as we do not allow our broker-dealer customers to trade on margin. In our history, we have never had to reimburse our clearing brokers due to our customers' failure to satisfy their contractual obligations. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more large or visible market participants could also result in market-wide credit difficulties or other market disruptions. We also have credit risk related to transaction fees that we bill to customers on a monthly basis, in arrears. Our potential exposure to credit losses on these transactions is represented by the receivable balances on our statement of financial condition. Our customers are financial institutions whose ability to satisfy their contractual obligations may be impacted by volatile securities markets. Credit losses such as those described above could adversely affect our financial condition and operating results.

BUSINESS

Overview

        We operate the Archipelago Exchange, or ArcaEx®, the first open all-electronic stock market in the United States. Through our alliance with the Pacific Exchange, Inc., or PCX, we operate ArcaEx as the exclusive equities trading facility of PCX Equities, Inc., a wholly owned subsidiary of the Pacific Exchange. Through ArcaEx, our customers can trade over 8,000 equity securities, including securities listed on the NYSE, Nasdaq, AMEX and PCX. During 2003, our customers executed 295.1 million transactions in U.S. equity securities through ArcaEx, and we handled 24.6% of the total trading volume in Nasdaq-listed securities. For the six months ended June 30, 2004, our customers executed 200.8 million transactions in U.S. equity securities through ArcaEx, and we handled 25.6% of the total trading volume in Nasdaq-listed securities.

        We believe that we have promoted significant change and market innovation in the securities trading industry in recent years. We were the first to link traders to multiple U.S. market centers without market intermediaries. We accomplished this by developing an "outbound" routing capability that directs customers' orders to other market centers that displayed a better price than our trading system. We refer to this process as our "best execution" model. By bringing together buy orders and sell orders in this manner, we were able to increase the liquidity of our trading platform—i.e., the number and range of buy orders and sell orders available to our customers. We have also introduced trading platforms and services designed to enhance the speed and quality of trade execution for our customers. Our trading platforms provide our customers with fast electronic execution, transparency and open, direct and anonymous market access. In addition to our core execution services, we provide customers with market data on a real-time and on a summary basis and, through our alliance with PCX, we offer companies and index providers that list on PCX a trading venue for their equity securities, exchange-traded funds and other structured products. We are committed to expanding and enhancing our suite of product and service offerings for both trading clientele and listed companies. Our revenues consist predominantly of transaction fees and market data fees generated by securities transactions executed on or through our trading platforms, which together represented 99.9% of our total revenues for the year ended December 31, 2003 and the six months ended June 30, 2004. We generated $458.3 million in total revenues for the year ended December 31, 2003 and $275.5 million in total revenues for the six months ended June 30, 2004.

        Trading Platforms and Services.    ArcaEx's electronic trading system enables buyers and sellers to meet directly in an electronic environment. Unlike the NYSE, Nasdaq and other market centers that require market intermediaries to link buyers and sellers, ArcaEx is designed to search across multiple market centers, including the NYSE and other exchanges, Nasdaq and electronic communications networks, or ECNs, to achieve best execution for each order. The rules governing trading on ArcaEx require automatic execution of orders, without discretion, in accordance with the principles of openness, fairness and equal access. These trading rules are predicated on "price-time priority" within ArcaEx, which requires execution of orders at the best available price and, if orders are posted at the same price, based on the time the order is entered on our trading system. Our electronic matching and routing systems actively seek out the best price for our customers' orders by matching orders internally or by routing orders out to the best bid or offer displayed in the market using our "outbound" trading capability. The technological capabilities of our trading systems, together with our trading rules, have allowed us to create a large pool of liquidity available to our customers internally on ArcaEx or externally through other market centers. Our "best execution" model is different from traditional floor-based exchanges like the NYSE, where investors must rely on, and may compete with, intermediaries such as specialists for order execution, and where orders are not necessarily treated on a first come, first served basis.

        During 2003, our customers executed 295.1 million transactions in U.S. equity securities through ArcaEx; 80.6% of the volume represented by these transactions was executed within our internal liquidity pool—i.e., the matching buy and sell orders were posted on ArcaEx—without routing to other market centers. We refer to these customer orders as "customer orders matched internally," and to customer orders that we route to other market centers as "customer orders routed out." During 2003, we handled 24.6% of total trading volume in Nasdaq-listed securities (of which 16.8% was matched internally and 7.8% was routed to other market centers). Our transaction volumes in 2003 represented approximately 104.3 billion shares of Nasdaq-listed securities, 4.9 billion shares of NYSE-listed securities and 7.6 billion shares of AMEX-listed securities. Our share of total trading volume of Nasdaq-listed securities has grown from 17.2% in 2002 (of which 10.4% was matched internally and 6.8% was routed out) to 24.6% in 2003 (of which 16.8% was matched internally and 7.8% was routed out), based on the number of shares handled on the Archipelago system. During the six months ended June 30, 2004, we handled 25.6% of total trading volume in Nasdaq-listed securities (of which 19.3% was matched internally and 6.3% was routed out). Our total trading volume of exchange-traded funds has grown from 2.5 billion shares in 2002 to 6.3 billion shares in 2003. In 2003, we also handled 1.1% of the total trading volume in NYSE-listed securities (of which 0.5% was matched internally and 0.6% was routed out). We believe that as market participants recognize the benefits of ArcaEx as an alternative to floor-based trading systems, we can continue to grow our market share for NYSE-listed securities over time. For a discussion of the method by which we calculate our market share, our trading volumes and selected operating measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Statistical Information."

        We also operate The ArcaEdge®, a trading platform designed to bring the benefits of ArcaEx—fast electronic execution, transparency and open market access—to the trading of small-cap equity securities. During 2003 we generated $1.1 million in revenues from trading on The ArcaEdge, which accounted for substantially less than 1% of our transaction fees.

        Market Data Products.    Through the Pacific Exchange, we participate in the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities. We receive market data fees, based on the level of trading activity on ArcaEx, for providing data to centralized aggregators that in turn sell the data to third-party consumers such as Thomson Financial Inc. and Bloomberg, L.P. We also offer customers informational and decision-making tools, including market data on a real-time and on a summary basis. In the spring of 2004 we launched a new product, known as ArcaVision, on a pilot basis in response to demand for detailed and analytic market trading information. Through ArcaVision, we offer a range of analytic tools designed to improve trade execution for our customers and provide them with critical market data on particular stocks. For the year ended December 31, 2003 and the six months ended June 30, 2004, we derived $29.5 million and $24.2 million, respectively, in revenues from market data fees.

        Listing Fees.    Under our contractual agreements with the Pacific Exchange, we are entitled to all listing fees from issuers that list their equity securities on the Pacific Exchange for trading on ArcaEx. Through our alliance with the Pacific Exchange, we offer companies and index providers that list on PCX a trading venue for equity securities, exchange-traded funds and other structured products. An issuer may obtain a PCX listing to accompany a listing on another exchange, or Nasdaq, or as an exclusive listing. Almost all PCX listings represent dual listed NYSE issuers that selected PCX as an additional listing venue prior to the launch of ArcaEx. Two new issuers have obtained a listing on PCX following the launch of ArcaEx in 2002. For the year ended December 31, 2003, we generated less than 0.1% of our total revenues from listing fees.

        Agency Brokerage Services.    Through our wholly-owned subsidiary, Wave Securities, L.L.C., or Wave, we also offer agency brokerage services to institutional customers seeking to access ArcaEx and other U.S. market centers electronically. Typically, these institutional customers are not registered as broker-dealers and therefore may not access ArcaEx or other market centers directly.

Wave also provides access to ArcaEx for broker-dealers that may be seeking to maintain anonymity of their trades. Unlike traditional broker-dealers, Wave does not solicit customer orders. Wave offers its customers access to ArcaEx through RealTick®, and WebTick®, which are software programs distributed pursuant to license agreements. See "Certain Relationships and Related Transactions—Stuart D. Townsend, MarrGwen Townsend and Townsend Analytics." For the year ended December 31, 2003 and the six months ended June 30, 2004, we generated $49.2 million and $28.2 million, respectively, in revenues from our agency brokerage business operations.

Evolution of Archipelago: From Leading ECN to Facility of PCX Equities

        In December 1996, Gerald D. Putnam, our Chairman and Chief Executive Officer, and Stuart and MarrGwen Townsend established The Archipelago® Electronic Communications Network, or the Archipelago® ECN, the precursor to ArcaEx, to take advantage of a market opportunity resulting from the SEC's new order handling rules that govern trading in Nasdaq-listed securities. These rules were designed to address growing concerns regarding unfair and discriminatory pricing of customer orders for securities, and to promote transparency and enhance execution opportunities for customer orders in U.S. equity markets. As a result of these rules, pricing efficiency improved and the markets became more competitive. In addition, the rules created opportunities for the development of "qualified" ECNs, to which Nasdaq market makers could route certain customer limit orders in order to comply with the new rules. For a further discussion of these rules, see "—Industry Overview—Market Data and Order Handling Rules." Using proprietary technology provided by Townsend Analytics, Ltd., a software developer owned by two of our co-founders, the Archipelago ECN was launched in January 1997 as one of the first four qualified ECNs approved by the SEC. We refer to the Archipelago ECN and ArcaEx, collectively, as the Archipelago system.

        ECNs began to evolve as alternative trading venues for trade execution due to the benefits of an electronic platform. ECNs offered faster execution than floor-based exchanges or Nasdaq because execution was electronic and did not require human intervention. ECNs were also different from established market centers because they offered anonymity—customers' ability to enter orders without revealing their identities—which reduced the risk that a customer's identity may cause the market price to change prior to the execution of an order. ECNs also offered execution based on price-time priority.

        The Archipelago ECN was the first ECN to link traders to pools of liquidity throughout the U.S. securities markets without market intermediaries. The Archipelago ECN accomplished this by developing an "outbound" routing capability to provide customers with the best price execution across multiple market centers by routing customer orders to other market centers displaying better prices than those available if the orders were matched internally. Other ECNs and Nasdaq at the time operated closed liquidity pools, i.e., they did not route orders out to other market centers displaying better prices, but many ECNs have since adopted this outbound routing capability in some form. The Archipelago ECN also distinguished itself by introducing direct connections to other market centers and by introducing new order types, such as discretionary orders and reserve orders in an all-electronic environment, to meet customers' needs for speed, immediacy and consistency. For information regarding these and other order types available to our customers, see "Trading on ArcaEx." We placed a high emphasis on the need to develop a dedicated and experienced sales team to attract customers to the Archipelago system, and to demonstrate our commitment to developing strong customer relationships. To promote transparency, the Archipelago ECN limit order book was accessible to all customers and included orders posted to the limit order books of other ECNs.

        In 1999, we received equity investments from a number of investors in the institutional and retail financial services sectors. These strategic investors included (either directly or through affiliates) Goldman, Sachs & Co. and E*TRADE Group, Inc. in January 1999, J.P. Morgan Securities & Co. and American Century Companies Inc. in June 1999, Instinet Group Incorporated

in July 1999, Merrill Lynch & Co., Inc. in September 1999 and BNP Cooper Neff, Inc. in November 1999.

        In July 2000, we partnered with the Pacific Exchange to create the first open all-electronic stock market in the United States for trading in NYSE, Nasdaq, AMEX and PCX-listed equity securities, exchange-traded funds and other exchange-listed securities. The SEC approved the establishment of ArcaEx and the related rules in October 2001. Under these rules, ArcaEx operates as the exclusive equities trading facility of PCX Equities under the regulatory authority of the Pacific Exchange. As a result of our agreement with the Pacific Exchange, the Pacific Exchange acquired an equity ownership interest in our business. For a discussion of our relationship with the Pacific Exchange, please refer to "—Our Relationship with the Pacific Exchange" and "Regulation—Regulation by the Pacific Exchange and SEC Oversight."

        In March 2002, our listed platform became operational and we began trading PCX-listed securities on ArcaEx. By November 2002, we completed the rollout of exchange-listed securities on ArcaEx, and in February 2003 we began migrating the trading of Nasdaq-listed securities from the Archipelago ECN to ArcaEx. We fully integrated our trading platforms and completed the migration of Nasdaq-listed securities to ArcaEx in April 2003. During the transition period, we continued to operate the Archipelago ECN for Nasdaq-listed securities.

        In 2001 and 2002, we completed two strategic transactions. In November 2001, we agreed to merge with REDIBook ECN LLC, a competing ECN whose operations were conducted by Spear, Leeds & Kellogg, L.P. (a subsidiary of The Goldman Sachs Group, Inc.), allowing us to nearly double our trading volumes in Nasdaq-listed securities. In connection with the merger, REDIBook's owners exchanged their interests in REDIBook for equity interests in Archipelago Holdings, L.L.C. These investors included (either directly or through affiliates) Fidelity Global Brokerage Group, Inc., Charles Schwab & Co., Inc., Spear, Leeds & Kellogg, L.P., TD Waterhouse Group, Inc., Fleet Securities, Inc., Credit Suisse First Boston, Lehman Brothers Inc. and Bank of America Corporation. We completed our merger with REDIBook in March 2002 and fully integrated the Archipelago and REDIBook ECN trading platforms in October 2002.

        In October 2002, we acquired GlobeNet Securities, Inc., an ECN for stocks traded on Nasdaq or quoted on the OTC Bulletin Board, or OTCBB. OTCBB stocks are not listed on a national securities exchange or traded on Nasdaq. The intangible technology assets acquired included a matching engine technology platform that GlobeNet had used to develop an alternative trading system for bulletin board stocks. At the time of purchase, we knew the technology was feasible because GlobeNet had used this technology platform as the basis of an active, but simple and low volume, bulletin board alternative trading system. The acquisition increased our technology resources, which led to the development of software applications for our trading platform. The acquisition also enabled us to expand our services to include execution of trades in OTCBB securities.

        In October 2003, a subsidiary of the National Broadcasting Company, Inc., or NBC, sold a 4.9% interest in our company to our then-current investors who elected to participate in the sale, including a 0.3% interest purchased by GSP, LLC, an entity controlled by Gerald D. Putnam, our Chairman and Chief Executive Officer, and a 0.3% interest purchased by the Pacific Exchange. In November 2003, GAP Archa Holdings, Inc., an investment entity affiliated with General Atlantic Partners, LLC, agreed to acquire a 23.4% equity interest in our company through a $50 million purchase of preferred membership interests in Archipelago in November 2003 and a $75 million purchase of existing membership interests from our then-current investors in December 2003. In connection with this investment, GSP, LLC sold $8.9 million in interests to GAP, reducing Mr. Putnam's interest in our company through GSP, LLC from 4.7% to 3.0%. Goldman Sachs, through its subsidiaries, sold $13.4 million in interests to GAP, reducing its interest in our company from 26.4% to 23.9%. The Pacific Exchange sold approximately $3.0 million in interests to GAP, reducing its interest in our company from 4.7% to 4.1%. In addition, the following investors, either directly or through affiliates, sold interests in our company to GAP: Virago Enterprises, L.L.C., an entity controlled by Stuart and MarrGwen Townsend, two of our co-founders, sold $8.9 million in interests; Charles Schwab & Co. sold $17.3 million in interests; E*TRADE Group, Inc. sold $12.5 million in interests; Banc of America Securities LLC sold $1.6 million in interests; and Terra Nova Trading, L.L.C., a broker-dealer in which Mr. Putnam and his wife have an indirect 40% ownership interest and Stuart and MarrGwen Townsend have an additional indirect 40% ownership interest, sold $1.2 million in interests. Under the terms of Archipelago's limited liability company agreement, we are required to issue additional shares to affiliates of GAP Archa Holdings (collectively "GAP") if the initial public offering price per share is $11.50 in this offering. At an assumed initial public offering price per share of $11.50, we would be required to issue 717,349 additional shares to GAP upon the consummation of this offering. In addition, GAP has advised the underwriters that it is considering acquiring shares in this offering. If GAP places an order for shares, the underwriters expect to sell up to 500,000 shares to GAP in this offering. If 500,000 shares are purchased by GAP in the offering, and giving effect to our obligation to issue to GAP 717,349 additional shares assuming an initial public offering price per share of $11.50, GAP will hold 22.8% of the outstanding shares after completion of the offering. See "Underwriting." For information on our current investors' ownership of our company following this offering, see "Principal and Selling Stockholders."

Industry Overview

  U.S. Market Structure

        Historically, stock markets operated primarily on a trading floor, with all trades in a particular stock taking place in a specific place on the floor through or under the supervision of a designated dealer known as a specialist. The specialist oversaw trading and was required to maintain a fair and orderly market, acting as both a market maker and auctioneer. The NYSE continues to operate in this manner. In 1971, the National Association of Securities Dealers Automated Quotation system, or Nasdaq, an electronic network without a physical trading floor, was introduced as an outgrowth of the traditional telephone-based over-the-counter market. Nasdaq dealers, also known as market makers, are connected via a screen-based electronic linkage known as the Nasdaq quote montage.

        Limited Access.    While these two market models have accommodated historical trading patterns and volumes, we believe they have substantial shortcomings, the most significant of which is limited access. Both systems require buyers and sellers to deal with each other indirectly through intermediaries—the specialists, in the case of the NYSE, and the market makers, in the case of Nasdaq. Access to these intermediaries may also be restricted due to membership requirements. Until 1997, when the SEC order handling rules became effective, only market makers had access to the Nasdaq quote montage. We believe limited market access impairs the speed and quality of trade execution, raises transaction costs and results in limited pricing information and a lack of transparency.

        Shortcomings of Floor-Based Model.    The traditional floor-based model may also reduce the speed of execution and increase the potential for errors and disputes, resulting in increased market and execution risk. Sophisticated trading strategies, such as those involving the execution of trades in more than one security or using multiple types of financial instruments, are particularly difficult to accomplish without rapid, direct and anonymous electronic market access.

        Market Data and Order Handling Rules.    Regulatory and technological developments over the past five years have led to gradual increases in competition among trading facilities for securities that are listed on an exchange or Nasdaq. To fulfill its statutory mandate of fostering this competition while integrating the trading of securities on different venues into the National Market System, or NMS, the SEC has required the national securities exchanges and associations, also known as self-regulatory organizations, or SROs, trading those stocks to jointly operate and participate in:

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  systems for the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities; and

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  an intermarket order routing system for U.S. exchange-listed securities, known as the Intermarket Trading System.

Market data for exchange-listed securities is consolidated through the Consolidated Tape Association Plan and for Nasdaq-listed securities through the Nasdaq OTC/UTP Plan.

        For Nasdaq-listed securities, in 1997, the SEC's order handling rules for market makers and exchange specialists took effect. These rules provided a specified role for ECNs. The order handling rules deal specifically with the processing of limit orders, which are orders with an associated limit price above which a buyer, or below which a seller, will not trade. Under the order handling rules, a market maker that receives a limit order better than its own published quote, or at the same price as its published quote for more than a de minimis size, must generally execute the order, incorporate the limit order price into its published quote or pass the order on to an ECN for public display and execution access.

        The emergence of ECNs and, later, alternative trading systems, or ATSs, has provided efficient means of access to market centers and has resulted in a shift in liquidity, or trading activity, away from the major established market centers towards ATSs, including ECNs, and ArcaEx. ATSs refer generally to systems, including ECNs, other than traditional exchanges or Nasdaq, that bring together the orders of buyers and sellers of securities through automated means.

        Following the adoption of the order handling rules, in 1998 the SEC adopted Regulation ATS, which introduced a new definition of "exchange" and gave exchanges the option to register as an alternative trading system, or ATS, or as a national securities exchange. Among other matters, Regulation ATS requires registered ATSs whose share of trading volume in certain securities exceeds specified thresholds to provide other market participants with access to their trading systems. Under Regulation ATS, an ATS may seek to register with the SEC as a national securities exchange. Two of our significant competitors, Island (now owned by Instinet) and Nasdaq, submitted applications in 1999 and 2000 for registration as a national securities exchange. Island subsequently withdrew its application, and Nasdaq to date has not received SEC approval. Through the Pacific Exchange, we have gained access to the Intermarket Trading System, or ITS, enabling us to access publicly displayed orders in all ITS participant markets trading U.S. exchange-listed stocks and make our own orders available for execution through ITS. Through the Pacific Exchange, we have also gained access to other national market system plans, enabling us to share in the revenues generated by the sale of consolidated market data to vendors and market participants, and entitling us to direct connectivity to those systems. The SEC recently published for public comment in the Federal Register "Regulation NMS," a series of market-reform proposals designed to modernize the regulatory structure of the U.S. equity markets. Among its proposals, Regulation NMS addresses the trade-through rule, intermarket access (which includes both non-discriminatory measures and access fees), market data and sub-penny pricing. We cannot predict whether these proposed changes will be adopted by the SEC in their proposed form, in a different form or at all. For a discussion of proposed Regulation NMS and its potential adverse effects on our revenues, see "—Management's Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenues—Transaction Execution Services."

        Decimalization.    The introduction in April 2001 of decimalization, or the quoting of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16), has also had an impact on the U.S. securities markets and increased competition among trading participants. The smaller price increments possible after decimalization have enabled investors to obtain price improvement more often than with the previous method of quoting stock prices in dollars and fractions of a dollar. Because decimalization narrows average trading spreads (the difference between the price offered by a buyer and that asked by a seller), it has had a negative impact on the profitability of traditional market makers. Due to the lower margins created by decimalization, the use by market makers of electronic trading systems, where there is no need for higher-cost human brokers, has increased.

        The impact of decimalization, together with increasing competition, led many ATSs to lower their commissions dramatically. As a result, we were forced to lower our commissions to remain competitive. Such pricing pressures have had a significant negative impact on our profitability.

  Impact of Technological Developments

        Innovations in technology and telecommunication have increased the speed of communications and the availability of information, facilitated the globalization of commerce, and lowered transaction costs. New methods enable investors to access and participate in the equity securities markets more easily and quickly and less expensively. Electronic markets have reduced the need for intermediaries, such as NYSE specialists or Nasdaq market makers, because they enable participants to effectively "meet" and determine the best price at which a trade can be executed. These developments, combined with the regulatory changes discussed above that allowed for the emergence of ATSs and the establishment of ArcaEx, have led to dramatic growth in electronic trading.

  Growth in Equity Trading Volume

        The U.S. equity markets have historically experienced growth in trading volumes of equity securities. From time to time, volumes have declined due to weak economic performance and other related factors. From 1995-2000, the major U.S. equity market indices experienced substantial growth, followed by a severe decline and significant volatility. The growth in equity volumes resulted from a number of factors, including strong economic conditions, technological innovations and greater market access. Technological innovations, including the increasing importance of electronic trading platforms, reduced transaction costs and further stimulated trading activity. New technology has also allowed development of high-volume electronic trading strategies.

        During 2000 through early 2003, the major U.S. market indices experienced a severe decline and significant volatility. The weak and uncertain economic climate, together with corporate governance and accounting concerns, contributed to lower equity prices, decreased corporate activity, increased market volatility, and a generally more difficult business environment. These trends came after a period of tremendous growth throughout the late 1990s in the global equity markets. Beginning in the second half of 2001, through 2002, the growth rate of the volume of trading in the U.S. markets began to slow, and in 2002, Nasdaq market volumes declined, although the volume of U.S. exchange listed-securities still maintained moderate growth. For information concerning our market share, our trading volumes and other operating measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Statistical Information."

Our Competitive Strengths

  Exchange Facility & Market Structure

        As the operator of ArcaEx, the first open all-electronic stock market in the United States, we believe we have business flexibility and the opportunity to increase our revenues. We believe these advantages, together with our efficient regulatory structure, will enable us to improve our competitive position. For example:

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  Although our operations are regulated by the Pacific Exchange, we do not control, and we are not controlled by, the Pacific Exchange. We believe that this regulatory structure reduces the potential for conflicts of interest between ArcaEx and our customers.

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  ArcaEx operates largely without market intermediaries such as specialists on the NYSE or market makers on Nasdaq whom customers are forced to rely on, and may compete with, for trade execution. We believe that this lack of conflicting interests allows us to respond more quickly and efficiently to changes in the marketplace.

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  Our status as the operator of a facility of an exchange allows us to generate revenues from two additional sources, market data fees and listing fees, which we were ineligible to earn as an ECN. Our operation of ArcaEx has also allowed us to reduce our costs for clearing, since clearing charges are not incurred for trades matched internally on ArcaEx. Accordingly, we believe our right to operate ArcaEx as the exclusive equities trading facility of PCX Equities allows us to compete more effectively with Nasdaq, the NYSE and ECNs.

  Trading Technology Platform

        Our technologically-advanced trading platform offers:

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  functionality—our systems have been designed to offer our customers increased functionality through features such as our outbound routing capability;

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  performance—our systems provide fast electronic execution and are designed with substantial surplus capacity—we currently execute approximately two million trades per day and have capacity to execute up to six million trades per day, which we believe we can quickly increase to accommodate a maximum capacity of up to ten million trades per day; and

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  reliability—we believe our systems satisfy core requirements consistently with minimal disruption.

        We believe our technology has been and will continue to be a major factor in the development and growth of our business.

  Management Team with Track Record of Success and Innovation

        Led by Gerald D. Putnam, our Chairman and Chief Executive Officer, we have a strong and dedicated management team with significant experience in the securities trading industry and technology sector. These individuals have worked together closely since we partnered with PCX to create ArcaEx in 2000. We believe that through their leadership we have successfully recognized and responded to market opportunities and adapted to numerous changes in our operating and regulatory environment, while continuing to grow our business. We believe we have demonstrated our ability to innovate and execute successfully our business objectives:

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  we formed the Archipelago ECN in 1996, one of the first four "qualified" ECNs approved by the SEC;

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  we developed and implemented routing capability that permitted us to route orders to other market centers when our competitors were operating closed liquidity pools;

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  we became the first open and all-electronic trading system to partner with a national securities exchange in the United States;

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  we integrated the trading activities of the REDIBook ECN into the Archipelago ECN on a timely basis; and

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  we managed our successful transition to the operation of the exclusive equities trading facility of PCX Equities and our migration of Nasdaq-listed securities from the Archipelago ECN to ArcaEx.

  Customer Focus

        We are committed to building strong relationships with our customers, and believe we have been successful in doing so through:

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  bringing to market new products and services that serve our customers' trading objectives;

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  developing a highly trained and experienced sales team that is responsive to our customers' trading needs; and

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  investing resources to establish connectivity between our trading platforms and the desktops and trading systems of our customers, enabling them to do business with us more easily.

        We believe that the strong relationships we have forged with our customers, together with this embedded connectivity, make ArcaEx the preferred trading platform of many of our customers.

Strategy

        We are committed to becoming the leading destination for equity securities trading in the United States. We seek to use our status as the operator of ArcaEx and technology platform to take advantage of growth opportunities in the securities trading industry resulting from evolving regulatory, market and technology conditions.

  Sustain and grow market share in our key markets

        We seek to sustain and grow our market share in our key markets: Nasdaq-listed securities, NYSE-listed securities and exchange-traded funds. We believe that the advantages of ArcaEx—fast electronic execution, transparency and open market access—will continue to attract more and more liquidity from the trading community. Having achieved a leading market share in trading Nasdaq-listed securities, we believe we are well positioned to become the leading trading platform for the over-the-counter market. We will seek to use our established leadership in the over-the-counter and exchange-traded funds to take advantage of opportunities to increase our market share in NYSE-listed securities.

  Diversify and grow revenues by expanding our business

        We seek to grow and diversify our revenues by capitalizing on our status as the operator of a facility of PCX Equities and increasing our product offerings.

        Increase listing fees.    We intend to promote ArcaEx as a trading venue for equity securities, as well as exchange-traded funds and other structured products, listed on the Pacific Exchange. We plan to launch a targeted marketing campaign in September 2004 to increase awareness of the benefits of trading on ArcaEx in connection with a listing on the Pacific Exchange, which include access to market data products, such as ArcaVision, a new product we launched on a pilot basis in the spring of 2004. ArcaVision has been developed in response to customer demand for increasingly detailed analysis of trading patterns, and we believe it is well-suited to the needs of listed companies. Through these efforts, we will seek to increase the number of listings on the Pacific Exchange for trading on ArcaEx as well as our listing fees.

        Increase our product offerings.    We plan to continue to improve our technology and approach to delivering high-quality trade execution services to our customers. We intend to enhance our market data products and develop new products based on our understanding of our customers' needs and our ability to quickly bring new products to market. We will continue to seek to provide our customers with the most advanced and comprehensive products suited to their particular needs. We will also continue to evaluate the attractiveness of new business development initiatives, and consider expanding our product offerings to provide products and services based on these new initiatives, such as the creation of trading platforms for options, futures and other equity derivative instruments.

  Selectively pursue strategic alliances and acquisitions to enhance our business

        In recent years, the securities trading industry has witnessed increased consolidation among market participants, and we believe this trend will continue. We intend to take advantage of the trend toward consolidation by selectively pursuing acquisitions and entering into strategic alliances that will enable us to strengthen our current business, enter new markets and advance our technology. We may also pursue partnerships and commercial agreements to take advantage of potential changes in our industry. We believe that the REDIBook merger and our acquisition of

GlobeNet have demonstrated our ability to successfully execute this strategy by rapidly integrating the facilities and technologies we acquired, with positive effects on our business. Currently, we have no agreements or understandings for any material acquisitions or alliances.

Our Business

  Products and Services

        We provide trading platforms and services that are designed to improve the speed and quality of trade execution for our customers. Our revenues are derived primarily from transaction fees and market data fees. In an effort to diversify our business, we are in the early stages of introducing new products, such as our analytic market data tools designed to enhance customers' understanding of market dynamics. To date, however, these activities have not contributed significantly to our revenues.

  Trading Platforms and Services

        We operate two trading platforms, ArcaEx and The ArcaEdge, and offer a variety of execution-related services, including our outbound trading capability and routing services through the NYSE's Designated Order Turnaround system. Until April 2003, we also operated the Archipelago ECN.

        The Archipelago Exchange, or ArcaEx®.    Through ArcaEx, our customers can trade over 8,000 equity securities, including securities listed on the NYSE, Nasdaq, AMEX and PCX, exchange-traded funds and other exchange-listed securities. ArcaEx operates on three simple but fundamental principles: fast electronic execution, transparency and open market access. On ArcaEx, buyers and sellers meet directly in an open electronic environment governed by trading rules designed to reflect these three fundamental principles.

        On ArcaEx, buyers and sellers can view our open limit order book, known as the ArcaBookSM, which displays orders anonymously and simultaneously to both the buyer and seller. Permitted users of ArcaEx, referred to as equity trading permit holders, and other users of ArcaEx who are "sponsored" by equity trading permit holders, are able to submit orders to the ArcaBook. Any registered broker-dealer who wishes to trade on ArcaEx must become a permit holder by obtaining an equity trading permit from PCX Equities. Once orders are submitted, all trades are executed at prices equal to or better than the national best bid or offer. The national best bid or offer is the highest bid or lowest offer quote reported to the Consolidated Tape Association and Nasdaq pursuant to the quotation and transactions reporting plans discussed below under "—Market Data Products." As part of our best execution model, our trading system is designed to search across different market centers, including the NYSE and other exchanges, ECNs and Nasdaq, for the best price for each order. Our trading rules are predicated on the principle of "price-time priority" within ArcaEx, which requires execution of orders at the best available price and, if orders are posted at the same price, based on the time the order is entered on ArcaEx. Buy orders and sell orders are posted on ArcaEx in price order (best to worst) and then if prices are the same, they are ordered based on the time the buy order or sell order was posted (earliest to latest). ArcaEx users may choose to have their unexecuted orders left on the ArcaBook, returned to them, or routed to other markets using our outbound trading capability. One of our broker-dealer subsidiaries provides us with a routing service on a non-exclusive basis and routes orders for our participating customers to external market centers. The technological capabilities of our trading systems, together with our trading rules, have allowed us to create a large liquidity pool available to customers internally on ArcaEx and externally through other market centers. For more detailed information, see "Trading on ArcaEx."

        We believe that ArcaEx provides customers with faster electronic execution, more transparency and more open market access than traditional floor-based exchanges. First, ArcaEx's electronic trading system enables buyers and sellers to meet directly in an electronic environment. Second, unlike traditional, floor-based exchanges, ArcaEx provides fully automated, totally transparent opening and closing auctions for all stocks traded on ArcaEx. Making markets for listed securities and improving prices are all done electronically. All orders are on equal footing, providing all participants the opportunity to be competitive electronically.

        During 2003, our customers executed 295.1 million transactions in U.S. equity securities through ArcaEx, either internally on our system or through our outbound routing capability. During 2003, 80.6% of the volume represented by these transactions was executed within our internal liquidity pool—i.e., both the matching buy order and sell order were posted on ArcaEx—without routing to other market centers. Our volumes in 2003 represented approximately 104.3 billion shares of Nasdaq-listed securities, 4.9 billion shares of NYSE-listed securities and 7.6 billion shares of AMEX-listed securities. Our share of total trading volume of Nasdaq-listed securities has grown from 17.2% in 2002 (of which 10.4% was matched internally and 6.8% was routed out) to 24.6% in 2003 (of which 16.8% was matched internally and 7.8% was routed out), based on the number of shares handled on the Archipelago system. During the six months ended June 30, 2004, we handled 25.6% of total trading volume in Nasdaq-listed securities (of which 19.3% was matched internally and 6.3% was routed out). Our total trading volume of exchange-traded funds has grown from 2.5 billion shares in 2002 to 6.3 billion shares in 2003. In 2003, we also handled 1.1% of the total trading volume in NYSE-listed securities (of which 0.5% was matched internally and 0.6% was routed out). We believe that as market participants recognize the benefits of ArcaEx as an alternative to floor-based trading systems, we can continue to grow our market share for NYSE-listed securities over time. For a discussion of the methods by which we calculate our market share, our trading volumes and other operating measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Statistical Information."

        The ArcaEdge.    We also operate The ArcaEdge, a trading platform designed to bring the benefits of ArcaEx—fast electronic execution, transparency and open market access—to the trading of small-cap equity securities that are typically quoted on the OTC Bulletin Board. During 2003 we generated $1.1 million in revenues from trading on the ArcaEdge, which accounted for substantially less than 1% of our transaction fees.

        Additional Transaction-Related Services.    In addition to operating our trading platforms, we offer additional execution services through our wholly-owned subsidiaries, including routing services through the NYSE's Designated Order Turnaround system. We are also currently expanding our presence in Europe to offer our products and services to new and existing European institutional clients.

        Through Archipelago Securities, L.L.C., our broker-dealer subsidiary, our customers can route orders to the Designated Order Turnaround, or DOT, electronic order delivery system operated by the NYSE. This DOT routing service offers our customers anonymous electronic access to the NYSE, and is offered as a separate service from ArcaEx trading. Orders sent to ArcaEx may be sent to the NYSE for execution through our outbound trading capability if the NYSE offers the best price in the market at the time the order is submitted. Through our DOT routing service, our customers can choose to send their orders directly to the NYSE without first submitting them to ArcaEx. We obtain access to the DOT system through several third-party broker-dealers, including our investors or their affiliates (J.P. Morgan Securities Inc., Spear, Leeds & Kellogg and BNP Paribas Brokerage Services, Inc.). In addition, Archipelago Securities, L.L.C. was recently approved as an "electronic access member" of the NYSE, permitting us to access the DOT system directly. As described below under "Trading on ArcaEx—Clearing," Archipelago Securities, L.L.C. also provides execution services for customer orders that are routed to other market centers.

        In 2001, we formed Archipelago Europe Limited, a broker-dealer registered with the Financial Services Authority in the United Kingdom. Archipelago® Europe maintains an office in London and markets the products and services we offer to European institutional investors. We believe that our expanded presence in Europe will enable us to promote our over-the-counter and exchange-listed trading capabilities to potential European customers. We believe that Archipelago Europe will also provide our existing European customers with direct customer support.

        In 2002, we formed Wave Securities Canada Inc., a broker-dealer formed under the laws of New Brunswick, Canada, and registered as an Investment Dealer with the British Columbia Securities Commission, the Ontario Securities Commission and the Quebec Securities Commission. Wave Securities Canada Inc. maintains its offices in Toronto. We formed Wave Securities Canada Inc. to comply with Canada's newly promulgated Regulation ATS. Currently, Wave Securities Canada Inc. acts as an introducing broker for Canadian institutional investors that wish to access ArcaEx.

  Market Data Products

        We offer customers market data products on a real-time and on a summary basis. Our market data products are designed to improve trade execution and enhance understanding of market dynamics. Our customers can view in real time the bids and offers posted on ArcaEx and can access other extensive market and trading data through our website. We launched a new product, known as ArcaVision, on a pilot basis in the spring of 2004. ArcaVision is designed to provide customers with critical market data on particular stocks.

        Real-time Data Feeds and Market Data Fees.    Through the Pacific Exchange, we participate in the national market system for the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities. Market data for exchange-listed securities is consolidated through the Consolidated Tape Association Plan, or CTA Plan, and for Nasdaq-listed securities through the Nasdaq OTC/UTP Plan. Through the Pacific Exchange, we earn market data fees, based on the level of trading activity on ArcaEx, by providing our data to the centralized aggregators of this information that in turn sell the data to third-party consumers such as Thomson Financial Inc. and Bloomberg, L.P.

        The Consolidated Tape Association is an association consisting of representatives from the Pacific Exchange (through which we participate), AMEX, the Chicago Stock Exchange, Inc., NASD, NYSE, the Philadelphia Stock Exchange, the National Exchange, Inc. (formerly the Cincinnati Stock Exchange), the Boston Stock Exchange, Inc., and the Chicago Board Options Exchange, Inc. CTA's function is to oversee the dissemination, on a current and continuous basis, of last sale prices of transactions in securities listed on a national securities exchange. Under the CTA Plan, the nine exchanges:

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  establish and collect common charges;

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  jointly enter into and administer contracts regulating the terms of receipt of last sale prices and quotation information; and

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  oversee a common processing and data distribution facility.

        The nine participants select an exclusive securities information processor, or SIP, currently the Securities Industry Automation Corporation, or SIAC, to operate their common data facility. The SIP's functions are:

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  collecting each of the nine exchanges' data output;

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  consolidating the nine exchanges' data; and

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  providing a consolidated data feed to data consumers.

        The participants of the OTC/UTP Plan are Nasdaq, AMEX, the Chicago Stock Exchange, the Philadelphia Stock Exchange, the Boston Stock Exchange, the National Exchange, the NASD's Alternative Display Facility and the Pacific Exchange (through which we participate). Under the OTC/UTP Plan, Nasdaq currently operates as the SIP for the collection and dissemination of best bid and offer and the last transaction information from all of the exchanges and markets that quote and trade in Nasdaq-listed securities. Each participant of the OTC/UTP Plan can quote and trade any security listed on Nasdaq.

        Under each of the CTA Plan and the OTC/UTP Plan, there is a revenue sharing arrangement pursuant to which the SIP is permitted to deduct certain costs associated with its administrative functions from the total amount of the market data fees collected. After these costs are deducted from the market data fees, the SIP distributes to the respective plan participants, including the Pacific Exchange, their share of market data fees based on their respective number of executed transactions, in the case of the CTA Plan, and a combination of their respective trade volume and share volume, in the case of the OTC/UTP Plan. ArcaEx receives its share of these market data fees through the Pacific Exchange.

        In recent years, the SEC and some market participants have proposed changes to the CTA Plan and the OTC/UTP Plan, including a proposal to eliminate the exclusive role of the SIPs. In February 2004, the SEC proposed "Regulation NMS," which if adopted as proposed would change the formula by which market data fees are divided among participants under the CTA Plan and OTC/UTP Plan. For a discussion of this proposal, including risks we may face if Regulation NMS is adopted as proposed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenues—Transaction Execution Services."

        ArcaVision.    We launched a new proprietary data product, known as ArcaVision, on a pilot basis in the spring of 2004. This product is designed to offer analytic tools that go beyond the traditional trading data we currently offer to our customers. ArcaVision, developed in response to customer demand for increasingly detailed analyses of trading patterns, is designed to provide customers with critical market data on particular stocks. After this product has been fully rolled out, ArcaVision will be available to issuers listed on the Pacific Exchange and customers executing trades on ArcaEx. Through ArcaVision, we intend to offer the following types of analytic data products:

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  Trade search—on-line reports that enable customers to search orders and trades submitted to ArcaEx on a real-time basis.

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  Trading fee summaries—on-line reports that enable customers to estimate their trading fees associated with their activity on ArcaEx. Customers will also be able to download their invoices.

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  Risk Management—on-line reports that enable customers to monitor correspondent trading activity and positions on ArcaEx. These reports will also enable clearing firms to set position limits and receive alerts on a real-time basis if clients reach specified limits.

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  Trade Advertising—on-line reports that show aggregate share volume and aggregate block volume for a broker-dealer on a security-by-security basis. Volume will be provided by client and will represent "all" volume executed by that broker-dealer, regardless of where the trade was executed. Customers will report data to ArcaEx and the Pacific Exchange will regulate broker-dealers to ensure volume is reported accurately.

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  Exchange Comparisons—several reports enabling customers to compare the different U.S. securities exchanges based on market share and time at the best price. Comparisons may be shown on a stock-by-stock basis or across all stocks.

        We offer ArcaVision to our trading customers and listed companies. We believe that ArcaVision will further our goal of diversifying revenues by helping us to attract new listings and, as a result, earn additional listing fees.

  Listing Fees

        Under our contractual agreements with the Pacific Exchange, we are entitled to all listing fees from issuers that list their equity securities on the Pacific Exchange. Because we are not a national securities exchange, an issuer seeking to obtain an "ArcaEx listing" must list on PCX for trading on ArcaEx. Through our alliance with the Pacific Exchange, we offer companies and index providers that list on PCX a trading venue for their equity securities, exchange-traded funds and other structured products. ArcaEx offers various benefits to PCX-listed issuers, including competitive listing fees and access to real-time and summary market data. Summary data products include ArcaVision, which we launched on a pilot basis in the spring of 2004. Compliance with the listing standards is monitored and enforced by PCX Equities. Because we do not control and are not controlled by the Pacific Exchange or PCX Equities, we believe listed companies benefit from fair and unbiased enforcement of listing standards.

        We intend to implement a marketing strategy in the third quarter of 2004 to promote ArcaEx brand recognition and the advantages of our trading platform. We believe that our introduction of value-added products, such as ArcaVision, for our existing clients will make the Pacific Exchange a more attractive listing venue for trading on ArcaEx.

        As of June 1, 2004, there were approximately 232 companies listed on the Pacific Exchange, spanning a broad range of industries, including many Fortune 500® companies. Almost all of these companies have been listed prior to our partnership with the Pacific Exchange in 2000. Of these companies, five were exclusively listed on the Pacific Exchange. Upon completion of this offering, we intend to exclusively list our common stock on the Pacific Exchange for trading on ArcaEx.

        Most companies listed on the Pacific Exchange are also listed on the NYSE. As of June 1, 2004, approximately 200 companies listed on the Pacific Exchange for trading on ArcaEx were also listed on the NYSE, approximately 25 were also listed on the AMEX and six were also listed on Nasdaq.

        In order to list on the Pacific Exchange, a company must meet quantitative and qualitative listing criteria, including minimum market capitalization, net worth, number of shares outstanding and number of beneficial owners. In addition, listed companies must comply with corporate governance rules of the Pacific Exchange, which have recently been revised to implement corporate governance provisions of the Sarbanes-Oxley Act of 2002.

  Brokerage Execution Services

        Through our wholly-owned subsidiary, Wave Securities, L.L.C., we also offer customers brokerage execution services. Wave provides a broker-dealer platform and software for institutional customers and other customers looking to trade on ArcaEx and to access other U.S. equity markets electronically.

        Institutional customers, such as mutual fund managers, other investment advisers and hedge funds, are generally not registered as broker-dealers and therefore are not eligible to obtain an equity trading permit, which is required to execute trades on ArcaEx. Therefore, as an equity trading permit holder, Wave sponsors access to ArcaEx by delivering direct access technology and connectivity to these non-equity trading permit holders, allowing them to enter orders to purchase and sell equity securities themselves rather than directing those orders to a traditional broker.

        In addition to providing sponsored access, Wave provides trade support as well as clearing and trade allocation services to these institutional customers. Wave also provides access to ArcaEx for broker-dealers that may be seeking to maintain anonymity of their trades and, to a lesser extent, reduce their clearing charges.

        Wave does not engage in proprietary trading or provide sales trading services to customers. Wave's most significant expenses include execution fees paid to market centers to which it offers access, clearing fees, license fees for software provided to institutional customers, and connectivity fees paid to network providers.

        For regulatory reasons, Wave is required to be physically separate from ArcaEx. In accordance with an SEC order approving proposed rule changes by the Pacific Exchange in connection with the establishment of ArcaEx as the equities trading facility of PCX Equities, the functions of Wave and its separation from ArcaEx were established. Wave is also a registered broker-dealer under the

Exchange Act, a member of the NASD and a member of the Securities Investor Protection Corporation.

  Our Relationship with the Pacific Exchange

        In July 2000, we entered into a facility services agreement with the Pacific Exchange governing our relationship with the Pacific Exchange and PCX Equities, a for-profit corporate subsidiary of the Pacific Exchange to which the Pacific Exchange has delegated certain regulatory authority for ArcaEx. Under the terms of the agreement and a related contribution agreement (collectively referred to as the "contractual agreements"), the Pacific Exchange granted us the exclusive right to establish and operate ArcaEx as a facility of PCX Equities with respect to instruments traded on or eligible to be traded on the equities floor of the Pacific Exchange, as well as the right to receive all transaction fees, all market data fees and all listing fees from the operation of ArcaEx. The Pacific Exchange also agreed not to engage in any commercial arrangements competitive with business currently conducted by ArcaEx, except as otherwise provided in the facility services agreement. As part of this arrangement, the Pacific Exchange acquired a 10.8% equity interest in Archipelago Holdings, L.L.C., which has been reduced through subsequent investments and transactions and, as of December 31, 2003, represented a 4.1% interest in Archipelago. For a discussion of the Pacific Exchange's equity interest in our company, see "Principal and Selling Stockholders." Gerald D. Putnam, our Chairman and Chief Executive Officer, is a member of the board of directors of the Pacific Exchange. Philip D. DeFeo, Chairman and Chief Executive Officer of the Pacific Exchange, is a member of the board of directors of Archipelago Holdings, Inc. Under our certificate of incorporation, for so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, one of our directors will be required to be a member of the board of directors of the Pacific Exchange or an officer or employee of the Pacific Exchange nominated by the board of directors of the Pacific Exchange.

        Under the terms of the contractual agreements, we are required to negotiate the regulatory fee in good faith. In 2002 and 2003, we paid the Pacific Exchange $3.4 million and $5.5 million, respectively, for regulatory services. We have established with the Pacific Exchange that the fee for 2004 will be approximately $7.5 million.

        On October 25, 2001, the SEC issued an order approving proposed rule changes by the Pacific Exchange in connection with the establishment of ArcaEx as the equities trading facility of PCX Equities. Under these rules, PCX Equities, using its own regulatory staff and not the employees of Archipelago, is responsible for conducting surveillance, examinations and enforcement to monitor compliance by ArcaEx and the broker-dealers who trade on ArcaEx, as well as their associated persons, with PCX Equities rules and procedures and federal securities laws and regulations. The Pacific Exchange retains the ultimate responsibility, as our self-regulatory organization, for the administration, compliance, and oversight of ArcaEx's rules and regulations as well as compliance by its members with the federal securities laws and regulations. The Pacific Exchange's board of directors must review and approve rule making and enforcement decisions of PCX Equities. ArcaEx's rules and regulations are designed to ensure fairness, encourage competition and maintain an open and transparent market. We operate ArcaEx and are responsible for ArcaEx's business activities to the extent that those activities are not inconsistent with the regulatory and oversight functions of the Pacific Exchange and PCX Equities as set forth in the PCX rules and the SEC order.

        In addition, PCX Equities rules provide that the books, records, premises, officers, directors, agents and employees of Archipelago are deemed to be the books, records, premises, officers, directors, agents and employees of the Pacific Exchange and PCX Equities for purposes of the federal securities laws. As a result of these rules, in addition to direct oversight by the Pacific Exchange and PCX Equities, Archipelago and its directors and officers are also subject to the

SEC's oversight to the same extent as the Pacific Exchange, PCX Equities and the Pacific Exchange's directors and officers.

        The Pacific Exchange may terminate its contractual agreements with us under any of the following circumstances:

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  if we breach the facility services agreement or any of our other agreements in connection with our alliance with the Pacific Exchange, and we fail to cure the breach within 60 days of receiving notice from the Pacific Exchange;

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  if we are in material violation of law, and we fail to cure the violation within 60 days of receiving notice from the Pacific Exchange; or

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  if we become insolvent or bankrupt or are in liquidation or winding-up.

In addition, at any time after July 20, 2004, the Pacific Exchange will have the right to terminate ArcaEx's exclusive status as its equities trading facility if, during any 180-day period after that date, the weighted average market share of equity securities traded on or through ArcaEx falls below 1% of total equity securities traded in the United States. For the six months ended June 30, 2004, our weighted average market share calculated in accordance with the contractual agreements was approximately 14%.

        For a discussion of the provisions in our organizational documents that are intended to ensure that our conversion to corporate form will not unduly interfere with or restrict the ability of the SEC, PCX or PCX Equities to carry out their respective regulatory oversight responsibilities over us in our capacity as the operator of the equities trading facility of PCX Equities, see "Description of Capital Stock—Voting and Ownership Limitations."

  Information Technology

  Overview

        Technology is fundamental to our overall business strategy. We are committed to the ongoing development, maintenance and use of technology and to providing our customers with technological solutions. We spent approximately $19.0 million on our information technology in 2003.

        Our technological initiatives are focused on satisfying each of the objectives set forth below:

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  Functionality—our business-driven requirements should be delivered on time and with minimal defects;

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  Performance—our systems should provide fast, competitive response times;

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  Capacity/Scalability—our systems should be capable of supporting present needs and expanding to meet projected demands;

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  Reliability—the availability and performance should satisfy required goals; and

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  Total cost of ownership—our systems and operating environment should be managed with a competitive cost structure.

        Our electronic trading platform runs on mid-range Sun Microsystems servers. Our system is also designed to accept up to 10,000 orders per second and to provide up to 500 simultaneous customer connections. During 2003, our system handled an average of 8 million orders daily and 1.2 million trades daily, with a capacity to handle 6 million trades daily. We believe that we can quickly increase this capacity to a maximum of 10 million trades daily.

  Technology Infrastructure

        Data Centers.    To enhance the capacity and reliability of our systems, we have established data centers located in Chicago, Illinois and New York, New York. We intend to relocate our data center in New York, New York to Northern New Jersey in the second half of 2004. Our primary data center is located in Chicago, Illinois and is approximately 14,000 square feet in size. This data center became operational in the second quarter of 2002.

        We lease approximately 5,600 square feet of space in New York, New York as our backup and recovery data center. This facility is redundant with the Chicago facility, permitting continued operations if either facility should fail. We help ensure the integrity of our data network through a variety of methods, including access restrictions and firewalls. We monitor traffic and components of our data network, and we use an application to detect network intrusions and monitor external traffic. Customer circuits and routers are monitored around the clock and anomalies in customer circuits are reported to our staff and carrier support personnel for resolution.

        Connection options.    We provide customers with a variety of ways to connect to ArcaEx. Customers can connect to ArcaEx through a wide variety of order management systems, third party private networks and service bureaus. ArcaEx can be accessed through the following networks: IXNet/Global Crossing, MacGregor, Radianz, TNS and TradeRoute.

        For a dedicated private line, standard telecommunications equipment includes a network router and associated hardware. To ensure proper installation, customers must provide a contact for communications, firewall, LAN and software issues in addition to the exact address and location for the line installation. Most customers interface to ArcaEx via one of two primary methods: frame relay or point-to-point (leased lines). Typically the choice to do this is based on two criteria: the bandwidth requirements of the customer and the most cost effective way to satisfy those requirements. If a customer is in a major metropolitan area close to one of our data centers (Chicago or New York), a leased line affords the best price and performance. Alternatively, customers more distant from our data centers generally find that the less expensive frame relay connection meets their needs. Regardless of the method chosen, circuit redundancy and diversity can be provided.

        A virtual private network test connection provides customers with a secure encrypted private connection over the Internet between the customer's network and ArcaEx. Customers can use a VPN to test their application.

        Interface options.    We offer our customers different ways of interfacing with ArcaEx. These include FIX Gateway Interface and RealTick® Interface. Through the Archipelago® FIX Gateway, our customers can access ArcaEx using their existing trading system and third party vendors. The Financial Information eXchange (FIX) protocol is a messaging standard developed specifically for real-time electronic exchange of securities trading information. Archipelago confirms a customer's FIX connectivity through Arca Certification Testing.

  Competition

        The securities markets generally and our business in particular are intensely competitive, and we expect competition to intensify. We compete on the basis of several factors, including the following:

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  liquidity, both the number and range of buy orders and sell orders;

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  price per trade;

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  transparency;

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  speed and quality of execution;

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  quality of technology (including sophistication and number of order types, ease of use, connectivity and outage frequency);

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  reputation; and

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  regulatory supervision.

        Our primary competitors for trade execution of Nasdaq-listed securities are Nasdaq and Instinet. We also compete to a lesser extent with other ECNs and ATSs. Our primary competitors for trade execution of exchange-listed securities are the NYSE and the AMEX, the exchanges on which most exchange-listed equity securities in the United States have their primary listing. We primarily compete with Instinet and AMEX with respect to trade execution of exchange-traded funds.

        We intend to compete with the NYSE, AMEX and Nasdaq for listing fees. Although Nasdaq and the NYSE currently generate significantly more listing revenues than the Pacific Exchange, we seek to grow our listings revenues and we intend to launch a marketing campaign designed to increase brand awareness of ArcaEx. We also compete with these entities for market data fees based generally on our share of total trading volume.

        We will face many challenges in competing with other market centers. We believe that the NYSE and Nasdaq have significantly more developed brands than we do, giving them a competitive advantage in attracting listings to their trading markets. In addition, our principal competitors have more diversified revenues than we do, giving them a competitive advantage in the event of a market-wide reduction in trading volumes or a decrease in transaction fees or market data fees.

        We believe that one of our greatest competitive challenges lies in attracting trading volume in NYSE-listed securities away from the NYSE. The NYSE has significantly more liquidity in trading securities listed on its exchange than we do. This means that market participants send many more orders for purchase or sale of NYSE-listed securities to the NYSE than to ArcaEx. It is easier for sellers to find buyers, and for buyers to find sellers, in a large group of buyers and sellers than in a small group (i.e., a more liquid market). Market participants are also more likely to get the best price for their orders when their orders are exposed to the largest number of buyers and sellers. Because established liquidity pools attract buyers and sellers, it is difficult for developing market centers to increase their market share. We also believe that the "trade-through" rule of the Intermarket Trading System may place the NYSE at a significant competitive advantage over electronic marketplaces such as ArcaEx. For a discussion of the trade-through rule, see "Risk Factors—The 'trade-through' rule of the Intermarket Trading System limits our ability to grow our market share in trading of NYSE-listed securities."

        We also face substantial price competition. In recent years, the pricing model for trade execution for equity securities has changed in response to competitive market conditions. To encourage investors to trade in their market centers, many of our competitors in the over the counter market reduced the fees they charge customers for trade execution. In addition, some competitors offered to pay fees, referred to as "liquidity payments," to customers who added liquidity to their systems by posting buy orders or sell orders that were matched, or executed against, on their system by participants purchasing or selling securities. For example, beginning in 2001, Instinet aggressively reduced prices by introducing a reduced fee schedule for market participants "taking liquidity" from its system (by matching, or executing against, an order posted on its system). In addition, Instinet offered to make payments to market participants providing liquidity to its system (by posting a buy or sell order on its system that is matched, or executed against, by a liquidity taker). As a result of increased price competition, beginning in April 2002, we aggressively reduced our transaction fees to match our competitors and, as a result, our revenues per transaction executed on the Archipelago system declined. In addition, in April 2002 we began making liquidity payments to customers adding liquidity to the Archipelago system in select securities. Since that time, we have continued to experience significant price competition for trade execution. Price competition also extends to market data fees, a portion of which we rebate to our customers for trading in exchange-listed securities. It is likely that we will continue to experience significant pricing pressures and that some of our competitors will seek to increase their market share by further reducing their transaction fees, by offering higher liquidity payments or by offering another form of financial or other incentive.

        Competition has also intensified due to an increase in consolidations among participants in our industry. As a result of a consolidation, the surviving entity may have greater resources than we do and may offer a larger internal liquidity pool than Archipelago. However, we believe that our outbound order routing system would allow us to compete effectively with such a combined entity.

        Despite these competitive challenges, we believe we are well positioned to compete based on several factors, including the effectiveness and scalability of our technology, our favorable cost structure and our established customer relationships, including embedded customer connectivity to ArcaEx. We also believe that we are well positioned to respond to future challenges due to the experience and continuity of our senior management team. Mr. Putnam, our Chairman and Chief Executive Officer, has led Archipelago since it was founded in 1996, and other members of our senior management team have each been with Archipelago on average for three years. Many of our competitors have experienced significant turnover of senior management in recent years.

  Marketing

        Our marketing strategy is designed to achieve greater brand recognition for Archipelago and our trading platforms, attract new customers and promote new and existing services to our customers. We have implemented a broad range of marketing initiatives in furtherance of these objectives. Current marketing activities include advertising in focused media, direct mailings and maintaining a corporate website. We intend to launch a marketing campaign in September 2004 in an effort to increase the public profile of ArcaEx.

  Employees

        As of June 30, 2004, we had 232 employees. None of our employees is subject to collective bargaining agreements or represented by a union. We consider our relations with our employees to be good.

  Facilities

        Our principal executive offices are located at 100 South Wacker Drive, Chicago, Illinois, and comprise approximately 59,000 square feet of leased space. We have two leases covering different portions of this space, expiring in August 2006 and March 2014. In addition, we lease about 15,580 square feet of space in New York, New York and over 800 square feet in Boston, Massachusetts, pursuant to lease agreements expiring in April 2010 and September 2005, respectively. Together, we lease over 118,655 square feet of office space in the United States, having more than tripled the space we occupied in March 2000. To aid our expanded service to European investors, we maintain an office in London, occupying approximately 270 square feet of leased space, expiring in December 2004. For a discussion of our data centers, see "—Information Technology—Technology Infrastructure—Data Centers."

        Our space requirements have increased significantly over the last several years as our business has grown, but we have been able to lease additional space promptly and we believe that the space we lease is sufficient to meet our current and anticipated needs.

Legal Proceedings

  Matters Relating to Our Company

        From time to time we are involved in various legal proceedings arising in the ordinary course of our business. We do not believe, based on currently available information, that the results of any of these proceedings will have a material adverse effect on our operating results or financial conditions.

        Nasdaq Litigation.    In October 2003, Nasdaq filed a complaint against us and the Pacific Exchange in a federal court in the state of New York alleging that we have improperly used the "Nasdaq" and "QQQ" marks in our advertising activities without signing a license agreement. Nasdaq has alleged that, among other things, we have violated federal and common law and unfair competition laws, and have misappropriated intellectual property. Nasdaq seeks to recover damages and profits relating to the use of the symbol "QQQ," including our use of "QQQ" in advertising, and to preliminarily and permanently enjoin us from trading the QQQ product and any other proprietary financial product of Nasdaq without a license from Nasdaq. We filed our motion to dismiss the complaint on November 17, 2003 and the Pacific Exchange filed its motion to dismiss on November 24, 2003. Nasdaq filed a response to our motion on December 17, 2003, and we replied to Nasdaq's response on January 9, 2004. A ruling on our motion is pending before the court. On March 24, 2004, the judge presiding over this case sent a letter to the SEC seeking the SEC's views regarding our contention that Nasdaq's claims are preempted by federal securities laws and SEC rules implementing the national market system. On July 2, 2004, the SEC submitted an amicus brief concluding that it was of the view that, on the record so far in the case, the federal securities laws did not preempt Nasdaq's state law claims for misappropriation of intellectual property rights in connection with unlisted trading of an index tracking stock. However, the SEC also stated that its position could be different if a fully-developed record demonstrated that the licensing fees sought by Nasdaq would impair our ability to compete for trading pursuant to unlisted trading privileges. The SEC noted in its brief that it has not considered the propriety of the licensing fees at issue and had not approved them. The judge has ordered that any party wishing to respond to the SEC brief must do so on or before July 30, 2004. We now await a ruling by the court on the pending motions. We have agreed to indemnify the Pacific Exchange for liability as well as costs and expenses incurred in connection with this litigation. See "Certain Relationships and Related Transactions—Relationships with Directors, Officers, 5% Owners and Investors with Representatives in Our Board of Managers—The Pacific Exchange and PCX Equities."

        Lozman Litigation.    Archipelago, L.L.C., Archipelago Holdings, L.L.C., Terra Nova Trading, L.L.C., an investor that owns 0.6% of our company, and Mr. Putnam, our Chairman and Chief Executive Officer, were named as defendants in a civil action filed in the Circuit Court of Cook County, Illinois, on August 9, 1999. One plaintiff, Fane Lozman, is a former business associate of Mr. Putnam, and another plaintiff, Blue Water Partners, Inc., is a corporation owned by Mr. Lozman. Mr. Putnam was at one time its president. The wrongful conduct alleged in plaintiffs' complaint predates Archipelago's formation in December 1996. Plaintiffs alleged that Archipelago (i) breached a joint venture agreement with the plaintiffs, (ii) engaged in corporate oppression in violation of Illinois law, (iii) usurped corporate opportunities belonging to plaintiffs in the form of plaintiff's "ideas" concerning electronic communication networks, electronic trading and electron stock exchanges, (iv) breached duties of good faith and fair dealing, and (v) conspired with the other defendants to injure plaintiffs. The lawsuit seeks, among other relief, money damages, an accounting and the imposition of a constructive trust on all property, benefits, profits and unjust enrichment the defendants have received and will receive by virtue of the alleged wrongful acts. We believe these claims relate only to Terra Nova Trading's ownership in Archipelago and any direct or indirect interest of Mr. Putnam, Stuart Townsend and MarrGwen Townsend in Archipelago. In addition, the plaintiffs are seeking to have the proceeds of this offering placed in escrow pending the resolution of their claim. The Circuit Court dismissed all of plaintiffs' claims against Archipelago on March 20, 2000. In April 2002, the Appellate Court of Illinois affirmed the Circuit Court's order of dismissal, except that it determined that it did not have appellate jurisdiction to review the dismissal of plaintiffs' claims against Archipelago for usurpation of corporate opportunities, which contend that Archipelago is derivatively liable for the conduct of the remaining defendants. The Appellate Court determined that it did not have appellate jurisdiction to review the claims against Archipelago for usurpation of corporate opportunities because as to these claims, the Circuit Court's order of dismissal was not final and appealable under the applicable rules governing appellate jurisdiction. In March 2003, plaintiffs moved the Circuit Court to vacate its March 20, 2000 order of dismissal as it concerns plaintiffs' claims against Archipelago for usurpation of corporate opportunities. On April 7, 2004, the Circuit Court denied plaintiffs' motion to vacate and to reinstate Archipelago as a defendant. Plaintiffs have not yet taken an appeal from this decision. In a contribution agreement in January 1999, Mr. Putnam agreed to indemnify us and affiliates of Goldman, Sachs & Co. and

E*TRADE Group, Inc. for liability and legal expenses incurred in connection with this litigation. If plaintiffs were to obtain a constructive trust against Archipelago on all property, benefits, profits and unjust enrichment, Mr. Putnam might not be able to indemnify us fully if the indemnification claims exceeded his other assets. See "Certain Relationships and Related Transactions—Gerald D. Putnam."

        Island Arbitration.    In September 2002, an arbitration claim was filed by The Island ECN, Inc. (which is now owned by Instinet) with the NASD against REDIBook ECN L.L.C. (now known as Archipelago Securities, L.L.C.), alleging that we had failed to make full payments pursuant to certain modified fee schedules under a subscription agreement with Island. The claimant alleged, among other things, breach of contract and unjust enrichment, and sought to recover unpaid fees in excess of $9 million. In December 2002 we filed counterclaims against the claimant for the payments we made from January 2001 to May 2002 under the claimant's allegedly discriminatory fee schedules, alleging breach of contract, breach of the obligation of good faith, and violations of the federal antitrust statutes. Our countersuit requested dismissal of Island's demands for relief and sought $90 million in treble damages under the federal antitrust statutes. In addition, in January 2003, we brought similar claims against Instinet in a separate action before the NASD seeking no less than $123 million in treble damages. These three actions—the action brought by Island, our countersuit against Island, and our suit against Instinet—have been consolidated into one case before the NASD. The responses from Island and Instinet to our answers to their claims were made on January 9, 2004. The NASD re-served Island's statement of claim on Archipelago Securities on March 12, 2004. In response, Archipelago Securities re-filed its statement of answer and counterclaims against Island on April 26, 2004. On June 2, 2004, Archipelago Securities filed an amended answer and statement of claim against Island and an amended statement of claim against Instinet. On June 29, 2004, both Island and Instinet filed amended responses to our submitted pleadings. The parties have also served document demands and information requests ("discovery requests") upon each other. Island and Instinet served their discovery requests on Archipelago on April 16, 2004. Archipelago served discovery requests on Island and Instinet on May 5, 2004. The parties have agreed to formulate a discovery plan to govern timing for responding to discovery and other related matters, and are awaiting the naming of arbitrators by the NASD.

        Abovenet Litigation.    Abovenet, Inc. f/k/a Metromedia Services, Inc., a telecommunications vendor, filed a complaint in a federal court in the State of New York in November 2003 against Archipelago, L.L.C., the predecessor company to our wholly-owned subsidiary Wave Securities, L.L.C. Archipelago and Abovenet entered into service agreements and product orders in 2001 and 2002, pursuant to which Abovenet agreed to provide us with certain telecommunication services. Abovenet alleges in its complaint that Archipelago breached its duty to pay under the product orders by terminating the agreement and Abovenet's services. Abovenet seeks unspecified damages and costs. Following the filing of its complaint in federal court, Abovenet withdrew its complaint and re-filed in a New York state court. We filed an answer and counterclaim on March 1, 2004.

        IIG Capital Litigation.    In December 2003, IIG Capital LLC, a factoring company, filed a claim against us in a New York state court as successor in interest to REDIBook ECN LLC, alleging that it purchased various claims from Market XT ECN, including claims against Archipelago and REDIBook for fees owed for access and trading on the Market XT ECN during 2002. The plaintiff is claiming damages of approximately $7,000,000. On January 15, 2004, the plaintiff served us with a complaint. On March 2, 2004, we filed a motion to dismiss the complaint based upon a failure to state a claim. The plaintiff responded on April 11, 2004, and we filed a reply brief on May 3, 2004. Oral argument on the motion to dismiss took place on June 23, 2004. The court took the matter under advisement and has not yet ruled on the motion or indicated when it will issue its ruling.

        Borsellino Litigation.    As described below in "—Matters Relating to Mr. Putnam," Mr. Putnam and Archipelago, L.L.C. were sued by a former business partner of Mr. Putnam. On March 23,

2004, the plaintiff in this case filed an amended complaint naming Archipelago Holdings, L.L.C. as a defendant, with claims against Archipelago Holdings, L.L.C. for an accounting and unjust enrichment. On May 24, 2004, we filed a motion to dismiss these claims on the basis that they are barred by previous judgments of the court and that they fail to state a cause of action against us. Our motion to dismiss is scheduled for oral argument on September 14, 2004.

        Capece Litigation.    In April 2004, Louis R. Capece, Jr. filed a claim against us and numerous other defendants in the federal district court for the Southern District of Florida, alleging negligent and fraudulent acts in connection with a "naked short sale" of shares of Cybercare, Inc. The plaintiff served us with a complaint on May 17, 2004, and sought damages in excess of $50 million. On July 29, 2004, the claim against us was dismissed by the plaintiff voluntarily and without prejudice, and the case was closed on August 3, 2004.

        NexTrade Arbitration.    NexTrade, Inc. v. Archipelago Securities L.L.C. was filed on or about July 7, 2003, with NASD Dispute Resolution Inc. In its statement of claim, NexTrade seeks the payment of access fees charged to us in connection with trades executed with NexTrade ECN, through SelectNet, SuperMontage and/or the Alternative Display Facility. We deny that we owe NexTrade the access fees that NexTrade attempted to charge, and believe that those access fees were exorbitant and in violation of SEC rules and regulations. NexTrade seeks approximately $841,000, plus interest, in actual damages and $1,000,000 in punitive damages. The hearing on the arbitration is scheduled for August 16 to 19, 2004, before a panel of NASD arbitrators.

  Matters Relating to Mr. Putnam

        As discussed above under "—Matters Relating to Our Company—Lozman Litigation" and below under "—Borsellino Litigation," Mr. Putnam is currently involved in two legal proceedings to which we are, or have been, a party.

        In 1992, Prudential Financial, Inc. terminated Mr. Putnam's employment for allegedly executing an unauthorized trade. Following Mr. Putnam's termination, Prudential filed an arbitration seeking reimbursement from Mr. Putnam for a portion of the signing bonus he received when he began his employment at Prudential. Mr. Putnam disputed this allegation and contended that the trade was authorized. In 1996, the parties settled the matter; Mr. Putnam was not required to repay any amounts to Prudential.

        Separately, in September 2001, Mr. Putnam settled an NASD disciplinary action where he was censured and fined and consented to a finding of failure to supervise in connection with certain communications posted in May 1998 on the website of Pacific On-Line Trading & Securities, Inc., a branch office of Terra Nova Trading, L.L.C., or TNT. Mr. Putnam and his wife have an indirect 40% ownership interest in TNT, and Mr. Putnam serves on the management committee of TAL Financial Services, LLC, of which TNT is a wholly owned subsidiary. TNT has also been subject to additional regulatory actions.

        Borsellino Litigation.    In September 2000, a claim was filed in an Illinois state court against Mr. Putnam and Archipelago, L.L.C. (the predecessor company to our wholly-owned subsidiary Wave Securities, L.L.C.) by a former business partner of Mr. Putnam, alleging, among other things, that the settlement of a prior lawsuit was based on insufficient and inaccurate information provided by the defendants. In the prior lawsuit, the plaintiff had alleged that certain members of Chicago Trading & Arbitrage LLC, or CTA, secretly diverted assets of CTA to other business ventures in which they owned interests. The court dismissed the case with prejudice. Subsequent to the dismissal, plaintiffs filed an amended complaint alleging that there was new evidence demonstrating that certain members of CTA were secretly diverting assets of CTA to other business ventures in which they owned interests and that such members of CTA violated their fiduciary duties with respect to plaintiffs by allegedly failing to disclose material information during settlement negotiations. This amended complaint names Mr. Putnam as a defendant, but it does not name Archipelago or any of our subsidiaries as a defendant. The plaintiffs seek compensatory and punitive damages in excess of $80 million total as well as reimbursement of attorneys' fees and cost of litigation. On March 23, 2004, the plaintiff filed an amended complaint adding claims for unjust enrichment and an accounting against Archipelago Holdings, L.L.C. We filed a motion to dismiss these claims on May 24, 2004. Our motion to dismiss is scheduled for oral argument on September 14, 2004.

TRADING ON ARCAEX

Overview

        We believe that our combination of innovative market structure and leading-edge technology provides our subscribers with a trading venue that is faster and more transparent and that offers more consistent trading than our competitors. Fully electronic order matching, in opening auctions and during regular and extended trading sessions, replaces physical auctions on the trading floor of a traditional exchange. All orders are on equal footing, providing all participants the opportunity to compete electronically.

        Permitted users of ArcaEx, referred to as equity trading permit holders and other users of ArcaEx discussed below are able to submit orders to an electronic file of orders, called the "ArcaBook," where trades are executed at prices equal to or better than the national best bid or offer. As part of our "best execution" model, ArcaEx employs a proprietary algorithm to search for the best execution for each order. Price-time priority means that bids are posted on ArcaEx in price order (best to worst) and then, if prices are the same, they are ordered based on the time the bid was posted (earliest to latest). ArcaEx users may choose to have their unexecuted orders left on the ArcaBook, returned to them, or routed to other markets. One of our broker-dealer subsidiaries offers facility routing services for orders that will be executed in other market centers. ArcaEx users may, however, establish routing arrangements with another provider of order-routing services or may use their own proprietary routing mechanisms.

Trading Sessions/Hours of Operation

        The Archipelago Exchange operates daily from 8:00 a.m. to 8:00 p.m. Eastern Time, excluding Saturday, Sunday and public holidays. ArcaEx maintains three trading sessions each trading day:

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  the opening session from 8:00 a.m. to 9:30 a.m. Eastern Time, during which, as part of the price discovery process, two single-price auctions are conducted to match buy and sell orders at the price that maximizes the amount of tradeable stock;

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  the core trading session from 9:30 a.m. to 4:00 p.m. Eastern Time, which coincides with the NYSE and Nasdaq trading sessions; and

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  an extended trading session from 4:00 p.m. to 8:00 p.m. Eastern Time.

        Subject to regulatory approval, we intend to extend our hours of operation before 8:00 a.m., Eastern Time, to accommodate trading of U.S. equity securities by our existing European clients as well as other European institutional investors.

Supported Order Types

        Archipelago has created new and innovative order types to meet customer needs for speed, immediacy and consistency. In addition to standard market orders and limit orders, ArcaEx also handles reserve orders, discretionary orders, intermediate or cancel orders and post-no-preference orders. ArcaEx currently offers over 20 order types to meet the needs of traders using basic and sophisticated market strategies. Set forth below is a sampling of order types used by traders on ArcaEx:

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  market order:  an order to buy or sell a security that is to be executed at the best price obtainable.

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  limit order:  an order to buy or sell a security at a specified price or better; a "marketable" limit order is a limit order to buy (or sell) a security at or above (or below) the consolidated best offer (bid) for the security.

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  discretionary order:  an order to buy or sell a stated security at a specified, undisplayed price, in addition to at a specified, displayed price. For example, a user could submit an order to buy 1,000 shares of ABC at $15, with the discretion to buy up to $15.50. In this case, the order is represented at a displayed price of $15, but under prescribed conditions the order may be filled, partially or completely at any allowable price up to the maximum discretionary price of $15.50.

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  reserve order:  a limit order with a portion of the size displayed and with a reserve portion of the size not displayed on the ArcaEx Book. For example, a user could submit an order to buy 5,000 shares of ABC at $20 with a request that 1,000 shares be displayed. Therefore, the 1,000 shares would be displayed and the 4,000 share reserve size would not be displayed until the displayed size is exhausted.

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  day order:  an order to buy or sell a security that if not executed expires at the end of the trading day on which it was entered.

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  timed order:  a limit order to buy or sell a security that remains in effect until a specified time, after which the order or the portion thereof not executed will be cancelled.

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  cross order:  a two-sided order with instructions to match the identified buy-side with the identified sell-side at a specified price.

Order Display and Execution

        ArcaEx maintains the ArcaEx Book, through which orders are displayed and matched. The ArcaEx Book features several components, called processes. Orders that cannot be executed through each of the processes are routed to the next process in accordance with the rules of PCX Equities.

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  Display order process.  Non-discretionary limit orders and market orders are matched against each other according to strict price-time priority. The display order process includes limit orders entered by market makers, known as "Q orders." In addition, the display order process includes the displayed portions of discretionary orders and reserve orders, ranked in the display order process at the specified limit price and the time of order entry. If a discretionary order is decremented (i.e., the displayed portion of the order is executed and "refreshed" from the undisplayed portion of the order), it remains ranked based on the displayed price and the time of original order entry.

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  Working order process.  The undisplayed portion of discretionary orders and reserve orders are ranked in the working order process. Discretionary orders are ranked in the working order process based on the displayed price and the time of original order entry. If the displayed portion of a reserve or discretionary order is exhausted, the displayed portion of the order is refreshed from the reserve or discretionary portion at the original displayed amount, and is submitted and ranked at the specified limit price and at the new time that the displayed portion of the order was refreshed.

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  Tracking order process.  Tracking orders are orders submitted by ArcaEx subscribers to purchase or sell securities in the tracking order process at a price that tracks the best bid or offer. Other types of orders that are not executed (or are only partially executed) in the directed order, display order and working order processes enter the tracking order process and are executed against tracking orders on a rotating basis. Tracking orders are not displayed in the ArcaEx Book. Tracking orders are currently "dormant"—i.e., our system does not currently support them. Tracking orders may, however, be reintroduced in the future.

        If the best price is not available on ArcaEx, the order can be automatically routed to another market center using our smart-order routing algorithm, referred to as our "outbound" trading capability. For trading in OTC securities and exchange-listed funds for which the SEC has granted a temporary "de minimis" exemption from the trade-through rule of the Intermarket Trading System, our customers can choose not to have their orders sent to other market centers that display better prices. For NYSE-listed securities, however, the trade-through rule requires outbound routing of customer orders—regardless of a customer's preference to have an order executed only through ArcaEx—whenever a better price is being quoted at another market center. For more information on the trade-through rule, see "Risk Factors—The 'trade-through' rule of the Intermarket Trading System limits our ability to grow our market share in NYSE-listed securities trading."

        Our customers are able to display their quotes anonymously, meaning that the counterparty to a trade never knows a customer's identity. On December 15, 2003, we rolled out our new "attributed quote" functionality, but each user must make internal changes to use this functionality. Using an attributed quote, participants can choose to display orders, at their discretion, using their own ArcaEx market participant identifier. The functionality is provided on an order-by-order basis that allows order senders to decide whether they would prefer to advertise specific orders with their name or remain anonymous.

        The following diagram illustrates the ArcaEx Book and the trading processes:

        The best-ranked displayed order to buy and sell in the ArcaEx Book and the corresponding aggregate size of such orders associated with such prices are collected and made available to quotation vendors. We derive our "tape" revenues by providing these data, as well as price and volume of executed transactions.

Auctions

        As part of the price discovery process, in the opening trading session, ArcaEx conducts two single-price auctions: the opening auction at 8:00 a.m. Eastern Time and the market order auction at 9:30 a.m. Eastern Time, the opening session. Both auctions are single-price Dutch auctions that match buy and sell orders at the price that maximizes the amount of tradable stock. The primary difference between the two auctions is that the market order auction will allow market orders, which require special accommodations because they are not priced, and the opening auction will not. During each of these auctions, ArcaEx will calculate and continually disseminate the indicative match price, the indicative match volume and the imbalance during the opening session.

        Opening Auction.    At 8:00 a.m. Eastern Time, limit orders designated for the opening session are matched and executed in the opening auction. ArcaEx accepts orders for the opening auction from 7:30 a.m. Eastern Time until the opening auction is concluded. Only limit orders are eligible to participate in the opening auction.

        The opening auction occurs at the "indicative match price" for each security, which means, generally, the price at which the maximum volume of shares are executable at the time of the auction. If two or more prices can maximize executable volume, the opening auction occurs at the price closest to the closing price of the prior day's normal market hours. Unexecuted orders become eligible for the opening session immediately upon conclusion of the opening auction.

        Market Order Auctions.    The market order auction serves as a "bridge" between the opening auction and the core trading session; the execution of the market order auction is the first trade of the core trading session. Beginning at 8:00 a.m. Eastern Time and at various times thereafter, the "indicative match price" of the market order auction and the volume available to trade at such price is published electronically. Any market order imbalances associated with the auction are published electronically from time to time. Limit orders, market orders, auction-only limit orders and cleanup orders participate in the auction. Market makers are assigned one cleanup order in every stock in which they maintain a market. Cleanup orders only interact with an imbalance if they can fill the entire imbalance.

        As with the opening auction, ArcaEx calculates and continually disseminates the indicative match price, the indicative match volume and any imbalances associated with the auction. At 9:30 a.m. Eastern Time, the market order auction executes at a single price and all unexecuted orders are released into the core trading session.

        The match price is the price that maximizes the volume that can be executed. The market order auction uses the match price closest to the closing price of the previous trading day (based on normal market hours) if more than one indicative match price is valid. Imbalances and indicative match prices in the market order auction reflect market orders only.

        Closing Auctions.    On December 4, 2003, the SEC approved the establishment of closing auctions in securities traded on ArcaEx. Market participants are able, beginning 7:30 a.m. Eastern Time, to enter "market on close" and "limit on close" orders for inclusion in the closing auction, which takes place at 4:00 p.m. Eastern Time, at the close of the core trading session.

        If there is no imbalance in orders on the closing auction, orders are matched at the indicative match price. If there is no indicative match price or if there is an order inbalance, as many orders as possible are matched at prices based on the national best bid or offer, or the last sale reported to the consolidated tape.

ARCA Executions Website

        ArcaEx subscribers can view three days of historical data and the current day's execution data though a secured website. Detailed reports for all trades executed on ArcaEx can be accessed seven days a week, 24 hours a day. Information available on a single execution record includes trade date, order ID, symbol, buy/sell, price, CUSIP, and execution ID. Execution information is updated to the execution website throughout the day. Under normal operations, execution data should be available within 5 minutes of execution. The final file for the current day is generated at the end of our extended trading hours and is available at approximately 12:00 a.m. Eastern Time.

Erroneous Execution Policy

        Pursuant to a policy designed to maintain the integrity of ArcaEx, the Pacific Exchange and its subsidiary PCX Equities, Inc., PCX Equities reserves the right to cancel or modify the terms of transactions executed through ArcaEx if PCX Equities determines that the transaction resulted from the placement of an order or a system malfunction that resulted in a demonstrably erroneous execution, which is defined as an execution at a price, for a quantity of shares or with a symbol that is substantially inconsistent with the current trading pattern of the security. Under this policy, the Pacific Exchange also reserves the right to delete from the consolidated tape any demonstrably erroneous execution even if the parties do not agree to cancel or modify the terms of the transaction. Under this policy, the Pacific Exchange also reserves the right to delete from the consolidated tape any execution that PCX Equities deems erroneous, even if PCX Equities does not cancel or modify the terms of the transaction as being demonstrably erroneous.

        If a user believes that a demonstrably erroneous execution has occurred, the user is required to contact the trading operations desk of ArcaEx generally within 30 minutes of the trade to request a ruling by PCX Equities. In certain circumstances, PCX Equities may consider requests made more than 30 minutes after the trade. If an order is routed away from ArcaEx, the execution is subject to the rules and policies of the market center to which the trade is routed.

Clearing

        Once a trade has been executed, records are sent to the Securities Industry Automation Corporation, or SIAC, the facility manager of the National Securities Clearing Corporation for clearance and settlement. All trading activity is transmitted to SIAC via computer as "locked in" transactions. A locked in transaction is one in which a computer has already matched the details of the trade from the buyer and seller. Our subscribers may agree to have their trades "compressed" before being sent to SIAC, meaning that trading activity between subscribers is consolidated and netted before being sent to SIAC, reducing overall settlement costs.

        It is necessary for firms to become equity trading permit holders to clear trades on behalf of sponsored participants. Any equity trading permit holder that does not self-clear (i.e., "introducing" brokers) must provide the name of the entity providing clearing services (i.e., "clearing" broker) to the Pacific Exchange. The clearing broker must also be an equity trading permit holder. Additional agreements are required if the clearing firm would also like to be able to direct orders to ArcaEx.

        Clearing by our Broker-Dealer subsidiaries.    Archipelago Securities, L.L.C., one of our SEC-registered broker-dealer subsidiaries, provides optional outbound order routing services for our customers when the best price for a trade is displayed at another market center. When an outbound order is executed, Archipelago Securities, L.L.C. "steps in" the middle of the trade—that is, it buys or sells the security at the market center with the best price and enters into an offsetting transaction with our customer. For example, if the best price is available at Instinet's INET ATS for a customer's purchase of 100 shares of Microsoft stock, Archipelago Securities, L.L.C. will purchase 100 shares of Microsoft at INET and, through the facilities of ArcaEx, sell 100 shares of Microsoft to our customer. Archipelago Securities, L.L.C. is currently an "introducing broker" that clears these trades through Spear, Leeds & Kellogg, a subsidiary of The Goldman Sachs Group, Inc. The National Securities Clearing Corporation, or NSCC, has approved our plan to develop self-clearing capabilities for Archipelago Securities, L.L.C., but we have not yet determined when we will do so.

        Wave Securities, L.L.C., as an equity trading permit holder, sponsors access to ArcaEx to non-equity trading permit holders. Unlike Archipelago Securities, L.L.C., Wave carries securities for the accounts of some of its customers (i.e., trades are not all "netted out" each day). Wave is also an "introducing broker" that does not provide its own clearing and custody of customer securities, and currently has clearing and custody arrangements with both Spear, Leeds & Kellogg and a subsidiary of Merrill Lynch.

ArcaEx Participants

        With the introduction of ArcaEx, PCX Equities simplified its membership rules to more accurately reflect the change in market structure from a traditional trading floor environment to an electronic one. Accordingly, PCX Equities provides for only one category of permit holders on ArcaEx, referred to as equity trading permit holders.

        Broker-dealers.    Any registered broker-dealer who wishes to trade on ArcaEx must obtain an equity trading permit from PCX Equities. An institutional investor can gain direct access to ArcaEx by becoming a "sponsored participant" of an equity trading permit holder. To become a sponsored participant, the institution must enter into a sponsorship arrangement with a sponsoring equity trading permit holder, which is an equity trading permit holder who has been designated by the institution to execute transactions on ArcaEx and clear and settle the transactions for the institution. PCX Equities will authorize any equity trading permit holder or sponsored participant who meets certain requirements to obtain access to ArcaEx. All users, both equity trading permit holders and sponsored participants, must enter into a User Agreement with Archipelago Exchange, L.L.C., the operator of ArcaEx.

        Retail participants.    Retail participants are not permitted to become direct participants of ArcaEx. Retail investors may access ArcaEx only through a registered broker-dealer.

        Market makers.    Almost all trades currently executed on ArcaEx are executed without the participation of a market maker. A security does not need to have a designated market maker to be traded on ArcaEx. As of June 1, 2004 there were five market makers registered to make markets on ArcaEx. However, Pacific Exchange and PCX Equities rules and our trading systems permit participants to register as market makers for securities traded on ArcaEx. All ArcaEx market makers must be equity trading permit holders, and must comply with the rules of the Pacific Exchange regarding order execution, clearing and settlement and minimum net capital requirements. As of June 1, 2004, approximately 365 securities traded on ArcaEx had registered market makers.

        All market makers trading on ArcaEx will be subject to the following responsibilities and duties:

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  maintaining continuous, two-sided displayed quotes (i.e., "Q orders") in the securities in which the market maker is registered during the core trading session;

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  maintaining adequate minimum capital in accordance with Pacific Exchange rules;

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  remaining in good standing with the Pacific Exchange; and

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  clearing and settling transactions through the facilities of a registered clearing agency (which may be satisfied by direct participation, use of direct clearing services or by entering into a correspondent clearing arrangement with another member that clears trades through that agency).

REGULATION

Overview

        As a participant in the securities industry, we are subject to extensive regulations in the United States and in certain other jurisdictions in which we operate. The regulatory framework that applies to our business activities and operations includes:

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  regulation as the operator a "facility" of a national securities exchange;

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  regulation of our U.S. broker-dealer subsidiaries, including Wave Securities, L.L.C. and Archipelago Securities, L.L.C.; and

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  regulation of our foreign subsidiaries registered or licensed in the United Kingdom and Canada.

        These activities are subject to federal and state laws as described below. The rules and regulations applicable to our business are generally intended to safeguard the integrity of the securities markets and to protect the interests of public market participants. They are not, however, designed to protect the interests of Archipelago's stockholders. Our regulatory environment is subject to change. Any future legislation or regulation, or changes in the interpretation or enforcement of existing laws and rules, may adversely affect our business, financial condition and operating results.

        Federal securities laws have established a two-tiered system for the regulation of securities markets and market participants. The first tier consists of the SEC, which has primary responsibility for enforcing federal securities laws. The second tier consists of "self-regulatory organizations," or SROs, which are non-governmental entities that must register with, and are regulated by, the SEC. SROs include national securities exchanges, such as the Pacific Exchange and the NYSE, and national securities associations, such as the NASD. Among other roles, SROs periodically inspect their member firms and enforce federal securities laws and SEC regulations. SROs also establish and enforce their own rules.

Regulation by the Pacific Exchange and SEC Oversight

        The Archipelago Exchange was created in connection with our alliance in 2000 with the Pacific Exchange and the SEC's approval of related Pacific Exchange rule changes in October 2001. Founded in 1862, the Pacific Exchange is a national securities exchange registered with the SEC under Section 6 of the Exchange Act. The Pacific Exchange was the first U.S. stock exchange to demutualize, establishing PCX Equities, Inc. as a for-profit, corporate subsidiary of the Pacific Exchange in 2000. The Pacific Exchange is the SRO responsible for regulating activity that takes place on ArcaEx. As an SRO, the Pacific Exchange is responsible for regulating its members through the adoption and enforcement of rules and regulations governing their business conduct. The Pacific Exchange has delegated certain regulatory authority for ArcaEx to PCX Equities. PCX Equities is responsible for strict compliance by ArcaEx and the persons using ArcaEx with its rules to promote public confidence and to assure a fair and orderly market.

        All regulatory functions of the Pacific Exchange, including establishing rules for the operation of ArcaEx, inspecting member firms and regulating market activity, are carried out exclusively by Pacific Exchange or PCX Equities personnel. Archipelago employees do not participate in the regulatory function of the Pacific Exchange or PCX Equities. The Pacific Exchange and PCX Equities, and not Archipelago, retain the ultimate regulatory authority over ArcaEx, including:

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  the authority to qualify issuers for listing on the Pacific Exchange;

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  the authority to monitor continued compliance with listing standards by Pacific Exchange-listed companies and, when appropriate, take steps to delist issuers that no longer meet continued listing criteria;

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  the authority to establish and interpret rules and regulations for users of ArcaEx and associated persons, including trading rules, fees, access to and use of system facilities;

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  the authority to determine regulatory and trading policies, including the development and adoption of rule changes relating to business conduct and trading activities of ArcaEx users and associated persons;

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  the authority to take necessary actions to assure compliance with the rules of the Pacific Exchange and PCX Equities, the federal securities laws and other related rules through examination, surveillance, investigation, enforcement and disciplinary actions;

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  the authority to administer programs and systems for the surveillance and enforcement of rules governing the conduct and trading activities of ArcaEx users and associated persons; and

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  the authority to examine and investigate ArcaEx users and associated persons and to place restrictions on the business activities of these persons consistent with the public interest, the protection of investors and the federal securities laws.

        The Pacific Exchange has the right, under certain circumstances, to terminate the status of ArcaEx as its exclusive equities trading facility. See "Business—Our Business—Our Relationship with the Pacific Exchange."

        Archipelago Exchange, L.L.C., the operator of the equities trading facility of PCX Equities, is subject to SEC rules and regulations governing national securities exchanges, although it is not registered or required to register as an exchange under the Exchange Act. Through the rules of the Pacific Exchange and PCX Equities, the SEC has the authority to oversee the premises, personnel and records of ArcaEx in the same manner that the SEC has over the Pacific Exchange and other national securities exchanges. Under Pacific Exchange rules:

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  the books, records, premises, officers, directors, agents and employees of Archipelago Exchange, L.L.C. are deemed to be the books, records, premises, officers, directors, agents and employees of the Pacific Exchange and PCX Equities for purposes of the federal securities laws;

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  Archipelago Holdings, Inc. is required to maintain all of its books and records within the United States;

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  the books and records of Archipelago Exchange, L.L.C. are subject at all times to inspection by the Pacific Exchange, PCX Equities and the SEC, and are required to be maintained in the United States; and

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  all officers and directors of Archipelago Holdings, Inc. are deemed to be officers and directors of the Pacific Exchange and PCX Equities for purposes of and subject to oversight under the federal securities laws.

        Accordingly, the SEC may exercise direct supervisory and disciplinary authority over certain Archipelago activities, including ArcaEx. Rules established by the Pacific Exchange and PCX Equities are also subject to SEC approval and, in some cases, public notice and comment. For a discussion of the proposed rules submitted by the Pacific Exchange through PCX Equities to the SEC concerning our organizational documents, see "Description of Capital Stock."

Broker-Dealer Regulation

        In addition to the regulations discussed above, Wave Securities, L.L.C., Archipelago Securities, L.L.C. and Archipelago Trading Services, L.L.C. are "broker-dealers" regulated by both the SEC and the NASD. Registered broker-dealers are subject to a complex combination of federal law and SEC and self-regulatory organization rules that cover all aspects of their business, including sales methods, trade practices, use and safekeeping of customer funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. Broker-dealers are also required to notify regulators when net capital falls below certain predefined criteria, and are limited in their ability to distribute or withdraw capital.

        Our subsidiary in the United Kingdom, Archipelago Europe Limited, is registered with, and regulated by, the Financial Services Authority of the United Kingdom. Our Canadian subsidiary, Wave Securities Canada Inc., is registered with, and regulated by the Ontario Securities Commission and the Quebec Securities Commission, and is a member of the Investment Dealers Association of Canada, a self-regulatory organization.

MANAGEMENT

Directors, Executive Officers and Significant Employees

        Set forth below is information concerning the persons who will be the directors, executive officers and significant employees of Archipelago as of the date of the completion of the offering.

Name	Age	Position
Gerald D. Putnam	46	Chairman of the Board of Directors and Chief Executive Officer
Michael Cormack	36	President
Nelson Chai	39	Chief Financial Officer
Kevin J.P. O'Hara	43	Chief Administrative Officer, General Counsel and Corporate Secretary
Steven Rubinow	51	Chief Technology Officer
Tom Haller	43	Executive Managing Director of Systems
Joseph Lombard	39	President, Wave Securities, L.L.C.; President, Wave Securities Canada Inc.
Richard C. Breeden	54	Director
Philip D. DeFeo	58	Director
William E. Ford	43	Director
James J. McNulty	53	Director
George Muñoz	53	Director
Michael J. Passarella	62	Director
Stuart M. Robbins	61	Director
Robert G. Scott	58	Director

        Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each person who will serve as a director or executive officer upon consummation of this offering follows below. Prior to our conversion from a Delaware limited liability company to a Delaware corporation, each officer served Archipelago Holdings, L.L.C. in the capacities discussed below.

        Mr. Putnam has served as Chairman and Chief Executive Officer of Archipelago since he co-founded the Company in 1996. In 1994, Mr. Putnam founded Terra Nova Trading, L.L.C. and served as its president until 1999. Previously, he held positions with financial institutions such as Walsh, Greenwood & Co., Jefferies & Company, Inc., PaineWebber Incorporated (currently UBS AG), Prudential Financial, Inc. and Geldermann Securities, Inc. (currently Man Investment Products, Inc.). He currently serves on the management committee of TAL Financial Services, LLC, of which Terra Nova Trading, L.L.C. is a wholly owned subsidiary, and on the board of directors of the Pacific Exchange. For additional information, see "Business—Legal Proceedings—Matters Relating to Mr. Putnam."

        Mr. Cormack has served as President of Archipelago since June 4, 2000. Prior to joining Archipelago, he served most recently as the manager of Equity Trading at American Century

Investments Management, Inc. and co-head of the Executive Committee for the Financial Information eXchange (FIX) Protocol (owned by FIX Protocol Ltd.). Mr. Cormack has also served as a member of the Nasdaq's Quality of Markets Committee and currently serves on the advisory board of TransactTools, Inc. and the board of directors of Recovery Point Systems, Inc.

        Mr. Chai has served as Chief Financial Officer of Archipelago since June 28, 2000. Prior to joining Archipelago, he served as corporate controller and, subsequently, as Senior Vice President of Business Development and a member of the Executive Committee of Dade Behring Inc., a leading manufacturer of medical diagnostics products. He joined Dade Behring in 1997 as corporate vice president of Worldwide Field Finance. Mr. Chai has also served in senior positions at AlliedSignal, Inc. (currently Honeywell International Inc.) and Philip Morris Incorporated (currently Altria Group, Inc.).

        Mr. O'Hara has served as Chief Administrative Officer of Archipelago since February 2003, General Counsel since May 2000, and Corporate Secretary since joining Archipelago on May 17, 1999. Prior to joining Archipelago, he served as Project Director and Project Manager for The Pragma Corporation from January 1997 to May 1999, where his responsibilities included overseeing capital market development in Lithuania and other Eastern European countries, and as Senior Attorney/Consultant for Financial Markets International, Inc. in Romania from October 1995 to January 1997. Prior to his international experience, Mr. O'Hara served in the Division of Enforcement of the U.S. Securities and Exchange Commission in Washington, D.C. as Senior Counsel from 1994 to 1995 and as Staff Attorney from 1991 to 1993. In 1993, Mr. O'Hara served as a Special Assistant United States Attorney in Washington, D.C. He is currently on the board of directors of White Cap Trading LLC, an institutional brokerage firm.

        Mr. Rubinow has served as Chief Technology Officer of Archipelago since July 30, 2001. Prior to joining Archipelago, he served as Senior Vice President and Chief Information/Technology Officer at NextCard, Inc. from 2000 to 2001. Mr. Rubinow served as Chief Information Officer at AdKnowledge Inc. from 1998 to 2000 and as Vice President of Corporate Management Information Systems at Fidelity Investments from 1994 to 1998.

        Mr. Haller has served as Executive Managing Director of Systems of Archipelago since March 10, 2004. He previously served as Director of Trading Systems since joining Archipelago in October 2002. Prior to joining Archipelago he served as Vice President, Trading Technology, of Globenet Securities, Inc. from 1999 to 2002.

        Mr. Lombard has served as President of Wave Securities, L.L.C. and President of Wave Securities Canada Inc. since April 2, 2001. Prior to joining Archipelago, he served as Senior Counsel to former U.S. Securities and Exchange Commission Chairman Arthur Levitt from July 1999 to March 2001. Mr. Lombard currently serves on the board of directors of First Federal Corporation, a provider of off-site storage of computer media, and of Recovery Point Systems, Inc., a provider of disaster recovery solutions.

        Mr. Breeden will serve as a non-independent director of Archipelago Holdings, Inc. upon consummation of this offering. Mr. Breeden is the former Chairman of the U.S. Securities and Exchange Commission and served in that capacity from 1989 to 1993. From 1993 to 1996 he headed the international financial services industry practice at Coopers & Lybrand LLC. Since 1996, Mr. Breeden has been the Chairman of Richard C. Breeden & Co., which specializes in advisory services involving turnarounds, workouts and financial restructurings, as well as strategic consultancy regarding corporate governance, accounting and public disclosure requirements. Since 2002 he has served as the court-appointed corporate monitor of WorldCom, Inc. (now known as MCI, Inc.). As part of his duties as corporate monitor, he participates in all meetings of the board of MCI, Inc. and its committees. He has served as a director of BBVA S.A. since October 2002, and he has previously served on the boards of several other publicly traded companies. Effective June 1,

2004, Mr. Breeden began providing consulting services to Archipelago through Richard C. Breeden & Co. under a contract providing for a minimum fee of $150,000 per quarter. Under this agreement, which has a minimum term of one year, Archipelago has the option, but is not required, to engage Richard C. Breeden & Co. to provide additional consulting services in the future.

        Mr. DeFeo has served as a manager of Archipelago since July 2000 and will serve as director of Archipelago Holdings, Inc. upon consummation of this offering. Mr. DeFeo is Chairman and Chief Executive Officer of the Pacific Exchange. Prior to joining the Pacific Exchange in June 1999, Mr. DeFeo was President and CEO of Van Eck Associates Corp., a diversified global mutual fund company. Prior to joining Van Eck Associates, Mr. DeFeo was Executive Vice President and Director of Marketing and Customer Service at Cedel International. Mr. DeFeo has also been Senior Vice President and a member of the Operating Committee at FMR Corporation, Managing Director for Worldwide Equities Operations and Systems at Lehman Brothers, and Senior Vice President in the International Securities Division at Bankers Trust Company in London. Mr. DeFeo also serves as a director of Computershare Limited.

        Mr. Ford has served as a manager of Archipelago since November 2003 and will serve as a director of Archipelago Holdings, Inc. upon consummation of this offering. Mr. Ford is a Managing Member of General Atlantic Partners, LLC, a private equity firm that invests in information technology, process outsourcing and communications businesses on a global basis. He has been with General Atlantic since 1991. Mr. Ford also serves as a director of Computershare Limited, Multiplan, Inc. and SSA Global Technologies, Inc.

        Mr. McNulty will serve as a director of Archipelago Holdings, Inc. upon consummation of this offering. Mr. McNulty served as President and Chief Executive Officer of the Chicago Mercantile Exchange from February 2000 to December 2003, and of Chicago Mercantile Exchange Holdings Inc. from August 2001 to December 2003. He served as a director on the boards of Chicago Mercantile Exchange Holdings Inc. and the Chicago Mercantile Exchange from April 2002 to December 2003 and previously served as a non-voting member of these boards. Prior to joining the Chicago Mercantile Exchange, he served as Managing Director and Co-Head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg. He has served on the boards of directors of OneChicago, LLC and World Business Chicago. He is a non-executive director of ICAP plc, and serves on its nomination committee, risk committee and remunerations committee.

        Mr. Muñoz will serve as a director of Archipelago Holdings, Inc. upon consummation of this offering. Mr. Muñoz is currently a principal in Muñoz Investment Banking Group, LLC, a Washington, D.C.-based firm, and is also a partner in the Chicago law firm of Tobin, Petkus & Muñoz. Mr. Muñoz served as President and Chief Executive Officer of the Overseas Private Investment Corporation (OPIC), an independent federal agency that provides financing and political risk insurance for overseas private sector investments, from 1997 until January 2001. He served as Assistant Secretary and Chief Financial Officer of the U.S. Treasury Department from 1993 until 1997. He is a Governing Member of the Certified Financial Planner Board of Standards, and a member of the Board of Directors of Marriott International and of Anixter International, and also serves on the Board of Trustees of the National Geographic Society.

        Mr. Passarella will serve as a director of Archipelago Holdings, Inc. upon consummation of this offering. Mr. Passarella was an audit partner of PricewaterhouseCoopers LLP from 1975 until his retirement in 2002. He served as the managing partner of the firm's securities industry practice from 1983 to 1998 and was the capital markets industry global audit leader from 1998 to 2001. He began his career with Price Waterhouse in 1963. Mr. Passarella is a director of Catholic Big Brothers of New York and Theaterworks USA and is a member of the Manhattan College board of trustees.

        Mr. Robbins will serve as a director of Archipelago Holdings, Inc. upon the consummation of this offering. From June 2002 until January 2004, Mr. Robbins served as the Chairman of the Board of Directors of Soundview Technology Group, Inc., a research-driven securities firm that was acquired by The Charles Schwab Corporation in January 2004 and will continue as Schwab Soundview Capital Markets. Previously, Mr. Robbins was the Managing Director of Global Equities at Donaldson, Lufkin & Jenrette from 1994 to 2000. He was also a member of that firm's Executive Committee and served on its Board of Directors until his retirement in 2000. Mr. Robbins also served as its Director of Research from 1987 to 1994.

        Mr. Scott will serve as a director of Archipelago Holdings, Inc. upon the consummation of this offering. Mr. Scott served as the President, Chief Operating Officer and Director of Morgan Stanley from March 2001 to December 2003. Prior to that he served as the Executive Vice President and Chief Financial Officer of Morgan Stanley from May 1997 to March 2001. Mr. Scott began his career with Morgan Stanley in 1970. He served on the board of directors of Morgan Stanley until April 2004.

Board of Directors

        Archipelago Holdings, L.L.C. was governed under the direction of a board of managers, consisting of 11 individuals, which was functionally similar to a corporate board of directors. In addition to Messrs. Putnam and Ford, the following individuals served on our board of managers immediately prior to our conversion to a Delaware Corporation: Philip D. DeFeo of The Pacific Exchange, Inc.; Joseph Barra of TD Waterhouse Group, Inc.; Lawrence Leibowitz of Schwab Capital Markets; Alan Freudenstein of Credit Suisse First Boston Next Fund; Jeffrey Wecker of Lehman Brothers Inc.; William Cruger of JPMorgan and Stuart Townsend of Virago Enterprises, LLC. Duncan Niederauer of Spear, Leeds & Kellogg L.P., a subsidiary of The Goldman Sachs Group, Inc., served on our board of managers until his resignation in February 2004. Thereafter, until our conversion to a Delaware Corporation on August 11, 2004, Mr. Niederauer served as an observer to our board of managers in a non-voting capacity.

        In connection with our conversion from a limited liability company to a corporation, we have established a board of directors of Archipelago Holdings, Inc. consisting initially of Messrs. Putnam, DeFeo and Ford, who are listed above. Upon completion of this offering, our board of directors will consist of Messrs. Putnam, Breeden, DeFeo, Ford, McNulty, Muñoz, Passarella, Robbins and Scott, who are listed above. The members who served on our board of managers who were not appointed to the board of directors of Archipelago Holdings, Inc. resigned immediately prior to our conversion. We expect that, at the time of the completion of this offering, at least a majority of our directors will be independent as defined by the rules of the Pacific Exchange and the SEC. Under our certificate of incorporation, for so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, one of our directors will be required to be a member of the board of directors of the Pacific Exchange or an officer or employee of the Pacific Exchange nominated by the board of directors of the Pacific Exchange. In addition, no person that is subject to any statutory disqualification (as defined under Section 3(a)(39) of the Exchange Act) will be permitted to serve as a director of our company.

        It is anticipated that our board of directors will meet at least quarterly.

  Audit Committee

        We do not currently have an audit committee. The responsibilities of an audit committee have been assumed by our board of managers. Following the completion of this offering, we will have an audit committee and anticipate that it will consist of individuals who meet the requirements of the

Pacific Exchange, the SEC and the Sarbanes-Oxley Act of 2002. In addition, our board of directors will ensure that at least one member of the audit committee meets the Pacific Exchange standard of possessing accounting or related financial management expertise. The audit committee will, among other things, oversee the engagement of independent public accountants, review our financial statements and the scope of annual audits and consider matters relating to accounting policies and internal controls. The audit committee will be governed by a charter that complies with the rules of the SEC and the Pacific Exchange.

  Corporate Governance and Nominating Committee

        We currently have a nominating committee. Following the completion of this offering, we will have a corporate governance and nominating committee and anticipate that it will consist of individuals who meet the independence requirements established by the Pacific Exchange. The corporate governance and nominating committee will, among other things, identify individuals qualified to become members of the board of directors, select or recommend to the board of directors the nominees to stand for election as directors and develop and recommend to the board of directors a set of corporate governance principles. The corporate governance and nominating committee will be governed by a charter that complies with the rules of the Pacific Exchange.

  Compensation Committee

        We currently have a compensation committee. Following the completion of this offering, we anticipate that our compensation committee will consist of individuals meeting the independence requirements established by the Pacific Exchange. The compensation committee will, among other things, review, approve and make determinations concerning our compensation practices, policies and procedures for the members of senior management. The compensation committee will be governed by a charter that complies with the rules of the Pacific Exchange.

  Executive Compensation

        The following table presents information regarding compensation paid by us relating to the fiscal year ended December 31, 2003 to our Chief Executive Officer and four other highest-paid executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2003. These executives are referred to as the "named executive officers" elsewhere in this prospectus.

SUMMARY COMPENSATION TABLE

			Long Term Compensation Securities Underlying Options(1)
	Annual Compensation
Name and Principal Position				All Other Compensation ($)
	Salary ($)	Bonus ($)
Gerald D. Putnam	600,000	1,800,000	222,222	6,000	(2)
Chief Executive Officer
Nelson Chai	300,000	540,000	122,222	6,000	(2)
Chief Financial Officer
Michael Cormack	300,000	540,000	122,222	5,481	(2)
President
Kevin J.P. O'Hara	300,000	540,000	122,222	6,000	(2)
Chief Administrative Officer, General Counsel and Corporate Secretary
Steven Rubinow	300,000	540,000	100,000	7,000	(2)
Chief Technology Officer

(1)
Pro forma to reflect the conversion of our company from a limited liability company to a corporation prior to the consummation of this offering.

(2)
Represents our matching contributions under our 401(k) retirement savings plan.

  Stock Option Grants in 2003

        The following table sets forth information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 2003.

					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
		% of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying the Options Granted(1)(2)
Name			Exercise Price Per Share ($/Sh)(1)(3)	Expiration Date
					5%	10%
Gerald D. Putnam	222,222	17.61%	$13.41	Nov. 18, 2013	$1,846,554	$4,663,882
Nelson Chai	44,444	3.52%	4.91	Aug. 11, 2013	$130,472	$327,006
	77,778	6.16%	13.41	Nov. 18, 2013	$646,294	$1,632,359
Michael Cormack	44,444	3.52%	4.91	Aug. 11, 2013	$130,472	$327,006
	77,778	6.16%	13.41	Nov. 18, 2013	$646,294	$1,632,359
Kevin J.P. O'Hara	44,444	3.52%	4.91	Aug. 11, 2013	$130,472	$327,006
	77,778	6.16%	13.41	Nov. 18, 2013	$646,294	$1,632,359
Steven Rubinow	22,222	1.76%	4.91	Aug. 11, 2013	$65,236	$163,503
	77,778	6.16%	13.41	Nov. 18, 2013	$646,294	$1,632,359

(1)
Pro forma to reflect the conversion of our company from a limited liability company to a corporation prior to the consummation of this offering.

(2)
Options granted in 2003 were granted under the 2003 Long-Term Incentive Plan. No options granted are exercisable prior to the earlier of (a) the consummation of our initial public offering and (b) the fifth anniversary of the date of grant. The options granted with an exercise price of $2.98 per share ($13.41 per share after conversion) will vest in equal installments on each of the first, second, third and fourth anniversaries of November 18, 2003. The options granted with an exercise price of $1.09 per share ($4.91 per share after conversion) vest in equal installments on January 1, 2004 and January 1, 2005. Each option has a ten-year term, subject to earlier termination if the optionee's service with us ceases. If employment with our company or a subsidiary is terminated other than as a result of a disability or death, all of the unvested options of the employee will immediately be cancelled. The treatment of the vested options of an employee in this situation depends upon the circumstances of the termination. Under limited circumstances in connection with a merger or sale of our company, the vesting and exercisability of such option grants may accelerate.

(3)
There was no public trading market for shares of our common stock at the time of grant. Options granted with an exercise price of $1.09 per share ($4.91 per share after conversion) were issued at a price lower than the fair market value of our common stock ($1.39 per share prior to the conversion and $6.26 per share after the conversion).

  Option Exercises in 2003 and Year-End Option Values

        None of our named executive officers exercised options to purchase our common stock during the fiscal year ended December 31, 2003. The following table sets forth the number of shares of common stock subject to options and the value of such options held by each of our named executive officers as of December 31, 2003. This table assumes a per share price of $13.41, which we estimate to be the fair market value of a share of our common stock on that date.

	Number of Securities Underlying Unexercised Options At Fiscal Year-End(1)		Value of Unexercised In-The-Money Options At Fiscal Year-End ($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald D. Putnam	—	222,222	—	—
Nelson Chai	—	194,444	—	$378,000
Michael Cormack	—	194,444	—	$378,000
Kevin J.P. O'Hara	—	194,444	—	$378,000
Steven Rubinow	—	144,444	—	$189,000

(1)
Pro forma to reflect the conversion of our company from a limited liability company to a corporation prior to the consummation of this offering.

  Benefit Plans

  2000 Long-Term Incentive Plan

        Archipelago Holdings, L.L.C. adopted the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, or the 2000 LTIP, on July 6, 2000. Prior to the consummation of this offering, the board of directors expressly adopted and assumed, and the stockholders approved, the 2000 LTIP and amended the plan to reflect the conversion of Class A shares to our common stock. Upon the consummation of the transactions to effect our reorganization, we anticipate that no new awards will be granted under the 2000 LTIP.

        Types of Awards Granted Under the Plan.    Options to acquire and rights with respect to shares of our common stock have been granted under the 2000 LTIP.

        Reservation of Shares.    Subject to adjustment as described below, up to 2.6 million Class A shares of Archipelago Holdings, L.L.C. were available for issuance under the 2000 LTIP. The 2000 LTIP provides that, in the event of certain changes in the outstanding shares of our company, the compensation committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number of shares issued or reserved for issuance pursuant to the plan and outstanding awards. Following the conversion, 577,777 shares are available for issuance under the

2000 LTIP, and approximately 51 employees have awards to acquire a total of approximately 518,000 shares of our common stock outstanding under the 2000 LTIP, based on a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C.

        Administration.    The compensation committee will administer the 2000 LTIP, and its determinations in the administration of the 2000 LTIP will be final and conclusive.

        Exercisability.    Subject to the applicable award agreements, no option or right granted under the 2000 LTIP may be exercised until the earlier of (i) our initial public offering and (ii) the fifth anniversary of the date of the grant.

        Non-transferability.    Awards granted under the 2000 LTIP are generally not transferable or assignable.

        Amendment; Termination.    The board of directors may amend, suspend or terminate the 2000 LTIP or any portion thereof at any time.

        Change in Control.    In the event we merge into or consolidate with another corporation or entity or sell all or substantially all of our assets to another corporation, the awards granted under the 2000 LTIP will either be assumed or an equivalent award will be substituted by the successor corporation or, if not so assumed or substituted, immediately vest and be cashed out. If the successor corporation assumes or substitutes the awards and the participant's employment is terminated without cause or if the participant quits for good reason within 18 months of the closing of the applicable transaction, then the awards will fully vest and be exercisable for at least 12 months.

  2003 Long-Term Incentive Plan

        Archipelago Holdings, L.L.C. adopted the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan, or the 2003 LTIP, on August 11, 2003, and amended such plan on November 6, 2003. Prior to the consummation of this offering, the board of directors expressly adopted and assumed, and the stockholders approved, the 2003 LTIP and amended the plan to reflect the conversion of Class B shares of Archipelago Holdings, L.L.C. to our common stock. Following the conversion, we anticipate that no new awards will be granted under the 2003 LTIP.

        Types of Awards Granted under the Plan.    Options to acquire shares of our common stock have been granted under the 2003 LTIP.

        Reservation of Shares.    Subject to adjustment as described below, up to 10,907,125 Class B shares of Archipelago Holdings, L.L.C. were available for issuance under the 2003 LTIP. The 2003 LTIP provides that, in the event of certain changes in the outstanding shares of the Company, the compensation committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number of shares issued or reserved for issuance pursuant to the plan and outstanding awards. Following the conversion, 2,423,803 shares are available for issuance under the 2003 LTIP, and approximately 202 employees have awards to acquire a total of approximately 1,436,000 shares of our common stock outstanding under the 2003 LTIP, based on a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C.

        Administration.    The compensation committee will administer the 2003 LTIP, and its determinations in the administration of the 2003 LTIP will be final and conclusive.

        Exercisability.    Subject to the applicable award agreements, no option or right granted under the 2003 LTIP may be exercised until the earlier of (i) our initial public offering and (ii) the fifth anniversary of the date of the grant.

        Non-transferability.    Awards granted under the 2003 LTIP are generally not transferable or assignable.

        Amendment; Termination.    The board of directors may amend, suspend or terminate the 2003 LTIP or any portion thereof at any time.

        Change in Control.    In the event we merge into or consolidate with another corporation or entity or sells all or substantially all of our assets to another corporation, the awards granted under the 2003 LTIP will either be assumed or an equivalent award will be substituted by the successor corporation or, if not so assumed or substituted, immediately vest and be cashed out. If the successor corporation assumes or substitutes the awards and the participant's employment is terminated without cause or if the participant quits for good reason within 18 months of the closing of the applicable transaction, then the awards will fully vest and be exercisable for at least 12 months.

  Management Annual Bonus Plan

        Archipelago Holdings, L.L.C. has adopted the Archipelago Holdings Management Annual Bonus Plan, or the Bonus Plan. Prior to the consummation of this offering, the board of directors expressly adopted and assumed, and the stockholders approved the Bonus Plan. The Bonus Plan provides for the payment of bonuses after the consummation of this offering to our executives and employees based upon the achievement of performance goals. The Bonus Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, do not apply during the applicable reliance period.

        Eligibility.    Eligibility to participate in the Bonus Plan is limited to those executives and employees who, in the compensation committee's judgment based on the recommendations of, have a significant and direct influence on our long-term corporate performance. During the first 90 days of each performance period under the Bonus Plan (for purposes of the 2004 performance period, during the first 30 days after the consummation of this offering), the compensation committee will designate the individual executives and employees eligible to participate in the Bonus Plan for such period. Subject to certain limitations, the compensation committee may add or remove participants from the Bonus Plan.

        Performance Period.    Performance is measured by calendar year, beginning with the 2004 calendar year, unless the compensation committee determines otherwise.

        Performance Goals.    On or prior to the 90th day of each performance period (for purposes of the 2004 performance period, on or prior to the 30th day after the consummation of this offering), the compensation committee will establish in writing the performance goals for that period based upon one or more of the following: market share (including, without limitation, the market share of trading volume in certain types of securities), earnings, earnings per share, operating profit, operating margin, return on equity, return on assets, total return to stockholders, technology improvements, return on investment capital, revenue growth, cash flow and reliability. In addition, goals may be subject to comparisons of the performance of other companies, based on the foregoing business criteria.

        Bonus Pools.    The compensation committee will establish three separate bonus pools for the following groups of participants: (i) our CEO, (ii) our executive officers who report directly to the

CEO and (iii) other executives and employees. The compensation committee will set the target bonus opportunity and maximum bonus opportunity for each bonus pool at the same time that it establishes the performance goals for each performance period.

        Actual Bonus Amount.    Upon the completion of each performance period, the compensation committee will evaluate our performance against the established performance goals and will determine the aggregate amount of bonuses payable under each bonus pool. After the aggregate amount of the bonuses payable under each bonus pool is established for a particular performance period, the compensation committee (or our CEO, to the extent that the compensation committee delegates such powers to our CEO) will allocate the amount in each bonus pool among the participants in such bonus pool. To the extent that the deduction limitations under section 162(m) of the Code become applicable to remuneration paid under the Bonus Plan, the maximum bonus amount for any participant in a calendar year will be $5 million. The bonuses may be paid in cash, stock or equity awards in the discretion of the compensation committee.

        Administration.    The compensation committee will administer the Bonus Plan. The compensation committee will have the authority to construe, interpret and implement the Bonus Plan, and prescribe, amend and rescind rules and regulations relating to the Bonus Plan. The determination of the compensation committee on all matters relating to the Bonus Plan or any award agreement will be final, binding and conclusive.

        Amendment; Termination.    The board of directors may suspend or terminate the Bonus Plan, in whole or in part, at any time, and may from time to time amend the Bonus Plan in such respects as the board of directors may deem advisable.

  2004 Stock Incentive Plan

        Archipelago Holdings, L.L.C. has adopted the 2004 Stock Incentive Plan, or the 2004 SIP. Prior to the consummation of this offering, the board of directors expressly adopted and assumed, and the stockholders approved, the 2004 SIP and amended the plan to reflect the conversion of shares of Archipelago Holdings, L.L.C. to our common stock.

        Type of Awards.    The 2004 SIP provides for grants after the consummation of this offering of options, rights, dividend equivalent rights, restricted stock, restricted stock units, or RSUs, and other equity-based awards (including unrestricted stock and performance shares).

        Reservation of Shares.    Subject to adjustment as described below, the total number of shares of our common stock which may be delivered pursuant to awards granted under the 2004 SIP will not exceed the sum of (i) 1,222,221 shares plus (ii) any shares of our common stock that are subject to grant under the 2000 LTIP or the 2003 LTIP and remain available for grant under these plans (including shares subject to awards under such plans that expire unexercised or that are forfeited, terminated or canceled and shares of common stock that are surrendered or withheld from any award under such plans to satisfy a participant's income tax withholding). After the date of the commencement of this offering, no new awards will be granted under the 2000 LTIP or 2003 LTIP. Shares delivered pursuant to awards may be authorized but unissued common stock or authorized and issued common stock held in treasury. If any award under the 2004 LTIP is forfeited or otherwise terminates or is canceled without the delivery of shares of the common stock, or if shares of the common stock are surrendered or withheld from any award to satisfy a grantee's income tax withholding obligations, then such shares will again become available under the 2004 SIP. No more than 888,888 shares of our common stock may be delivered in connection with the exercise of the incentive stock option. The maximum number of shares of common stock with respect to which options and rights may be granted to an individual grantee in any calendar year is 333,333 shares of our common stock. To the extent the deduction limits under section 162(m) of the Code become applicable to awards paid under the 2004 SIP, the maximum number of our shares of common stock with respect to which restricted stock, restricted stock units or performance shares that are intended to qualify as performance-based compensation under section 162(m) of the Code may be granted to an individual grantee in any calendar year is 133,333 shares of our common stock. The preceding share numbers are based upon a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C.

        The compensation committee has the authority to adjust the terms of any outstanding awards and the number of shares of the common stock issuable under the 2004 SIP to prevent the enlargement or dilution of rights, or for any increase or decrease in the number of issued shares of our common stock (or issuance of shares of stock other than shares of the common stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin-off, combination or reclassification or exchange of the shares of our common stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the compensation committee determines in its sole discretion affects our capitalization.

        Eligibility.    Awards may be made to any director, officer, employee, consultant or other individual who may perform services for us and our subsidiaries and affiliates, as the compensation committee selects.

        Administration.    The compensation committee will administer the 2004 SIP. The compensation committee will have the authority to construe, interpret and implement the 2004 SIP, prescribe, amend and rescind rules and regulations relating to the 2004 SIP, grant awards and determine who will receive awards. The determination of the compensation committee on all matters relating to the 2004 SIP or any award agreement will be final, binding and conclusive.

        Nonassignability.    Except to the extent otherwise provided in the award agreement or approved by the compensation committee, no award or right granted to any person under the 2004 SIP will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

        Change in Control.    The compensation committee may provide in any award agreement for provisions relating to a change in control of our company or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

        Amendment; Termination.    Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise or amend the 2004 SIP provided that no amendment will materially adversely affect a grantee without such person's prior written consent.

  Employee Stock Purchase Plan

        Archipelago Holdings, L.L.C. has adopted the Archipelago Holdings Employee Stock Purchase Plan, or the ESPP. Prior to the consummation of this offering, the board of directors expressly adopted and assumed, and the stockholders approved, the ESPP and amended the plan to reflect the conversion of shares of Archipelago Holdings, L.L.C. to our common stock. The first offering period for the ESPP will not commence until the date specified by the compensation committee. The ESPP is designed to allow our eligible employees and the eligible employees of our subsidiaries to purchase shares of our common stock after the consummation of this offering, at semi-annual intervals, with their accumulated payroll deductions.

        Reservation of Shares.    We have reserved 411,111 shares of our common stock for issuance under the ESPP subject to adjustment as determined by the compensation committee. The preceding share number is based upon a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C. Such shares may be authorized but unissued common stock or authorized and issued common stock held in the treasury or acquired by us for the purposes of the ESPP. Shares subject to any lapsed or expired option will again become available for transfer pursuant to options granted or to be granted under the ESPP.

        In the event of any increase, reduction, or change or exchange of shares of our common stock for a different number or kind of shares or other securities of our company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure, distribution of an extraordinary dividend or otherwise, the compensation committee will conclusively determine the appropriate equitable adjustments, if any, to be made under the ESPP, including without limitation adjustments to the number of shares of our common stock which have been authorized for issuance under the ESPP but have not yet been granted under options, as well as the price per share of the common stock covered by each option under the ESPP which has not yet been exercised.

        Offering Period.    The ESPP will have a series of six-month offering periods or such other period of time as determined by the compensation committee. The first offering period will commence on the date specified by the compensation committee.

        Payroll Deduction.    Participants of the ESPP may contribute any whole number percentage from 1% to 10% (or such other percentage as established by the compensation committee) of their compensation through a payroll deduction. The option price per share of our common stock subject to an offering will be set by the compensation committee prior to the commencement of each offering period, provided that such option exercise price will not be less than the lesser of: (x) 85% of the fair market value of a share of our common stock on first day of the offering period or (y) 85% of the fair market value of a share of our common stock on the last day of the offering period. No participant will be granted an option which permits his rights to purchase our common stock under the ESPP and all other employee stock purchase plans of our company to accrue at a rate which exceeds $25,000 of the fair market value of our common stock (determined at the time the option is granted) for each calendar year in which such stock option is outstanding at any time.

        Eligibility.    Any person who has completed at least 90 days of continuous full-time employment and scheduled to work more than five months per calendar year may join an offering period on the first day of the offering period. Any person who becomes an eligible employee after the start date of an offering period may join the plan as of the first day of any subsequent offering period. No employee will be eligible for the grant of any rights under the ESPP if immediately after such rights are granted, such employee would possess 5% or more of our shares, measured by vote or value.

        Administration.    The compensation committee will administer the ESPP and may select an administrator to whom it delegates its duties and responsibilities. The compensation committee will have the power and authority to promulgate rules and regulations of the ESPP, interpret the provisions of the ESPP, supervise the administration of the ESPP and take all actions in connection with the ESPP that it deems necessary and advisable. The determination of the compensation committee on all matters relating to the ESPP will be final, binding and conclusive.

        Non-assignability.    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned or transferred in any way other than by will or the laws of descent and distribution by the participant.

        Termination; Amendment.    The board of directors may at any time terminate or amend the ESPP. No such termination can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.

Employment Agreements

  Employment Agreement with Gerald D. Putnam

        On December 19, 2001, we entered into an employment agreement with Gerald D. Putnam, our Chairman and Chief Executive Officer. This agreement was amended on May 4, 2004. Prior to the consummation of this offering, the board of directors expressly assumed the employment agreement with Mr. Putnam.

        The agreement provides for a three-year term, which was originally set to expire on December 19, 2004. Commencing on December 19, 2003 and each anniversary thereafter, the agreement will automatically extend for successive one-year terms unless we or Mr. Putnam provide at least 90 days' prior written notice of the intention to terminate this agreement. The agreement currently extends through December 19, 2005.

        Under the agreement, Mr. Putnam will receive an annual base salary of at least $750,000 after December 2003, and an annual cash bonus with a target level of not less than 200% of his annual base salary. The actual amount of the annual bonus Mr. Putnam receives will be determined by reference to his attainment of performance objectives set by the compensation committee each year. Subject to certain conditions, in connection with this offering, Mr. Putnam will be awarded options with respect to 166,666 shares of our common stock (based upon a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C.) at an exercise price equal to the initial public offering price.

        The employment agreement further provides that we may terminate Mr. Putnam's employment during the employment period with or without cause (as defined in the agreement), and Mr. Putnam may terminate his employment with or without good reason (as defined in the agreement). If we terminate Mr. Putnam's employment other than for cause or disability, or Mr. Putnam terminates his employment for good reason, we will provide Mr. Putnam the following severance benefits:

  •
  a lump sum cash payment equal to the sum of (x) Mr. Putnam's accrued base salary through his termination date, to the extent unpaid, plus (y) a prorated bonus for the year in which the termination date occurs, to the extent unpaid;

  •
  a lump sum cash payment equal to three times (x) Mr. Putnam's annual base salary plus (y) Mr. Putnam's average annual bonus for the two years preceding the year in which Mr. Putnam's employment is terminated;

  •
  36 months of medical and dental benefits to Mr. Putnam, his spouse and eligible dependents, provided that such benefits will be secondary to any other coverage obtained by Mr. Putnam;

  •
  immediate vesting of stock options or other equity awards; and

  •
  any other benefits that Mr. Putnam is eligible to receive under any of our plans or programs.

        If Mr. Putnam's employment terminates on account of death or disability, we will have no further obligations to Mr. Putnam other than to provide Mr. Putnam or his estate with (i) accrued salary and prorated bonus as described above, (ii) 36 months of medical benefits as described above and (iii) any other benefits that Mr. Putnam is eligible to receive under any of our plans or programs.

        If we terminate Mr. Putnam's employment for cause or Mr. Putnam terminates employment without good reason, we will have no further obligations to Mr. Putnam other than to pay Mr. Putnam his accrued salary and any other benefits that Mr. Putnam is eligible to receive under any of our plans or programs.

        If Mr. Putnam becomes subject to an excise tax for excess parachute payments, we will make a gross-up payment to him to compensate him for such tax liability.

        The severance payments and benefits described above are only payable if Mr. Putnam executes and delivers to us an agreement releasing us and our related parties from all claims and liabilities Mr. Putnam may have.

        The agreement requires that any successor to all or substantially all of our business and/or assets to assume expressly and agree to perform this agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place.

        Mr. Putnam has agreed to non-solicitation and non-competition provisions in the agreement.

  Change-In-Control Severance Agreements

        Archipelago Holdings, L.L.C. entered into change in control severance agreements with members of our senior management team, including Messrs. Chai, Cormack, O'Hara, Rubinow and Lombard. Prior to the consummation of this offering, the board of directors expressly assumed the change in control severance agreements.

        The agreements provide for three-year terms with automatic extensions for additional one year terms after the first anniversary of the agreement's effective date, unless we give the executive officer written notice of our intention to terminate further automatic extensions and permit the agreement to expire at the end of the then current term. If, however, a change in control occurs during the term of the agreement, the agreement will continue in effect for one year after the change in control.

        The change in control severance agreements provide that if, within one year following a change in control or in certain limited circumstances prior to a change in control, we terminate the executive officer's employment other than for cause (as defined in the agreement) or the executive officer terminates his employment for good reason (as defined in the agreement), we will provide the executive officer the following severance benefits:

  •
  a lump sum cash payment equal to the sum of (x) the executive officer's accrued base salary through his termination date and any bonuses which have become payable, to the extent unpaid or deferred, (y) a prorated bonus for the year in which the termination date occurs, reduced by any amounts paid from the company's annual incentive plan for such year and (z) any previously deferred compensation (other than pursuant to a tax-qualified plan) and any accrued vacation pay, to the extent unpaid;

  •
  a lump sum cash payment, which will not be less than $1,500,000 (or $1,200,000 in the case of Mr. Lombard), equal to two times the sum of (x) the executive officer's highest annual base salary during the 12-month period preceding the executive officer's termination date, plus (y) the executive officer's bonus for the year preceding the change in control;

  •
  24 months of medical, dental, accident, disability and life insurance benefits for the executive officer and his dependents, provided that such benefits will be secondary to coverage provided by another employer;

  •
  accelerated vesting of any previously granted stock options or stock awards, and half of all unexercised stock options as of the termination date will remain exercisable until one year after the date of termination and the remaining half will remain exercisable until two years after the termination date;

  •
  accelerated vesting of all contributions by us to any tax qualified pension plans if permitted by law; if not permitted by law, an additional lump sum payment equal to the sum of the then unvested portions of all such contributions; and

  •
  outplacement services with a cost up to $20,000 for a period of up to 12 months.

        If the executive officer becomes subject to an excise tax for excess parachute payments, we will make a gross-up payment to him to compensate him for such tax liability.

        The severance payments and benefits described above are only payable if the executive officer executes and delivers to us an agreement releasing us and our related parties from all claims and liabilities such executive officer may have.

        We are required to obtain written assumption of the agreements by any successor entity in connection with a business combination that will constitute a change in control prior to the effectiveness of such business combination. If we fail to do so, we will be a breach of these agreements.

        The executive officers have agreed to non-solicitation provisions in the change in control severance agreements.

Additional Stock Option Grants

        On the date of the initial public offering, we plan to grant options to purchase our common stock under the 2004 SIP to certain executives: Mr. Putnam will be granted 316,666 options, Messrs. Cormack, Chai, O'Hara and Rubinow will each be granted 70,000 options and Mr. Lombard will be granted 37,500 options (based upon a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C.). These grants represent a partial payment of the 2004 target equity grant for each of these executives and also satisfy our obligation to Mr. Putnam under Section 2(b)(iii) of his employment agreement. The exercise price of these options will be the initial public offering price, and the options will vest in equal installments on the first, second, third and fourth anniversaries of the date of grant.

        On the date of the initial public offering, we also plan to grant 178,443 options to purchase our common stock under the 2004 SIP to some of our non-executive employees (based upon a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interests of Archipelago Holdings, L.L.C.). The exercise price of these options will be the initial public offering price, and the options will vest in equal installments on January 1, 2005, January 1, 2006, January 1, 2007 and January 1, 2008.

Director Compensation

        The board of managers of Archipelago Holdings, L.L.C. has adopted a compensation program for directors. In connection with our reorganization and prior to the consummation of this offering, Archipelago Holdings, Inc. expressly adopted and assumed this compensation program for directors who are not employees of our company or any of our affiliates and who are not otherwise excluded in writing by the board of directors from receiving such compensation. Such directors will receive:

  •
  an annual retainer of $75,000 payable in cash in quarterly installments at the end of each quarter;

  •
  an annual grant on the first business day of each calendar year (or with respect to 2004, 30 days after the commencement of this offering) or on such other date as determined by our board of directors, of restricted stock units under the 2004 SIP, or RSUs, valued at $75,000 based upon the fair market value of shares of our common stock on the date of grant;

  •
  an additional annual retainer of $25,000 payable in cash in quarterly installments at the end of each quarter to the chairman of the audit committee; and

  •
  an additional annual retainer of $15,000 payable in cash in quarterly installments at the end of each quarter to the chairmen of committees, other than the audit committee.

The RSUs described above will vest in equal installments on the first, second, third and fourth anniversaries of the date of grant with shares delivered upon the resignation of the director from our board of directors. Such directors can also elect in December of each year (or within 30 days of the commencement of this offering with respect to 2004) to take all or a portion of their cash retainer for the following year in RSUs. Such RSUs will

  •
  be granted on the first business day of the year (or with respect to 2004, 30 days after the commencement of this offering);

  •
  have a value, based upon the fair market value of shares of our common stock on the date of grant, equal to 110% of the amount elected to be deferred; and

  •
  vest on the second anniversary of the date of grant with shares delivered upon resignation of the directors.

The compensation committee will determine the terms and conditions of all RSUs through award agreements as of the time of the grant.

        Our board of directors reserves the right, in its sole discretion, to change the compensation program for directors.

        Members of our board of managers prior to this offering did not receive any compensation for their service on the board of managers or committees of the board.

Compensation Committee Interlocks and Insider Participation

        During 2003, our compensation committee consisted of Messrs. Cruger, Liebowitz, DeFeo and Niederauer. None of these individuals is a current or former officer or employee of our company. Mr. Putnam currently serves on the board of directors of the Pacific Exchange, of which Mr. DeFeo is the chairman and chief executive officer. None of our other executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Mr. Niederauer resigned from our board of managers in February 2004 and is no longer a member of our compensation committee.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock: (1) immediately prior to the consummation of the offering, but after giving effect to the incorporation transactions; and (2) as adjusted to reflect the sale of the shares of common stock in this offering by:

  •
  each person that is a beneficial owner of more than 1% of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all directors and named executive officers as a group; and

  •
  each of the selling stockholders.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 39,901,322 shares of common stock outstanding as of the date of this prospectus, and 46,310,865 shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus, are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Archipelago Holdings, Inc., 100 South Wacker Drive, Suite 1800, Chicago, Illinois, 60606.

	Number of Shares Owned Prior to the Offering		Number of Shares Offered		Number of Shares Owned After the Offering**
Name and Address of Beneficial Owner
	Number	%	Number	%	Number	%
Stockholders Owning Approximately 1% Or More:
The Goldman Sachs Group, Inc.(1) 85 Broad Street New York, New York 10004	9,519,876	23.86	2,284,563	5.73	7,235,313	15.62
General Atlantic Partners, LLC(2) c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, Connecticut 06830	9,329,823	23.38	—	—	10,047,172	21.70	(3)
Credit Suisse First Boston Next Fund, Inc.(4) 11 Madison Avenue, 16th Floor New York, New York 10010	3,103,494	7.78	870,801	2.18	2,232,693	4.82
Fidelity Global Brokerage Group, Inc.(5) 82 Devonshire Street Boston, MA 02109	2,696,683	6.76	—	—	2,696,683	5.82
Merrill Lynch L.P. Holdings Inc.(6) 4 World Financial Center, 5th Floor New York, New York 10080	2,000,556	5.01	561,331	1.41	1,439,225	3.11
Instinet International Corporation c/o Instinet Corporation 3 Times Square New York, New York 10036	1,753,292	4.39	491,952	1.23	1,261,340	2.72
Pacific Exchange, Inc. 115 Sansome Street San Francisco, California 94104	1,645,415	4.12	—	—	1,645,415	3.55

J.P. Morgan Chase & Co.(7) 270 Park Avenue New York, New York 10017	1,468,137	3.68	411,941	1.03	1,056,196	2.28
GSP, LLC 100 South Wacker Drive, Suite 1800 Chicago, Illinois, 60606	1,204,848	3.02	—	—	1,204,848	2.60
Virago Enterprises, L.L.C. c/o Townsend Analytics 100 South Wacker Drive, Suite 2040 Chicago, Illinois, 60606	1,204,848	3.02	—	—	1,204,848	2.60
Charles Schwab & Co., Inc.(8) 111 Pavonia Avenue East Jersey City, New Jersey 07310	1,131,675	2.84	317,534	*	814,141	1.76
TD Waterhouse Group, Inc. 100 Wall Street, 29th Floor New York, New York 10005	913,465	2.29	—	—	913,465	1.97
E*TRADE Financial Corp.(9) 135 East 57th Street, 31st Floor New York, New York 10022	829,701	2.08	232,803	*	596,898	1.29
National Discount Brokers Group, Inc. c/o Deutsche Bank 60 Wall Street Mail Stop NYC60-3103 New York, New York 10005	402,574	1.01	—	—	402,574	*
American Century Ventures II, L.L.C. 4500 Main Street, 15th Floor Kansas City, Missouri 64111	400,139	1.00	—	—	400,139	*
Gerald D. Putnam(10)	1,204,848	3.02	—	—	1,204,848	2.60
Stuart Townsend(11)	1,204,848	3.02	—	—	1,204,848	2.60
MarrGwen Townsend(11)	1,204,848	3.02	—	—	1,204,848	2.60
Non-Director Executive Officers
Michael Cormack(12)	94,444	*	—	—	94,444	*
Nelson Chai(12)	94,444	*	—	—	94,444	*
Kevin J.P. O'Hara(12)	94,444	*	—	—	94,444	*
Steven Rubinow(13)	44,444	*	—	—	44,444	*
All directors and named executive officers as a group(14)	10,862,447	27.22	—	—	10,862,447	23.46
Other Selling Stockholders:
BNP Paribas S.A.(15) c/o CooperNeff Group, Inc. 555 Croton Road, 4th Floor King of Prussia, Pennsylvania 19406	349,302	*	98,009	*	251,293	*
Bank of America Corporation(16) 100 North Tryon Street, 22nd Floor Charlotte, North Carolina 28255	252,388	*	70,817	*	181,571	*
Gamma ECN Investors, G.P. c/o CooperNeff Group, Inc. 555 Croton Road, Suite 111 King of Prussia, Pennsylvania 19406	94,408	*	26,490	*	67,918	*
O'Connor & Company, LLC 175 West Jackson Boulevard, Suite 400 Chicago, Illinois 60604	75,068	*	21,063	*	54,005	*
JL Management, LLC(7) c/o Schwab Capital Markets 111 Pavonia Avenue East Jersey City, New Jersey 07310	71,708	*	20,120	*	51,588	*

Schonfeld Securities, LLC 650 Madison Avenue New York, New York 10022	68,121	*	19,114	*	49,007	*
Southwest Securities, Inc. 1201 Elm Street, Suite 3500 Dallas, Texas 75270	67,435	*	18,921	*	48,514	*
OTA LLC One Manhattanville Road Purchase, New York 10577	44,444	*	12,470	*	31,974	*
Pax Clearing Corporation 440 South LaSalle Street, Suite 3100 Chicago, Illinois 60605	43,973	*	12,338	*	31,635	*
Nomura Securities International, Inc. Two World Financial Center, Building B New York, New York 10281	36,542	*	10,253	*	26,289	*
Tewksbury Investment Fund Ltd. Washington Mall—Phase 1 Church Street, 3rd Floor Hamilton, HM11, Bermuda	33,147	*	9,301	*	23,846	*
Order Execution Services LLC 194 Nassau Street Princeton, New Jersey 08542	18,538	*	5,202	*	13,336	*
Lexit Capital, L.L.C. 400 Madison Avenue New York, New York 10017	12,733	*	3,573	*	9,160	*
Nova Fund, L.P. c/o Renaissance Technologies Corp. 800 Third Avenue New York, New York 10022	5,002	*	1,404	*	3,598	*

*
Less than 1%.

**
Assumes underwriters have not exercised their option to purchase additional shares.

(1)
Includes (a) 7,603,517 shares of common stock held by Spear, Leeds & Kellogg, L.P., 1,814,000 of which will be sold in this offering; (b) 1,664,877 shares of common stock held by GS Archipelago Investment, L.L.C., 400,000 of which will be sold in this offering; and (c) 251,482 shares of common stock held by SLK-Hull Derivatives LLC, 70,563 of which will be sold in this offering. Duncan Niederauer of Spear, Leeds & Kellogg, L.P. served on the board of managers of Archipelago Holdings, L.L.C. until his resignation in February 2004. Thereafter, until our conversion to a Delaware corporation on August 11, 2004, Mr. Niederauer served as an observer to our board of managers in a non-voting capacity. Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group, Inc., is one of the lead underwriters for this offering.

(2)
GAP Archa Holdings, Inc., an affiliate of General Atlantic Partners, LLC, has merged with and into Archipelago Holdings, Inc. following our conversion from a limited liability company to a Delaware corporation. The stockholders of GAP Archa Holdings received shares of our common stock in connection with that merger, and the shares of common stock GAP Archa Holdings received in the conversion were cancelled. The stockholders of GAP Archa Holdings that received shares of our common stock in the merger, and the number of shares of our common stock each of these stockholders own, are: General Atlantic Partners 77, L.P. (6,392,422); GAP-W Holdings, L.P. (2,263,564); GAP Coinvestment Partners II, L.P. (544,563); GapStar, LLC (116,660); and GAPCO GmbH & Co. KG (12,614). Upon the issuance of 717,349 additional shares to GAP under the terms of Archipelago's limited liability company agreement based upon the assumed initial public offering price of $11.50 per share, the number of shares of our common stock to be received by each stockholder are: General Atlantic Partners 77, L.P. (491,499); GAP-W Holdings, L.P. (174,040); GAP Coinvestment Partners II, L.P. (41,870); GapStar, LLC (8,970); and GAPCO GmbH & Co. KG (970).

General Atlantic Partners, LLC ("GAP LLC") is the general partner of General Atlantic Partners 77, L.P. ("GAP 77"), the general partner of GAP-W Holdings, L.P. ("GAP-W") and the sole member of GapStar, LLC

  ("GapStar"). The general partners of GAP Coinvestment Partners II, L.P. ("GAPCO II") are managing members of GAP LLC. GAPCO Management GmbH ("GAPCO Management") is the general partner of GAPCO GmbH & Co. KG ("GAPCO KG"). The managing members of GAP LLC make voting and investment decisions with respect to GAPCO Management and GAPCO KG. GAP LLC, GAP 77, GAP-W, GapStar, GAPCO II, GAPCO KG and GAPCO Management (collectively, the "GAP Group") are a "group" within the meaning of Rule 13d-5 of the Exchange Act. William E. Ford, a manager of Archipelago Holdings, L.L.C. who will serve as a director of Archipelago Holdings, Inc., is a managing member of GAP LLC and a general partner of GAPCO II. In addition, the other managing members of GAP LLC are Steven A. Denning, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, Marc F. McMorris, Matthew Nimetz, Franchon M. Smithson, Philip P. Trahanas, Tom C. Tinsley and Florian P. Wendelstadt. Other than their interest in GAP LLC and the GAP Group, these individuals are not affiliated with Archipelago, its management or any of the named underwriters for this offering.

(3)
Or 22.77% if GAP acquires 500,000 shares in this offering as described under "Underwriting." Applicable securities laws will prohibit the free transfer of these shares.

(4)
Alan Freudenstein of Credit Suisse First Boston Next Fund, Inc. served on the board of managers of Archipelago Holdings, L.L.C. Credit Suisse First Boston, LLC, an affiliate of Credit Suisse First Boston Next Fund, Inc., is one of the underwriters for this offering.

(5)
Craig Messinger of Fidelity Capital Markets, an affiliate of Fidelity Global Brokerage Group, Inc., served on the board of managers of Archipelago Holdings, L.L.C. until his resignation in June 2004.

(6)
Onuoha Odim of Merrill Lynch & Company, an affiliate of Merrill Lynch L.P. Holdings, Inc., served on the board of managers of Archipelago Holdings, L.L.C. until his resignation in May 2004. Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Merrill Lynch Capital, L.P., is one of the underwriters for this offering.

(7)
Includes (a) 1,314,969 shares of common stock held by J.P. Morgan Capital, L.P., 368,964 of which will be sold in this offering; and (b) 153,168 shares of common stock held by JP Morgan Securities, Inc., 42,977 of which will be sold in this offering. William Cruger of JP Morgan Capital, L.P. served on the board of managers of Archipelago Holdings, L.L.C. JP Morgan Securities, Inc. is one of the lead underwriters for this offering.

(8)
Lawrence Leibowitz of JL Management, LLC and Schwab Capital Markets, an affiliate of Charles Schwab & Co. Inc., served on the board of managers of Archipelago Holdings, L.L.C.

(9)
Includes (a) 817,052 shares of common stock held by E*TRADE Archipelago Holdings, L.L.C., 229,254 of which will be sold in this offering, and (b) 12,649 shares of common stock held by E*TRADE Securities LLC 3,549 of which will be sold in this offering. Michael Klena of E*TRADE Securities LLC served on the board of managers of Archipelago Holdings, L.L.C.

(10)
Includes 1,204,848 shares of common stock held by GSP, LLC. Mr. Putnam owns a controlling interest in GSP, LLC. Does not include shares held by Terra Nova Trading, L.L.C., in which Mr. Putnam and his wife indirectly own a 40% interest.

(11)
Represents 1,204,848 shares of common stock held by Virago Enterprises, L.L.C. Stuart and MarrGwen Townsend own 98% of Virago Enterprises, L.L.C. Does not include shares held by Terra Nova Trading, L.L.C., in which Stuart and MarrGwen Townsend indirectly own a 40% interest.

(12)
Represents options to purchase 94,444 shares of common stock exercisable within 60 days of the closing of this offering.

(13)
Represents options to purchase 44,444 shares of common stock exercisable within 60 days of the closing of this offering.

(14)
Represents (a) 1,204,848 shares of common stock as to which Mr. Putnam may be deemed to have beneficial ownership through his ownership interest in GSP, L.L.C., (b) options to purchase 327,776 shares of common stock that are exercisable within 60 days of the closing of this offering and (c) 9,329,823 shares of common stock beneficially owned by GAP Archa Holdings, Inc. as to which William E. Ford, a manager of Archipelago Holdings, L.L.C who will serve as a director of Archipelago Holdings, Inc., may be deemed to share voting and investment power.

(15)
Includes (a) 188,816 shares of common stock held by CooperNeff Group, Inc., 52,979 of which will be sold in this offering, and (b) 160,486 shares of common stock held by BNP Paribas Brokerage Services, Inc., 45,030 of which will be sold in this offering.

(16)
Includes (a) 125,031 shares of common stock held by Fleet Securities, Inc., 35,082 of which will be sold in this offering; (b) 103,450 shares of common stock held by Banc of America Technology Investments, Inc., 29,027 of which will be sold in this offering; and (c) 23,907 shares of common stock held by Robertson Stephens, Inc., 6,708 of which will be sold in this offering. Banc of America Securities LLC, an affiliate of Banc of America Technology Investments, Inc., is one of the underwriters for this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Incorporation Transactions

        Prior to the consummation of this offering, we completed a series of transactions in order to convert Archipelago Holdings, L.L.C. into Archipelago Holdings, Inc.

        The transactions are as follows:

  •
  On August 11, 2004, Archipelago Holdings, L.L.C., a Delaware limited liability company, converted into Archipelago Holdings, Inc., a Delaware corporation, and the members of Archipelago Holdings, L.L.C. received 0.222222 shares of common stock of Archipelago Holdings, Inc. for each of their membership interests in Archipelago Holdings, L.L.C.

  •
  After the conversion of Archipelago Holdings, L.L.C. into Archipelago Holdings, Inc., GAP Archa Holdings, Inc. (a member of Archipelago Holdings, L.L.C. before the conversion described above that became a stockholder of Archipelago Holdings, Inc. upon the conversion), was merged with Archipelago Holdings, Inc. The stockholders of GAP Archa Holdings, Inc. received shares of common stock of Archipelago Holdings, Inc. for their shares of common stock of GAP Archa Holdings, Inc. and the shares of Archipelago Holdings, Inc. common stock owned by GAP Archa Holdings, Inc. prior to the merger were cancelled. For additional issuances of our common stock to GAP, see "Underwriting."

        As approved by our board of managers on July 16, 2004, we made a cash distribution to our members immediately prior to the incorporation transactions. In accordance with the terms of the limited liability company agreement of Archipelago Holdings, L.L.C., the cash distribution provided funds to our members to permit them to pay the taxes that the members will owe for their share of Archipelago's profits in 2004 as a limited liability company through the date of the incorporation transactions, calculated primarily based on the highest federal and state income tax rate applicable for tax withholding purposes to an individual. The cash distribution was approximately $24.6 million.

Relationships with Directors, Officers, 5% Owners and Investors with Representatives on Our Board of Managers (Exclusive of Trading Activity)

        In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers, investors that hold a 5% or greater equity interest in our company and investors that had a right prior to our conversion to appoint a representative to our board of managers. Generally, in considering the transactions described in this section, our board of managers employed a number of procedures, depending upon the nature of the transaction and the parties involved, to review the fairness of and determine the interest of our company in a particular transaction. These procedures generally included (i) discussions among members deemed to be disinterested, (ii) a separate vote of members deemed to be disinterested, (iii) an examination of the commercial terms of the transaction or (iv) related discussions and deliberations. We believe that these transactions were entered into on the basis of commercial terms prevailing in the market at the time we entered into each transaction. Under the Delaware General Corporation Law, the board of directors of Archipelago Holdings, Inc. is not required to review or approve the agreements or service contracts described in this section following the consummation of this offering. As a public company following this offering, we intend to review the fairness of all related party transactions and will do so in accordance with our certificate of incorporation, bylaws and the Delaware General Corporation Law. In addition to the following discussion, please refer to note 11 to our consolidated financial statements and "—Trading Activity by Our 5% Owners and Investors with Representatives on Our Board of Managers."

  The Pacific Exchange and PCX Equities

        Regulatory Fees.    In July 2000, we entered into a facility services agreement with the Pacific Exchange governing our relationship with the Pacific Exchange and PCX Equities, a for-profit corporate subsidiary of the Pacific Exchange to which the Pacific Exchange has delegated certain regulatory authority for ArcaEx. Under the terms of this agreement and a related contribution agreement, the Pacific Exchange granted us the exclusive right to establish and operate ArcaEx as a facility of PCX Equities with respect to instruments traded on or eligible to be traded on the equities floor of the Pacific Exchange, as well as the right to receive all transaction fees, all market data fees and all listing fees from the operation of ArcaEx. The Pacific Exchange also agreed not to engage in any commercial arrangements competitive with ArcaEx, except as otherwise provided in the facility services agreement. As part of this arrangement, the Pacific Exchange acquired a 10.8% equity interest in Archipelago Holdings, L.L.C. As of December 31, 2003, the Pacific Exchange held a 4.1% interest in our company. See "Principal and Selling Stockholders." Under the terms of the amended and restated facility services agreement, we are required to negotiate in good faith with the Pacific Exchange to establish the regulatory fee we will pay the Pacific Exchange each year, and to reimburse the Pacific Exchange for certain expenses. In 2002, 2003 and the first six months of 2004, we paid the Pacific Exchange $3.4 million, $5.5 million and $3.5 million, respectively, for regulatory services and reimbursement of expenses. We have agreed with the Pacific Exchange on a gross budgeted amount of $7.5 million in regulatory fees for 2004. The actual amount of 2004 fees may be higher or lower than this amount due to differences between expected and actual costs incurred by the Pacific Exchange in connection with its regulation of ArcaEx. In addition, the gross budgeted amount will be reduced by the amount of registered representative fees payable to us in 2004, as discussed in the next paragraph.

        Registered Representative Fees.    Broker-dealers that are registered to trade on ArcaEx are required to register certain employees, known as registered representatives, with the Pacific Exchange. The Pacific Exchange shares with us the fees it collects in connection with registration of representatives. We currently receive approximately 45% of those fees collected by the Pacific Exchange, and until December 2003 received 50% of those fees. In 2002, 2003 and the first six months of 2004, we received $3.6 million, $4.7 million and $2.2 million, respectively, from the Pacific Exchange for registered representative fees. These amounts were offset against the regulatory fee we owed to the Pacific Exchange, rather than being paid separately to us.

        Collection of Market Data Fees.    Through PCX, we participate in the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities. We receive market data fees, based on the level of trading activity on ArcaEx, for providing data to centralized aggregators that in turn sell the data to third-party consumers such as Thomson Financial Inc. and Bloomberg, L.P. The Pacific Exchange is a direct participant in the plans governing the consolidation and dissemination of market data, and as a direct participant in these plans collects tape revenues for trading activities on ArcaEx. Under the terms of the facility services agreement discussed above in "—Regulatory Fees," we are entitled to all market data fees earned in connection with trading activities on ArcaEx. Market data fees collected by the Pacific Exchange as a direct participant in these plans and paid to us under the terms of the facility services agreement totaled $2.0 million, $20.2 million and $17.7 million in 2002, 2003 and the first six months of 2004, respectively. For more information regarding the plans governing consolidation, dissemination and sale of market data, see "Business—Our Business—Market Data Products."

        Expenses for Obtaining Consolidated Market Data.    In connection with its operation of an options trading floor, the Pacific Exchange is a consumer of consolidated equity market data collected and sold under the plans discussed above. Between April 2002 and December 2003, we agreed to cover part of the PCX's cost of obtaining consolidated equity market data by reducing the amount of market data fees to which we were entitled under the facility services agreement. Our market data fees were reduced by the amount of the Pacific Exchange's cost for obtaining consolidated market data for equity securities for use in connection with its options trading floor. Our market data fees were reduced by $64,008 and $154,000 in 2002 and 2003, respectively, under that arrangement. No reduction in our market data fees was taken in the first six months of 2004.

        Exchange Transition.    Trading activity on the PCX's traditional trading floor began winding down in 2001 in connection with the establishment of ArcaEx. During this period and prior to the commencement of trading on ArcaEx in March 2002, the Pacific Exchange continued to incur fixed costs that were not offset by revenue from trading operations. We agreed to make payments to the Pacific Exchange during this interim period to defray the Pacific Exchange's costs, and paid PCX a total of $4.6 million and $1.5 million in 2001 and 2002, respectively, under this arrangement.

        Directorships.    Gerald D. Putnam, our Chairman and Chief Executive Officer, is currently a member of the board of directors of the Pacific Exchange. Members of the board of directors are entitled to $5,000 annual compensation for their service on the board, plus additional compensation for attending board meetings. Mr. Putnam has waived his right to this compensation. Philip D. DeFeo, Chairman and Chief Executive Officer of the Pacific Exchange, is currently a member of our board of directors, and was formerly a member of our board of managers. We did not pay our managers a fee, but reimbursed expenses incurred in connection with board activities. In the first six months of 2004, we made a total reimbursement of $976 to Mr. DeFeo. Mr. DeFeo will serve on our board of directors following the completion of this offering and will be entitled to compensation as a director. See "Management—Director Compensation." Under our certificate of incorporation, for so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, one of our directors will be required to be a member of the board of directors of the Pacific Exchange or an officer or employee of the Pacific Exchange nominated by the board of directors of the Pacific Exchange. Mr. DeFeo will initially serve in this capacity.

        Indemnification.    We have agreed to indemnify the Pacific Exchange for liability as well as costs and expenses incurred in connection with litigation brought against us and the Pacific Exchange alleging improper use of the "Nasdaq" and "QQQ" marks in our advertising activities without signing a license agreement. We did not reimburse the Pacific Exchange for any fees or expenses in connection with this arrangement in 2003. For a description of this litigation, see "Business—Legal Proceedings—Matters Relating to our Company—Nasdaq Litigation."

        Certificate of Incorporation and Bylaws.    Under our certificate of incorporation and bylaws, for so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, any amendment to our certificate of incorporation or bylaws will be submitted to the board of directors of the Pacific Exchange. If the board of directors of the Pacific Exchange determines that the amendment is required under Section 19 of the Exchange Act to be filed with, or filed with and approved by, the SEC, then the amendment will not take effect until it is so filed or filed and approved. Any resolution of our board of directors authorizing a proposed amendment to our certificate of incorporation will provide that such amendment will be abandoned and not filed with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the amendment, unless the conditions described in this paragraph have been fulfilled.

  Gerald D. Putnam and GSP

        Business Development Functions.    From February 1999 to March 2004, we entered into a series of agreements with Pleasure Marine, L.L.C., pursuant to which we rented a yacht for business development functions. The domestic partner of Mr. Putnam's sister operates the yacht as an independent contractor of Pleasure Marine. Pleasure Marine retains a percentage of the rental fees paid by Archipelago. We paid rental fees for the yacht in the amount of $489,700, $548,096 and $528,096 in 2001, 2002 and 2003, respectively, and $240,925 in the first six months of 2004. We have contracted to pay total rental fees of $349,200 for the yacht in 2004. We hosted 39 business development functions on the yacht in 2001, 44 in 2002 and 38 in 2003, with an average of approximately 20 guests attending each function. We expect to continue this arrangement in 2004 at levels comparable to prior years; however, we do not expect to continue this arrangement thereafter.

        Back-Office Services.    ASB, L.L.C., a service bureau located in Chicago, Illinois, has provided back-office services to our subsidiary Wave Securities, L.L.C and, in the future, such services will be provided to Wave by Townsend Analytics, Ltd. These services include offering and managing routing technology to alternative execution venues, clearing technology, as well as reporting to the NASD's Order Audit Trail Systems through which NASD members are required to report information regarding Nasdaq transactions. Under Wave's past arrangement with ASB, Wave paid ASB $100,000 per month for these services. Beginning in July 2004, Wave expects to pay $100,000 per month for the same services to Townsend Analytics, Ltd. Mr. Putnam and his wife indirectly own 40% of ASB, L.L.C. and MarrGwen and Stuart Townsend, two of our co-founders, indirectly own 40% of ASB, L.L.C. MarrGwen and Stuart Townsend own Townsend Analytics, Ltd.

        Trading on ArcaEx.    Mr. Putnam and his wife indirectly own 40% of Terra Nova Trading, L.L.C., or TNT, a broker-dealer that owns a 0.6% equity interest in our company. MarrGwen and Stuart Townsend collectively own a 40% indirect interest in TNT. TNT regularly engages in trading activities on ArcaEx. As a result of its trading activities and the execution services we provide, in 2002, 2003 and the first six months of 2004:

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  we received transaction fees from TNT in an aggregate amount equal to $443,723, $5.5 million and $2.6 million, respectively;

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  we made liquidity payments to TNT in an aggregate amount equal to $66,190, $1.6 million and $0.9 million, respectively; and

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  we made rebate payments in an aggregate amount equal to $38,622, $94,829 and $20,439, respectively, to TNT, with whom we agreed to share a portion of the market data fees we received in connection with trades in exchange-listed securities executed by TNT on ArcaEx.

        We believe that all payments to TNT, and all amounts charged to TNT, are determined based on prevailing market rates, terms and conditions, which are available to all other market participants.

        Indemnification.    Pursuant to a contribution agreement entered into in January 1999, Mr. Putnam agreed to indemnify us and affiliates of Goldman, Sachs & Co. and E*TRADE Group, Inc. for liability and certain legal expenses incurred in connection with the Lozman litigation discussed in "Business—Legal Proceedings." Virago Enterprises, L.L.C., or Virago, has paid to date 50% of the legal fees and other costs we have incurred in connection with the defense of this matter. GDP, Inc. and Virago collectively paid legal expenses on our behalf in the amount of $379,050, $286,381 and $170,007 in 2001, 2002 and 2003, respectively, and $290,879 in the first six months of 2004. Mr. Putnam owns 100% of GDP, Inc. Stuart and MarrGwen Townsend own 98% of Virago.

        Equity Entitlement Program.    In January 2000, we implemented an equity entitlement program, under which participating customers became eligible to earn "equity entitlements" based on the volume of order flow on our trading platforms. Equity entitlements were converted into Class B shares of Archipelago Holdings, L.L.C. without additional consideration on May 31, 2002. These shares were converted into shares of our common stock in connection with our conversion prior to the completion of this offering. The program began on January 1, 2000 and participation ended on June 30, 2001. TNT was a participant in the Equity Entitlement Program and through the program earned equity interests in Archipelago Holdings, L.L.C. with a value, when earned, of $7.4 million.

Other current investors also acquired equity interests in our company through the equity entitlement program.

        Non-competition.    Pursuant to the limited liability company agreement of Archipelago Holdings, L.L.C., Mr. Putnam and GSP, LLC agreed that, subject to limited exceptions, they will not, and will not permit any of their affiliates to, manage, be employed by or provide consulting or other goods or services to, own any interest in or operate or control any ECN, alternative trading system, exchange or other facility for matching or executing orders, in each case that provides for the trading of equity securities of U.S. issuers and/or non-U.S. issuers whose equity securities are traded on a U.S. stock exchange or Nasdaq, for 24 months after the date that Mr. Putnam is no longer a manager, officer, employee or consultant of Archipelago or any of its subsidiaries. Mr. Putnam owns a controlling interest in GSP.

  Stuart D. Townsend, MarrGwen Townsend, Townsend Analytics and Virago Enterprises

        Stuart and MarrGwen Townsend collectively own a 40% indirect interest in each of ASB, L.L.C. and TNT, discussed above. Until our conversion to a Delaware corporation on August 11, 2004, Stuart Townsend was also a member of the board of managers of Archipelago Holdings, L.L.C. and its Chief Information Officer, and MarrGwen Townsend served as a Vice President of Archipelago Holdings, L.L.C. In addition, we have entered into commercial arrangements with Townsend Analytics, Ltd., or TAL, which is owned by Stuart and MarrGwen Townsend. These arrangements include:

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  License and Software Development; Administrative Services:  We have entered into various arrangements with TAL under which they provide to us technology, software support and maintenance, and certain administrative services. The administrative services provided to us by TAL include the provision of computer and router cabinet space, network infrastructure, software installation and maintenance, systems monitoring, telecommunications facilities and personnel, as well as the administration of employee benefit plans in which we, TAL and TNT jointly participate. The software and development services provided to us by TAL include a license agreement under which TAL granted to us a license for the use of certain matching engine and routing software, as well as support and maintenance of that software. In July 2004, we agreed with TAL that certain order matching and routing software developed by TAL after January 7, 1999, but never used by us in our business, was not subject to the terms of the license agreement. Under this agreement, TAL agreed, among other things, that it would not sell, license or otherwise use this software for the purpose of matching equity securities that are listed on a United States stock exchange, traded through the NASDAQ system or issued by a United States issuer, for a period of 6 months. TAL is expected to be free to license or sell this software to anyone, including our competitors, on or about February 17, 2005.

    Under these arrangements, in aggregate, we paid to TAL $5.0 million plus out-of-pocket expenses in each of 2001, 2002 and 2003, and $2.1 million plus out-of pocket expenses in the first six months of 2004. In July 2004, we agreed with TAL that our future obligation for payments to TAL under these arrangements will be reduced to approximately $2.1 million per year plus out-of-pocket expenses, due primarily to our decreased use of TAL software.

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  RealTick.  In January 1999, we entered into a license and distribution agreement with TAL. Under this agreement, TAL agreed to provide us with a license to use and distribute RealTick, a Windows-based interface our customers can use to access trading on ArcaEx. TAL also agreed to provide us with exchange data. Under these agreements, we paid TAL $6.0 million, $7.0 million and $5.4 million in 2001, 2002 and 2003, respectively, and $2.7 million in the first six months of 2004.

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  WebTick.  TAL has developed WebTick, an Internet-based product designed to provide market information to listed companies. We have agreed to pay TAL $10,000 per month for use of this product by up to 300 users, for a term of one year beginning January 2004.

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  Communications and Technology.  In 2001, Archipelago, L.L.C. entered into a network services agreement with TAL, pursuant to which we acquired MCI network services through TAL's agreement with MCI WorldCom. This agreement will expire in August 2004. Under this agreement, we paid TAL $13,850, $40,943 and $34,357 in 2001, 2002 and 2003, respectively, and $23,932 in the first six months of 2004.

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  Office Lease.  Until April 2004, we leased our main offices in Chicago pursuant to a sublease with TAL that we entered into in February 1999. Under the terms of the sublease, we made payments directly to the owner of the office space, not to TAL. We made payments to the owner of the office space in an aggregate amount of $904,977, $1.1 million and $1.4 million in 2001, 2002 and 2003, respectively, and $412,509 in the first six months of 2004. The sublease was amended in April 2000 and March 2003, and terminated in April 2004, except with regard to a portion of the basement area of our headquarters. We now lease our main offices directly from the owner of the office space.

  Richard C. Breeden

        Effective June 1, 2004, Richard C. Breeden, who will serve as a director of Archipelago Holdings, Inc. upon consummation of this offering, began providing consulting services to us through Richard C. Breeden & Co. under a contract providing for a minimum fee of $150,000 per quarter and a minimum term of one year. See "Management—Directors, Executive Officers and Significant Employees."

  Goldman Sachs

        We have entered into commercial arrangements with subsidiaries of The Goldman Sachs Group, Inc., or Goldman Sachs, which indirectly holds a 23.9% equity interest in our company. Prior to this offering, Goldman Sachs had the right to appoint a representative to our board of managers. Goldman, Sachs & Co., a subsidiary of Goldman Sachs, is a lead underwriter in this offering. These arrangements include:

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  Equity Entitlement Program.  Through the Equity Entitlement Program, SLK-Hull Derivatives LLC, a subsidiary of Goldman Sachs, earned equity entitlements with a value, when earned, of $6.0 million that were converted into Class B shares of Archipelago Holdings, L.L.C. without additional consideration. Additional equity entitlements were granted to this entity under this program, although these entitlements were waived and not converted into any equity ownership interests in our company. These membership interests will be converted to shares of our common stock in connection with our conversion prior to the completion of this offering.

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  Clearing Arrangements.  Each of Archipelago Securities, L.L.C., Archipelago Trading Services, L.L.C. and Wave Securities, L.L.C. has entered into a clearing agreement with Spear, Leeds & Kellogg, L.P., or SLK, a subsidiary of Goldman Sachs. Under these agreements, SLK provides clearing and settlement services in connection with our outbound routing and agency brokerage services. Pursuant to a letter agreement dated January 17, 2002, we also agreed to appoint SLK as the clearing agent in the future for any of our other subsidiaries that engage in order routing services or brokerage services on substantially the same terms and conditions as set forth in our existing clearing agreements with SLK. This letter agreement will remain in effect as long as the clearing agreement between Wave and SLK remains in effect. The agreement may be terminated by either party without cause upon 120 days prior written notice. Under these agreements, we paid SLK an aggregate amount of

    $44.5 million and $31.7 million in 2002 and 2003, respectively. In 2003, we renegotiated this agreement, resulting in our payment of a significantly lower fee per cleared trade. In the first six months of 2004, we paid SLK an aggregate amount of $7.2 million under the renegotiated agreements.

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  REDIBook Service Bureau Agreement.  In January 2002, in connection with our merger with REDIBook ECN LLC, we entered into a service bureau agreement with SLK. Under that agreement, SLK agreed to provide certain development, operation, management and support services to the REDIBook ECN, including the monitoring of certain operations and the maintenance and management of certain equipment and facilities, in connection with the integration of the REDIBook ECN into the Archipelago system. We terminated this agreement in March 2003 in connection with our launch of ArcaEx and the migration of trading from the Archipelago ECN to ArcaEx. Under this agreement, we paid SLK an aggregate amount of $11.5 million and $4.5 million in 2002 and 2003, respectively.

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  REDIBook Merger.  In February 2002, we entered into an exchange agreement and a series of other agreements with the members of REDIBook ECN LLC, pursuant to which we merged with REDIBook and issued equity interests in our company in exchange for all the outstanding equity interests of REDIBook ECN LLC. In connection with the REDIBook merger, SLK received membership interests in Archipelago in exchange for its interests in REDIBook ECN LLC.

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  Advisory Fees.  Goldman, Sachs & Co. acted as our adviser in connection with the $50 million investment in our company by GAP Archa Holdings, Inc., an investment entity affiliated with General Atlantic Partners, LLC, and its related purchase of $75 million of outstanding equity interests in November and December 2003. We paid Goldman, Sachs & Co. a fee of approximately $1.25 million in 2004 for its financial advisory services.

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  In July 2002, one of our subsidiaries, Archipelago Securities, L.L.C., entered into an agreement for orders routed to the NYSE's Designated Order Turnaround, or DOT, system with SLK. Pursuant to this agreement, SLK provides direct order routing services for trades directed to the NYSE's DOT system. We paid fees under this agreement to SLK in an aggregate amount of $0.7 million and $1.5 million in 2002 and 2003, respectively, and $0.6 million in the first six months of 2004.

  JPMorgan

        In October 2003, our subsidiary, Archipelago Exchange, L.L.C., entered into a credit and security agreement with J.P. Morgan Chase Bank, pursuant to which the bank will extend loans to us in an aggregate amount up to $20 million. The loans will bear interest at a rate equal to 200 basis points above a designated base rate. Archipelago Exchange, L.L.C. will pledge receivables and proceeds and products of these receivables as collateral in connection with borrowings under this agreement. We have also agreed to guarantee Archipelago Exchange, L.L.C.'s obligations under this agreement. J.P. Morgan Chase & Co. owns a 3.7% equity interest in our company and prior to this offering has the right to appoint a representative to our board of managers. J.P. Morgan Securities Inc. is a lead underwriter in this offering.

        In November 1999, one of our subsidiaries, Archipelago, L.L.C., entered into an electronic trading execution agreement for orders routed to the NYSE's DOT system with J.P. Morgan Securities Inc. The DOT system offers our customers anonymous electronic access to the NYSE. Pursuant to this agreement, J.P. Morgan Securities provides direct order routing services for trades directed to the NYSE's DOT system. We paid fees under this agreement to J.P. Morgan Securities in an aggregate amount of $936,709, $514,767 and $934,306 in 2001, 2002 and 2003, respectively, and $154,175 in the first six months of 2004.

        J.P. Morgan Securities was a participant in the Equity Entitlement Program discussed above under "—Gerald D. Putnam." Through that program, J.P. Morgan Securities Inc. earned equity entitlements with a value, when earned, of $3.3 million that were converted into Class B shares of Archipelago Holdings, L.L.C. without additional consideration. These membership interests were converted to shares of our common stock in connection with our conversion prior to the completion of this offering.

  Merrill Lynch

        Clearing Arrangements.    In February 2000, Archipelago, L.L.C. entered into a clearing agreement with Broadcort Capital Corp., a subsidiary of Merrill Lynch & Co., Inc., or Merrill Lynch, which indirectly owns a 5.0% interest in our company and prior to this offering had the right to appoint a representative to our board of managers. We paid Broadcort Capital Corp. clearing charges under this agreement in an aggregate amount of approximately $20.3 million, $7.0 million and $3.1 million in 2001, 2002 and 2003, respectively, and $2.1 million in the first six months of 2004.

        Advisory Fees.    In July 2001, we entered into an agreement with Merrill Lynch pursuant to which Merrill Lynch agreed to act as the exclusive financial advisor to Archipelago Holdings, L.L.C. in connection with the REDIBook merger. Merrill Lynch assisted us in analyzing, structuring, negotiating and effecting the REDIBook merger. We paid Merrill Lynch a fee in the amount of $3.9 million for its financial advisory services.

  NBC

        As part of our marketing efforts, from time to time we have purchased advertising services from the National Broadcasting Company, Inc., or NBC, which prior to October 2003 indirectly held over a 5% interest in our company. We paid NBC $5.4 million, $3.3 million and $217,306 for these services in 2001, 2002 and 2003, respectively. No payment was made to NBC for advertising services in the first six months of 2004.

  Instinet

        As part of our best execution model, we route our customers' orders to other market centers for execution if the best price is not available on ArcaEx. We have routed customer orders to the Instinet ECN (now the INET ATS, formed by the consolidation of the Island ECN and the Instinet ECN), operated by Instinet Group Inc., or Instinet. Prior to 2004, Instinet held over a 5% interest in our company. As part of outbound routing we pay routing charges to Instinet for execution of these trades and for "taking liquidity" from its system. We paid Instinet $18.6 million, $40.4 million and $53.0 million in 2001, 2002 and 2003, respectively, and $23.9 million in the first six months of 2004, in connection with routing customer orders to its system. We also charge Instinet for "taking liquidity" from our system and for services provided by our broker-dealer subsidiaries. We generated revenues from Instinet and its subsidiaries in the aggregate amount of $2.0 million, $3.3 million and $13.2 million in 2001, 2002 and 2003, respectively, and $14.7 million in the first six months of 2004.

Trading Activity by Our 5% Owners and Investors with Representatives on Our Board of Managers

        In addition to the relationships discussed above, investors holding more than a 5% interest in our company or with the right to appoint a representative to our board of managers have engaged, either directly or through affiliates, in trading activities on the Archipelago system. These investors included (directly or through affiliates or predecessor entities), Goldman Sachs, E*TRADE Archipelago Holdings, L.L.C., Instinet International Corporation, J.P. Morgan Capital L.P., Merrill Lynch L.P. Holdings Inc., Credit Suisse First Boston Next Fund, Inc., Fidelity Global Brokerage

Group, Inc. and Charles Schwab & Co., Inc. Some of these investors that previously held more than a 5% interest in our company have reduced their interest in us and do not currently hold more than a 5% interest. For ownership interests of these investors in our company immediately prior to this offering, see "Principal and Selling Stockholders." None of our investors retains the right to appoint a representative to our board of directors following our conversion to a Delaware corporation, which occurred on August 11, 2004.

        As a result of their trading activities and the execution services we provide:

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  we received transaction fees from these investors in an aggregate amount equal to $19.9 million, $130.9 million and $112.0 million in 2001, 2002 and 2003, respectively, and $58.6 million in the first six months of 2004;

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  we made liquidity payments to these investors in an aggregate amount equal to $19.8 million and $29.8 million in 2002 and 2003, respectively, and $16.5 million in the first six months of 2004; and

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  we made rebate payments in an aggregate amount equal to approximately $0.8 million in 2003 and $0.5 million in the first six months of 2004 to investors with whom we agreed to share a portion of the market data fees we received in connection with trades in exchange-listed securities executed by those investors on ArcaEx.

        In addition, some of these investors are also customers of Wave Securities, L.L.C., our broker-dealer subsidiary that sponsors access to ArcaEx. For these activities, these investors paid us an aggregate amount of $6.9 million in 2003 and $4.8 million in the first six months of 2004, and received from us an aggregate amount of $3.2 million in 2003 and $1.9 million in the first six months of 2004. We believe that all payments to any investor, and all amounts charged to any investor, are determined based on prevailing market rates, terms and conditions that are available to all other market participants.

Director and Officer Indemnification

        We have entered into an agreement that provides indemnification to persons who

•	are officers or managers of Archipelago Holdings, L.L.C.;
•	will be officers or directors of Archipelago Holdings, Inc.; and/or
•
have been or will be requested or authorized by the board of managers of Archipelago Holdings, L.L.C. or by the board of directors of Archipelago Holdings, Inc. to take actions on behalf of Archipelago Holdings, L.L.C. or Archipelago Holdings, Inc. in connection with registration statements for the public offering and sale of shares of our common stock (including shares issuable in connection with employee benefit plans) and the reorganization of Archipelago Holdings, L.L.C. as Archipelago Holdings, Inc.

for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the reorganization.

This agreement is in addition to our indemnification obligations under our bylaws as described under "Description of Capital Stock—Limitation of Liability and Indemnification Matters."

Registration Rights Agreement

        We have entered into a registration rights agreement pursuant to which we have agreed to register shares of our common stock that two groups of stockholders received before this offering under the circumstances described below. One group, referred to as the General Atlantic Stockholders, constitutes affiliates of General Atlantic Partners, LLC, which beneficially owns a 23.38% interest in our company prior to this offering. The other group, referred to as the Class A Stockholders, includes (directly or indirectly through subsidiaries or affiliates), among others, The

Goldman Sachs Group, Inc., Credit Suisse First Boston Next Fund, Inc., Merrill Lynch L.P. Holdings, Inc. and J.P. Morgan Chase & Co.

        Demand Registration.    The Class A Stockholders have six demand registration rights, pursuant to which they may require us to register their shares beginning 180 days after this offering. The General Atlantic Stockholders have two demand registration rights, which they can exercise the earlier of

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  one year after this offering and

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  90 days after we consummate a demand registration made by the Class A Stockholders.

        Registration on Form S-3.    Once we are eligible to use Form S-3, the two groups of stockholders have the right to request an unlimited number of registrations on Form S-3.

        Piggy-back Rights.    Each of the stockholders in the two groups other than those originally requesting registration pursuant to a demand can request to participate in, or "piggy-back" on, any demand registration. Each of the stockholders in these two groups also can piggy-back on a registration on Form S-3.

        Piggy-back Registration.    If we file a registration statement for an offering of common stock for ourselves or for stockholders other than those in the two groups, we must offer the stockholders in the two groups the opportunity to register their registrable securities.

        Conditions and Limitations; Expenses.    The registration rights of these two groups of stockholders are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. In addition, we are not obligated to effect a demand registration if those initiating the demand (determined in accordance with the agreement) propose to sell their registrable securities at an aggregate price to the public of less than

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  $30 million in the case of a firm commitment underwriting or

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  $15 million if the demand registration is not in the form of a firm commitment underwriting.

We are not required to effect an S-3 registration if the proposed aggregate price to the public is less than $10 million. Other than underwriting discounts and commissions and brokers' commissions, we will pay all registration expenses in connection with a registration, whether or not such registration becomes effective, unless, in the case of a demand registration or an S-3 registration, the registration is withdrawn at the request of those initiating the registration (determined in accordance with the agreement), subject to specified exceptions.

DESCRIPTION OF CAPITAL STOCK

        We filed our certificate of incorporation simultaneously with our filing of a certificate of conversion with the Secretary of State of Delaware. Upon filing our certificate of conversion our company was converted from a Delaware limited liability company to a corporation. Pursuant to our certificate of incorporation, our authorized capital stock consists of 200,000,000 shares, each with a par value of $0.01 per share, of which:

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  35,000,000 shares are designated as preferred stock; and

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  165,000,000 shares are designated as common stock, 46,310,865 shares of which will be outstanding as of the consummation of the offering.

        All outstanding shares of common stock are, and the shares of common stock offered hereby by Archipelago will be, when issued and sold, validly issued, fully paid and nonassessable.

Preferred Stock

        Our authorized capital stock includes 35,000,000 shares of preferred stock. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

        Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Common Stock

        Subject to the limitations on voting described below, each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. For a discussion of the ability of our strategic investors to elect all of our directors, see "Risk Factors—We will be controlled by our strategic investors whose interests may differ from those of other stockholders."

        Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of common stock will be entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds. Subject to the preferential rights of holders of any outstanding series of preferred stock, upon our liquidation, dissolution or winding-up and after payment of all prior claims, the holders of common stock will be entitled to receive pro rata all our assets.

        Holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of Archipelago.

Voting and Ownership Limitations

        On June 30, 2004, the Pacific Exchange through PCX Equities filed with the SEC our proposed organizational documents. Our proposed certificate of incorporation and bylaws include provisions that are intended to ensure that our conversion to corporate form will not unduly interfere with or restrict the ability of the SEC, the Pacific Exchange or PCX Equities to carry out their respective regulatory oversight responsibilities over us in our capacity as the operator of the equities trading facility of PCX Equities. Our certificate of incorporation and bylaws in the form submitted to the SEC, and adopted by us upon our conversion to a Delaware corporation on August 11, 2004, are filed as exhibits to the registration statement of which this prospectus forms a part. The proposed rules were approved by the SEC on August 9, 2004. Our organizational documents as adopted impose ownership and voting limitations on our stockholders. Generally, these provisions are intended to permit the Pacific Exchange, PCX Equities and the SEC to carry out their respective regulatory oversight responsibilities over ArcaEx as a facility of PCX Equities, and to enable ArcaEx to operate in compliance with federal securities laws. Some of these provisions will apply for so long as ArcaEx is a facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities is in effect, and some will apply until amended by our stockholders in accordance with the terms of our certificate of incorporation.

  Voting Limitation and Nonvoting Agreement Prohibition

        No stockholder, either alone or with its "related persons" (as defined below), shall be entitled to:

  •
  vote or cause the voting of shares of our stock to the extent such shares represent in the aggregate more than 20% of the then outstanding votes entitled to be cast on that matter (the "Voting Limitation"); or

  •
  enter into an agreement, plan or arrangement not to vote shares of our stock, the effect of which would enable any stockholder, either alone or with its related persons, to vote or cause the voting of shares of our stock that would represent in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter (the "Nonvoting Agreement Prohibition").

        The Voting Limitation and the Nonvoting Agreement Prohibition shall apply unless and until:

  •
  the stockholder delivers to our board of directors a notice in writing at least 45 days (or such shorter period as our board of directors expressly consents to) prior to the voting of any shares, of its intention to vote shares or enter into an agreement that would cause a violation of the Voting Limitation or the Nonvoting Agreement Prohibition, as applicable; and

  •
  the stockholder receives prior approval from our board of directors and the SEC. To satisfy this requirement, our board of directors will be required to adopt a resolution expressly authorizing that stockholder and its related persons to exceed the Voting Limitation or to enter into an agreement, plan or arrangement not otherwise allowed pursuant to the Nonvoting Agreement Prohibition. The resolution will be required to be filed with the SEC as a proposed rule change under Section 19(b) of the Exchange Act and become effective under the Exchange Act.

        Our board of directors may not adopt any such resolution unless it has made the following determinations:

  •
  the exercise of such voting rights, or the entering into of such an agreement, plan or arrangement will not impair our ability, or that of the Pacific Exchange or PCX Equities, to discharge our or their respective responsibilities under the Exchange Act and the rules and regulations under the Exchange Act and is otherwise in our best interests and those of our stockholders;

  •
  the exercise of such voting rights, or the entering into of such an agreement, plan or arrangement will not impair the SEC's ability to enforce the Exchange Act;

  •
  the stockholder and its related persons are not subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act);

  •
  in the case of a resolution to approve the exercise of voting rights in excess of the Voting Limitation, as long as ArcaEx remains a facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities is in effect, neither the stockholder nor any of its related persons holds an equity trading permit of PCX Equities; and

  •
  in the case of a resolution to approve an agreement, plan or arrangement not otherwise permitted by the Nonvoting Agreement Prohibition, no party to that agreement, plan or arrangement holds an equity trading permit of PCX Equities.

        In making these determinations, our board of directors may impose conditions and restrictions on the relevant stockholder or its related persons owning any shares of our stock entitled to vote on any matter that it deems necessary, appropriate or desirable in furtherance of the Exchange Act and our governance.

        The Voting Limitation and the Nonvoting Agreement Prohibition described above will not apply to any solicitation of a revocable proxy from any of our stockholders by us or on our behalf or by any of our officers or directors acting on our behalf, or to any solicitation of a revocable proxy from any of our stockholders by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A under the Exchange Act. Unless otherwise provided in the certificate of incorporation, we will disregard any votes cast in excess of the Voting Limitation.

  Ownership Concentration Limitations

        No stockholder, either alone or with its related persons, will be permitted at any time to own beneficially shares of our stock representing more than 40% of the then outstanding votes entitled to be cast on any matter. However, a stockholder may acquire beneficial ownership of shares in excess of this limitation if:

  •
  the stockholder delivers to our board of directors a notice in writing not less than 45 days (or such shorter period as the board of directors expressly consents to) prior to the acquisition of shares of stock in excess of this 40% ownership limitation, of its intention to acquire such ownership; and

  •
  the stockholder receives prior approval from our board of directors and the SEC. To satisfy this requirement, our board of directors will be required to adopt a resolution expressly authorizing that stockholder and its related persons to own beneficially shares of our stock in excess of the 40% ownership limitation. The resolution will be required to be filed with the SEC as a proposed rule change under Section 19(b) of the Exchange Act and become effective under the Exchange Act.

        Our board of directors may not adopt any such resolution unless it has made the following determinations:

  •
  such acquisition of beneficial ownership will not impair our ability, or that of the Pacific Exchange or PCX Equities, to discharge our or their respective responsibilities under the Exchange Act and the rules and regulations under the Exchange Act and is otherwise in our and our stockholders' best interests;

  •
  such acquisition of beneficial ownership will not impair the SEC's ability to enforce the Exchange Act; and

  •
  neither the stockholder nor any of its related persons are subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act).

In making these determinations, our board of directors may impose conditions and restrictions on the relevant stockholder or its related persons owning any shares of our stock entitled to vote on any matter that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and our governance. Unless these conditions are met, if any stockholder at any time owns beneficially any shares of our stock in excess of this 40% limitation, we are required to call from that stockholder and its related persons the number of shares of our stock entitled to vote on any matter that exceeds the limitation at a price equal to $0.01 per share, the par value of those shares of stock. See "—Procedure for Calling Shares" below.

  Limitation on Ownership by Holders of Equity Trading Permits

        For so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities is in effect, no holder of an equity trading permit of PCX Equities (either alone or with its related persons) will be permitted at any time to own beneficially shares of our stock representing more than 20% of the then outstanding votes entitled to be cast on any matter, and we are required to call from any such stockholder and its related persons the number of shares of our stock entitled to vote on any matter that exceeds this 20% limitation at a price equal to $0.01 per share, the par value of those shares of stock. See "—Procedure for Calling Shares" below. However, this 20% limitation will not apply to stockholders that were members (i.e., owners) of Archipelago Holdings, L.L.C. prior to our conversion to a Delaware corporation, or to their related persons, for a period of time not to extend past July 31, 2014 to the extent of such stockholders' beneficial ownership, either alone or with their related persons, of shares of stock after giving effect to the offering.

        We will not register the purported transfer of any shares of our stock in violation of the restrictions imposed by the ownership limitations described above.

        For purposes of the ownership limitations described above, no stockholder will be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of our stock solely because that stockholder or any of its related persons has or shares the power to vote or direct the voting of those shares of stock pursuant to a revocable proxy given in response to a public proxy or consent solicitation conducted pursuant to, and in accordance with, Regulation 14A under the Exchange Act, unless that power (or the arrangements relating to it) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

  Ownership Limitations for Stockholders Subject to Statutory Disqualification

        No stockholder that is subject to a statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) may own beneficially, either alone or with its related persons, shares of our stock representing more than 20% of the then outstanding votes entitled to be cast on any matter. If a stockholder exceeds this ownership threshold and becomes subject to a statutory disqualification, we are required to call from that stockholder and its related persons the number of shares of our stock that exceeds this 20% limitation at a price equal to $0.01 per share, the par value of those shares of stock. See "—Procedure for Calling Shares" below.

  Procedure for Calling Shares

        If we call shares of stock that exceed the ownership limitations described above, notice of that call will be given by first class mail, postage prepaid, mailed not less than 5 business days nor more than 60 calendar days prior to the call date, to the holder of the called stock, at the holder's address as it appears on our stock register. Each such notice will state:

  •
  the call date;

  •
  the number of shares of stock to be called;

  •
  the aggregate call price; and

  •
  the place or places where the called stock is to be surrendered for payment of the call price.

Failure to give notice as described above, or any defect in the notice, will not affect the validity of the call. From and after the call date (unless we default in providing funds for the payment of the call price), shares of called stock which have been called as described above will be cancelled, will no longer be deemed to be outstanding, and all rights of the holder of the called stock as one of our stockholders (except the right to receive from us the call price against delivery to us of evidence of ownership of the called stock) will cease. When we receive evidence of ownership of the called stock (properly assigned for transfer, if the board of directors so requires and the notice so states), the shares will be called by us at $0.01 per share.

  Related Persons

        As used in this section, "related persons" means, with respect to any stockholder:

  •
  any other person(s) whose beneficial ownership of shares of our stock with the power to vote on any matter would be aggregated with that stockholder's beneficial ownership of such stock or deemed to be beneficially owned by that stockholder under SEC regulations;

  •
  in the case of a stockholder that is a natural person, for so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, any broker or dealer with which that stockholder is associated that is a holder of an equity trading permit of PCX Equities;

  •
  in the case of a stockholder that is a holder of an equity trading permit of PCX Equities, for so long ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, any broker or dealer with which that stockholder is associated;

  •
  any other person(s) with which that stockholder has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of our stock; and

  •
  in the case of a stockholder that is a natural person, any relative or spouse of that stockholder, or any relative of such spouse, who has the same home as that stockholder or who is a director or officer of Archipelago Holdings, Inc. or any of its parents or subsidiaries.

Right to Information; Determinations by the Board of Directors

        Our board of directors will have the right to require any stockholder reasonably believed to be subject to the voting or ownership limitations described in this section, or to own beneficially an aggregate of 5% or more of the then outstanding shares of our stock entitled to vote on any matter, without having reported that ownership to us, to provide us with complete information as to all shares of stock beneficially owned by that stockholder and any other factual matter relating to the applicability or effect of the voting and ownership limitations as we may reasonably request.

Registration Rights

        We have entered into a registration rights agreement pursuant to which we have agreed to register shares of our common stock received by our stockholders prior to this offering. For a description of our obligations under this agreement, see "Certain Relationships and Related Transactions—Registration Rights Agreement."

Amendment of Certificate of Incorporation and Bylaws

        Under our certificate of incorporation and bylaws, for so long as ArcaEx remains an equities trading facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities remains in effect, any amendment to our certificate of incorporation or bylaws will be submitted by our board of directors to the board of directors of the Pacific Exchange. If the board of directors of the Pacific Exchange determines that the amendment is required under Section 19 of the Exchange Act to be filed with, or filed with and approved by, the SEC, then the amendment will not take effect until it is so filed or filed and approved, as applicable. Any resolution of our board of directors authorizing a proposed amendment to our certificate of incorporation will provide that such amendment will be abandoned and not filed with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the amendment, unless the conditions described in this paragraph have been fulfilled.

Limitation of Liability and Indemnification Matters

        Our charter provides that a director of Archipelago will not be liable to Archipelago or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where liability is mandated by the Delaware General Corporation Law. Under Delaware law, a charter may provide that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividend or unlawful stock purchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our bylaws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Archipelago, is or was a director or officer of a subsidiary of Archipelago, or, at the request of Archipelago serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our bylaws also provide that, to the extent authorized from time to time by our board of directors, Archipelago may provide to any one or more employees and other agents of Archipelago or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, on such terms and conditions as the board of directors determines, that are similar to the rights conferred by the bylaws on directors and officers of Archipelago or any subsidiary or other enterprise.

Anti-takeover Effects of Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law

        A number of provisions in our certificate of incorporation, our bylaws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of our common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock.

  Advance Notice Procedures for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the date of the annual meeting for the preceeding year. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Voting and Ownership Limitations

        Our organizational documents impose voting and ownership limitations on our stockholders that may discourage an acquisition of our company. Generally, these provisions are intended to permit the Pacific Exchange, PCX Equities and the SEC to carry out their regulatory oversight responsibilities over ArcaEx, and to enable ArcaEx to operate in compliance with federal securities laws. However, effectively, they prohibit persons from acquiring more than 40% or, in certain circumstances 20%, of our company and from voting more than 20% of the then outstanding votes entitled to be cast on any matter. Some of these restrictions will apply for so long as ArcaEx is a facility of PCX Equities and our facility services agreement with the Pacific Exchange and PCX Equities is in effect, and some will apply until amended by our stockholders in accordance with the terms of our certificate of incorporation. See "—Voting and Ownership Limitations."

  Constituency Provision

        Our certificate of incorporation provides that a director of Archipelago may (but is not required to), in taking any action (including an action that may involve or relate to a change or potential change in control of Archipelago), consider, among other things, the effects that Archipelago's actions may have on other interests or persons (including its employees and the community) in addition to our stockholders.

  Special Meetings of Stockholders

        Our certificate of incorporation and bylaws deny stockholders the right to call a special meeting of stockholders. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by our board of directors, the Chairman of our board of directors, or our CEO.

  No Written Consent of Stockholders

        Upon consummation of this offering, our certificate of incorporation will require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and will not permit our stockholders to act by written consent without a meeting.

  Preferred Stock

        The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may, among other things, discourage, delay, defer or prevent a change in control of our company.

  Section 203 of the Delaware General Corporation Law

        Upon completion of the offering, Archipelago will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is defined generally as a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Archipelago and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of Archipelago must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Archipelago outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are both directors and officers and shares owned by employee stock plans in which employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  at or after the transaction in which the stockholder became an interested stockholder, the business combination is approved by the board of directors of Archipelago and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Because the restrictions in Section 203 did not apply at the time of the incorporation transactions described in "Certain Relationships and Related Transactions—Incorporation Transactions", our stockholders that currently own 15% or more of our outstanding voting stock, including affiliates of The Goldman Sachs Group, Inc. and General Atlantic Partners, LLC, will not be subject to the restrictions on "business combinations" under Section 203, unless these stockholders' ownership level subsequently falls below 15% and then is raised above 15% again.

Listing

        The common stock has been approved for listing on the Pacific Exchange for trading on ArcaEx under the symbol "AX," subject to official notice of issuance.

Transfer Agent and Registrar

        We have appointed Computershare Investor Services as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. Upon completion of the offering there will be 46,310,865 shares of common stock outstanding, excluding approximately 2.0 million shares of common stock underlying outstanding stock options and rights. Of these shares, 11,000,000 shares of common stock expected to be sold in the offering (or 10,500,000 shares, if GAP purchases 500,000 shares in the offering) will be freely transferable without restriction or further registration under the Securities Act of 1933. We expect that shares purchased in the offering by GAP, an affiliate of Archipelago, will not be freely transferable. See "Underwriting." The remaining 35,310,865 shares of common stock held by us, our executive officers, directors and identified principal stockholders and other stockholders (or 35,810,865 shares, if GAP purchases 500,000 shares in the offering) will be subject to the lock-up arrangements described below and will be eligible for resale pursuant to Rule 144 after one year as described below.

Lock-Up Agreements

        In connection with this offering, we, our executive officers, directors and stockholders will enter into 180-day lock-up agreements with the underwriters of this offering under which neither we nor they may, for a period of 180 days after the date of this prospectus, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock without the prior written consent of the underwriters. In addition, under the limited liability company agreement of Archipelago Holdings, L.L.C., our stockholders who were members of Archipelago Holdings, L.L.C. prior to our incorporation may not transfer any shares of common stock for the same 180-day period without our prior written consent.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 463,000 shares after the closing of this offering; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 also are subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under paragraph (k) of Rule 144, persons who are not our affiliate at any time during the 90 days preceding a sale and who have beneficially owned the shares proposed to be sold for at least two years are entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner who is not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold at any time.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Stock Options

        In addition, as of June 30, 2004, employee stock options to purchase and rights with respect to a total of approximately 2.0 million shares of common stock were outstanding. We intend to file a registration statement on Form S-8 under the Securities Act to register the issuance and resale of those shares issuable under our stock option plan. That registration statement automatically becomes effective upon filing. As a result, when the options or rights are exercised, such shares issuable on exercise thereof will be freely tradable under the Securities Act, except that any shares purchased by "affiliates," as that term is defined in Rule 144, would be subject to limitations and restrictions that are described above. For a discussion of key terms of the Company's stock option and stock purchase plans, see "Management—Benefit Plans."

Registration Rights

        Beginning 180 days after the date of this offering, holders of approximately 33,750,700 restricted shares of our common stock will be entitled to registration rights described above. For more detailed information regarding these registration rights, see "Certain Relationships and Related Transactions—Registration Rights Agreement." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by "affiliates," as that term is defined in Rule 144, immediately upon the effectiveness of such registration.

CERTAIN UNITED STATES TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

        This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

  •
  a foreign partnership, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

        This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

        As discussed under the section entitled "Dividend Policy" above, we do not currently intend to pay dividends. In the event that we do pay dividends, except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

        We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

        Common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

        Archipelago, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse First Boston LLC
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Piper Jaffray & Co.

Total	11,000,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,650,000 shares from Archipelago and the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Archipelago and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,650,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Archipelago, its executive officers, directors and stockholders have agreed with the underwriters not to dispose of or hedge any of their shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of these transfer restrictions.

        Certain underwriters in this offering purchased, either directly or through affiliates, an aggregate of 4,440,328 Class A shares of Archipelago Holdings, L.L.C. in October 2003. These underwriters include Banc of America Securities LLC, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Lehman Brothers, Inc. and Merrill Lynch, Pierce Fenner & Smith, Incorporated. Upon the conversion of Archipelago Holdings, L.L.C. into Archipelago Holdings, Inc., these 4,440,328 Class A shares of Archipelago Holdings, L.L.C. will be converted into 986,739 shares of common stock of Archipelago Holdings, Inc. Under the NASD's rules, unregistered securities of an issuer purchased within six months of the issuer's filing of a registration statement are subject to a lock-up period of 180 days following the effectiveness of the registration statement. Accordingly, these underwriters and, where applicable, their affiliates, have agreed, for a period of 180 days, not to (i) sell, transfer, assign, pledge or hypothecate, or (ii) engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, an aggregate of 986,739 shares of common stock that they will receive upon Archipelago Holdings, L.L.C.'s conversion into Archipelago Holdings, Inc.

        Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Archipelago and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Archipelago's historical performance, estimates of the business potential and earnings prospects of Archipelago, an assessment of Archipelago's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Archipelago's common stock has been approved for listing on the Pacific Exchange for trading on ArcaEx under the symbol "AX," subject to official notice of issuance. In order to meet one of the requirements for listing the common stock on the Pacific Exchange for trading on ArcaEx, the underwriters will be required to sell shares to a minimum number of beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Archipelago's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on ArcaEx, in the over-the-counter market or otherwise.

        Goldman, Sachs & Co. has informed us that it does not intend to make a market in our common stock.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

        Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

        GAP, a group of five affiliates of Archipelago holding 23.4% of the equity interest in Archipelago prior to the offering, has advised the underwriters that it is considering acquiring shares in this offering. If GAP places an order for shares, the underwriters expect to sell up to 500,000 shares to GAP in this offering. If 500,000 shares are purchased by GAP in the offering, GAP will hold 22.8% of the outstanding shares after completion of the offering. Applicable securities laws will prohibit the free transfer of these shares.

        Archipelago currently anticipates that it will undertake a directed share program, pursuant to which it will direct the underwriters to reserve up to 550,000 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends of Archipelago. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

        The underwriters will not execute sales in discretionary accounts without the prior specific written approval of the customer.

        Archipelago and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,825,000.

        Archipelago and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        From time to time, certain of the underwriters and their affiliates have performed, and may in the future perform various financial advisory and investment banking services for Archipelago and its affiliates for which they received or will receive customary fees and expenses. For a discussion of Archipelago's transactions with related parties, including significant relationships and transactions with the underwriters, see "Certain Relationships and Related Transactions." Prior to this offering, the underwriters named in this prospectus in the aggregate owned, directly or through affiliates, a 41.9% equity interest in Archipelago and following this offering in the aggregate will own, directly or through affiliates, approximately 27.0% of the common stock. Certain of the underwriters and their affiliates have engaged, and may in the future engage, in trading activities on ArcaEx. Archipelago receives transaction fees from market participants who trade on ArcaEx and pays market participants liquidity payments if they "provide liquidity" by submitting orders to ArcaEx that are matched with orders internally on ArcaEx. Archipelago also makes payments to pass through to market participants a portion of market data fees Archipelago receives in connection with trades they submit to ArcaEx for exchange-listed securities. Certain of the underwriters and their affiliates are, and may in the future be, customers of Wave Securities, L.L.C., Archipelago's broker-dealer subsidiary that provides institutions sponsored access to ArcaEx and other U.S. market centers electronically. Certain of the underwriters and their affiliates have also engaged, and may in the future engage, in trading activities on The ArcaEdge, Archipelago's platform for trading in over-the-counter bulletin board securities. In addition, Goldman, Sachs & Co. acted as Archipelago's adviser in connection with the $125 million investment in the company by GAP in November and December 2003. Payments to and from the underwriters are made, in the opinion of Archipelago's management, at prevailing market rates, terms and conditions, which are available generally to all as other market participants.

        Because affiliates of Goldman, Sachs & Co. own more than 10% of Archipelago, Goldman, Sachs & Co. may be deemed an affiliate of Archipelago under Rule 2720 of the National

Association of Securities Dealers, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rules 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Piper Jaffray & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

        Duncan Niederauer, an employee of an affiliate of Goldman, Sachs & Co., served on the board of managers of Archipelago Holdings, L.L.C. until his resignation in February 2004. Thereafter, until our conversion to a Delaware corporation on August 11, 2004, he served as an observer to our board of managers in a non-voting capacity. Until our conversion to a Delaware corporation on August 11, 2004, William Cruger, an employee of J.P. Morgan Securities Inc. or its affiliates, served on the board of managers of Archipelago Holdings, L.L.C.

VALIDITY OF THE COMMON STOCK

        The validity of the common stock offered hereby will be passed upon for Archipelago Holdings, Inc. by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented, and continues to represent, one or more of the underwriters and their affiliates in a variety of matters.

EXPERTS

        The consolidated financial statements of Archipelago Holdings LLC at December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        PricewaterhouseCoopers LLP, independent accountants, have audited the financial statements of REDIBook ECN LLC at and for the year ended December 31, 2001 as set forth in their report appearing herein. We have included REDIBook ECN LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

        Upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov. After the offering, we expect to provide annual reports to our stockholders that include financial information reported on by our independent public accountants.

        We have filed a registration statement on Form S-1 with the SEC. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Archipelago, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

ARCHIPELAGO HOLDINGS, L.L.C.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REDIBOOK ECN LLC

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Directors of
Archipelago Holdings, Inc.

        We have audited the accompanying consolidated statements of financial condition of Archipelago Holdings, L.L.C. (the "Company") as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in members' equity, and cash flows for the years ended December 31, 2001, 2002 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Archipelago Holdings, L.L.C. at December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for the years ended December 31, 2001, 2002 and 2003 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, the 2002 and 2003 consolidated financial statements have been restated to correct the accounting for listing fees.

/s/ Ernst & Young LLP
New York, NY
February 10, 2004, except as to Notes 1 and 2 to the consolidated financial statements, as to which the date is August 11, 2004.

ARCHIPELAGO HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$48,963,585	$111,814,892
Investment owned, at fair value	1,970,649	—
Receivables:
Receivables from brokers, dealers and customers (net of allowance for doubtful accounts of $9,349,077 in 2002 and $5,278,363 in 2003)	23,282,324	29,377,460
Receivables from Members and affiliates	17,635,041	29,879,816
Section 31 fees receivable from brokers, dealers and customers (net of allowance for doubtful accounts of $221,637 in 2003)	2,379,276	9,288,682
Section 31 fees receivable from Members and affiliates	959,519	8,667,914

Total current assets	95,190,394	189,028,764
Fixed assets (net of accumulated depreciation and amortization of $30,934,160 in 2002 and $60,378,818 in 2003)	51,862,211	49,753,221
Goodwill	129,666,061	129,666,061
Intangible asset—Pacific Exchange facility agreement	90,000,000	90,000,000
Other intangible assets, net	4,880,422	3,795,883
Other assets	4,820,270	3,647,940

Total assets	$376,419,358	$465,891,869

Liabilities and Members' equity
Current liabilities:
Accounts payable, accrued expenses, and other liabilities	$20,944,059	$22,916,641
Payables to brokers, dealers, and exchanges	23,072,058	17,541,801
Payables to Members and affiliates	26,704,910	29,285,909
Section 31 fees payable to Members	2,876,484	34,626,992
Current portion of note payable and capital lease obligation	—	4,089,293

Total current liabilities	73,597,511	108,460,636
Note payable	—	2,593,151
Capital lease obligation	—	1,544,984

Total liabilities	73,597,511	112,598,771
Commitments and contingencies
Redeemable convertible preferred shares	—	50,000,000
Members' equity	302,821,847	303,293,098

Total liabilities and Members' equity	$376,419,358	$465,891,869

        As used in these statements, "Members" refers to owners of Archipelago Holdings, L.L.C.

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31
	2001	2002	2003
Revenues
Transaction fees (including $53,171,406, $177,303,767 and $175,880,155 with related parties in 2001, 2002 and 2003, respectively)	$172,253,193	$355,617,627	$428,427,000
Market data fees (including $0, $1,278,515 and $10,463,258 with related parties in 2001, 2002 and 2003, respectively)	—	1,483,201	29,460,828
Listing fees	—	310,531	449,679

	172,253,193	357,411,359	458,337,507
Equity entitlements	(17,022,224)	—	—

Total revenues	155,230,969	357,411,359	458,337,507

Cost of revenues
Liquidity payments (including $0, $28,121,432 and $48,135,772 with related parties in 2001, 2002 and 2003, respectively)	—	45,783,735	152,834,011
Routing charges (including $22,231,953, $43,998,272 and $56,468,293 with related parties in 2001, 2002 and 2003, respectively)	63,913,620	151,473,374	115,049,628
Clearance, brokerage and other transaction expenses (including $20,341,687, $62,839,581 and $40,228,065 with related parties in 2001, 2002 and 2003, respectively)	29,094,224	90,272,672	65,716,901

Total cost of revenues	93,007,844	287,529,781	333,600,540

Gross margin	62,223,125	69,881,578	124,736,967

Indirect expenses
Employee compensation and benefits	21,677,664	24,319,789	39,986,107
Depreciation and amortization	10,115,447	17,680,857	30,529,196
Communications (including $6,020,935, $3,856,208 and $3,131,785 with related parties in 2001, 2002 and 2003, respectively)	26,837,837	23,694,920	20,686,516
Marketing and promotion (including $489,700, $548,096 and $528,096 with related parties in 2001, 2002 and 2003, respectively)	24,454,739	19,077,804	8,267,629
Legal and professional (including $1,100,000, $1,000,000 and $1,000,000 with related parties in 2001, 2002 and 2003, respectively)	6,449,723	7,511,366	8,610,493
Occupancy	2,002,898	2,704,063	4,156,229
General and administrative (including $4,586,000, $1,500,000 and $0 with related parties in 2001, 2002 and 2003, respectively)	8,106,711	9,216,418	11,668,067

Total indirect expenses	99,645,019	104,205,217	123,904,237

Net operating income (loss)	(37,421,894)	(34,323,639)	832,730
Interest and other	3,268,828	1,385,807	940,405
Unrealized loss on investment owned	(3,864,979)	(2,701,712)	—

Net income (loss)	$(38,018,045)	$(35,639,544)	1,773,135
Unaudited pro forma income tax provision (benefit)(1)	(15,207,218)	(14,255,818)	709,254

Unaudited pro forma net income (loss)(1)	$(22,810,827)	$(21,383,726)	$1,063,881

Unaudited pro forma earnings (loss) per share—basic(1)	$(1.41)	$(0.68)	$0.03
Unaudited pro forma earnings (loss) per share—diluted(1)	$(1.41)	$(0.68)	$0.03
Unaudited pro forma weighted average shares—basic(1)	16,197,738	31,221,794	36,169,443
Unaudited pro forma weighted average shares—diluted(1)	16,197,738	31,221,794	36,979,728

(1)
Adjusted to give effect to the conversion transaction. See Note 1, "Organization and Basis of Presentation."

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

	Year ended December 31
	2001	2002	2003
Members' equity at beginning of year	$216,753,566	$195,757,745	$302,821,847
Equity entitlements	17,022,224	—	—
Issuance of shares for acquisitions	—	142,703,646	—
Issuance costs of redeemable convertible preferred shares	—	—	(1,635,585)
Deferred compensation, net	—	—	(169,587)
Addition to Members' equity due to deferred compensation	—	—	503,288
Net income (loss)	(38,018,045)	(35,639,544)	1,773,135

Members' equity at end of year	$195,757,745	$302,821,847	$303,293,098

        As used in these statements, "Members" refers to owners of Archipelago Holdings, L.L.C.

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2001	2002	2003
Cash flows from operating activities
Net income (loss)	$(38,018,045)	$(35,639,544)	$1,773,135
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,115,447	17,680,857	29,444,658
Amortization of intangible assets	—	—	1,084,538
Provision for doubtful accounts	100,000	10,009,744	8,019,735
Stock based compensation	—	—	333,701
Gain on sale of investment	—	—	(231,752)
Equity entitlements	17,022,224	—	—
Change in unrealized loss on investment owned	3,864,979	2,701,712	—
Change in assets and liabilities:
(Increase) decrease in operating assets:
Receivables from brokers, dealers, and customers	(10,861,580)	10,085,099	(21,024,277)
Receivables from Members and affiliates	(5,733,314)	5,279,127	(19,953,170)
Other assets	(2,064,912)	1,125,788	1,172,330
Increase (decrease) in operating liabilities:
Accounts payable, accrued expenses, and other liabilities	13,808,382	(8,095,238)	1,972,582
Payables to brokers, dealers and exchanges	2,792,635	(2,516,274)	(5,530,257)
Payables to Members and affiliates	152,660	22,788,639	34,331,507

Net cash provided by (used in) operating activities	(8,821,524)	23,419,910	31,392,730
Cash flows from investing activities
Additions to fixed assets	(33,196,815)	(21,125,593)	(23,360,668)
Purchase of investment	(2,330,834)	—	—
Sale of investment	—	—	2,202,402
Acquisition of business and intangible assets	—	(8,083,156)	—

Net cash used in investing activities	(35,527,649)	(29,208,749)	(21,158,266)
Cash flows from financing activities
Proceeds from issuance of note payable	—	—	5,680,932
Repayment of note payable	—	—	(1,251,974)
Principal payments under capital lease obligation	—	—	(176,530)
Proceeds from issuance of redeemable convertible preferred shares	—	—	50,000,000
Costs related to issuance of redeemable convertible preferred shares	—	—	(1,635,585)

Net cash provided by financing activities	—	—	52,616,843

Net increase (decrease) in cash and cash equivalents	(44,349,173)	(5,788,839)	62,851,307
Cash and cash equivalents at beginning of year	99,101,597	54,752,424	48,963,585

Cash and cash equivalents at end of year	$54,752,424	$48,963,585	$111,814,892

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$—	$—	$434,479
Income taxes	—	—	—
Non-cash activities
Equity issued in business combination and in exchange for intangible assets (see Note 3)	$—	$142,703,646	$—

        As used in these statements, "Members" refers to owners of Archipelago Holdings, L.L.C.

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1.    Organization and Basis of Presentation

Organization

        Archipelago Holdings, L.L.C. ("Holdings"), a Delaware limited liability company, was established on January 7, 1999 when certain Members, as defined in the LLC agreement, contributed their interests in Archipelago, LLC ("ARCA"), an Illinois limited liability company, into Holdings, making ARCA a wholly-owned subsidiary of Holdings.

        In addition to ARCA (subsequently renamed Wave Securities L.L.C. as discussed below), Holdings has eight other wholly-owned subsidiaries: Archipelago Exchange, L.L.C. ("ArcaExchange"), Archipelago Securities, L.L.C. ("ARCAS"), ARCA-GNC Acquisition, L.L.C. ("GNC"), Archipelago Trading Services Inc. ("ATSI"), Archipelago Europe Limited ("AEL"), Wave Securities Canada Inc., Archipelago TP Investment, L.L.C., and Archipelago Services, L.L.C., (collectively, the "Company").

        In July 2000, Holdings partnered with the Pacific Exchange, Inc. ("PCX") to create the first open all-electronic stock market in the United States for trading in all NYSE, Nasdaq, AMEX and PCX-listed stocks. The agreement facilitated the creation of the Archipelago Exchange ("ArcaEx") to conduct the equities trading business of the PCX that formerly existed as a floor-based trading business. The Securities and Exchange Commission's ("SEC") approval of ArcaEx was announced in October 2001 and ArcaEx began trading operations for listed securities in March 2002 and for over-the-counter securities ("OTC") in April 2003.

        ARCA, established on December 27, 1996, is a registered broker-dealer under the Securities Exchange Act of 1934 (the "Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"). ARCA is also a member of the Securities Investor Protection Corporation. Through March 2002, ARCA's primary business activity included the operation of an "electronic communications network" ("ECN") as defined under Rules 11Ac1-1 and 11Ac1-4 of the Exchange Act. An ECN is an order execution system through which orders received exclusively from institutional customers involving over-the-counter and listed securities are executed on an agency basis.

        On March 25, 2002, ARCA changed its name to Wave Securities, L.L.C. ("Wave"). Wave's primary business activity from March 2002 to September 2002 included the operation of the ECN. Subsequent to September 2002, Wave operates as an introducing broker-dealer, as all ECN business activity was transferred to ARCAS. Wave's principal activities include executing and clearing transactions for its institutional customers. Wave clears all of its transactions through an affiliated broker-dealer pursuant to its fully-disclosed clearing agreement. Wave does not hold cash or carry security accounts for customers or perform custodial functions relating to customer securities, and, accordingly, is exempt from the provisions of Rule 15c3-3 promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act.

        ARCAS, formerly known as REDIBook ECN LLC ("REDIBook"), a Delaware limited liability company, was established on September 23, 1999. Holdings acquired REDIBook effective March 18, 2002. ARCAS is a registered broker-dealer under the Exchange Act and is a member of NASD. Through April 2003, ARCAS primary business activity included the operation of an ECN. Subsequent to April 2003, ARCAS' primarily acts as a routing agent of ArcaEx by routing orders out to other execution venues that contain the best bid or offer in the market. ARCAS clears all of its transactions through an affiliated broker-dealer pursuant to its fully-disclosed clearing agreement.

        ATSI, formerly known as Globenet Securities, Inc. ("GSI"), a Florida corporation, is a broker-dealer registered with the NASD. Holdings acquired GSI and the net assets of its parent, Globenet Capital Corporation ("GCC"), on October 18, 2002. GSI's primary business activities include the operation of an Alternative Trading System ("ATS"), that was renamed ArcaEdge, designed particularly to facilitate trading of small-cap securities typically traded on the "Over-the-Counter Bulletin Board" market. On May 12, 2003, GSI changed its name to Archipelago Trading Services, Inc. ATSI's fiscal year-end is June 30.

        AEL, established on August 22, 2000, is a wholly owned subsidiary and is a registered broker-dealer under the Companies Act 1985 and is regulated by the Securities and Futures Authority Limited in the United Kingdom. AEL was established to market the transaction services offered by ARCA to United Kingdom and European broker-dealers and institutional investors.

        Wave Securities Canada Inc. (formerly Archipelago Canada Inc.) is a private corporation formed on March 27, 2002 under the laws of New Brunswick, Canada and is a wholly-owned subsidiary of Holdings. Wave Securities Canada Inc. is a registered member of the Investment Dealers Association of Canada and was originally created to operate an ATS pursuant to Canada's National Instrument 21-101. Currently, Wave Securities Canada, Inc. provides access for Canadian customers to ArcaEx via Wave.

        Archipelago TP Investment L.L.C., a wholly owned subsidiary, held the Company's equity investment in Tradepoint Group LDC ("Tradepoint"). In May 2001, Tradepoint and SWX Swiss Exchange ("SWX") created Virt-x Plc ("Virt-x"), a new pan-European blue chip market in which Tradepoint and SWX were equal minority owners. In January 2003, the Company sold its entire investment in Virt-x.

        Archipelago Services L.L.C. is currently inactive.

Basis of Presentation

        The consolidated financial statements include the accounts of Holdings and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Conversion Transaction

        Prior to the consummation of its initial public offering, the Company converted from a Delaware limited liability company (Archipelago Holdings, L.L.C.) to a Delaware corporation (Archipelago Holdings, Inc.). The unaudited pro forma data presented in the consolidated statements of operations (see page F-4) gives effect to the Company's reorganization as a corporation as if it occurred at the beginning of the periods presented.

        As a limited liability company, all income taxes were paid by the Company's Members. As a corporation, the Company is responsible for the payment of all federal and state corporate income taxes. Archipelago Holdings, Inc. will not have any deferred tax assets related to Archipelago Holdings, L.L.C.'s net operating loss carry forwards, as those losses were incurred when the Company was treated as a partnership for federal income tax purposes. The unaudited pro forma income tax provision represents a combined federal and state effective tax rate of 40%. The unaudited pro forma net income represents the Company's net income for the period as adjusted to give effect to the unaudited pro forma provision for income taxes.

        As a result of the reorganization as a corporation, the Members of Archipelago Holdings, L.L.C. received 0.222222 shares of common stock of Archipelago Holdings, Inc. for each of their membership interests (preferred and common) in Archipelago Holdings, L.L.C., which corresponds to a 4.5-for-1 reverse stock split. The unaudited pro forma weighted average number of shares used in the basic and diluted earnings per share computations gives effect to the 4.5-for-1 reverse stock split.

        The following is a reconciliation of the unaudited pro forma basic and diluted earnings per share computations for the year ended December 31, 2003 (in thousands except per share data):

Unaudited pro forma net income (for basic and diluted earnings per share)	$1,064

Shares of common stock and common stock equivalents:
Unaudited pro forma weighted average shares used in basic computation	36,169
Dilutive effect of:
Redeemable convertible preferred shares	501
Stock options	21
Other common stock equivalents	289

Unaudited pro forma weighted average shares used in diluted computation	36,980

Unaudited pro forma basic earnings per share	$0.03

Unaudited pro forma diluted earnings per share	$0.03

        For the years ended December 31, 2001 and 2002, unaudited pro forma diluted net loss per share was the same as basic net loss per share since the assumed conversion of stock options would have been antidilutive.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Transaction fees are earned on a per trade basis, based on shares transacted, and are recognized as transactions occur. For each transaction executed, there is an associated liquidity payment or routing charge paid. Pursuant to Emerging Issues Task Force (EITF) Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," the Company records such expenses as Liquidity payments or Routing charges on the consolidated statements of operations.

        Market data fees are earned on the sale of transaction market data. This revenue is recorded net of amounts due under revenue sharing arrangements with market participants, based on the criteria provided by EITF 99-19. Market data fees are recognized as transactions occur.

        The Company recognizes annual listing fees ratably over the following twelve-month period. The Company corrected its financial statements to recognize initial listing fees and additional share listing fees over five-year estimated service periods, rather than in the period listing occurred or the additional shares were issued. The effect of the correction was to decrease listing fees and net income by approximately $460,000 and $137,000 for the years ended December 31, 2002 and 2003, respectively; and to decrease members' equity and to increase deferred revenue included in accounts payable, accrued expenses, and other liabilities by approximately $460,000 and $597,000 at the end of the respective periods.

        A summary of the effects of the correction are as follows (in thousands except per share data):

	December 31, 2002		December 31, 2003
	As previously reported	As corrected	As previously reported	As corrected
Accounts payable, accrued expenses, and other liabilities (at end of period)	$20,484	$20,944	$22,320	$22,917
Members' equity (at end of period)	303,282	302,822	303,890	303,293
Listing fees	770	310	587	450
Net income (loss)	(35,180)	(35,640)	1,910	1,773
Unaudited pro forma income tax provision (benefit)	(14,072)	(14,256)	764	709
Unaudited pro forma net income (loss)	(21,108)	(21,384)	1,146	1,064
Unaudited pro forma basic earnings (loss) per share	$(0.68)	$(0.68)	$0.03	$0.03
Unaudited pro forma diluted earnings (loss) per share	$(0.68)	$(0.68)	$0.03	$0.03

        Equity entitlements (see Note 9) are recorded as contra revenues as they represent consideration provided to program participants who transacted on the Company's ECN. Contra revenues from the Equity Entitlement Program were recorded based on the fair value of the rights to the Company's Class B Shares that were earned by the program participants.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Section 31 Fees

        Section 31 fees consist of transaction fees charged to customers and remitted to the SEC on sales of certain securities transacted on the Company's ECN or ArcaEx.

Provision for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of accounts receivable. The Company recorded provisions (additions) to the allowance of $10,009,744 and $8,019,735, and write-offs (deductions) against the allowance of $760,667 and $11,868,812, during the years ended December 31, 2002 and 2003, respectively. Additions to the allowance are charged to bad debt expense, which is included in clearance, brokerage and other transaction expenses in the Company's consolidated statement of operations.

Investment Owned, at Fair Value

        Investment owned consisted of an equity investment in Tradepoint, which represented the Company's indirect equity investment in Virt-x, which was carried at fair value. Unrealized gains and losses were recorded in the consolidated statements of operations.

Business Combinations

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("Statement") No. 141, Business Combinations. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. The Company recorded its acquisitions in accordance with the provisions of Statement No. 141.

        All business acquisitions have been accounted for under the purchase method and, accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill in the consolidated statements of financial condition.

Goodwill and Other Intangible Assets

        In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Statement No. 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        In accordance with Statement No. 142, the carrying value of goodwill is reviewed by the Company on a periodic basis for impairment based upon estimated fair value of the Company's reporting units. Using an independent valuation specialist, the Company, on an annual basis, estimates fair value by using a discounted cash flow model. Should the review indicate that goodwill is impaired, the Company's goodwill would be reduced by the difference between the carrying value of goodwill and its fair value. For goodwill arising from acquisitions after June 30, 2001, the Company did not amortize goodwill but reviewed it for impairment in accordance with the Company's impairment policy noted above.

        Also in accordance with Statement No. 142, the Company reviews the useful life of its indefinite lived intangible asset to determine whether events or circumstances continue to support the indefinite useful life. In addition, the carrying value of the Company's indefinite lived intangible asset is reviewed by the Company on at least an annual basis for impairment based upon the estimated fair value of the asset.

        The Company performed its annual impairment tests as of December 31, 2003, which indicated that no impairment charge was required for goodwill or indefinite-lived intangible assets.

        Pursuant to the purchase method, the results of operations, changes in Members' equity and cash flows of acquired companies and business are included in consolidated operations for those periods following the date of their acquisition.

Fixed Assets

        Fixed assets consist of computer hardware and software, furniture, equipment (including assets under capital leases) and leasehold improvements. All fixed assets are carried at cost and are depreciated on a straight-line basis using the estimated useful lives of three to seven years. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized (or depreciated) over the lower of their related lease terms or their estimated useful lives. Gains or losses related to retirements or disposition of fixed assets are recognized in the period incurred.

        Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life.

        The Company accounts for development costs of software to be utilized in providing services under SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and other related guidance. Software development costs incurred during the preliminary project stage are expensed as incurred, while costs incurred during the application development stage are capitalized and amortization is computed using the straight-line method over the software's estimated useful life, generally three years, which is not significantly different from the estimated revenue stream to be generated. Amortization of these capitalized costs begins only when the software becomes ready for its intended use. Capitalization of costs ceases when the post implementation/operation stage of the software development process is reached.

        In July 2001, the FASB issued Statement No. 144, "Impairment or Disposal of Long-Lived Assets". The statement requires the recognition of an impairment loss on long-lived asset held for use when events or changes in circumstances indicate that the estimated of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount. The Company performs reviews for the impairment of fixed assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Estimated Fair Value of Financial Instruments

        Statement No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the consolidated statements of financial condition. Management estimates that the fair value of financial instruments recognized in the consolidated statements of financial condition (including cash and cash equivalents, receivables, payables and accrued expenses) approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to repricing monthly.

Income Taxes

        The Company has elected to be treated as a partnership for federal, state and local income tax purposes. Accordingly, all items of income, expense, gain and loss of the Company are generally reportable on the tax returns of its Members. Therefore, the Company has no net loss carryforwards.

Marketing and Promotion

        Marketing and promotion costs consist of promotional items, trade shows, selling expenses, and advertising costs. Advertising costs include the costs of production, which are expensed at the time of first showing. The costs of communicating advertising are expensed over the period of the communication.

Stock-based awards

        The Company accounts for stock option grants to employees in accordance with Accounting Principles Board Opinion ("APB") No.25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes compensation expense using the Intrinsic Value Method. Under the Intrinsic Value Method, compensation cost for stock options, if any, is measured as the excess of the estimated fair value of the Company's stock over the option exercise price. Compensation expense, if any, is amortized on a pro-rata basis over the vesting period of the option.

        The Company adopted the disclosure provisions of the Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." For purposes of the pro forma disclosures, the fair values of option grants to employees are determined using the "minimum value" method and are amortized over the vesting period. Had compensation expense for the Company's stock-based compensation plans been determined based upon fair value (using the minimum value method) at the grant dates for awards in accordance with SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

	Year ended December 31
	2001	2002	2003
Net income(loss), as reported	$(38,018,045)	$(35,639,544)	$1,773,135
Stock based employee compensation cost included in net income(loss)	—	—	333,701
Stock based employee compensation cost had the fair value method been applied to all awards	(790,556)	(798,700)	(1,282,880)

Net income(loss), pro forma as if the fair value method had been applied to all awards	$(38,808,601)	$(36,438,244)	$823,956

3.    Acquisitions

        Holdings agreed to acquire REDIBook on March 18, 2002, in a transaction accounted for as a purchase. REDIBook was a competing ECN that had a similar market share to the Company's ECN at the time of the acquisition. The business combination was effected through an exchange of equity interests whereby Holdings issued limited liability company interest to all holders of interests in REDIBook in exchange for all of such holders' limited liability interests in REDIBook. At the closing of the transaction, REDIBook became a wholly-owned subsidiary of Holdings. On July 2, 2002, REDIBook changed its name to Archipelago Securities, L.L.C.

        Holdings recorded an aggregate purchase price of $150,460,898 for this acquisition, which represented the receipt by the holders of REDIBook of a 50% equity interest in Holdings, valued at $140,300,000, and an additional $10,160,898 in direct costs related to the acquisition. As part of the transaction, the holders of REDIBook are to receive contingent consideration in the form of additional shares to be issued at the earlier of the completion of the Company's initial public offering or when certain options are exercised by Company employees, such options being Company employee options that were outstanding and vested at the time of the REDIBook transaction. The number of such shares to be issued will equal the number of vested unexercised Company employee stock options outstanding at the time of the REDIBook transaction, less any such options that subsequently have been forfeited. The value of the equity interest was determined based on the present value of anticipated future cash flows. For the consideration paid, the Company assigned $20,794,837 to the value of the net tangible and intangible assets received, with the remaining value of $129,666,061 ascribed to goodwill. No contractual customer agreements for customer order flow were acquired as part of the transaction, as contractual agreements for customer order flow are not typically executed between ECNs and their customers, and in fact, customers of REDIBook were customers of the Company at the time of the transaction. The goodwill represents the value of consolidating the marketplace and the resultant opportunity to capture additional market share.

        Subsequent to the acquisition, the Company renamed REDIBook as Archipelago Securities, L.L.C. and continued to operate the ECN until April 2003, when the Company migrated to the ArcaEx platform.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the excess purchase price over the estimated fair values of REDIBook's assets was determined with the assistance of an independent valuation specialist and was as follows at March 18, 2002:

Assets:
Receivables	$42,552,581
Other assets	367,630
Goodwill	129,666,061

Total assets acquired	172,586,272
Less liabilities assumed	(22,125,374)

Net assets acquired	$150,460,898

        REDIBook's results of operations since the acquisition date have been included in the Company's consolidated financial statements. Pro forma revenues and net loss for the year ended December 31, 2002, as if Holdings had acquired REDIBook at the beginning of 2002 are $402,482,874 and ($23,884,768), respectively. Pro forma revenues and net income for the year ended December 31, 2001, as if Holdings has acquired REDIBook at the beginning of 2001 are $236,649,489 and $9,091,290, respectively.

        Holdings also acquired the net assets of GCC, including its wholly-owned subsidiary GSI, on October 18, 2002, in a transaction accounted for as an asset acquisition pursuant to the terms of the Asset Purchase Agreement, dated August 20, 2002, between Holdings, GNC and GCC. Under this agreement, the Company obtained certain tangible assets and liabilities as well as certain intangible technology assets and retained certain GlobeNet software developers. The intangible technology assets acquired included a matching engine technology platform that GlobeNet had used to develop an alternative trading system for bulletin board stocks. The developers, at the direction of Archipelago's existing executive team, used their existing technology platform as a base to develop a new technology platform for the Company's Nasdaq-listed trading business. The technology was fully placed into production in May of 2003 for trading securities. For the period from October 2002 until May 2003, the Company capitalized approximately $0.5 million and directly expensed approximately $1.6 million of software development costs in relation to such technology.

        The aggregate purchase price of $2,748,962 consisted of 1,201,823 Class B Shares issued by Holdings to GCC, valued at $2,403,646, and cash of $345,316. For the consideration paid, the Company assigned $4,880,422 to an intangible asset related to the technology acquired, $618,619 represented the fair value of the net tangible liabilities assumed, and the remaining $1,512,841 was a liability recorded for severance to be paid by the Company to GlobeNet employees terminated as a result of the transaction. At the closing of the transaction, GSI became a wholly-owned subsidiary of GNC. From the date of purchase, GCC and GSI's results of operations have been included in the Company's consolidated statements of operations.

4.    Pacific Exchange Transaction

        On July 12, 2000, the Company entered into agreements with PCX and its subsidiary, PCX Equities Inc. ("PCX Equities"), to permit the Archipelago Exchange to conduct the equities trading business formerly conducted by PCX Equities. The Archipelago Exchange was launched in March 2002 following the receipt of SEC approval.

        Pursuant to these agreements, PCX received a cash payment of $40 million and a 10.8% equity interest in the Company for a total purchase price of $90 million in exchange for certain intangible property of the equities business segment, including the rights to certain revenue streams comprised primarily of transaction fees, market data fees, and listing fees. Under these agreements, PCX ceded the exclusive right to the Company to conduct these activities under certain circumstances. In addition, pursuant to these agreements, an affiliate of PCX provides certain regulatory services to the Company in return for regular payments as negotiated between the parties. Also, the Company agreed to reimburse PCX for certain necessary costs incurred prior to the commencement of the operations of ArcaEx (see Note 11).

        PCX and PCX Equities have the right to terminate these arrangements in certain limited circumstances. PCX or PCX Equities may provide notice of termination to the Company (i) at any time after a breach by the Company of the agreements or a violation by the Company of applicable law that has resulted in, or is reasonably likely to result in, PCX losing its status as a U.S. national securities exchange or self-regulatory organization or the Archipelago Exchange having to terminate conducting all business for an indefinite period of time, and after PCX has provided written notice to the Company of such breach or violation, the Company or such subsidiary of the Company has willfully failed to take any action to cure such breach or violation within 60 days of receiving such notice, or (ii) at any time after the Company becomes insolvent or bankrupt or is liquidated or winding-up or makes an assignment for the benefit of its creditors or voluntarily files for, or is placed in, voluntary bankruptcy or takes any other action which would indicate insolvency, bankruptcy, liquidation or winding-up on its part. In addition, at any time after the fourth anniversary of the Closing Date (July 20, 2000), the Average Market Share, as defined in the agreements, during any 180-day period after such fourth anniversary is less than 1%, PCX will be entitled to provide notice of termination of the exclusivity provisions of the agreements.

5.    Intangible Assets

        An intangible asset of $4,880,422 relating to technology was purchased in connection with the Company's acquisition of the assets of GCC in October 2002. The intangible asset is amortized over its estimated life of three years. Amortization began in May 2003 upon implementation of the technology. Amortization expense for the year ended December 31, 2003 amounted to $1,084,538.

        In addition, the Company has an identifiable indefinite life intangible asset, which is not subject to amortization, of $90,000,000, which relates to the Pacific Exchange Transaction (see Note 4). The Company has recorded the agreement with PCX as an indefinite life intangible asset as it believes the possibility for PCX or PCX Equities to exercise the termination rights disclosed in Note 4 is remote. Therefore, the Company does not amortize the cost of the agreement over time but instead assesses the asset for impairment on at least an annual basis. The Company has determined that the value of this intangible asset was not impaired at December 31, 2003 and as result, no impairment loss was recorded for the year ended December 31, 2003.

6.    Fixed Assets

        Fixed Assets, including assets under capital lease and capitalized software development costs, consisted of the following:

	December 31
	2002	2003
Software, including software development costs	$23,208,972	$35,046,929
Computers and equipment	22,174,539	32,790,866
Leasehold improvements	16,749,214	17,408,743
Equipment under capital leases	14,094,960	18,069,960
Routers	4,782,646	4,919,924
Furniture and fixtures	1,786,040	1,895,617

	82,796,371	110,132,039
Accumulated depreciation and amortization	(30,934,160)	(60,378,818)

	$51,862,211	$49,753,221

        The Company is the lessee of computer equipment under capital leases expiring in various years through 2005. Amortization of computer equipment under capital leases is included in depreciation and amortization in the consolidated statements of operations. As of December 31, 2001, 2002 and 2003, the accumulated amortization for computer equipment under capital leases was $5,964,294, $12,390,322 and $14,482,261, respectively.

        The Company capitalized software development costs of $8,428,811 and $8,530,167 in 2002 and 2003, respectively. As of December 31, 2001, 2002 and 2003, the accumulated amortization related to capitalized software was $329,020, $4,481,982 and $22,294,801, respectively. During the years ended December 31, 2001, 2002 and 2003, the Company directly expensed software development costs of approximately $2.2 million, $3.9 million and $6.9 million, respectively, as these costs were incurred outside of the application development stage.

        In June 2003, the Company determined that certain software and computer equipment would be retired by March 2004 and therefore the Company accelerated depreciation on these assets. The net book value of this software and computer equipment of $15,662,854 was not in excess of its net realizable value. For the year ended December 31, 2003, the Company recorded $13,831,890 in depreciation on these assets as opposed to $7,645,555 had the depreciation period not been accelerated.

7.    Note Payable

        In April 2003, the Company entered into a secured promissory note ("Note") with an unaffiliated lender, and borrowed a total of $5.7 million to purchase certain fixed assets. The Note bears interest at 10.99% per annum, payable quarterly, and will mature on April 1, 2006. The Note was collateralized by fixed assets with a net book value of $4,210,539 as of December 31, 2003.

8.    Redeemable Convertible Preferred Shares

        On November 12, 2003, the Company issued 16,793,637 Class A Preferred Shares at $2.98 per share, for total consideration of $50,000,000. The Company incurred $1,635,585 in transaction costs in conjunction with this issuance.

        The Class A Preferred Shares are a newly-created class of voting shares. At the option of the holder, all of the holder's Class A Preferred Shares are convertible into Class A Common Shares on a one-for-one basis (subject to adjustment). However, the Class A Preferred Shares will convert automatically into Class A Common Shares (or shares of common stock of the successor corporation to the Company) upon the consummation of the Company's initial public offering. Generally, the Class A Preferred Shares are entitled to vote with the Class A Common Shares on any matter on which the Members of the Company are entitled to vote "as if" they had been converted into Class A Common Shares in accordance with their terms.

        The Class A Preferred Shares rank senior to the Class A, Class B and Class C Common Shares with respect to distributions made in connection with the dissolution or bankruptcy of the Company, until the aggregate amount of the distributions to the Class A Preferred Members equals $50 million and, at such time, the Class A Preferred Shares will not be entitled to any other distributions by the Company.

        The Class A Preferred Shares will also rank senior to the Class A, Class B and Class C Common Shares with respect to any distribution made in connection with a cash acquisition of the Company that is consummated on or prior to December 31, 2004. The senior ranking will exist until the aggregate amount of the distributions to the Class A Preferred Members in respect of the cash acquisition is equal to the greater of (i) $50 million and (ii) the consideration that the Class A

Preferred Members would have received had they converted their Class A Preferred Shares into Class A Common Shares in accordance with their terms. Upon the payment of the amount due to the Class A Preferred Members in the event of a cash acquisition, the Class A Preferred Shares shall be canceled.

        With respect to all other distributions made by the Company, the Class A Preferred Shares will be entitled to receive distributions equal to distributions made in respect of the number of Class A Common Shares into which the Class A Preferred Shares are then convertible, subject to adjustment.

        If the initial public offering is not consummated on or prior to November 12, 2007, then the Company shall redeem each Class A Preferred Share for $2.98 per share plus an annual preferred return of 8% accruing from the date of purchase.

9.    Members' Equity

        The Company has three classes of common shares outstanding: Class A, Class B and Class C. The common shares rank pari passu with regards to liquidation and distribution. Class A Shares have voting rights, while Class B and C Shares have no voting rights. At December 31, 2002 and 2003, the following shares were outstanding:

	December 31
	2002	2003
Class A	142,016,796	142,016,796
Class B	10,973,759	10,973,759
Class C	9,771,937	9,771,937

        In 2000, the Company initiated the Equity Entitlement Program that enabled customers who elected to participate in the program to receive Class B Shares of Holdings based on the volume of order flow they put through the Company's ECN on a monthly basis. Qualifying Participants earned one equity entitlement per 500 shares that added liquidity to the ECN and one equity entitlement per 2,000 shares that took liquidity from the ECN, except during the period from April 1, 2001 through June 30, 2001, when they earned one equity entitlement per 1,000 shares that added liquidity to the ECN and one equity entitlement per 4,000 shares that took liquidity from the ECN. In order to be a Qualified Participant, a customer generally needed to have at least four months in which they executed more than 10 million shares per month. The period in which to earn equity entitlements commenced on January 1, 2000 and was concluded on June 30, 2001. The conversion of equity entitlements to Class B Shares occurred on May 31, 2002.

        During the years ended December 31, 2000 and 2001, the Company granted 3,805,867 and 4,255,557 entitlements, respectively, to Qualifying Participants. The Company recorded the fair value of the entitlements, as determined by management, as contra revenues on the consolidated statements of operations. Class B Shares were issued to qualifying participants in May 2002 on the basis of one share for each entitlement.

10.    Stock Awards

        The Company has two long-term incentive stock award plans (the "Plans") that provide for the granting of stock options to officers and key employees. The objectives of the Plans include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock.

        The 2000 Long-Term Incentive Plan (the "2000 Plan") was adopted on July 6, 2000, and awards under this plan were first granted to employees on August 22, 2000. The awards issued under the plan vest in four equal installments over a four-year period beginning on the later of January 1, 2000 or the participant's first day of employment with the Company and have a term of ten years. Awards granted under the 2000 Plan may not be exercised until the earlier of (i) the Company's initial public offering or (ii) the later of the fifth anniversary of the first day of employment with the Company or January 1, 2005. The number of shares delivered in the aggregate under the 2000 Plan cannot exceed 2,600,000, of which options or rights to acquire 2,335,500 shares were outstanding on December 31, 2003. All awards granted under the 2000 Plan have a $4.50 exercise price or reference price.

        The 2003 Long-Term Incentive Plan (the "2003 Plan") was adopted on August 11, 2003 and amended on November 6, 2003. Options were first granted to employees on August 11, 2003. The grants were made in three tranches: Supplemental Performance, New Hire Makeup and Performance. 1,102,500 Supplemental Performance options were granted on August 11, 2003 with a $1.09 exercise price and vest in two equal installments on January 1, 2004 and January 1, 2005. 575,125 New Hire Makeup options were granted on August 11, 2003 with a $1.09 exercise price and vest in four equal installments on the first, second, third and fourth anniversaries of the first day of employment with the Company. Four million Performance options were granted on November 18, 2003 with a $2.98 exercise price and vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Options granted under the 2003 Plan may not be exercised until the earlier of the Company's initial public offering or the fifth anniversary of the date of grant (provided that with respect to the New Hire Makeup options, it is the fifth anniversary of the first day of employment with the Company). The options granted under the 2003 Plan have a term of ten years. The number of shares delivered in the aggregate under the 2003 Plan cannot exceed 10,907,125, of which options to acquire 5,677,625 shares were outstanding on December 31, 2003.

        A summary of the Company's stock award activity and related information for the period January 1, 2001 through December 31, 2003 is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2001	2,310,000	$4.50
Granted, year ended December 31, 2001	320,000	4.50
Forfeited, year ended December 31, 2001	(101,000)	(4.50)

Outstanding at December 31, 2001	2,529,000	4.50
Granted, year ended December 31, 2002	20,000	4.50
Forfeited, year ended December 31, 2002	(33,000)	(4.50)

Outstanding at December 31, 2002	2,516,000	4.50
Granted, year ended December 31, 2003	5,677,625	2.42
Forfeited, year ended December 31, 2003	(180,500)	(4.50)

Outstanding at December 31, 2003	8,013,125	$3.03

        None of the awards currently outstanding are exercisable.

        The weighted average fair value of awards granted during the years ended December 31, 2001, 2002 and 2003 was $1.63, $0.10 and $0.65, respectively. The fair value for these awards was estimated using the "minimum value" method. Because the Company's awards and its shares are not freely tradeable and changes in assumptions can materially affect the fair value estimate (even using the permitted "minimum value" approach used by the Company), in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee awards.

        The awards issued during the years ended December 31, 2000 and 2001 were issued with an exercise price equal to the fair value of the Company's stock. The options issued during the year ended December 31, 2002 were issued with an exercise price greater than the fair value of the Company's stock. Awards issued in August 2003 were issued with an exercise price $1.09, lower than the fair value of the Company's stock, which was estimated to be $1.39. The Company recognized compensation expense in the consolidated statement of operations for the year ended December 31, 2003 of $333,701 related to the issuance of these options. The Company elected to use the pro rata amortization method in determining compensation cost related to these options grants. The awards issued in November 2003 were issued with an exercise price equal to the fair market value of the Company's stock.

        In calculating the fair values of the stock options, the following weighted average assumptions were used:

	2001 Grants	2002 Grants	2003 Grants
Dividend Yield	0%	0%	0%
Weighted Average Expected Life (years):	7	7	7
Weighted Average risk-free interest rate	6.65%	4.95%	3.77%
Expected Volatility	—	—	—

        Additional information regarding options outstanding as of December 31, 2003 is as follows:

Options Outstanding				Options Exercisable
Range of Exercisable Prices	Number Outstanding as of 12/31/03	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable as of 12/31/03	Weighted Average Exercise Price
$1.09	1,677,625	9.61	$1.09	—	—
2.98	4,000,000	9.88	2.98	—	—
4.50	2,335,500	6.77	4.50	—	—

Total	8,013,125	8.92	$3.03	—	—

11.    Related Party Transactions

        The following is a summary of the related party transactions involving the Company and certain Members (i.e., owners of Archipelago Holdings, L.L.C.), PCX and other affiliates as part of its operations:

	Year ended December 31,
	2001	2002	2003
Revenues
Transaction fees earned from Members and affiliates(1)	$53,171,406	$177,303,767	$175,880,155
Market data fees received from PCX (net of amounts shared with customers of $768,206 and $9,773,093 in 2002 and 2003, respectively)(2)	—	1,278,515	10,463,258
Cost of revenues
Liquidity payments to Members and affiliates(1)	—	28,121,432	48,135,772
Routing charges:
Routing fees paid to Member(4)	18,664,065	40,383,068	52,989,270
Routing fees for listed securities paid to Members(5)	3,567,888	3,615,204	3,479,023
Clearance, brokerage and other transaction expenses:
PCX's cost of obtaining market data(3)	—	64,008	154,000
Clearing services provided by a Member(6)	—	44,477,849	31,668,477
Clearing services provided by an affiliated clearing broker(6)	20,341,687	7,002,036	3,083,780
Management fees paid to a Member for support of REDIBook ECN(7)	—	11,459,957	4,501,670
Regulatory services fees paid to PCX(8)	—	3,426,591	5,492,205
Registered representative fees received from PCX(8)	—	(3,590,860)	(4,672,067)
Indirect expenses
Communications:
Back office services provided by an affiliate(10)	—	100,000	1,200,000
Software related services provided by an affiliate (net of amounts charged to customers of $0, $3,195,956 and $3,454,873 in 2001, 2002 and 2003, respectively)(11)	6,020,935	3,756,208	1,931,785
Marketing and promotion:
Business development costs(12)	489,700	548,096	528,096
Legal and professional:
Professional fees for services provided by an affiliate(9)	1,000,000	1,000,000	1,000,000
Consulting services provided by a Member(13)	100,000	—	—
General and administrative:
Costs reimbursed to PCX(14)	4,586,000	1,500,000	—

(1)
Certain Members and affiliates execute transactions through ArcaEx, and previously through the Company's ECN, and are charged a transaction fee by the Company when they are liquidity takers and are paid liquidity payments when they are liquidity providers.

(2)
The Company participates in the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities through ArcaEx. In connection with that, the Company receives market data fees, based on the level of trading activity on ArcaEx, for providing data to centralized aggregators that in turn sell the data to third-party consumers. PCX is a direct participant in the plans governing the consolidation and dissemination of market data, and as a direct participant in these plans collects tape revenues for trading activities on ArcaEx. Under the terms of the facility services agreement, the Company is entitled to all tape revenues earned in connection with trading activities on ArcaEx.

(3)
In connection with its operation of an options trading floor, PCX is a consumer of consolidated market data collected and sold under the plans discussed in the previous footnote. Between April 2002 and December 2003, the Company agreed to cover PCX's cost of obtaining consolidated market data by reducing the amount of market data fees to which the Company was entitled under the facility services agreement by the amount of PCX's cost for obtaining consolidated market data for use in connection with its options trading floor.

(4)
A Member receives routing fees for trades executed through ArcaEx, and previously through the Company's ECN, that ultimately route through to the Member's ECN.

(5)
Certain Members provide routing services for listed securities through the New York Stock Exchange, Inc. on behalf of the Company.

(6)
The Company clears its transactions for institutional customers through an affiliated clearing broker and transactions for non-institutional customers through a Member/clearing broker.

(7)
In 2002, the Company entered into a servicing agreement with a Member/clearing broker for it to provide for the development, operation, management and support of the REDIBook ECN until trading in ArcaEx commenced, for which the Company paid a monthly fee.

(8)
Under the terms of the facility services agreement, PCX provides certain regulatory services to the Company in return for regular payments as negotiated between the parties. Also, PCX forwards approximately 45% of the registered representative fees it receives from the NASD to the Company.

(9)
In each of the three years in the period ended December 31, 2003, an affiliate provided software related services to the Company in the amount of $1.0 million.

(10)
An affiliate provides back-office services to Wave. The services include offering and managing connectivity to alternative execution venues, clearing technology, as well as reporting to the NASD's Order Audit Trail Systems through which NASD members are required to report information regarding Nasdaq transactions.

(11)
An affiliate provides software-related services to the Company.

(12)
The Company paid rental fees for the yacht that it leases for certain business development functions, which is operated by the domestic partner of a sister of a member of management.

(13)
A Member provided certain consulting services to the Company.

(14)
The Company agreed to reimburse PCX for certain necessary costs incurred prior to the commencement of the operations of ArcaEx.

        Certain Members provided financial advisory services in connection with the acquisition of REDIBook that amounted to $6,881,254 for the year ended December 31, 2002.

        A Member acted as the Company's adviser in connection with the issuance of redeemable convertible preferred shares in November 2003 (see Note 8). Financial advisory services fee for the year ended December 31, 2003 amounted to $1,250,000.

        In each of the three years in the period ended December 31, 2003, an affiliate provided software development services to the Company in the amount of $4.0 million.

        A member of management, who is not a principal shareholder, agreed to indemnify the Company for certain legal expenses incurred in connection with a litigation in which he is personally involved. These legal expenses amounted to $379,050, $286,381 and $170,007 for the years ended December 31, 2001, 2002 and 2003, respectively.

        In October 2003, the Company's subsidiary, Archipelago Exchange, L.L.C. entered into a $20 million credit facility with a Member, pursuant to which trade receivables were pledged as collateral. No amounts have been drawn under the credit facility and the full $20 million remains available for borrowing.

        Receivables from Members and affiliates consisted of the following:

	December 31
	2002	2003
Transaction fees due from Members and affiliates	$11,193,297	$22,601,171
Section 31 fees due from Members and affiliates	959,519	8,667,914
Transaction fees due from affiliated clearing broker	5,687,117	1,026,065
Market data fees due from PCX	—	6,152,755
Other	754,627	99,825

	$18,594,560	$38,547,730

        Payables to Members and affiliates consisted of the following:

	December 31
	2002	2003
Section 31 fees due to PCX	$1,345,317	$34,626,992
Section 31 fees due to Member/clearing broker	1,531,167	—
Clearing charges and other fees due to Member/clearing broker	920,759	2,850,193
Routing charges due to Member	23,104,635	22,381,848
Consulting, software and connectivity fees due to affiliate	801,364	1,412,741
Advisory fees due to Members	500,000	1,000,000
Exchange fees due to Members	363,352	440,761
Other	1,014,800	1,200,366

	$29,581,394	$63,912,901

        As of December 31, 2002 and 2003, cash and cash equivalents held at affiliated financial institutions amounted to $12,817,517 and $4,287,560, respectively.

        In the opinion of management, transactions were made at prevailing rates, terms and conditions and do not involve more than the normal risk of collectibility or present other unfavorable features.

12.    Segments and Geographic Data

        The Company operates in two main business segments: Transaction Execution Services and Agency Brokerage Services.

        Transaction Execution Services are currently performed primarily via ArcaEx and ArcaEdge. Prior to our approval as the operator of the exclusive equities trading facility of PCX Equities by the Securities and Exchange Commission, we operated our Transaction Execution Services through the Archipelago ECN and ArcaEdge. These services consist primarily of transaction execution services, market data services on a real-time or summary basis and, through our alliance with PCX Equities, a trading venue for issuers of equity securities, exchange funds and structured products listed on PCX. Under PCX rules, issuers are listed on the Pacific Exchange for trading on ArcaEx. The customers in this segment are required to hold an exchange trading permit (ETP) or be sponsored by an ETP holder in order to trade on ArcaEx. An ETP holder must be a broker-dealer.

        Our Agency Brokerage Services are provided through our Wave broker-dealer subsidiary. Agency Brokerage Services provide order execution services, on an agency basis, for orders received exclusively from institutions involving Nasdaq and listed securities. This segment provides institutions that are not ETP holders or are not sponsored by ETP holders access to all US security markets through ArcaEx.

        These reportable segments are strategic business units that have separate management teams and infrastructures, and that offer different services to their respective customers. However, the long-term financial performance of these reportable segments is affected by similar economic conditions.

        The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of its operating segments based on operating earnings of the respective business units. The Company allocates certain indirect expenses between the segments based on usage as determined to be appropriate by management. All intersegment sales prices are based on arm-length market prices.

        Revenues are generated primarily in the United States. Revenues derived from a Member and its affiliates represented approximately 9.0%, 27.7% and 13.9%, of the consolidated revenues for the years ended December 31, 2001, 2002 and 2003, respectively. All of our long lived assets are located in the United States. Summarized financial information concerning the Company's reportable segments is shown in the following table. Foreign operations are not considered significant to the consolidated financial statements.

	Transaction execution services	Agency brokerage services	Eliminations	Consolidated
2001
Revenues	$127,300,591	$27,930,378		$155,230,969
Cost of revenues	83,762,626	9,245,218		93,007,844
Gross margin	43,537,965	18,685,160		62,223,125
Depreciation and amortization expense	9,494,187	621,260		10,115,447
Indirect expenses	87,525,126	12,119,893		99,645,019
Net operating income (loss)	(43,987,161)	6,565,267		(37,421,894)
2002
Revenues	$317,388,272	$40,023,087		$357,411,359
Cost of revenues	274,177,274	13,352,507		287,529,781
Gross margin	43,210,999	26,670,579		69,881,578
Depreciation and amortization expense	17,223,756	457,101		17,680,857
Indirect expenses	92,511,214	11,694,003		104,205,217
Net operating income (loss)	(49,300,215)	14,976,576		(34,323,639)
Identifiable assets	334,237,834	45,314,883	(3,133,359)	376,419,358
2003
Revenues	$414,342,968	$49,167,147	$(5,172,608)	$458,337,507
Liquidity payments	155,391,242	—	(2,557,231)	152,834,011
Clearance, brokerage and other transaction expenses	46,094,279	22,237,999	(2,615,377)	65,716,901
Cost of revenues	315,368,820	23,404,328	(5,172,608)	333,600,540
Gross margin	98,974,148	25,762,819		124,736,967
Depreciation and amortization expense	29,965,681	563,515		30,529,196
Indirect expenses	100,875,260	23,028,977		123,904,237
Net operating income (loss)	(1,901,112)	2,733,842		832,730
Identifiable assets	429,125,495	41,666,351	(4,899,977)	465,891,869

        For the years ended December 31, 2001, 2002 and 2003, indirect costs allocated to Agency Brokerage Services were $6.0 million, $9.0 million and $12.0 million, respectively.

13.    Credit Risk

        In the normal course of business, the Company's activities involve the execution of securities transactions for institutional customers and other broker-dealers, which are cleared and settled by an affiliated broker-dealer. Pursuant to the clearing agreement, the Company is required to reimburse the affiliated broker-dealer for any losses incurred due to a counterparty's failure to satisfy its contractual obligations. Therefore, the Company is exposed to risk of loss in the event of the customer's or broker's inability to meet the terms of their contracts. Should the customer or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Customer trades pending at December 31, 2002 and 2003 were settled without an adverse effect on the Company's consolidated financial statements taken as a whole.

        The Company has credit risk related to transaction fees that we bill to customers on a monthly basis, in arrears. The Company's exposure to credit risk can be directly impacted by volatile securities markets that may impair the ability of customers to satisfy their contractual obligations. The Company seeks to control its credit risk through a variety of reporting and control procedures and by applying uniform credit standards for all activities with credit risk.

        Cash balances are maintained at major United States financial institutions at December 31, 2002 and 2003.

14.    Commitments and Contingencies

        In the normal course of conducting its business, the Company has been involved in various legal proceedings. In the opinion of management, after consultation with legal counsel, the ultimate outcome of pending litigation matters will not have a material adverse effect on the financial condition or results of operations of the Company.

        In connection with the continued promotion of the Archipelago brand name, the Company's future commitments under marketing and promotion agreements amount to $3,680,000 as of December 31, 2003.

        The Company leases office space under non-cancelable operating leases. The future minimum commitments under these non-cancelable operating leases at December 31, 2003 are as follows:

2004	$2,780,499
2005	2,291,766
2006	1,544,537
2007	1,041,426
Thereafter	2,520,272

$10,178,500

        Total rent expense, including real estate taxes and common area maintenance, was $2,002,898, $2,704,063 and $4,156,229 for the years ended December 31, 2001, 2002 and 2003, respectively. The rent expense is recorded net of sublease payments received of $216,563 and $44,375 for the years ended December 31, 2001 and 2002, respectively. There were no sublease payments for the year ended December 31, 2003.

        The Company leases certain computer equipment under capital leases. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2003:

2004	$2,301,069
2005	1,725,801

Total minimum lease payments	4,026,870
Less: amount representing estimated executory costs	(319,740)

Net minimum lease payments	3,707,130
Less: amount representing interest	(219,841)

Present value of net minimum lease payments	$3,487,289

        The Company applies the provisions of the Financial Accounting Standards Board's Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others," which provides accounting and disclosure requirements for certain guarantees. The Company has agreed to indemnify its clearing brokers for losses that they may sustain from customer accounts introduced by the Company. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. As such, the Company has not recorded any liability related to this indemnification. The Company is unable to quantify the potential exposure related to the indemnification as it constantly fluctuates based on the number and size of the unsettled transactions outstanding and the difference between the contractual trade price and the current fair value of the stock underlying the unsettled transactions.

15.    Net Capital Requirements

        Wave, ARCAS and ATSI are registered broker-dealers and are subject to net capital requirements under SEC Rule 15c3-1. Wave and ATSI compute their net capital using the basic method. Under this method, these subsidiaries must maintain minimum net capital (as defined) and the ratio of aggregate indebtedness (as defined) to net capital may not exceed 15 to 1. ARCAS computes its net capital under the alternative method. This method requires that minimum net capital not be less than the greater of $250,000 or 2% of aggregate debit items arising from customer transactions.

        As of December 31, 2002 and 2003, these subsidiaries were in compliance with their respective net capital requirements and their net capital, net capital in excess of required net capital, and ratio of aggregate indebtedness to net capital were as follows:

	December 31
	2002	2003
Net Capital:
Wave Securities, L.L.C.	$2,461,312	$9,041,009
Archipelago Securities, L.L.C.	1,591,381	5,267,682
Archipelago Trading Services Inc.	31,338	441,275
Net Capital in excess of required net capital:
Wave Securities, L.L.C.	1,218,309	8,263,515
Archipelago Securities, L.L.C.	591,381	5,017,682
Archipelago Trading Services Inc.	26,338	436,275
Ratio of aggregate indebtedness to net capital:
Wave Securities, L.L.C.	7.58 to 1	1.29 to 1
Archipelago Securities, L.L.C.	N/A	N/A
Archipelago Trading Services Inc.	0.09 to 1	0.12 to 1

        Advances to affiliates, dividend payments and other equity withdrawals are subject to certain notification and other provisions of the net capital rule of the SEC and other regulatory bodies.

        The Company's international broker-dealer subsidiaries are subject to capital adequacy requirements promulgated by authorities of the countries to which they operate. As of December 31, 2002 and 2003, these subsidiaries had met their local capital adequacy requirements.

ARCHIPELAGO HOLDINGS, L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	December 31	June 30,
	2003	2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$111,814,892	$166,795,764
Receivables from brokers, dealers, and customers, net	38,666,142	41,820,487
Receivables from Members and affiliates	38,547,730	34,370,269

Total current assets	189,028,764	242,986,520
Fixed assets, net	49,753,221	48,178,072
Goodwill	129,666,061	129,666,061
Intangible asset—Pacific Exchange facility agreement	90,000,000	90,000,000
Other intangible assets, net	3,795,883	2,982,479
Other assets	3,647,940	11,622,396

Total assets	$465,891,869	$525,435,528

Liabilities and Members' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$22,916,641	$30,858,214
Payables to brokers, dealers and exchanges	17,541,801	17,064,214
Payables to Members and affiliates	63,912,901	82,311,767
Current portion of note payable and capital lease obligations	4,089,293	2,008,789

Total current liabilities	108,460,636	132,242,984
Note payable	2,593,151	—
Capital lease obligations	1,544,984	523,686

Total liabilities	112,598,771	132,766,670
Commitments and contingencies
Redeemable convertible preferred shares	50,000,000	50,000,000
Members' equity	303,293,098	342,668,858

Total liabilities and Members' equity	$465,891,869	$525,435,528

As used in this table, "Members" refers to owners of Archipelago Holdings, L.L.C.

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,
	2003	2004
Revenues
Transaction fees (including $43,973,904 and $48,045,592 with related parties in 2003 and 2004, respectively)	$104,947,275	$116,204,781
Market data fees (including $2,033,133 and $5,151,609 with related parties in 2003 and 2004, respectively)	7,120,783	12,447,630
Listing fees	255,153	116,897

Total revenues	112,323,211	128,769,308

Cost of revenues
Liquidity payments (including $11,727,721 and $13,997,037 with related parties in 2003 and 2004, respectively)	34,013,897	48,250,969
Routing charges (including $16,323,514 and $11,667,355 with related parties in 2003 and 2004, respectively)	31,420,694	22,032,520
Clearance, brokerage, and other transaction expenses (including $9,584,819 and $4,991,256 with related parties in 2003 and 2004, respectively)	15,424,456	10,758,727

Total cost of revenues	80,859,047	81,042,216

Gross margin	31,464,164	47,727,092

Indirect expenses
Employee compensation and benefits	10,123,298	10,831,170
Depreciation and amortization	5,202,907	5,520,394
Communications (including $895,067 and $1,204,816 with related parties in 2003 and 2004, respectively)	5,473,104	4,631,113
Marketing and promotion (including $150,885 and $232,800 with related parties in 2003 and 2004, respectively)	1,677,836	2,735,865
Legal and professional (including $250,000 and $387,500 with related parties in 2003 and 2004, respectively)	3,478,686	3,572,645
Occupancy	1,042,108	1,009,800
General and administrative	3,131,156	2,442,963

Total indirect expenses	30,129,095	30,743,950

Net operating income	1,335,069	16,983,142
Interest and other	167,264	338,686

Net income	1,502,333	17,321,828
Pro forma income tax provision(1)	600,933	6,928,731

Pro forma net income(1)	$901,400	$10,393,097

Pro forma earnings per share-basic(1)	$0.03	$0.29
Pro forma earnings per share-diluted(1)	$0.03	$0.25
Pro forma weighted average shares-basic(1)	36,169,443	36,169,443
Pro forma weighted average shares-diluted(1)	36,169,443	40,938,571

(1)
Adjusted to reflect the conversion transaction described in "Note 1-Organization and Basis of Presentation-Conversion Transaction"

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Six Months Ended June 30,
	2003	2004
Revenues
Transaction fees (including $80,426,796 and $102,277,787 with related parties in 2003 and 2004, respectively)	$191,238,823	$251,077,562
Market data fees (including $3,393,964 and $9,396,262 with related parties in 2003 and 2004, respectively)	8,466,194	24,171,932
Listing fees	383,441	205,451

Total revenues	200,088,458	275,454,945

Cost of revenues
Liquidity payments (including $22,411,761 and $29,329,540 with related parties in 2003 and 2004, respectively)	61,438,638	101,455,459
Routing charges (including $29,528,643 and $25,539,673 with related parties in 2003 and 2004, respectively)	61,770,292	48,512,451
Clearance, brokerage, and other transaction expenses (including $25,308,409 and $10,598,586 with related parties in 2003 and 2004, respectively)	36,940,582	23,424,766

Total cost of revenues	160,149,512	173,392,676

Gross margin	39,938,946	102,062,269

Indirect expenses
Employee compensation and benefits	19,232,751	21,164,258
Depreciation and amortization	9,543,803	16,251,744
Communications (including $1,678,013 and $2,077,571 with related parties in 2003 and 2004, respectively)	11,558,375	9,159,648
Marketing and promotion (including $326,917 and $240,925 with related parties in 2003 and 2004, respectively)	3,129,827	4,481,611
Legal and professional (including $500,000 and $637,500 with related parties in 2003 and 2004, respectively)	5,433,083	5,876,057
Occupancy	2,107,552	1,986,269
General and administrative	6,179,409	4,554,657

Total indirect expenses	57,184,800	63,474,244

Net operating income (loss)	(17,245,854)	38,588,025
Interest and other	118,540	712,222

Net income (loss)	(17,127,314)	39,300,247
Pro forma income tax provision (benefit)(1)	(6,850,926)	15,720,099

Pro forma net income (loss)(1)	$(10,276,388)	$23,580,148

Pro forma earnings (loss) per share-basic(1)	$(0.28)	$0.65
Pro forma earnings (loss) per share-diluted(1)	$(0.28)	$0.58
Pro forma weighted average shares-basic(1)	36,169,443	36,169,443
Pro forma weighted average shares-diluted(1)	36,169,443	40,942,626

(1)
Adjusted to reflect the conversion transaction described in "Note 1-Organization and Basis of Presentation-Conversion Transaction"

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2003	2004
Cash flows from operating activities
Net income (loss)	$(17,127,314)	$39,300,247
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,543,803	15,438,340
Amortization of intangible assets	—	813,404
Provision for doubtful accounts	4,766,859	(500,000)
Stock based compensation	—	75,513
Gain on sale of investment	(39,729)	—
Changes in operating assets and liabilities:
Accounts receivable	(35,849,808)	1,523,114
Other assets	(1,218,187)	(2,700,253)
Accounts payable and accrued expenses	14,072,154	25,862,853

Net cash provided by (used in) operating activities	(25,852,222)	79,813,218

Cash flows from investing activities
Additions to fixed assets	(10,827,108)	(13,863,191)
Proceeds from sale of investment	2,010,378	—

Net cash used in investing activities	(8,816,730)	(13,863,191)

Cash flows from financing activities
Proceeds from issuance of note payable	5,680,932	—
Repayment of note payable	—	(4,428,958)
Costs related to initial public offering	—	(5,274,202)
Principal payments under capital lease obligations	—	(1,265,995)

Net cash provided by (used in) financing activities	5,680,932	(10,969,155)

Net increase (decrease) in cash and cash equivalents	(28,988,020)	54,980,872
Cash and cash equivalents, beginning of period	48,963,585	111,814,892

Cash and cash equivalents, end of period	$19,975,565	$166,795,764

Supplemental disclosure of cash flow information:
Interest paid	$—	$267,931

See accompanying notes.

ARCHIPELAGO HOLDINGS, L.L.C.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

JUNE 30, 2004

1.    Organization and Basis of Presentation

Organization

        Archipelago Holdings, L.L.C. ("Holdings"), a Delaware limited liability company, was established in January 1999. In July 2000, Holdings partnered with the Pacific Exchange, Inc. ("PCX") to create the Archipelago Exchange ("ArcaEx"), the first open all-electronic stock exchange in the United States for trading in all NYSE, Nasdaq, AMEX and PCX-listed stocks. The Securities and Exchange Commission's ("SEC") approval of ArcaEx was announced in October 2001 and ArcaEx began trading operations for listed securities in March 2002 and for over- the-counter securities ("OTC") in April 2003.

        The condensed consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiaries, which principally include: ARCA (subsequently renamed Wave Securities L.L.C.), Archipelago Exchange, L.L.C. ("ArcaExchange"), Archipelago Securities, L.L.C. ("ARCAS"), ARCA-GNC Acquisition, L.L.C. ("GNC"), Archipelago Trading Services Inc. ("ATSI"), Archipelago Europe Limited ("AEL"), Wave Securities Canada Inc., Archipelago TP Investment, L.L.C., and Archipelago Services, L.L.C., (collectively, the "Company").

Basis of Presentation

        The condensed consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. All material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements reflect all adjustments of a normal recurring nature, which are in the opinion of management, necessary for the fair presentation of results. Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation.

        The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading. This report should be read in conjunction with our consolidated financial statements for the year ended December 31, 2003 included elsewhere in this registration statement on Form S-1.

Conversion Transaction

        Prior to the consummation of its initial public offering, the Company converted from a Delaware limited liability company (Archipelago Holdings, L.L.C.) to a Delaware corporation (Archipelago Holdings, Inc.). The unaudited pro forma data presented in the consolidated statements of operations gives effect to the Company's reorganization as a corporation as if it occurred at the beginning of the earlier period presented.

        As a limited liability company, all income taxes were paid by the Company's Members. As a corporation, the Company is responsible for the payment of all federal and state corporate income taxes. Archipelago Holdings, Inc. will not have any deferred tax assets related to Archipelago Holdings, L.L.C.'s net operating loss carry forwards, as those losses were incurred when the Company was treated as a partnership for federal income tax purposes. The unaudited pro forma provision (benefit) for income taxes represents a combined federal and state effective tax rate of 40%. The unaudited pro forma net income represents the Company's net income (loss) for the period as adjusted to give effect to the unaudited pro forma provision (benefit) for income taxes.

        As a result of the reorganization as a corporation, the Members of Archipelago Holdings, L.L.C. received 0.222222 shares of common stock of Archipelago Holdings, Inc. for each of their membership interests in Archipelago Holdings, L.L.C., which corresponds to a 4.5-for-1 reverse stock split. The unaudited pro forma weighted average number of shares used in the basic and diluted earnings (loss) per share computations gives effect to the 4.5-for-1 reverse stock split.

        On June 30, 2004, PCX through PCX Equities, Inc. filed with the SEC proposed rule changes relating to the organizational documents of Archipelago Holdings, Inc. The proposed rule changes were approved by the SEC on August 9, 2004. The organizational documents, as adopted by the Company upon its reorganization as a corporation on August 11, 2004, contain certain voting limitations and ownership concentration limitations as described in the certificate of incorporation and bylaws of Archipelago Holdings, Inc. Generally, these provisions prohibit persons from acquiring a beneficial ownership interest in Archipelago in excess of 40%, or in certain circumstances in excess of 20%, and from voting more than 20% of the then outstanding votes entitled to be cast on any matter.

        The following is a reconciliation of the unaudited pro forma basic and diluted earnings per share computations:

	Three months ended June 30, 2004	Six months ended June 30, 2004
Unaudited pro forma net income for basic and diluted earnings per share	$10,393,097	$23,580,148
Shares of common stock and common stock equivalents:
Weighted average shares used in basic computation	36,169,443	36,169,443
Dilutive effect of:
Redeemable convertible preferred shares	3,731,919	3,731,919
Stock options	127,666	131,721
Other common stock equivalents	909,543	909,543

Weighted average shares used in diluted computation	40,938,571	40,942,626

Unaudited pro forma basic earnings per share	$0.29	$0.65

Unaudited pro forma diluted earnings per share	$0.25	$0.58

        For both the three months and the six months ended June 30, 2003, unaudited pro forma diluted net loss per share was the same as basic net loss per share since the assumed conversion of stock options would have been antidilutive.

2.    Fixed Assets

        Fixed assets consisted of the following:

	December 31, 2003	June 30, 2004
Software, including software development costs	$35,046,929	$40,953,733
Computers and equipment	32,790,866	36,807,555
Leasehold improvements	17,408,743	18,265,904
Equipment under capital leases	18,069,960	18,069,960
Routers	4,919,924	5,207,228
Furniture and fixtures	1,895,617	2,843,289

	110,132,039	122,147,669
Accumulated depreciation and amortization	(60,378,818)	(73,969,597)

	$49,753,221	$48,178,072

        In June 2003, the Company determined that certain software and computer equipment would be retired by March 2004 and, therefore, the Company accelerated depreciation on these assets. During the first quarter of 2004, the Company recorded $6.2 million in depreciation on these assets as opposed to $2.3 million had the depreciation period not been accelerated. As of March 31, 2004, the net book value of these assets was reduced to zero.

        In May 2004, the Company vacated one of the floors in its headquarters. As a result, the Company wrote off fixed assets with a net book value of approximately $0.6 million in the aggregate, which consisted primarily of leasehold improvements.

        In accordance with the provisions of Statement of Position 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes qualifying computer software costs incurred during the application development stage. During the six months ended June 30, 2003 and 2004, software development costs totaling $3.5 million and $1.3 million were capitalized, respectively.

3.    Goodwill and Other Intangible Assets

  Goodwill

        In March, 2002, the Company acquired REDIBook in a transaction accounted for as a purchase business combination. Approximately $20.8 million of the $150.5 million purchase price was assigned to the net tangible and intangible assets received, with the remaining value of $129.7 million ascribed to goodwill.

  PCX Exchange Facility Agreement

        In May 2001, the Company acquired the right to operate as the exclusive equity trading facility of the PCX Equities, Inc. for an aggregate consideration of $90.0 million. The Company determined that this intangible asset had an indefinite life and, as such, it is not subject to amortization.

  Other Intangible Assets

        In October 2002, the Company acquired Globenet Securities, Inc. and the net assets of its parent, Globenet Capital Corporation in a transaction accounted for as an asset acquisition. The Company assigned approximately $4.9 million to an intangible asset related to the technology acquired. This intangible asset is amortized over three years from the implementation of the technology in May 2003. The Company recorded amortization expense of $0.2 million and $0.8 million during the six months ended June 30, 2003 and 2004, respectively. As of June 30, 2004, the net book value of this intangible asset was $3.0 million.

4.    Related Party Transactions

        The following is a summary of the related party transactions involving the Company and certain Members (i.e., owners of Archipelago Holdings, L.L.C.), The Pacific Exchange, Inc. ("PCX") and other affiliates as part of its operations:

	Three Months Ended June 30,
	2003	2004
Revenues
Transaction fees earned from Members and affiliates(1)	$43,973,904	$48,045,592
Market data fees received from PCX (net of amounts shared with customers of $2,161,156 and $4,668,857 in 2003 and 2004, respectively)(2)	2,033,133	5,151,609
Cost of revenues
Liquidity payments to Members and affiliates(1)	11,727,721	13,997,037
Routing charges:
Routing fees paid to Member(4)	15,292,001	10,937,358
Routing fees for listed securities paid to Members(5)	1,031,513	729,997
Clearance, brokerage and other transaction expenses:
PCX's cost of obtaining market data(3)	35,931	—
Clearing services provided by a Member(6)	7,570,608	3,564,971
Clearing services provided by an affiliated clearing broker(6)	761,899	797,640
Management fees paid to a Member for support of REDIBook ECN(7)	888,870	—
Regulatory services fees paid to PCX(8)	1,490,886	1,891,005
Registered representative fees received from PCX(8)	(1,163,375)	(1,262,360)
Indirect expenses
Communications:
Back office services provided by an affiliate(10)	300,000	300,000
Software related services provided by an affiliate (net of amounts charged to customers of $816,639 and $583,529 in 2003 and 2004, respectively)(11)	595,067	904,816
Marketing and promotion:
Business development costs(12)	150,885	232,800
Legal and professional:
Professional fees for services provided an affiliate(9)	250,000	387,500

	Six Months Ended June 30,
	2003	2004
Revenues
Transaction fees earned from Members and affiliates(1)	$80,426,796	$102,277,787
Market data fees received from PCX (net of amounts shared with customers of $3,728,450 and $8,312,905 in 2003 and 2004, respectively)(2)	3,393,964	9,396,262
Cost of revenues
Liquidity payments to Members and affiliates(1)	22,411,761	29,329,540
Routing charges:
Routing fees paid to Member(4)	27,403,899	23,945,726
Routing fees for listed securities paid to Members(5)	2,124,744	1,593,947
Clearance, brokerage and other transaction expenses:
PCX's cost of obtaining market data(3)	35,931	—
Clearing services provided by a Member(6)	18,886,712	7,237,313
Clearing services provided by an affiliated clearing broker(6)	1,401,339	2,052,438
Management fees paid to a Member for support of REDIBook ECN(7)	4,501,670	—
Regulatory services fees paid to PCX(8)	2,776,499	3,504,430
Registered representative fees received from PCX(8)	(2,293,742)	(2,195,595)
Indirect expenses
Communications:
Back office services provided by an affiliate(10)	600,000	600,000
Software related services provided by an affiliate (net of amounts charged to customers of $1,725,168 and $1,269,250 in 2003 and 2004, respectively)(11)	1,078,013	1,477,571
Marketing and promotion:
Business development costs(12)	326,917	240,925
Legal and professional:
Professional fees for services provided an affiliate(9)	500,000	637,500

(1)
Certain Members and affiliates execute transactions through ArcaEx, and previously through the Company's ECN, and are charged a transaction service fee by the Company for such activities. Liquidity payments are made to Members and affiliates in relation to such transaction fees.

(2)
The Company participates in the consolidation, dissemination and sale of market data in U.S. exchange-listed securities and Nasdaq-listed securities through ArcaEx. In connection with that, the Company receives market data fees, based on the level of trading activity on ArcaEx, for providing data to centralized aggregators that in turn sell the data to third-party consumers. PCX is a direct participant in the plans governing the consolidation and dissemination of market data, and as a direct participant in these plans collects tape revenues for trading activities on ArcaEx. Under the terms of the facility services agreement, the Company is entitled to all tape revenues earned in connection with trading activities on ArcaEx.

(3)
In connection with its operation of an options trading floor, PCX is a consumer of consolidated market data collected and sold under the plans discussed in the previous footnote. Between April 2002 and December 2003, the Company agreed to cover PCX's cost of obtaining consolidated market data by reducing the amount of market data fees to which the Company was entitled under the facility services agreement by the amount of PCX's cost for obtaining consolidated market data for use in connection with its options trading floor.

(4)
A Member receives routing fees for trades executed through ArcaEx, and previously through the Company's ECN, that ultimately route through to the Member's ECN.

(5)
Certain Members provide routing services for listed securities through the New York Stock Exchange, Inc. on behalf of the Company.

(6)
The Company clears its transactions for institutional customers through an affiliated clearing broker and transactions for non-institutional customers through a Member/clearing broker.

(7)
In 2002, the Company entered into a servicing agreement with a Member/clearing broker for them to provide for the development, operation, management and support of the REDIBook ECN until trading in ArcaEx commenced, for which the Company paid a monthly fee.

(8)
Under the terms of the facility services agreement, PCX provides certain regulatory services to the Company in return for regular payments as negotiated between the parties. Also, PCX forwards registered representative fees received from the NASD to the Company.

(9)
An affiliate provides software related services to the Company.

(10)
An affiliate provides back-office services to Wave. The services include offering and managing connectivity to alternative execution venues, clearing technology, as well as reporting to the NASD's Order Audit Trail Systems through which NASD members are required to report information regarding Nasdaq transactions.

(11)
An affiliate provides software related services to the Company, a portion of which is charged to our customers.

(12)
The Company paid rental fees for the yacht that it leases for certain business development functions, which is operated by the domestic partner of a sister of a member of management.

        An affiliate provided software development services to the Company in the amount of $1.0 million and $0.5 million for the three months ended June 30, 2003 and 2004, and $2.0 million and $1.5 million for the six months ended June 30, 2003 and 2004, respectively.

        Effective June 1, 2004, the Company entered into a consulting agreement with a consulting firm and its principal, in their separate capacities. The principal will serve as a director of Archipelago Holdings, Inc. upon consummation of the Company's initial public offering. This consulting agreement provides for a minimum fee of $150,000 per quarter and a minimum term of one year. For the three and six months ended June 30, 2004, the Company paid $50,000 under this agreement.

        In October 2003, ArcaExchange entered into a $20.0 million credit facility with a Member, pursuant to which trade receivables were pledged as collateral. No amounts have been drawn under the credit facility and the full $20.0 million was available for borrowing at June 30, 2004.

        As of June 30, 2004, cash and cash equivalents held at affiliated financial institutions amounted to $4,308,347.

        In the opinion of management, transactions were made at prevailing rates, terms and conditions and do not involve more than the normal risk of collectibility or present other unfavorable features.

5.    Stock Based Compensation

        The Company accounts for stock option grants to employees in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes compensation expense using the Intrinsic Value Method. Under the Intrinsic Value Method, compensation cost for stock options, if any, is measured as the excess of the estimated fair value of the Company's stock over the option exercise price. Compensation expense, if any, is amortized on a pro-rata basis over the vesting period of the option.

        The Company adopted the disclosure provisions of the Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." For purposes of the pro forma disclosures, the fair values of option grants to employees are determined using the "minimum value" method and are amortized over the vesting period. Had compensation expense for the Company's stock-based compensation plans been determined based upon fair value (using the minimum value method) at the grant dates for awards in accordance with SFAS No. 123, the Company's net earnings would have been reduced to the following pro forma amounts:

	Three Months Ended June 30,
	2003	2004
Net income, as reported	$1,502,333	$17,321,828
Stock based employee compensation cost included in net income	—	37,757
Stock based employee compensation cost had the fair value method been applied to all awards	(146,211)	(429,869)

Net income, pro forma as if the fair value method had been applied to all awards	$1,356,122	$16,929,716

	Six Months Ended June 30,
	2003	2004
Net income (loss), as reported	$(17,127,314)	$39,300,247
Stock based employee compensation cost included in net income (loss)	—	75,513
Stock based employee compensation cost had the fair value method been applied to all awards	(292,422)	(865,780)

Net income (loss), pro forma as if the fair value method had been applied to all awards	$(17,419,736)	$38,509,980

6.    Segments and Geographic Data

        The Company operates in two main business segments: Transaction Execution Services and Agency Brokerage Services.

        Transaction Execution Services consist primarily of transaction execution services, market data services on a real-time or summary basis and, through our alliance with PCX, a trading venue for issuers of equity securities, exchange traded funds and structured products. Under PCX rules, issuers are listed on PCX for trading on ArcaEx. The customers in this segment are required to hold an exchange trading permit ("ETP") or be sponsored by an ETP holder in order to trade on ArcaEx. An ETP holder must be a broker-dealer.

        Agency Brokerage Services are provided through Wave and consist of order execution services, on an agency basis, for orders received exclusively from institutions involving Nasdaq and listed securities. This segment provides institutions that are not ETP holders or are not sponsored by ETP holders access to all US security markets through ArcaEx.

        The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies included elsewhere in this registration statement on Form S-1. All intersegment sales prices are based on arms-length market prices.

        Revenues are generated primarily in the United States. Revenues derived from one Member and its affiliates represented approximately 16.5% and 10.2%, of the consolidated revenues for the three months ended June 30, 2003 and 2004, and 17.2% and 10.1%, of the consolidated revenues for the six months ended June 30, 2003 and 2004, respectively.

        Summarized financial information concerning the Company's reportable segments is as follows:

Three Months Ended June 30,	Transaction Execution Services	Agency Brokerage Services	Eliminations	Consolidated
2003
Revenues	$101,386,305	$12,462,348	$(1,525,442)	$112,323,211
Cost of revenues	76,787,930	5,596,559	(1,525,442)	80,859,047
Gross margin	24,598,375	6,865,789	—	31,464,164
Indirect expenses	24,708,174	5,420,921	—	30,129,095
Net operating income (loss)	(109,799)	1,444,868	—	1,335,069
2004
Revenues	$117,676,221	$12,605,768	$(1,512,681)	$128,769,308
Cost of revenues	74,432,772	8,122,125	(1,512,681)	81,042,216
Gross margin	43,243,449	4,483,643	—	47,727,092
Indirect expenses	26,732,067	4,011,883	—	30,743,950
Net operating income	16,511,382	471,760	—	16,983,142
Six Months Ended June 30,
2003
Revenues	$179,411,112	$22,618,218	$(1,940,872)	$200,088,458
Cost of revenues	152,454,679	9,635,705	(1,940,872)	160,149,512
Gross margin	26,956,433	12,982,513	—	39,938,946
Indirect expenses	47,045,098	10,139,702	—	57,184,800
Net operating income (loss)	(20,088,665)	2,842,811	—	(17,245,854)
2004
Revenues	$250,619,407	$28,176,162	$(3,340,624)	$275,454,945
Cost of revenues	159,324,502	17,408,798	(3,340,624)	173,392,676
Gross margin	91,294,905	10,767,364	—	102,062,269
Indirect expenses	55,415,018	8,059,226	—	63,474,244
Net operating income	35,879,887	2,708,138	—	38,588,025
Identifiable assets (as of June 30)	480,848,924	46,994,505	(2,407,901)	525,435,528

        In 2004, the Company revised its methodology for allocating certain expenses between the segments to reflect the fact that Agency Brokerage Services had built out its own infrastructure and therefore relies less on Company shared services. Indirect costs allocated to Agency Brokerage Services were $3.0 million and $1.5 million for the three months ended June 30, 2003 and 2004, and $6.0 million and $3.0 million for the six months ended June 30, 2003 and 2004, respectively.

7.    Commitments and Contingencies

        As approved by the Company's board of managers on July 16, 2004, the Company made a cash distribution to its Members immediately prior to the conversion transaction. The cash distribution permits the Members to pay the taxes that the Members will owe for their share of the Company's profits in 2004 as a limited liability company through the date of the conversion transaction, calculated primarily based on the highest federal and state income tax rate applicable for the tax withholding purposes to an individual. See Note 1, Organization and Basis of Presentation—Conversion Transaction. The cash distribution was approximately $24.6 million and resulted in a corresponding reduction to cash and cash equivalents.

        In the normal course of conducting its business, the Company has been involved in various legal proceedings. In the opinion of management, after consultation with legal counsel, the ultimate outcome of pending litigation matters will not have a material adverse effect on the financial condition or results of operations of the Company.

        In connection with the continued promotion of the Archipelago brand name, the Company's future commitments under marketing and promotion agreements amount to $1.9 million as of June 30, 2004.

        The Company leases office space under non-cancelable operating leases. The future minimum commitments under these non-cancelable operating leases at June 30, 2004 are as follows:

From July 2004 to June 2005	$3,010,870
From July 2005 to June 2006	2,219,382
From July 2006 to June 2007	1,970,936
From July 2007 to June 2008	2,068,255
Thereafter	7,947,883

$17,217,326

8.    Net Capital Requirements

        Wave, ARCAS and ATSI are registered broker-dealers and are subject to net capital requirements under SEC Rule 15c3-1. Wave and ATSI compute their net capital using the basic method. Under this method, these subsidiaries must maintain minimum net capital (as defined) and the ratio of aggregate indebtedness (as defined) to net capital may not exceed 15 to 1. ARCAS computes its net capital under the alternative method. This method requires that minimum net capital not be less than the greater of $250,000 or 2% of aggregate debit items arising from customer transactions.

        As of June 30, 2004, these subsidiaries were in compliance with their respective net capital requirements and their net capital, net capital in excess of required net capital, and ratio of aggregate indebtedness to net capital were as follows:

June 30, 2004
Net capital
Wave	$21,537,411
ARCAS	5,624,310
ATSI	2,245,919
Net capital in excess of required net capital
Wave	$20,601,691
ARCAS	5,374,310
ATSI	2,233,835
Ratio of aggregate indebtedness to net capital
Wave	.65 to 1
ARCAS	N/A
ATSI	.08 to 1

        Advances to affiliates, dividend payments and other equity withdrawals are subject to certain notification and other provisions of the net capital rule of the SEC and other regulatory bodies.

        The Company's international broker-dealer subsidiaries are subject to capital adequacy requirements promulgated by authorities of the countries to which they operate. As of June 30, 2004, these subsidiaries had met their local capital adequacy requirements.

Report of Independent Accountants

To the Members of REDIBook ECN LLC:

        In our opinion, the accompanying statement of financial condition and the related statements of income, changes in members' equity and cash flows present fairly, in all material respects, the financial position of REDIBook ECN LLC (the "Company") at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2002

REDIBook ECN LLC

STATEMENT of FINANCIAL CONDITION

December 31, 2001

ASSETS
Receivable from broker and dealer	$49,973,739
Receivable from members	17,938,625
Commissions receivable (net of reserve of $510,643)	11,846,726
Furniture and equipment (net of accumulated depreciation of $391,872)	359,952
Investment	1,750,000
Other assets	302,908

Total assets	$82,171,950

LIABILITIES and MEMBERS' EQUITY
Commissions payable	$15,733,963
Accrued expenses and other liabilities	5,071,376

20,805,339
Commitments and contingencies
Members' equity	61,366,611

Total liabilities and members' equity	$82,171,950

The accompanying notes are an integral part of these financial statements.

REDIBook ECN LLC

STATEMENT of INCOME

for the year ended December 31, 2001

Revenues:
Commissions	$81,293,071
Interest	541,791

Total revenues	81,834,862

Expenses:
Clearance	17,653,838
Service Fees	10,287,333
Execution	1,850,214
Information systems & communications	1,815,845
Taxes (Unincorporated business tax)	1,644,674
Professional fees	840,983
Depreciation	235,941
Advertising & Promotion	192,242
Other expenses	204,457

Total expenses	34,725,527

Net income	$47,109,335

The accompanying notes are an integral part of these financial statements.

REDIBook ECN LLC

STATEMENT of CHANGES IN MEMBERS' EQUITY

for the year ended December 31, 2001

Members' equity—beginning of period	$26,572,379
Distributions	(12,315,103)
Net income	47,109,335

Members' equity—end of period	$61,366,611

The accompanying notes are an integral part of these financial statements.

REDIBook ECN LLC

STATEMENT of CASH FLOWS

for the year ended December 31, 2001

Cash flows from operating activities:
Net income	$47,109,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	235,941
(Increase)/decrease in operating assets:
Receivable from broker and dealer	(25,739,960)
Receivable from members	(10,432,490)
Commissions receivable	(3,720,041)
Other assets	38,207
Increase/(decrease) in operating liabilities:
Commissions payable	3,058,628
Accrued expenses and other liabilities	1,839,021

Total adjustments	(34,720,694)

Net cash provided by operating activities	12,388,641
Cash flows from financing activities:
Distributions	(12,315,103)

Net cash used in financing activities	(12,315,103)

Cash flows from investing activities:
Purchases of furniture and equipment	(73,538)

Net cash used in investing activities	(73,538)

Net increase/(decrease) in cash
Cash at beginning of period	—
—

Cash at end of period	$—

The accompanying notes are an integral part of these financial statements.

REDIBook ECN LLC

Notes to Financial Statements

1.    Significant Accounting Policies

        REDIBook ECN LLC (the "Company") is a limited liability company that was formed on September 23, 1999 in the state of Delaware and is a member of the National Association of Securities Dealers. The company's founding members are Spear, Leeds & Kellogg, L.P., The Charles Schwab Corporation, Fidelity Global Brokerage Group, Inc., and Donaldson, Lufkin & Jenrette Incorporated. Each of these members owns twenty and one-half percent of the Company. TD Waterhouse owns seven percent of the Company, Lehman Brothers, CS First Boston, Fleet Securities, and National Discount Brokerage own two and one-half percent each of the Company. Bank of America owns one percent of the Company. The sole purpose of the Company is to provide fast, cost-effective order executions to its customers for equity securities.

        The Company does not carry security accounts for customers or perform custodial functions relating to customer securities, and accordingly, claims exemption from Securities and Exchange Commission Rule 15c3-3 based upon section (k)(2)(ii).

        The Company records commission income and related expenses on a trade-date basis. Receivable from members represents commissions due from members for the execution activities processed through the Company. Commissions receivable and payable represent amounts due from and owed to other electronic communications networks and other customers who have executed trades through the Company or through whom the Company has executed trades.

        The Company currently has no employees. The Company has contracted for executive services to be provided by a management company to assist in the operation of the Company. The costs of these executive services are recorded as professional fees on the statement of income and totaled $500,000 for the year ended December 31, 2001. This service was discontinued as of October 31, 2001. The Company has also entered into a servicing agreement with Spear, Leeds & Kellogg, L.P. for them to provide all back-office and record-keeping related functions for which it receives a monthly fee. For the year ended December 31, 2001, this fee totalled $10,287,333 and is recorded as service fees on the statement of income. Additionally, Spear, Leeds & Kellogg provides clearance services for which they receive a fee, this fee totaled $14,058,881 for the year ended December 31, 2001 of which $3,110,200 was payable at December 31, 2001 and is included in accrued expenses and other liabilities.

        Investment represents an investment in warrants of the National Association of Securities Dealers and is reflected on the statement of financial condition at cost, which approximates fair value.

        Furniture and equipment are depreciated on an accelerated basis or a straight line basis depending on their useful lives, which range from three to seven years.

        The Company allocates income to members based upon share volume generated and initial equity percentages.

        As a limited liability company, each member is individually responsible for reporting, for federal or state income tax purposes, its respective share of the Company's income and expenses. Accordingly the Company does not provide for federal or state income taxes. The Company is, however, subject to New York City Unincorporated Business Tax, which is reported separately in the statement of income.

        The Company distributed $12,315,103 of equity to its members in accordance with the Limited Liability Company Agreement.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at December 31, 2001, and the reported amounts of revenues and expenses during the year then ended. Actual results could differ from those estimates.

2.    Receivable from Broker and Dealer

        Receivable from broker and dealer represents $49,973,739 of cash on deposit at Spear, Leeds & Kellogg, L.P. in an interest bearing account. The Company records interest income on an accrual basis. This account functions as an operating account, from which expenses are paid and cash receipts are deposited. The Company is exposed to credit risk arising from the potential inability of Spear, Leeds & Kellogg, L.P. to perform under the terms of its agreement.

3.    Net Capital Requirement

        As a registered broker-dealer, the Company is subject to Rule 15c3-1 of the Securities and Exchange Commission, which specifies uniform minimum net capital requirements, as defined, for their registrants. The Company computes net capital based upon the alternative method, which requires that the Company maintain net capital, as defined, of 2% of aggregate indebtedness, as defined, or $250,000, whichever is greater. At December 31, 2001, the Company had net capital of $46,431,984, which exceeded requirements of $250,000 by $46,181,984.

4.    Combination with Archipelago ECN LLC

        On January 17, 2002, the Company signed an Exchange Agreement with Archipelago ECN LLC. The combination is currently awaiting regulatory approval. Upon completion of the combination and pursuant to the Second Amendment to First Amended and Restated Limited Liability Company Agreement the ownership interest in the Company will change to the following:

Member	Ownership Interest
Spear, Leeds & Kellogg, L.P.	45%
CS First Boston	16%
The Charles Schwab Corporation	14%
Fidelity Global Brokerage Group	13%
TD Waterhouse	5%
National Discount Brokerage	2%
Lehman Brothers	2%
Banc of America	1%
Fleet Securities	1%
JL Management	1%

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including                          , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

11,000,000 Shares

Archipelago Holdings, Inc.

Common Stock

Goldman, Sachs & Co.
JPMorgan
Banc of America Securities LLC
Credit Suisse First Boston
Lehman Brothers
Merrill Lynch & Co.
Piper Jaffray

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except the SEC registration fee, the NASD fee and the ArcaEx listing fee.

Item	Amount
SEC registration fee	$24,442
NASD filing fee	19,791
Pacific Exchange listing fee	20,000
Printing and engraving expenses	1,000,000
Legal fees and expenses	3,750,000
Accounting fees and expenses	900,000
Transfer agent and registrar fees.	1,500
Miscellaneous	109,267

Total	$5,825,000

*
To be provided by amendment

        All expenses the Registrant and the selling stockholders incur in connection with the issuance and distribution of the common stock registered hereby (other than underwriting discounts and commissions) will be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 also provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification, to the fullest extent permitted bylaw, of any person made or threatened to be made party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Archipelago, or is or was a director of a subsidiary of Archipelago, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding.

        The Registrant entered into an agreement that provides indemnification to persons who (i) are officers or managers of Archipelago Holdings, L.L.C.; (ii) will be officers or directors of Archipelago Holdings, Inc.; and/or (iii) have been or will be requested or authorized by the board of managers of Archipelago Holdings, L.L.C. or by the board of directors of Archipelago Holdings, Inc. to take actions on behalf of Archipelago Holdings, L.L.C. or Archipelago Holdings, Inc. in connection with registration statements for the public offering and sale of shares of the Registrant's common stock (including shares issuable in connection with employee benefit plans) and the reorganization of Archipelago Holdings, L.L.C. as Archipelago Holdings, Inc. for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the reorganization. This agreement is in addition to Archipelago Holdings, Inc.'s indemnification obligations under its bylaws.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent allowed under Delaware law, as it shall be supplemented and amended.

        The Registrant expects to obtain policies of insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

        During the past three years, the Registrant has issued and sold the following unregistered securities:

        (1)   On January 17, 2002, in connection with our acquisition of REDIBook ECN, Archipelago Holdings, L.L.C., REDIBook ECN LLC and the then members of the two companies entered into an exchange agreement pursuant to which Archipelago Holdings, L.L.C. issued limited liability company interests, including Class A shares (voting) and Class C shares (non-voting), to members of REDIBook ECN LLC in exchange for all outstanding equity interests in REDIBook ECN LLC. The number of REDIBook interests contributed and the number of Archipelago interests acquired by each contributor are summarized below:

	Number of Limited Liability Company Interests (Shares) of REDIBook ECN LLC contributed	Number of Limited Liability Company Interests (Shares) of Archipelago Holdings, L.L.C. acquired		Pro Forma shares of Common Stock*
Contributor		Class A Shares	Class C Shares	Class A Shares	Class C Shares
Fidelity Global Brokerage Group, Inc.	658,280	9,348,682	247,701	2,077,483	55,045
Charles Schwab & Co., Inc.	676,400	9,606,016	254,519	2,134,668	56,560
Spear, Leeds & Kellogg, L.P.	2,240,590	31,820,141	843,099	7,071,135	187,355
TD Waterhouse Group, Inc.	254,435	3,613,333	95,740	802,962	21,276
Fleet Securities, Inc.	74,735	1,061,292	28,122	235,842	6,249
Credit Suisse First Boston Next Fund, Inc.	802,535	11,397,274	301,981	2,532,725	67,107
Lehman Brothers, Inc.	89,605	1,272,612	33,717	282,802	7,493
National Discount Brokers Group, Inc.	106,380	1,510,775	40,029	335,727	8,895
Banc of America Technology Investment, Inc.	54,185	769,589	20,389	171,020	4,531
JL Management, LLC	42,855	608,684	16,126	135,263	3,584

  *
  Calculated based on the number of shares of common stock that would have been held by our investors at the time of the REDIBook merger after giving effect to our conversion to a Delaware corporation.

(2)
In January 2000, we implemented an equity entitlement program, under which participating customers became eligible to earn "equity entitlements" based on the volume of order flow on our trading platforms. The period during which qualifying participants could earn equity entitlements commenced on January 1, 2000 and ended on June 30, 2001. One entitlement was earned by a qualifying participant for every 500 shares when the participant provided liquidity and one entitlement was earned for every 2,000 shares when the participant took liquidity from the Archipelago system, except during the period from April 1, 2001 through June 30, 2001, when one equity entitlement was earned for every 1,000 shares when the participant added liquidity to the ECN and one equity entitlement was earned for every 4,000 shares when the participant took liquidity from the ECN. In May 2002, the equity entitlements earned by the qualifying participants were converted into Class B shares of Archipelago Holdings, L.L.C. on the basis of one share for each entitlement without additional consideration. The number of Class B shares so issued under the equity entitlement program to each qualifying participant is set forth below:

	Number of Limited Liability Company Interests Issued
Class B Members		Pro Forma Shares of Common Stock *
	Class B Shares
BNP Paribas Brokerage Services, Inc.	722,188	160,486
Terra Nova Trading, L.L.C.	1,500,486	333,441
SLK-Hull Derivatives LLC	1,250,545	277,899
E*TRADE Securities, Inc.	122,143	27,143
ITG Inc.	758,383	168,529
JP Morgan Securities, Inc.	689,255	153,168
Pax Clearing Corporation	424,619	94,360
OTA LLC	392,166	87,148
O'Connor & Company, LLC	337,807	75,068
Schonfeld Securities, LLC	306,544	68,121
RBC Dain Rauscher, Inc.	316,848	70,411
Tewksbury Investment Fund Ltd.	320,079	71,129
Robertson Stephens, Inc.	230,860	51,302
Order Execution Services LLC	83,421	18,538
Credit Agricole Indosuez Cheuvreux	99,477	22,106
Nova Fund, L.P.	48,299	10,733
Lexit Capital, L.L.C.	122,953	27,323
Nomura Securities International, Inc.	164,440	36,542

  *
  Calculated based on the number of shares of common stock that would have been held by the Class B members at the time of the issuance of the Class B shares under the equity entitlement program after giving effect to our conversion to a Delaware corporation.

(3)
The limited liability company agreement of Archipelago Holdings, L.L.C. provides for the issuance of additional Class C shares to Class C members, which consist of contributors in the REDIBook transaction, in connection with the issuance of Class B shares under the equity entitlement program (the participation period for the equity entitlement program ended on June 30, 2001). Pursuant to this provision, in connection with the issuance of Class B shares under the equity entitlement program in May 2002, additional Class C shares were issued to Class C members as follows:

	Number of Limited Liability Company Interests Issued
Class C Members		Pro Forma Shares of Common Stock*
	Class C Shares
Fidelity Global Brokerage Group, Inc.	1,038,835	230,852
Charles Schwab & Co., Inc.	1,067,429	237,206
Spear, Leeds & Kellogg, L.P.	3,535,879	785,750
TD Waterhouse Group, Inc.	401,525	89,228
Fleet Securities, Inc.	117,941	26,209
Credit Suisse First Boston Next Fund, Inc.	1,266,480	281,440
Lehman Brothers, Inc.	141,406	31,424
National Discount Brokers Group, Inc.	167,878	37,306
Banc of America Technology Investment, Inc.	85,510	19,002
JL Management, LLC	67,631	15,029

  *
  Calculated based on the number of shares of common stock that would have been held by the Class C members at the time of the issuance of the additional Class C shares in May 2002 after giving effect to our conversion to a Delaware corporation.

(4)
On November 12, 2003, Archipelago Holdings, L.L.C. entered into a contribution agreement with GAP Archa Holdings, L.L.C. pursuant to which Archipelago Holdings, L.L.C. issued 16,793,637 shares of Class A convertible redeemable preferred shares of Archipelago Holdings, L.L.C. (3,731,916 shares of common stock after giving effect to our conversion to a Delaware corporation) to GAP Archa Holdings, L.L.C. in exchange for a capital contribution of $50,000,000 in cash.

(5)
In October 2002, we acquired the net assets of GlobeNet Capital Corporation, including all of the issued and outstanding capital stock of its wholly-owned subsidiary, GlobeNet Securities Inc. As part of the consideration paid in this acquisition, we issued 1,201,823 shares of Class B shares of Archipelago Holdings, L.L.C. (267,072 shares of common stock after giving effect to our conversion to a Delaware corporation) to GlobeNet Capital Corporation.

(6)
During the three-year period ending on December 31, 2003, we have granted options to acquire and rights with respect to shares of our common stock to employees and officers under our long term incentive plans at exercise prices of $4.50 per share ($20.25 per share after conversion) for the 2000 LTIP and $1.09 and $2.98 per share ($4.91 and $13.41 per share respectively after conversion) for the 2003 LTIP. As of December 31, 2003 we have outstanding options to acquire and rights with respect to approximately 1,781,000 shares of our common stock, based on a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C. None of the outstanding stock options or rights are currently exercisable.

        Issuances described in Item 15 (1) through (5) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as offers of securities by an issuer not involving a public offering. Issuances described in Item 15 (6) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated thereunder as offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

        The recipients of securities in each transaction described in this Item 15 represented their intention to acquire the securities for investment only and not with a view to distribution thereof. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information. No underwriter was employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement among Archipelago Holdings, Inc., the underwriters named therein and the selling stockholders named therein.*
2.1	Exchange Agreement, dated as of January 17, 2002, among Archipelago Holdings, L.L.C., REDIBook ECN LLC and the parties named therein.*
2.2	Contribution Agreement, dated as of November 12, 2003, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.*
2.3	Agreement and Plan of Merger, dated as of February 27, 2004, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.*
2.4	Letter Agreement, dated February 27, 2004, among GAP-W, LLC, Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.*

2.5	Contribution Agreement, dated July 12, 2000, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc*
3.1	Form of Certificate of Incorporation of Archipelago Holdings, Inc.*
3.2	Form of Bylaws of Archipelago Holdings, Inc.*
3.3	Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.*
3.4	Amendment No.1 to Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.*
4.1	Specimen Certificate of Common Stock.*
4.2	Registration Rights Agreement, dated November 12, 2003, among Archipelago Holdings, L.L.C., General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, GAP-W, LLC, GAP Archa Holdings, Inc., and the Class A Members of the Archipelago Holdings, L.L.C. and the affiliates of certain of such Class A Members.*
5.1	Form of opinion of Sullivan & Cromwell LLP, counsel to Archipelago Holdings, Inc.*
10.1	ECN-to-ECN Direct Linkage Agreement, dated April 7, 2000, between Archipelago ECN and The Island ECN, Inc., assigned to Archipelago Holdings, L.L.C. as of December 1, 2002.*
10.2	Mutual Services Agreement, dated as of March 27, 2001, amended April 15, 2002 and May 31, 2002, between Instinet Corporation and Archipelago, L.L.C.*†
10.3	License Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*
10.4	Support, Development and Enhancement Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*
10.5	License and Distribution Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*†
10.6	Amendment of License and Distribution Agreement dated as of May 11, 2004, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*†
10.7	Application Service Provider Agreement, dated as of February 1, 2001, between TransactTools, Inc. and Archipelago, L.L.C.*†
10.8	Agreement for Professional Services, dated August 14, 2000, between TransactTools, Inc. and Archipelago, L.L.C.*†
10.9	Fully Disclosed Clearing Agreement, dated as of May 7, 2004, between Spear, Leeds & Kellogg, L.P. and Wave Securities, L.L.C.*†
10.10	Fully Disclosed Clearing Agreement, dated as of January 7, 2002, between Spear, Leeds & Kellogg, L.P. and REDIBook ECN, LLC.*†
10.11	Letter Agreement, dated January 17, 2002, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.*
10.12	Fully Disclosed Clearing Agreement, dated December 2002, between Spear, Leeds & Kellogg, L.P. and GlobeNet Securities, Inc.*†
10.13	Clearing Letter Agreement, dated November 15, 2003, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.*†
10.14	Clearing Agreement, dated as of February 9, 2000 and effective as of February 25, 2000, between Broadcort Capital Corp. and Archipelago, L.L.C.*†
10.15	Client Access Agreement, dated June 25, 2002 and effective July 1, 2002, between Spear, Leeds & Kellogg, L.P. and Wave Securities, L.L.C.*
10.16	Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan.*
10.17	Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan.*

10.18	Archipelago Holdings 2004 Stock Incentive Plan.*
10.19	Archipelago Holdings Employee Stock Purchase Plan.*
10.20	Archipelago Holdings Management Annual Bonus Plan.*
10.21	Townsend Analytics Assistance Agreement, dated January 7, 1999, between Townsend Analytics, Ltd, and Archipelago Holdings, L.L.C.*
10.22	Amended Schedule 2.1 to the Townsend Analytics Assistance Agreement, dated July 27, 2004.*
10.23	Credit and Security Agreement, dated as of October 23, 2003, between Archipelago Exchange, L.L.C. and JPMorgan Chase Bank.*
10.24	Electronic Trade Execution Agreement, dated November 12, 1999, between J.P. Morgan Securities Inc. and Archipelago, L.L.C.*†
10.25	Sun Terms and Conditions, dated February 1, 2003, between Sun Microsystems, Inc. and Archipelago Holdings, L.L.C.*†
10.26	Employment Agreement, dated December 19, 2001, between Archipelago Holdings, L.L.C. and Gerald D. Putnam.*
10.27	Amendment, dated May 4, 2004, to the Employment Agreement between Archipelago Holdings, L.L.C. and Gerald D. Putman.*
10.28	License and Distribution Agreement, dated as of August 2, 2004, between Wave Securities, L.L.C. and Townsend Analytics, Ltd.*†
10.29	Form of Indemnification Agreement, between Archipelago Holdings, L.L.C. and certain indemnitees specified therein.*
10.30	Third Amendment to Sublease, dated as of May 15, 2004, between Townsend Analytics, Ltd. and Archipelago Holdings, L.L.C.*
10.31	Office Lease, dated October 31, 2003, between MJH Wacker LLC and Archipelago Holdings, L.L.C.*†
10.32	Form of stock option award agreement for use under the 2000 LTIP and 2003 LTIP.*
10.33	Amended and Restated Facility Services Agreement, dated as of March 22, 2002, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.*
10.34	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Nelson J. Chai.*
10.35	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Michael A. Cormack.*
10.36	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Kevin J.P. O'Hara.*
10.37	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Steven C. Rubinow.*
10.38	Change in Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Joseph Lombard.*
10.39	Order Routing Services Agreement, dated February 8, 2001, between Archipelago, L.L.C. and BNP Paribas Brokerage Services, Inc.*
11.1	Statement of Computation of Earnings per Share.*
21.1	Subsidiaries of Archipelago Holdings, Inc.*
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5).*
24.1	Power of Attorney.*
99.1	Consent of Gerald D. Putnam.*

99.2	Consent of Richard C. Breeden.*
99.3	Consent of Philip D. DeFeo.*
99.4	Consent of William E. Ford.*
99.5	Consent of George Muñoz.*
99.6	Consent of James J. McNulty.*
99.7	Consent of Michael J. Passarella.*
99.8	Consent of Stuart M. Robbins.*
99.9	Consent of Robert G. Scott.*

*
Filed previously.

**
Filed herewith.

***
To be filed by amendment.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 11 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on August 11, 2004.

ARCHIPELAGO HOLDINGS, INC.
By:	/s/ NELSON CHAI
Nelson Chai Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 11 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gerald D. Putnam	Chief Executive Officer and Chairman (Principal Executive Officer)	August 11, 2004
/s/ NELSON CHAI Nelson Chai	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2004
* Philip D. DeFeo	Director	August 11, 2004
* William E. Ford	Director	August 11, 2004
*By:	/s/ NELSON CHAI Nelson Chai Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement among Archipelago Holdings, Inc., the underwriters named therein and the selling stockholders named therein.*
2.1	Exchange Agreement, dated as of January 17, 2002, among Archipelago Holdings, L.L.C., REDIBook ECN LLC and the parties named therein.*
2.2	Contribution Agreement, dated as of November 12, 2003, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.*
2.3	Agreement and Plan of Merger, dated as of February 27, 2004, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.*
2.4	Letter Agreement, dated February 27, 2004, among GAP-W, LLC, Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.*
2.5	Contribution Agreement, dated July 12, 2000, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.*
3.1	Form of Certificate of Incorporation of Archipelago Holdings, Inc.*
3.2	Form of Bylaws of Archipelago Holdings, Inc.*
3.3	Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.*
3.4	Amendment No.1 to Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.*
4.1	Specimen Certificate of Common Stock.*
4.2	Registration Rights Agreement, dated November 12, 2003, among Archipelago Holdings, L.L.C., General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, GAP-W, LLC, GAP Archa Holdings, Inc., and the Class A Members of the Archipelago Holdings, L.L.C. and the affiliates of certain of such Class A Members.*
5.1	Form of opinion of Sullivan & Cromwell LLP, counsel to Archipelago Holdings, Inc.*
10.1	ECN-to-ECN Direct Linkage Agreement, dated April 7, 2000, between Archipelago ECN and The Island ECN, Inc., assigned to Archipelago Holdings, L.L.C. as of December 1, 2002.*†
10.2	Mutual Services Agreement, dated as of March 27, 2001, amended April 15, 2002 and May 31, 2002, between Instinet Corporation and Archipelago, L.L.C.*†
10.3	License Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*
10.4	Support, Development and Enhancement Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*
10.5	License and Distribution Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*†
10.6	Amendment of License and Distribution Agreement, dated as of May 11, 2004, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.*†
10.7	Application Service Provider Agreement, dated as of February 1, 2001, between TransactTools, Inc. and Archipelago, L.L.C.*†
10.8	Agreement for Professional Services, dated August 14, 2000, between TransactTools, Inc. and Archipelago, L.L.C.*†
10.9	Fully Disclosed Clearing Agreement, dated as of May 7, 2004, between Spear, Leeds & Kellogg, L.P. and Wave Securities, L.L.C.*†

10.10	Fully Disclosed Clearing Agreement, dated as of January 7, 2002, between Spear, Leeds & Kellogg, L.P. and REDIBook ECN, LLC.*†
10.11	Letter Agreement, dated January 17, 2002, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.*
10.12	Fully Disclosed Clearing Agreement, dated December 2002, between Spear, Leeds & Kellogg, L.P. and GlobeNet Securities, Inc.*†
10.13	Clearing Letter Agreement, dated November 15, 2003, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.*†
10.14	Clearing Agreement, dated as of February 9, 2000 and effective as of February 25, 2000, between Broadcort Capital Corp. and Archipelago, L.L.C.*†
10.15	Client Access Agreement, dated June 25, 2002 and effective July 1, 2002, between Spear, Leeds & Kellogg, L.P. and Wave Securities, L.L.C.*
10.16	Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan.*
10.17	Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan.*
10.18	Archipelago Holdings 2004 Stock Incentive Plan.*
10.19	Archipelago Holdings Employee Stock Purchase Plan.*
10.20	Archipelago Holdings Management Annual Bonus Plan.*
10.21	Townsend Analytics Assistance Agreement, dated January 7, 1999, between Townsend Analytics, Ltd, and Archipelago Holdings, L.L.C.*
10.22	Amended Schedule 2.1 to the Townsend Analytics Assistance Agreement, dated July 27, 2004.*
10.23	Credit and Security Agreement, dated as of October 23, 2003, between Archipelago Exchange, L.L.C. and JPMorgan Chase Bank.*
10.24	Electronic Trade Execution Agreement, dated November 12, 1999, between J.P. Morgan Securities Inc. and Archipelago, L.L.C.*†
10.25	Sun Terms and Conditions, dated February 1, 2003, between Sun Microsystems, Inc. and Archipelago Holdings, L.L.C.*†
10.26	Employment Agreement, dated December 19, 2001, between Archipelago Holdings, L.L.C. and Gerald D. Putnam.*
10.27	Amendment, dated May 4, 2004, to the Employment Agreement between Archipelago Holdings, L.L.C. and Gerald D. Putnam.*
10.28	License and Distribution Agreement dated as of August 2, 2004, between Wave Securities, L.L.C. and Townsend Analytics, Ltd.*†
10.29	Form of Indemnification Agreement, between Archipelago Holdings, L.L.C. and certain indemnitees specified therein.*
10.30	Third Amendment to Sublease, dated as of May 15, 2004, between Townsend Analytics, Ltd. and Archipelago Holdings, L.L.C.*
10.31	Office Lease, dated October 31, 2003, between MJH Wacker LLC and Archipelago Holdings, L.L.C.*†
10.32	Form of stock option award agreement for use under the 2000 LTIP and 2003 LTIP.*
10.33	Amended and Restated Facility Services Agreement, dated as of March 22, 2002, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.*
10.34	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Nelson J. Chai.*
10.35	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Michael A. Cormack.*

10.36	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Kevin J.P. O'Hara.*
10.37	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Steven C. Rubinow.*
10.38	Change in Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Joseph Lombard.*
10.39	Order Routing Services Agreement, dated February 8, 2001, between Archipelago, L.L.C. and BNP Paribas Brokerage Services, Inc.*
11.1	Statement of Computation of Earnings per Share.*
21.1	Subsidiaries of Archipelago Holdings, Inc.*
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5).*
24.1	Power of Attorney.*
99.1	Consent of Gerald D. Putnam.*
99.2	Consent of Richard C. Breeden.*
99.3	Consent of Philip D. DeFeo.*
99.4	Consent of William E. Ford.*
99.5	Consent of George Muñoz.*
99.6	Consent of James J. McNulty.*
99.7	Consent of Michael J. Passarella.*
99.8	Consent of Stuart M. Robbins.*
99.9	Consent of Robert G. Scott.*

*
Filed previously.

**
Filed herewith.

***
To be filed by amendment.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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PROSPECTUS SUMMARY
Archipelago Holdings, Inc.
Our Competitive Strengths
Our Growth Strategy
Recent Developments
General
Our Reorganization
Risk Factors
The Offering
Summary Historical and Pro Forma Consolidated Financial and Operating Data
RISK FACTORS
Risks Relating to Our Business
Risks Relating to an Investment in Our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
TRADING ON ARCAEX
REGULATION
MANAGEMENT
SUMMARY COMPENSATION TABLE
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
VALIDITY OF THE COMMON STOCK
EXPERTS
AVAILABLE INFORMATION
ARCHIPELAGO HOLDINGS, L.L.C. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REDIBOOK ECN LLC INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ARCHIPELAGO HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
ARCHIPELAGO HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF OPERATIONS
ARCHIPELAGO HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
ARCHIPELAGO HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF CASH FLOWS
ARCHIPELAGO HOLDINGS, L.L.C. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003
ARCHIPELAGO HOLDINGS, L.L.C. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
ARCHIPELAGO HOLDINGS, L.L.C. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
ARCHIPELAGO HOLDINGS, L.L.C. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
ARCHIPELAGO HOLDINGS, L.L.C. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
ARCHIPELAGO HOLDINGS, L.L.C. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) JUNE 30, 2004
REDIBook ECN LLC STATEMENT of FINANCIAL CONDITION December 31, 2001
REDIBook ECN LLC STATEMENT of INCOME for the year ended December 31, 2001
REDIBook ECN LLC STATEMENT of CHANGES IN MEMBERS' EQUITY for the year ended December 31, 2001
REDIBook ECN LLC STATEMENT of CASH FLOWS for the year ended December 31, 2001
REDIBook ECN LLC Notes to Financial Statements
TABLE OF CONTENTS
PART II Information Not Required in Prospectus
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX